As filed with the Securities and Exchange Commission on January 21 , 2011

Registration No. 333-166097

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

AMENDMENT NO. 3
TO
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IASO Pharma Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2834	20-5686081
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

12707 High Bluff Drive
Suite 200
San Diego, California 92130
(858) 350-4312
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Matthew A. Wikler
President and Chief Executive Officer
IASO Pharma Inc.
12707 High Bluff Drive
Suite 200
San Diego, California 92130
(858) 350-4312
(Name, Address Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Yehuda Markovits, Esq. Olshan Grundman Frome Rosenzweig & Wolosky LLP Park Avenue Tower 65 East 55th Street New York, New York 10022 Telephone: (212) 451-2300 Facsimile: (212) 451-2222	Marc J. Ross, Esq. Benjamin S. Reichel, Esq. Sichenzia Ross Friedman Ference LLP 61 Broadway 32nd Floor New York, New York 10006 Telephone: (212) 930-9700 Facsimile: (212) 930-9725

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this registration statement

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ] (Do not check if a smaller reporting company)	Smaller reporting company	[X]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, $0.001 par value per share(1)	4,600,000 shares	$5.00	$23,000,000	$2,670.30
Underwriters’ warrants	1 warrant	$100	$100	$.01
Shares of common stock underlying underwriters’ warrants	1 38,000 shares(3)	$5.50	$759,000	$88. 12
Total			$23, 759,100	$2,7 58. 43	(4)

(1)	Includes 600,000 shares of common stock, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(3)	Represents 3% of the shares of common stock to be sold in this offering, including 600,000 shares of common stock that may be sold upon exercise of the underwriters’ over-allotment option.

(4)	$1,426 of such fee was previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED JANUARY 21, 2011

4,000,000 Shares of Common Stock

This is the initial public offering of our common stock. We are selling 4,000,000 shares of our common stock.

We expect the initial public offering price to be between $ 4.50 and $ 5.50 per share.

Prior to this offering, there has been no public market for our common stock. We applied for listing our common stock on NYSE Amex under the symbol “IASO.”

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of information that should be considered in connection with an investment in our common stock.

	Per Share	Total
Public offering price	$	$
Underwriting discount and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)	Does not include a non-accountable expense allowance in the amount of 1.0% of the gross proceeds of the offering, excluding any over-allotment proceeds. See “Underwriting” for a description of the compensation payable to the underwriters.

We granted the underwriters the right to purchase up to 600,000 additional shares of our common stock from us at the public offering price, less the underwriting discount, within 45 days from the date of this prospectus to cover over-allotments, if any. Following the closing of this offering, we will grant the underwriters additional warrants to purchase such number of shares of our common stock equal to 3.0% of the shares sold in this offering at a price equal to 110% of the offering price of the shares sold in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We are offering shares of common stock for sale on a firm-commitment basis. The underwriters expect to deliver our shares to investors in this offering on or about                 , 2011.

Ladenburg Thalmann & Co. Inc.	Maxim Group LLC

The date of this prospectus is                 , 2011

IASO PHARMA INC.

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

Through and including         , 2011 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This obligation is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

For Investors Outside the United States:  Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. We believe that the statistical data, industry data and forecasts and market research are reliable.

i

PROSPECTUS SUMMARY

This summary highlights material information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making an investment decision. We urge you to read this entire prospectus carefully, including the “Risk Factors” section and condensed consolidated financial statements and related notes appearing elsewhere in this prospectus, before making an investment decision. Unless the context provides otherwise, all references in this prospectus to “IASO,” “we,” “us,” “our,” or similar terms, refer to IASO Pharma Inc.

IASO Pharma Inc.

Overview

We are a biopharmaceutical company focused on developing drugs for the treatment and prevention of infectious diseases where we perceive a large commercial opportunity that is unmet by current therapeutics. We have obtained exclusive rights to candidates for the treatment of bacterial and fungal infections. Our strategy is to in-license, develop and commercialize drugs that meet our criteria. All of our assets have been licensed from other companies. We have a strong, experienced, and successful management team with collectively over 70 years of experience in the development, regulatory approval, and commercialization of anti-infective products.

Our most advanced product candidate, PB-101 (zabofloxacin), is in a Phase 2 clinical trial in the United States for the treatment of community-acquired pneumonia, or CAP. We licensed PB-101 from Dong Wha Pharmaceutical Ind. Co., a Seoul, Korea-based, pharmaceutical company, referred to herein as Dong Wha. We initiated the Phase 2 clinical trial in the United States for the CAP indication in March 2010, and, with the proceeds from this offering, plan to complete this study and report top line results by June 30, 2012. We will require additional funds following the completion of this offering in order to continue development of PB-101 through Phase 3 clinical trials. The largest use of antibiotics in the community/outpatient setting is for respiratory tract infections, which include CAP, Acute Bacterial Exacerbation of Chronic Bronchitis (ABECB), and Acute Bacterial Sinusitis (ABS). Treatment of these respiratory infections has been hindered by the increasing prevalence of drug resistant and multi-drug resistant bacterial strains, particularly Streptococcus pneumoniae, the most common causative bacteria of such infections. Although there are many biopharmaceutical companies that are focused on developing new antibiotics for the treatment of infections contracted in the hospital setting, few are actively developing new antibiotics to meet the needs of physicians in the treatment of infections contracted in the community setting, such as community-acquired pneumonia. These physicians have a need for new antibiotics that will effectively treat the bacteria causing respiratory infections, are well tolerated and safe, and have a dosing regimen which is convenient for the patient. We believe that PB-101 will meet these needs.

In the antifungal market, we are currently focused on developing PB-200a, which we anticipate will be an antifungal drug candidate for the treatment of two of the most common fungus strains, Candidia and Aspergillus. The systemic antifungal drugs currently available all have inherent limitations, including lack of oral availability, renal toxicity, hepatotoxicity, and drug-drug interactions. We expect the number of systemic fungal infections to increase as the population ages and the number of immune-compromised patients increases. As a result of these limitations and market dynamics, there is a need for new antifungal compounds. With the proceeds from this offering, we anticipate completing chemical optimization of PB-200a to maximize antifungal potency and solubility. However, we will require additional funds following the completion of this offering in order to complete pre-clinical studies required to submit an Investigational New Drug Application (IND) with the U.S. Food and Drug Administration (FDA) for a Phase 1 study and to conduct the clinical trials required for regulatory approval of PB-200a.

Our Market Opportunity

Community-acquired pneumonia, or CAP, is a common respiratory tract infection associated with significant morbidity and mortality. According to a January 2002 article published in the Journal of Respiratory Diseases, it is estimated that approximately 5.6 million persons have CAP annually in the United States and, according to the Centers for Disease Control, CAP results in 1.2 million hospitalizations and over 55,000 deaths per year. The National Center for Health Statistics reports that “influenza and pneumonia” is the eighth most common cause of death in the U.S., and the seventh most common cause of death in those over the age of 65.

According to the Infectious Diseases Society of America, S. pneumoniae is the most common identifiable etiologic cause of pneumonia, is responsible for approximately two-thirds of all bacteremic pneumonias, and is the most frequent cause of death from CAP. An analysis conducted by investigators from the Mayo Clinic and Case Western Reserve, and published in Clinical Infectious Diseases, determined that the rate of mortality for patients with penicillin resistant strains of S. pneumoniae was 30% higher than in patients with penicillin susceptible strains. Over the years, the incidence of antibiotic-resistant strains of S. pneumoniae have increased, including strains resistant to currently available quinolone antibiotics, and these resistant strains have been encountered in both community and hospital settings.

The practice guidelines of the American Thoracic Society and the Infectious Diseases Society of America recommend the use of respiratory quinolone antibiotics as empiric drugs of choice for outpatients with co-morbidities and hospitalized patients outside of the intensive care unit. Quinolones have been marketed since 1986 and have become standard therapies for many infections, including urinary tract and respiratory tract infections; however, only two respiratory quinolones, levofloxacin (Levaquin®, Ortho-McNeil-Janssen) and moxifloxacin (Avelox®, Bayer), are currently actively marketed in the U.S. and elsewhere in the world. According to IMS Health, worldwide sales in 2009 of Levaquin® and Avelox® combined were over $4.6 billion. In our pre-clinical studies, PB-101 (zabofloxacin) has demonstrated microbiologic activity against strains of S. pneumoniae that was eight times greater than both Levaquin® and Avelox®.

Our Product Candidates

PB-101 (zabofloxacin): Our lead product candidate, PB-101, is a fluoroquinolone antibiotic that in preclinical studies exhibited greater in vitro microbiological activity against S. pneumoniae (including strains resistant to other antibiotics) and those pathogens responsible for most community-acquired respiratory tract infections, when compared to currently approved quinolone antibiotics. Under our license agreement with Dong Wha, we hold development and commercialization rights for PB-101 in all countries of the world other than Australia, New Zealand, India, Japan, Korea, China, Taiwan, Singapore, Indonesia, Thailand, Malaysia, Vietnam and Hong Kong. We plan to develop PB-101 for the treatment of community-acquired respiratory tract infections, including CAP. Three Phase 1 studies have been completed with PB-101, and these studies suggest that the drug appears to be well tolerated and safe at the dosing regimens being utilized in our current Phase 2 clinical trial.

In December 2009, we completed a Phase 1 QT trial for PB-101 in which electrocardiograms (ECGs) did not demonstrate adverse effects on the cardiovascular systems of the subjects enrolled in the study. Our current Phase 2 clinical trial in the United States for the CAP indication, which we initiated in March 2010, is a three arm study that is designed to enroll 180 clinically evaluable patients with a documented bacterial etiology into one of three treatment groups, two of which will receive dosing regimens of PB-101 and the other group will receive a dosing regimen of a standard comparative control antibiotic. Dong Wha is also conducting a study of zabofloxacin for the treatment of CAP in South Korea, and we expect that the top line results from that study will be available in the second quarter of 2011.

Our development plan for PB-101 (zabobfloxacin) is to:

•	Complete the current Phase 2 clinical trial for the treatment of CAP in the second quarter of 2012;

•	Obtain top line results from this Phase 2 trial by June 30, 2012;

•	Complete one Phase 1 study of an intravenous formulation of PB-101 by the end of the first quarter of 2012; and

•	Conduct Phase 3 trials for the treatment of CAP, Acute Bacterial Exacerbation of Chronic Bronchitis (ABECB), and Acute Bacterial Sinusitis (ABS) and obtain regulatory approvals for the treatment of CAP, ABECB, and ABS in the United States and European Union.

The proceeds from this offering will allow us to complete our Phase 2 CAP study and the Phase 1 study of an intravenous formulation of PB-101 within the above timelines. We will require additional funds following the completion of this offering in order to continue development of PB-101 through Phase 3 clinical trials for CAP and other indications.

PB-200a: One of several potential products in our PB-200 antifungal platform that is thought to work by inhibiting the biosynthesis of glucan synthase, an enzyme integral to the cell wall of fungi. Preclinical studies indicate that PB-200a demonstrates in vitro activity against two of the most common fungus strains, Candidia and Aspergillus. We plan to develop candidate formulations of PB-200a with potential for both oral and intravenous dosing. We licensed PB-200a from UCB Celltech, a United Kingdom corporation and a registered branch of UCB Pharma S.A., referred to herein as UCB. Under our license agreement with UCB, we hold worldwide development and commercialization rights for a platform of aniline derivative compounds including PB-200a for all fields of use.

Our development plan for PB-200a is to:

•	Complete chemical optimization by the end of the third quarter of 2011.

The proceeds from this offering will allow us to complete chemical optimization of PB-200a. We will require additional funds following completion of this offering to complete pre-clinical studies required to submit an IND to the FDA for a Phase 1 study, and to conduct the clinical trials required for regulatory approval of PB-200a.

Our Business Strategy

Our strategy is to in-license and develop promising innovative compounds and technologies to meet the challenges inherent in the treatment and prevention of infectious diseases. We will seek to license additional therapeutic product candidates while simultaneously developing our existing product pipeline. Our strategy reduces risk by licensing product candidates or technologies that already have been tested for safety and biological activity in animals and/or humans by third party drug discovery research companies and academic institutions, providing an initial indication of the drug’s safety and biological activity before committing capital to the drug’s development. We do not conduct any drug discovery activities.

We use third parties to conduct a large portion of our preclinical and clinical studies and we intend to continue to do so in the near term given our limited resources, employees and infrastructure. We use contract research organizations and research institutions to conduct most of our preclinical research and studies and we use medical institutions, clinical investigators and clinical research organizations to assist us in conducting our clinical trials. We use these third parties to assist us with such tasks as data management, statistical analysis and evaluation. However, our study design work and regulatory filing preparation is performed primarily by our internal personnel although we engage consultants to ensure that our studies are compatible with expected regulatory requirements and our filings are made in accordance with applicable regulations. In addition, we intend to carry out clinical trial supervision on our own, as is the case with our Phase 2 CAP trial, but we may engage clinical research organizations to act as an intermediary between us and certain trial sites under certain circumstances, particularly for foreign trial sites.

Our strategy includes entering into collaborations with larger pharmaceutical companies. While we believe we can successfully develop a product candidate to commercialization, we may selectively enter into development collaborations for certain of our product candidates depending on the estimated cost and timeline of development. We intend to enter into marketing partnerships for any product candidates which may receive regulatory approval. We do not intend to develop our own sales and marketing capabilities.

Risks Associated With Our Business

In executing our business strategy, we face significant risks and uncertainties, as more fully described in the section entitled “Risk Factors.” These risks include, among others, the incurrence of substantial and increasing net losses for the foreseeable future because we have no products approved for commercial sale and we have not generated any product revenue to date, and we need to obtain substantial additional funding for product development. We incurred a net loss of approximately $200,000 for the period from inception (October 5, 2006) to December 31, 2006, and net losses of approximately $5.6 million, $5.2 million and $4.2 million for the years ended December 31, 2007, 2008 and 2009, respectively, for a total net loss of approximately $15.2 million for the period from inception (October 5, 2006) to December 31, 2009. We also incurred a net loss of approximately $5.1 million for the nine months ended September 30, 2010. As of September 30, 2010, we had an accumulated deficit of approximately $20.3 million.

In addition, to receive regulatory approval for the commercial sale of PB-101, PB-200a or any other product candidates, we must conduct extensive preclinical testing and adequate and well-controlled clinical trials to demonstrate safety and efficacy in humans. If the clinical trial of PB-101 discussed herein or the formula optimization, preclinical testing and clinical trials of PB-200a do not produce results necessary to support regulatory approval, we will be unable to commercialize these products.

Moreover, we are controlled by our executive officers, directors and principal stockholders and their affiliates, who beneficially owned approximately 81.8 % of our outstanding common stock as of January 20, 2011 , and after this offering, will beneficially own approximately 16.8 % of our outstanding common stock, assuming such persons do not purchase any shares in this offering, allowing them to exert significant influence regarding all matters submitted to our stockholders for approval. There are also certain interlocking relationships among us and certain affiliates of Paramount BioCapital, Inc., which may present potential conflicts of interest. Lindsay A. Rosenwald, M.D., the Chairman, Chief Executive Officer and sole stockholder of Paramount BioCapital, Inc., and certain trusts established for the benefit of his family together beneficially owned approximately 75.5 % of our outstanding common stock as of January 20, 2011, which percentage does not include shares of common stock that will be beneficially owned by Dr. Rosenwald and his family upon conversion of our outstanding convertible notes upon completion of this offering or shares of common stock issuable upon exercise of the PCP Warrants and the Noteholder Warrants, each of which will become exercisable upon completion of this offering. Following the completion of the offering, Dr. Rosenwald and his family will beneficially own approximately 12 . 9 % of our outstanding common stock. In addition, certain other employees of Paramount BioCapital, Inc. or its affiliates are also current stockholders and/or directors of ours and certain of Dr. Rosenwald’s affiliates have loaned us significant amounts pursuant to the Paramount Notes and the PCP Notes. Furthermore, affiliates of Paramount Biosciences, LLC own a majority interest in Santee, one of our licensors.

We also face various risks related to our dependence on third parties, including our reliance on third parties to conduct our preclinical and clinical studies and to formulate and manufacture our product candidates. If these third parties do not successfully carry out their duties to us or fail to comply with regulatory requirements or meet expected deadlines, our preclinical development activities or clinical trials may be extended, delayed, suspended or terminated, and we may not be able to obtain regulatory approval for our product candidates. This could delay the commercialization of our product candidates or result in higher costs or deprive us of potential product revenues. In addition, if we or our collaborators are unable to manufacture our products in sufficient quantities or are unable to obtain regulatory approvals for a manufacturing facility, we may be significantly delayed in our efforts to obtain FDA approval for our products. Also, if we are not able to develop collaborative marketing relationships with licensees or partners, or create an effective sales, marketing, and distribution capability, we may be unable to market our products successfully.

Conversion of Outstanding Convertible Notes

As of September 30, 2010, we had outstanding $5,562,979 aggregate principal amount and accrued interest of 10% Notes, $4,562,210 aggregate principal amount and accrued interest of 8% Notes and $2,505,558 aggregate principal amount and accrued interest outstanding under the Paramount Notes, all of which will automatically convert into shares of common stock upon the completion of this offering at a conversion price equal to the offering price of the shares sold in this offering. Assuming an offering price of $ 5.00 per share (the midpoint of the range listed on the cover page of this prospectus), the 10% Notes, the 8% Notes and the Paramount Notes will automatically convert into 1,145,146 , 938,500 and 513,065 shares of common stock, respectively.

Company Information

We were organized as a Delaware corporation on October 5, 2006 under the name “Pacific Beach Biosciences, Inc.” and we changed our corporate name to “IASO Pharma Inc.” on April 12, 2010. Our principal executive offices are located at 12707 High Bluff Drive, Suite 200, San Diego, California 92130. Our telephone number is (858) 350-4312. Our website address is www.IASOPharma.com. The information on, or accessible through, our website is not part of this prospectus.

The Offering

Securities offered by us	4,000,000 shares of common stock.

Common stock to be outstanding after this offering	6,690,039 shares.

Warrants to be outstanding after this offering	Noteholder Warrants, PCP Warrants, Placement Agent Warrants, Consultant Warrants, and the underwriters’ warrants. See “Description of Capital Stock” on page 92 for more information.

Over-allotment option
We granted the underwriters the right to purchase up to additional shares of common stock from us at the public offering price, less the underwriting discount, within 45 days from the date of this prospectus to cover over-allotments, if any.

Use of proceeds
We estimate that our net proceeds from this offering, without exercise of the over-allotment option, will be approximately $ 17.2 million. We intend to use these proceeds as follows: (i) approximately $ 11.8 million for PB-101 development; (ii) approximately $ 800,000 for PB-200a development; (iii) approximately $325,000 to repay the IDB Bank line of credit; and (iv) the balance to fund working capital and other general corporate purposes. See “Use of Proceeds” on page 25 for more information.

Market for our common stock	We applied for listing our common stock on NYSE Amex under the symbol “IASO”.

Risk Factors
Investing in our common stock involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 9 .

The number of shares of common stock that will be outstanding after this offering set forth above is based on 93,328 shares of common stock outstanding as of January 19, 2011 , after giving effect to a 1 for 48 reverse stock split of our common stock, and excludes the following:

•	1,500 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $ 45.60 per share;

•	1,498,500 shares of common stock reserved for issuance under our Amended and Restated 2007 Stock Incentive Plan, including shares of common stock issuable upon exercise of options to be granted to our Chief Executive Officer, our Chief Financial Officer, our Director of New Product Development and our Vice President of Regulatory Affairs upon completion of this offering representing 5%, 2%, 1% and 1%, respectively, of the common stock outstanding upon completion of this offering on a fully diluted basis, and options to be granted to our non-employee directors upon completion of this offering representing a total of 1.25% of the common stock outstanding upon completion of this offering on a fully diluted basis;

•	6,250 shares of common stock issuable upon exercise of the Feldman Consultant Warrant at an exercise price of $ 45.60 per share, which is currently exercisable;

•	2,083 shares of common stock issuable upon exercise of the Hofer Consultant Warrant;

•	92,050 additional shares of common stock issuable upon exercise of the Hofer Consultant Warrant as a result of anti-dilution adjustments in connection with the completion of this offering and the automatic conversion of our outstanding convertible notes, assuming an offering price of $ 5.00 per share (the midpoint of the range listed on the cover page of this prospectus) and assuming the conversion occurs on February 15, 2011 ;

•	9,042 shares of common stock issuable upon exercise of the Placement Agent Warrants at an exercise price of $ 48.00 per share, which are currently exercisable;

•	22,917 shares of common stock issuable upon exercise of the PCP Warrants issued on January 15, 2009 at an exercise price of $48.00 per share, which are currently exercisable;

•	10,000 shares of common stock issuable upon exercise of the PCP Warrants issued on June 24, 2009;

•	1, 494,529 shares of common stock issuable upon exercise of the Noteholder Warrants; and

•	120,000 shares of common stock underlying the underwriters’ warrants.

Unless specifically stated otherwise, all information in this prospectus assumes the following:

•	the automatic conversion of all of our outstanding convertible notes into an aggregate of 2,596,711 shares of common stock upon the completion of this offering assuming an offering price of $ 5.00 per share (the midpoint of the range listed on the cover page of this prospectus) and assuming the conversion occurs on February 15, 2011 ;

•	the filing of our amended and restated certificate of incorporation and the adoption of our amended and restated by-laws effective upon the completion of this offering; and

•	no exercise of warrants or options outstanding on the date of this prospectus, except as specifically set forth herein .

Except as otherwise indicated, all information contained in this prospectus excludes the possible issuance of up to 600,000 additional shares of our common stock to cover over-allotments.

Except as otherwise indicated, all share amounts and prices in this prospectus gives effect to the 1 for 48 reverse stock split that we effected on January 19, 2011.

SUMMARY FINANCIAL DATA

The following statement of operations data for 2009 and 2008 have been derived from our audited financial statements, which are included elsewhere in this prospectus. The statement of operations data for the nine months ended September 30, 2010 and 2009, along with the period from October 5, 2006 (Inception) to September 30, 2010, and the balance sheet data as of September 30, 2010, have been derived from our unaudited condensed financial statements, which are also included elsewhere in this prospectus. In the opinion of management, the unaudited condensed financial statements have been prepared on the same basis as the audited financial statements and include all adjustments necessary for the fair presentation of our financial position and results of operations for these periods. The following selected financial data should be read together with our financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The summary financial data in this section is not intended to replace our financial statements and the accompanying notes. Our historical results are not necessarily indicative of our future results.

Statement of Operations Data

	Year Ended December 31,				Nine Months Ended September 30,
	2009 Restated(1)		2008 Restated(1)		2010	2009	Period from October 5, 2006 (Inception) to September 30, 2010
					(Unaudited)	(Unaudited)	(Unaudited)
Operating revenue:
Sublicense		$6,286		$—	$28,286	$—	$34,572

Operating expenses:
Research and development		2,679,323		3,299,632	2,127,578	646,731	12,703,410
General and administrative		421,628		783,611	676,048	260,743	2,966,486
Total operating expenses		3,100,951		4,083,243	2,803,626	907,474	15,669,896
Loss from operations		(3,094,665)		(4,083,243)	(2,775,340)	(907,474)	(15,635,324)

Interest income		—		21,850	2,067	—	29,926
Interest expense, including amortization of debt discount and deferred financing costs		(1,089,846)		(1,115,730)	(2,351,646)	(802,364)	(4,731,909)
Net loss		$(4,184,511)		$(5,177,123)	$(5,124,919)	$(1,709,838)	$(20,337,307)
Basic and diluted net loss per common share	$	(44.84)	$	(55.47)	$ (54.91)	$ (18.32)
Weighted average common shares outstanding — basic and diluted		93,328		93,328	93,328	93,328

(1)	We restated our statements of operations for the years ended December 31, 2009 and 2008 to reflect a correction of the classification of certain operating expenses between general and administrative expenses and research and development expenses. The restatement does not affect our total operating expenses, loss from operations or net loss or our balance sheet, statement of changes in stockholders’ deficiency or statement of cash flows for any period. See Note 9 to our audited financial statements, which are included elsewhere in this prospectus.

Balance Sheet Data

	September 30, 2010
	Actual	Pro Forma	Pro Forma As Adjusted
	(Unaudited)	(Unaudited)	(Unaudited)
Cash	$252,186	$252,186	$17,452,186
Total Assets	$926,811	$278,945	$17,47 8,945
Total Liabilities	$17,083,452	$6, 8 77, 696	$6, 8 77, 696
Deficit Accumulated During the Development Stage	$(20,337,307)	$ ( 31, 261, 165)	$ ( 31, 261, 165)
Total Stockholders’ Equity (Deficiency)	$(16,156,641)	$(6,245,945)	$10,954,055

The September 30, 2010 unaudited pro forma balance sheet data reflects (i) the automatic conversion of all of our outstanding convertible notes and accrued interest thereon into an aggregate of 2,596,711 shares of common stock upon the completion of this offering and (ii) the issuance of Contingent Notes in an aggregate principal amount of $1,298,355 to the holders of the 10% Notes, the 8% Notes and the Paramount Notes, in each case assuming an offering price of $ 5.00 per share (the midpoint of the range listed on the cover page of this prospectus) and assuming the conversion occurs on February 15, 2011 . The September 30, 2010 unaudited pro forma as adjusted balance sheet data further reflects our sale of 4,000,000 shares in this offering at an assumed initial public offering price of $ 5.00 per share (the mid-point of the price range set forth on the cover page of this prospectus), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information in this prospectus (including our financial statements and the related notes appearing at the end of this prospectus), before deciding whether to invest in our common stock. The occurrence of any of the following risks could harm our business, financial condition, results of operations or growth prospects. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Financial Position and Need for Additional Capital

We have a limited operating history and a history of escalating operating losses, and expect to incur significant additional operating losses.

We were established in October 2006 and have only a limited operating history. Therefore, there is limited historical financial information upon which to base an evaluation of our performance. Our prospects must be considered in light of the uncertainties, risks, expenses, and difficulties frequently encountered by companies in their early stages of operations. We incurred net losses of approximately $5.6 million, $5.2 million and $4.2 million for the years ended December 31, 2007, 2008 and 2009, respectively, and a net loss of approximately $5.1 million for the nine months ended September 30, 2010. As of September 30, 2010, we had an accumulated deficit of approximately $20.3 million. We expect to incur substantial additional operating expenses over the next several years as our research, development, pre-clinical testing, and clinical trial activities increase. The amount of future losses and when, if ever, we will achieve profitability are uncertain. We have no products that have generated any commercial revenue, do not expect to generate revenues from the commercial sale of products in the near future, and might never generate revenues from the sale of products. Our ability to generate revenue and achieve profitability will depend on, among other things, the following: successful completion of the preclinical and clinical development of our product candidates; obtaining necessary regulatory approvals from the FDA; establishing manufacturing, sales, and marketing arrangements, either alone or with third parties; and raising sufficient funds to finance our activities. We might not succeed at any of these undertakings. If we are unsuccessful at some or all of these undertakings, our business, prospects, and results of operations may be materially adversely affected.

Our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as a going concern.

In its report accompanying our audited financial statements, our independent registered public accounting firm expressed substantial doubt as to our ability to continue as a going concern. A “going concern” opinion could impair our ability to finance our operations through the sale of debt or equity securities. Our ability to continue as a going concern will depend, in large part, on our ability to generate positive cash flow from operations and obtain additional financing if necessary, neither of which is certain. If we are unable to achieve these goals, our business would be jeopardized and we may not be able to continue operations.

We are not currently profitable and may never become profitable.

We have a history of losses and expect to incur substantial losses and negative operating cash flow for the foreseeable future, and we may never achieve or maintain profitability. Even if we succeed in developing and commercializing one or more product candidates, we expect to incur substantial losses for the foreseeable future and may never become profitable. We also expect to continue to incur significant operating and capital expenditures and anticipate that our expenses will increase substantially in the foreseeable future as we continue to undertake development of our product candidates, undertake clinical trials of our product candidates, seek regulatory approvals for product candidates, implement additional internal systems and infrastructure, and hire additional personnel.

We also expect to experience negative cash flow for the foreseeable future as we fund our operating losses and capital expenditures. As a result, we will need to generate significant revenues in order to achieve and maintain profitability. We may not be able to generate these revenues or achieve profitability in the future. Our failure to achieve or maintain profitability would negatively impact the value of our securities.

We may need to finance our future cash needs through public or private equity offerings, debt financings or corporate collaboration and licensing arrangements. Any additional funds that we obtain may not be on terms favorable to us or our stockholders and may require us to relinquish valuable rights.

To date, we have no approved product on the market and have generated no product revenues. Unless and until we receive approval from the FDA and other regulatory authorities for our product candidates, we cannot sell our products and will not have product revenues. Therefore, for the foreseeable future, we will have to fund all of our operations and capital expenditures from the net proceeds of this offering, cash on hand, licensing fees and grants.

We believe that the net proceeds from this offering and existing cash will be sufficient to enable us to fund our projected operating requirements for at least 18 months. However, we may need to raise additional funds more quickly if one or more of our assumptions prove to be incorrect or if we choose to expand our product development efforts more rapidly than we presently anticipate, and we may decide to raise additional funds even before we need them if the conditions for raising capital are favorable.

We may seek to sell additional equity or debt securities, obtain a bank credit facility, or enter into a corporate collaboration or licensing arrangement. The sale of additional equity or debt securities, if convertible, could result in dilution to our stockholders. The incurrence of indebtedness would result in increased fixed obligations and could also result in covenants that would restrict our operations. Raising additional funds through collaboration or licensing arrangements with third parties may require us to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates, or to grant licenses on terms that may not be favorable to us or our stockholders.

Our independent registered public accounting firm has identified material weaknesses in our financial reporting process.

Our independent registered public accounting firm has identified material weaknesses in our financial reporting process with respect to lack of segregation of duties and lack of independent review over financial reporting. Our independent registered public accounting firm also identified numerous errors in the accounting for routine transactions and non-routine, complex transactions during their audits of our financial statements, including with respect to the cutoff of accruals, the valuation of derivative securities, the recording of debt discount and related amortization for warrants issued in connection with debt financings and calculation of deferred tax assets. The material weaknesses identified with respect to lack of segregation of duties relate to the policies and procedures that:

•	pertain to the maintenance of records that accurately and fairly reflect our transactions and dispositions of our assets;

•	provide reasonable assurance that our receipts and expenditures are being made only in accordance with authorizations of our management and directors; and

•	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements.

Effective as of July 12, 2010, we hired James W. Klingler to serve as our Chief Financial Officer. We intend to take the following additional measures to address the material weaknesses identified by our independent registered public accounting firm and improve our periodic financial statement reporting process:

•	limit access to the accounting and information systems and related data to strengthen segregation of duties;

•	upgrade our accounting software system; and

•	implement procedures and controls in the financial statement close process to improve the accuracy and timeliness of the preparation of quarterly and annual financial statements.

There can be no assurance that we will be able to successfully implement our plans to remediate the material weaknesses in our financial reporting process. Our failure to successfully implement our plans to remediate these material weaknesses could cause us to fail to meet our reporting obligations, to produce timely and reliable financial information, and to effectively prevent fraud. Additionally, such failure could cause investors to lose confidence in our reported financial information, which could have a negative impact on our financial condition and stock price.

Risks Related to the Development and Commercialization of Our Product Candidates

Our product candidates are in the early stages of development.

We are a biopharmaceutical company focused on the development of product candidates, all of which are at an early stage of development. Our drug development methods may not lead to commercially viable drugs for any of several reasons. For example, we may fail to identify appropriate targets or compounds, our drug candidates may fail to be safe and effective in clinical or additional preclinical trials, or we may have inadequate financial or other resources to pursue discovery and development efforts for new drug candidates. Our product candidates will require significant additional development, clinical trials, regulatory clearances and additional investment by us or our collaborators before they can be commercialized.

Successful development of our products is uncertain.

Our development of current and future product candidates is subject to the risks of failure and delay inherent in the development of new pharmaceutical products and products based on new technologies, including but not limited to the following:

•	delays in product development, clinical testing, or manufacturing;

•	unplanned expenditures in product development, clinical testing, or manufacturing;

•	failure to receive regulatory approvals;

•	emergence of superior or equivalent products;

•	inability to manufacture our product candidates on a commercial scale on our own, or in collaboration with third parties; and

•	failure to achieve market acceptance.

Because of these risks, our development efforts may not result in any commercially viable products. If a significant portion of these development efforts are not successfully completed, required regulatory approvals are not obtained, or any approved products are not commercialized successfully, our business, financial condition, and results of operations may be materially harmed.

Preclinical and clinical trials required for our product candidates are expensive and time-consuming, and their outcome is uncertain.

In order to obtain approval from the FDA to market a new drug product, we must demonstrate safety and effectiveness in humans. To meet these requirements, we must conduct extensive preclinical testing and “adequate and well-controlled” clinical trials. Conducting clinical trials is a lengthy, time consuming, and expensive process. The length of time may vary substantially according to the type, complexity, novelty, and intended use of the product candidate, and often can be several years or more per trial. Delays associated with products for which we are directly conducting preclinical or clinical trials may cause us to incur additional operating expenses. The commencement and rate of completion of clinical trials may be delayed by many factors, including, for example:

•	inability to manufacture sufficient quantities of qualified materials under the FDA’s current Good Manufacturing Practices, referred to herein as cGMP, for use in clinical trials;

•	failure to recruit a sufficient number of patients or slower than expected rates of recruitment;

•	modification of clinical trial protocols;

•	changes in regulatory requirements for clinical trials;

•	lack of effectiveness during clinical trials;

•	emergence of unforeseen safety issues in preclinical or clinical trials;

•	delays, suspension, or termination of clinical trials by the institutional review board responsible for overseeing the study at a particular study site; and

•	government or institutional review board or other regulatory delays or “clinical holds” requiring suspension or termination of the trials.

The results from preclinical testing and early clinical trials are not necessarily predictive of results to be obtained in later clinical trials. Accordingly, even if we obtain positive results from preclinical or early clinical trials, we may not achieve the same success in later clinical trials.

Clinical trials may not demonstrate statistically significant safety and effectiveness required to obtain the requisite regulatory approvals for product candidates. The failure of clinical trials to demonstrate safety and effectiveness for the desired indications could harm the development of our product candidates. This failure could cause us to abandon a product candidate and could delay development of other product candidates. Any delay in, or termination of, our clinical trials would delay the filing of our New Drug Applications (NDA) with the FDA and, ultimately, our ability to commercialize our product candidates and generate product revenues. Any change in, or termination of, our clinical trials could materially harm our business, financial condition, and results of operation.

We do not have, and may never obtain, the regulatory approvals we need to market our product candidates.

To date, we have not applied for or received the regulatory approvals required for the commercial sale of any of our products in the United States or in any foreign jurisdiction. None of our product candidates has been determined to be safe and effective, and we have not submitted an NDA to the FDA or an equivalent application to any foreign regulatory authority for any of our product candidates.

It is possible that none of our product candidates will be approved for marketing. Failure to obtain regulatory approvals, or delays in obtaining regulatory approvals, may adversely affect the successful commercialization of any drugs or biologics that we or our partners develop, impose additional costs on us or our collaborators, diminish any competitive advantages that we or our partners may attain, and/or adversely affect our receipt of revenues or royalties.

Even if approved, our products will be subject to extensive post-approval regulation.

Once a product is approved, numerous post-approval requirements apply. Depending on the circumstances, failure to meet these post-approval requirements can result in criminal prosecution, fines, injunctions, recall or seizure of products, total or partial suspension of production, denial or withdrawal of marketing approvals, or refusal to allow us to enter into supply contracts, including government contracts. In addition, even if we comply with FDA and other requirements, new information regarding the safety or effectiveness of a product could lead the FDA to modify or withdraw product approval.

The successful commercialization of our products will depend on obtaining coverage and reimbursement for use of these products from third-party payors.

Sales of pharmaceutical products largely depend on the reimbursement of patients’ medical expenses by government health care programs and private health insurers. Without the financial support of the government or third-party payors, the market for our products will be limited. These third-party payors are increasingly challenging the price and examining the cost effectiveness of medical products and services. Recent proposals to change the health care system in the United States have included measures that would limit or eliminate payments for medical products and services or subject the pricing of medical treatment products to government control. Significant uncertainty exists as to the reimbursement status of newly approved health care products. Third-party payors may not reimburse sales of our products or enable our collaborators to sell them at profitable prices.

Physicians and patients may not accept and use our products.

Even if the FDA approves one or more of our product candidates, physicians and patients may not accept and use it. Acceptance and use of our products will depend upon a number of factors including the following:

•	perceptions by members of the health care community, including physicians, about the safety and effectiveness of our products;

•	cost-effectiveness of our products relative to competing products;

•	availability of reimbursement for our products from government or other healthcare payors; and

•	effective marketing and distribution efforts by us and our licensees and distributors, if any.

If our current product candidates are approved, we expect sales to generate substantially all of our product revenues for the foreseeable future, and as such, the failure of these products to find market acceptance would harm our business and could require us to seek additional financing.

Risks Related to Our Business and Industry

If we cannot compete successfully for market share against other drug companies, we may not achieve sufficient product revenues and our business will suffer.

Each of the markets for our product candidates is characterized by intense competition and rapid technological advances. If our product candidates receive FDA approval, they will compete with a number of existing and future drugs and therapies developed, manufactured and marketed by others. Existing or future competing products may provide greater therapeutic convenience or clinical or other benefits for a specific indication than our products, or may offer comparable performance at a lower cost. If our products fail to capture and maintain market share, we may not achieve sufficient product revenues and our business will suffer.

We will compete against fully integrated pharmaceutical companies and smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors have compounds already approved or in development in the therapeutic categories that we are targeting with our current and future product candidates. In addition, many of these competitors, either alone or together with their collaborative partners, operate larger research and development programs or have substantially greater financial resources than we do, as well as significantly greater experience in:

•	developing drugs;

•	undertaking pre-clinical testing and human clinical trials;

•	obtaining FDA and other regulatory approvals of drugs;

•	formulating and manufacturing drugs; and

•	launching, marketing and selling drugs.

Developments by competitors may render our products or technologies obsolete or non-competitive.

The pharmaceutical and biotechnology industries are intensely competitive. We compete directly and indirectly with other pharmaceutical companies, biotechnology companies and academic and research organizations, most of which have greater resources than we have. We compete with companies that have products on the market or in development for the same indications as our product candidates. We may also complete with organizations that are developing similar technology platforms. PB-101 and PB-200a are in the early stages of development, so we cannot assess their competitive advantages or disadvantages in areas such as efficacy, safety, cost and administration compared to existing products or product candidates being developed by our competitors.

We face the risk of product liability claims and the amount of insurance coverage we hold now or in the future may not be adequate to cover all liabilities we might incur.

Our business exposes us to the risk of product liability claims that are inherent in the development of drugs. If the use of one or more of our or our collaborators’ drugs harms people, we may be subject to costly and damaging product liability claims brought against us by clinical trial participants, consumers, health care providers, pharmaceutical companies or others selling our products. We currently carry product liability insurance that covers our clinical trials for a $5.0 million general aggregate limit. Our insurance covers bodily injury and property damage arising from our clinical trials, subject to industry-standard terms, conditions and exclusions. This coverage does not include the sale of commercial products. We intend to expand our insurance coverage to include the sale of commercial products if we obtain marketing approval for our product candidates in development, but we may be unable to obtain commercially reasonable product liability insurance for any products approved for marketing.

If we are unable to obtain insurance at an acceptable cost or otherwise protect against potential product liability claims, we may be exposed to significant liabilities, which may materially and adversely affect our business and financial position. If we are sued for any injury allegedly caused by our or our collaborators’ products and do not have sufficient insurance coverage, our liability could exceed our total assets and our ability to pay the liability. A successful product liability claim or series of claims brought against us would decrease our cash and could cause the value of our capital stock to decrease.

If we lose key management or scientific personnel, cannot recruit qualified employees, directors, officers, or other personnel or experience increases in our compensation costs, our business may materially suffer.

We are highly dependent on our management and scientific staff, specifically Matthew A. Wikler, our President and Chief Executive Officer, James W. Klingler, our Chief Financial Officer, James Rock, our Director of New Product Development, and Mark W. Lotz, our Vice President of Regulatory Affairs. While we have employment agreements with such persons, employment agreements cannot insure our retention of the employees covered by such agreements. In addition, we do not carry “key-man” life insurance on the lives of any of our employees. Furthermore, our future success will also depend in part on the continued service of our key scientific and management personnel and our ability to identify, hire, and retain additional personnel. We experience intense competition for qualified personnel and may be unable to attract and retain the personnel necessary for the development of our business. Moreover, our work force is located in the San Diego, California area where competition for personnel with the requisite scientific and technical skills is extremely high and is likely to remain high. Because of this competition, our compensation costs may increase significantly.

If we are unable to hire additional qualified personnel, our ability to grow our business may be harmed.

Over time, we will need to hire additional qualified personnel with expertise in preclinical testing, clinical research and testing, government regulation, formulation and manufacturing, and sales and marketing. We compete for qualified individuals with numerous biopharmaceutical companies, universities and other research institutions. Competition for such individuals is intense, and we cannot be certain that our search for such personnel will be successful. Attracting and retaining such qualified personnel will be critical to our success.

We may not successfully manage our growth.

Our success will depend upon the expansion of our operations and the effective management of our growth, which will place a significant strain on our management and on our administrative, operational and financial resources. To manage this growth, we must expand our facilities, augment our operational, financial and management systems and hire and train additional qualified personnel. If we are unable to manage our growth effectively, our business may be materially harmed.

Risks Related to Our Intellectual Property

If we materially breach or default under any of our license agreements, the licensor party to such agreement will have the right to terminate the license agreement, which termination may materially harm our business.

Our commercial success will depend in part on the maintenance of our license agreements. Each of our license agreements provides the licensor with a right to terminate the license agreement for our material breach or default under the agreement. We have in-licensed technology that is important to our business, and we may enter into additional licenses in the future. For example, we hold a license from Dong Wha for intellectual property relating to PB-101. Our license from Dong Wha requires that we satisfy certain development milestones and imposes other obligations on us with regard to the development and commercialization of PB-101. Other licenses to which we are a party contain, and we expect that any future in-licenses will contain, similar provisions. If we fail to comply with these obligations to Dong Wha or to any other licensor, the licensor may have the right to terminate the license, in which event we would lose our rights to commercialize product candidates or technologies that were covered by the license, which loss may materially harm our business. Also, the milestone and other payments associated with these licenses could make it difficult for us to find corporate partners and less profitable for us to develop product candidates utilizing these existing product candidates and technologies.

If we and our licensors do not obtain protection for our respective intellectual property rights, our competitors may be able to take advantage of our research and development efforts to develop competing drugs.

Our success, competitive position and future revenues will depend in part on our ability and the abilities of our licensors to obtain and maintain patent protection for our products, methods, processes and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing the proprietary rights of third parties. To date, we hold certain exclusive patent rights, including rights under U.S. patents and U.S. patent applications as well as rights under foreign patents and patent applications. The patents most material to our business are as follows:

•	U.S. Registration Nos. 6,313,299 and 6,552,196 and European Registration No. 0994878 (each expiring June 2018) for a family of patents relating to PB-101; and

•	U.S. Registration Nos. 7,678,785 (expiring July 2027) and 7,105,554 (expiring July 2022) and European Registration No. 1313471 (expiring August 2021) for a family of patents relating to our PB-200 antifungal platform, including PB-200a.

We anticipate filing additional patent applications both in the U.S. and in other countries, as appropriate. However, the patent process is subject to numerous risks and uncertainties, and there can be no assurance that we will be successful in protecting our products by obtaining and defending patents. These risks and uncertainties include but are not limited to the following:

•	Patents that may be issued or licensed may be challenged, invalidated, or circumvented, or otherwise may not provide any competitive advantage.

•	Our competitors, many of which have substantially greater resources than us and many of which have made significant investments in competing technologies, may seek, or may already have obtained, patents that will limit, interfere with, or eliminate our ability to make, use, and sell our potential products either in the United States or in international markets.

•	There may be significant pressure on the United States government and other international governmental bodies to limit the scope of patent protection both inside and outside the United States for treatments that prove successful as a matter of public policy regarding worldwide health concerns.

•	Countries other than the United States may have less restrictive patent laws than those upheld by United States courts, allowing foreign competitors the ability to exploit these laws to create, develop, and market competing products.

In addition, the United States Patent and Trademark Office, referred to herein as the PTO, and patent offices in other jurisdictions have often required that patent applications concerning pharmaceutical and/or biotechnology-related inventions be limited or narrowed substantially to cover only the specific innovations exemplified in the patent application, thereby limiting the scope of protection against competitive challenges. Thus, even if we or our licensors are able to obtain patents, the patents may be substantially narrower than anticipated.

In addition to patents, we also rely on trade secrets and proprietary know-how. Although we take measures to protect this information by entering into confidentiality and inventions agreements with our employees, scientific advisors, consultants, and collaborators, we cannot provide any assurances that these agreements will not be breached, that we will be able to protect ourselves from the harmful effects of disclosure if they are breached, or that our trade secrets will not otherwise become known or be independently discovered by competitors. If any of these events occurs, or we otherwise lose protection for our trade secrets or proprietary know-how, the value of this information may be greatly reduced.

Patent protection and other intellectual property protection are important to the success of our business and prospects, and there is a substantial risk that such protections will prove inadequate.

Intellectual property disputes could require us to spend time and money to address such disputes and could limit our intellectual property rights.

The biotechnology and pharmaceutical industries have been characterized by extensive litigation regarding patents and other intellectual property rights, and companies have employed intellectual property litigation to gain a competitive advantage. We may become subject to infringement claims or litigation arising out of patents and pending applications of our competitors, or additional proceedings initiated by third parties or the PTO to reexamine the patentability of our licensed or owned patents. The defense and prosecution of intellectual property suits, PTO proceedings, and related legal and administrative proceedings are costly and time-consuming to pursue, and their outcome is uncertain. Litigation may be necessary to enforce our issued patents, to protect our trade secrets and know-how, or to determine the enforceability, scope, and validity of the proprietary rights of others. An adverse determination in litigation or PTO proceedings to which we may become a party could subject us to significant liabilities, require us to obtain licenses from third parties, restrict or prevent us from selling our products in certain markets, or invalidate or render unenforceable our licensed or owned patents. Although patent and intellectual property disputes might be settled through licensing or similar arrangements, the costs associated with such arrangements may be substantial and could include our paying large fixed payments and ongoing royalties. Furthermore, the necessary licenses may not be available on satisfactory terms or at all.

If we infringe the rights of third parties we could be prevented from selling products and forced to pay damages, and defend against litigation.

If our products, methods, processes and other technologies infringe the proprietary rights of other parties, we could incur substantial costs and we may have to do one or more of the following:

•	obtain licenses, which may not be available on commercially reasonable terms, if at all;

•	abandon an infringing product candidate;

•	redesign our products or processes to avoid infringement;

•	stop using the subject matter claimed in the patents held by others;

•	pay damages; or

•	defend litigation or administrative proceedings, which may be costly whether we win or lose, and which could result in a substantial diversion of our financial and management resources.

Any of these events could substantially harm our earnings, financial condition and operations.

Risks Related to Our Dependence on Third Parties

If we are not able to develop collaborative marketing relationships with licensees or partners, or create an effective sales, marketing, and distribution capability, we may be unable to market our products successfully.

Our business strategy relies on out-licensing product candidates to, or collaborating with, larger firms with experience in marketing and selling pharmaceutical products. There can be no assurance that we will be able to successfully establish marketing, sales, or distribution relationships, that such relationships, if established, will be successful; or that we will be successful in gaining market acceptance for our products. To the extent that we enter into any marketing, sales, or distribution arrangements with third parties, our product revenues will be lower than if we marketed and sold our products directly, and any revenues we receive will depend upon the efforts of such third-parties. Our current licensing agreements may interfere with potential marketing, sales and distribution relationships. If we are unable to establish such third-party sales and marketing relationships, or choose not to do so, we will have to establish our own in-house capabilities. We, as a company, have no experience in marketing or selling pharmaceutical products and currently have no sales, marketing, or distribution infrastructure. To market any of our products directly, we would need to develop a marketing, sales, and distribution force that both has technical expertise and the ability to support a distribution capability. The establishment of a marketing, sales, and distribution capability would significantly increase our costs, possibly requiring substantial additional capital. In addition, there is intense competition for proficient sales and marketing personnel, and we may not be able to attract individuals who have the qualifications necessary to market, sell, and distribute our products. There can be no assurance that we will be able to establish internal marketing, sales, or distribution capabilities. If we are unable to, or choose not to establish these capabilities, or if the capabilities we establish are not sufficient to meet our needs, we will be required to establish collaborative marketing, sales, or distribution relationships with third parties in order to generate revenues.

If we or our collaborators are unable to manufacture our products in sufficient quantities or are unable to obtain regulatory approvals for a manufacturing facility, we may be unable to meet demand for our products and we may lose potential revenues.

Completion of our clinical trials and commercialization of our product candidates require access to, or development of, facilities to manufacture a sufficient supply of our product candidates. We currently contract with outside sources to manufacture our development compounds. If, for any reason, we become unable to rely on our current sources for the manufacture of our product candidates, either for clinical trials or, at some future date, for commercial quantities, then we would need to identify and contract with additional or replacement third-party manufacturers to manufacture compounds for preclinical, clinical, and commercial purposes. We may not be successful in identifying such additional or replacement third-party manufacturers, or in negotiating acceptable terms with any that we do identify. Such third-party manufacturers must receive FDA approval before they can produce clinical material or commercial product, and any that are identified may not receive such approval. We may be in competition with other companies for access to these manufacturers’ facilities and may be subject to manufacturing delays if the manufacturers give other clients higher priority than they give to us. If we are unable to secure and maintain third-party manufacturing capacity, the development and sales of our products and our financial performance may be materially affected.

Before we can begin to commercially manufacture our product candidates, we must obtain regulatory approval of the manufacturing facility and process. Manufacturing of drugs for clinical and commercial purposes must comply with the FDA’s current Good Manufacturing Practices (cGMPs), and applicable non-U.S. regulatory requirements. The cGMPs govern quality control and documentation policies and procedures. Complying with cGMPs and non-U.S. regulatory requirements will require that we expend time, money, and effort in production, recordkeeping, and quality control to assure that the product meets applicable specifications and other requirements. We, or our contracted manufacturing facility, must also pass a pre-approval inspection prior to FDA approval. Failure to pass a pre-approval inspection may significantly delay FDA approval of our products. If we fail to comply with these requirements, we would be subject to possible regulatory action and may be limited in the jurisdictions in which we are permitted to sell our products. As a result, our business, financial condition, and results of operations may be materially adversely affected.

Corporate and academic collaborators may take actions to delay, prevent, or undermine the success of our products.

Our operating and financial strategy for the development, clinical testing, manufacture, and commercialization of product candidates is heavily dependent on our entering into collaborations with corporations, academic institutions, licensors, licensees, and other parties. Our current strategy assumes that we will successfully establish these collaborations, or similar relationships. However, there can be no assurance that we will be successful establishing such collaborations. Some of our existing collaborations are, and future collaborations may be, terminable at the sole discretion of the collaborator. Replacement collaborators might not be available on attractive terms, or at all. The activities of any collaborator will not be within our control and may not be within our power to influence. There can be no assurance that any collaborator will perform its obligations to our satisfaction or at all, that we will derive any revenue or profits from such collaborations, or that any collaborator will not compete with us. If any collaboration is not pursued, we may require substantially greater capital to undertake development and marketing of our proposed products and may not be able to develop and market such products effectively, if at all. In addition, a lack of development and marketing collaborations may lead to significant delays in introducing proposed products into certain markets and/or reduced sales of proposed products in such markets.

Data provided by collaborators and others upon which we rely that has not been independently verified could turn out to be false, misleading, or incomplete.

We rely on third-party vendors, scientists, and collaborators to provide us with significant data and other information related to our projects, clinical trials, and business. If such third parties provide inaccurate, misleading, or incomplete data, our business, prospects, and results of operations could be materially adversely affected.

We rely on third parties to conduct our preclinical and clinical studies. If these third parties do not perform as contractually required or otherwise expected, we may not be able to obtain regulatory approval for our product candidates.

We do not currently conduct preclinical or clinical studies on our own, and instead rely on third parties, such as contract research organizations, medical institutions, clinical investigators and contract laboratories, to assist us with our preclinical and clinical studies. We are also required to comply with regulations and standards, commonly referred to as good clinical practices, for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the trial participants are adequately protected. If these third parties do not successfully carry out their duties to us or regulatory obligations or meet expected deadlines, if the third parties need to be replaced, or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our preclinical development activities or clinical trials may be extended, delayed, suspended or terminated, and we may not be able to obtain regulatory approval for our product candidates.

We rely exclusively on third parties to formulate and manufacture our product candidates.

We have no experience in drug formulation or manufacturing and do not intend to establish our own manufacturing facilities. We lack the resources and expertise to formulate or manufacture our own product candidates, which are currently being manufactured entirely by commercial third parties. If any product candidate we may develop or acquire in the future receives FDA approval, we will rely on one or more third-party contractors to manufacture our products. Our anticipated future reliance on a limited number of third-party manufacturers exposes us to the following risks:

•	We may be unable to identify manufacturers on acceptable terms or at all because the number of potential manufacturers is limited and the FDA must approve any replacement contractor. This approval would generally require new testing and compliance inspections. In addition, a new manufacturer would have to be educated in, or develop substantially equivalent processes for, production of our products after receipt of FDA approval.

•	Our third-party manufacturers might be unable to formulate and manufacture our drugs in the volume and of the quality required to meet our clinical needs and commercial needs.

•	Our future contract manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required to supply our clinical trials or to successfully produce, store and distribute our products.

•	Drug manufacturers are subject to ongoing periodic unannounced inspection by the FDA and corresponding state agencies to ensure strict compliance with good manufacturing practice and other government regulations and corresponding foreign standards. We do not have control over third-party manufacturers’ compliance with these regulations and standards.

•	If any third-party manufacturer makes improvements in the manufacturing process for our products, we may not own, or may have to share, the intellectual property rights to the innovation.

Each of these risks could delay our clinical trials, the approval, if any, of our product candidates by the FDA or the commercialization of our product candidates or result in higher costs or deprive us of potential product revenues.

Risks Relating to this Offering and Ownership of Our Common Stock

We are controlled by our executive officers, directors and principal stockholders, and after this offering, our executive officers, directors and principal stockholders will have significant influence regarding all matters submitted to our stockholders for approval.

As of January 20, 2011 , our directors, executive officers and 5% or greater stockholders and their affiliates beneficially owned approximately 81.8 % of our outstanding shares of common stock. When this offering is completed, our directors, executive officers and 5% or greater stockholders and their affiliates will, in the aggregate, beneficially own shares representing 16.8 % of our common stock , assuming such persons do not purchase any shares in this offering. As a result, if these stockholders were to choose to act together, they would be able to exercise significant influence with respect to all matters submitted to our stockholders for approval, as well as our management and affairs. For example, these persons, if they choose to act together, will exercise significant influence with respect to the election of directors and approval of any merger, consolidation, sale of all or substantially all of our assets or other business combination or reorganization. This concentration of voting power could delay or prevent an acquisition of us on terms that other stockholders may desire. The interests of this group of stockholders may not always coincide with your interests or the interests of other stockholders, and they may act in a manner that advances their best interests and not necessarily those of other stockholders, and might affect the prevailing market price for our securities.

There are certain interlocking relationships among us and certain affiliates of Paramount BioCapital, Inc., which may present potential conflicts of interest.

Lindsay A. Rosenwald, M.D. is the Chairman, Chief Executive Officer and sole stockholder of Paramount BioCapital, Inc. As of January 20, 2011 , Dr. Rosenwald beneficially owned approximately 53.2 % of our outstanding common stock. In addition, as of January 20, 2011 , certain trusts established for the benefit of Dr. Rosenwald’s children, which are referred to herein as the Family Trusts, beneficially owned approximately an additional 22.3% of our outstanding common stock. The above percentages of our common stock beneficially owned by Dr. Rosenwald and his family do not include shares of common stock that will be beneficially owned by them upon conversion of the 8% Notes upon completion of this offering or shares of common stock issuable upon exercise of the PCP Warrants and the Noteholder Warrants, each of which will become exercisable upon completion of this offering. Following the completion of the offering, Dr. Rosenwald will beneficially own approximately 11.2 % of our outstanding common stock, and the Family Trusts will beneficially own approximately 1. 7 % of our outstanding common stock. Certain other employees of Paramount BioCapital, Inc. or its affiliates are also current stockholders and/or directors or corporate officers of ours, including J. Jay Lobell, one of our directors, and Timothy Hofer, our Corporate Secretary. Paramount BioSciences, LLC, of which Dr. Rosenwald is the sole member, the Family Trusts and Capretti Grandi, LLC, an investment partnership of which Dr. Rosenwald is the managing member, have loaned us amounts from time to time pursuant to the Paramount Notes. As of September 30, 2010, an aggregate of $2,505,558, including accrued and unpaid interest, remained outstanding under the Paramount Notes. In addition, in January and June 2009, we issued the PCP Notes to Paramount Credit Partners, LLC, an investment partnership of which Dr. Rosenwald is the managing member, under which an aggregate of $3,080,811, including accrued and unpaid interest, was outstanding as of September 30, 2010. Moreover, Dr. Rosenwald, the Family Trusts and certain employees of Paramount BioCapital, Inc. and its affiliates own a majority of the outstanding capital stock of Santee Biosciences, Inc., one of our licensors of which Mr. Lobell is the sole director and to which Paramount BioSciences, LLC and the Family Trusts have provided loans from time to time. Paramount BioCapital, Inc. is a FINRA-registered broker-dealer, which has acted as placement agent for one of our past private placements of debt securities, and for which it received customary commissions. Paramount BioSciences, LLC is a global pharmaceutical development and healthcare investment firm that conceives, nurtures, and supports new biotechnology and life-sciences companies. To our knowledge, except for the loans to Santee described above, Paramount Biosciences, LLC is not presently invested in any of our competitors, licensors or potential collaborators. Dr. Rosenwald is co-portfolio manager of a series of asset management vehicles focused on investments in healthcare and pharmaceutical companies, some of which may be potential competitors of ours. For more information regarding these relationships and other relationships between us and related parties, see “Certain Relationships and Related Transactions.”

Generally, Delaware corporate law, under which we are governed, requires that any transaction between us and any of our affiliates be on terms that, when taken as a whole, are substantially as favorable to us as those then reasonably obtainable from a person who is not an affiliate in an arms-length transaction. We believe that the terms of the agreements we entered into with our affiliates satisfy the requirement of Delaware law, but in the event that one or more parties challenges the fairness of such terms, we may have to expend substantial resources in resolving the challenge and we can make no guarantees as to the result. Furthermore, none of our affiliates, Paramount BioSciences, LLC, its affiliates or Dr. Rosenwald, is obligated pursuant to any agreement or understanding with us to make any additional products or technologies available to us, nor can there be any assurance, and we do not expect and purchasers of shares of our common stock should not expect, that any biomedical or pharmaceutical product or technology identified by such affiliates, Paramount BioSciences, LLC, its affiliates or Dr. Rosenwald in the future will be made available to us. In addition, certain of our current officers and directors or certain officers or directors hereafter appointed or elected may from time to time serve as officers or directors of other biopharmaceutical or biotechnology companies. There can be no assurance that such other companies will not have interests in conflict with our own.

Provisions in our corporate charter documents and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our amended and restated certificate of incorporation and amended and restated by-laws that will become effective upon the completion of this offering may discourage, delay or prevent a merger, acquisition or other change in control of us that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our Board of Directors. Because our Board of Directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team. These provisions include the following:

•	prohibiting our stockholders from fixing the number of our directors; and

•	establishing advance notice requirements for stockholder proposals that can be acted on at stockholder meetings and nominations to our Board of Directors.

Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware, referred to herein as the DGCL, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner. We have not opted out of the restrictions under Section 203.

If you purchase shares of our common stock in this offering, you will suffer immediate dilution of your investment.

Assuming the sale of 4,000,000 shares of our common stock at an assumed public offering price of $ 5.00 per share (which is the mid-point of the estimated initial offering price range set forth on the cover of this prospectus) and after deducting the underwriting discount and commissions and estimated offering expenses, our pro forma net tangible book value as of September 30, 2010 would be approximately $ 11. 0 million, or $ 1.6 4 per share of common stock outstanding. This represents an immediate dilution of $ 3.3 6 per share of common stock to the new investors purchasing shares in this offering. Purchasers of shares of our common stock in this offering will have contributed approximately 60.6 % of the aggregate price paid by all owners of our common stock but will own only approximately 59.8 % of our common stock outstanding after this offering. See the “Dilution” section of this prospectus.

To the extent outstanding options or warrants are exercised, you will incur further dilution.

An active trading market for our common stock may not develop.

This is our initial public offering of our common stock and prior to this offering, there has been no public market for our common stock or other securities.

The initial public offering price for the shares sold in this offering will be determined through negotiations with the underwriters. We have applied for listing our common stock on NYSE Amex. Shares of our common stock will begin trading on or promptly after the date of this prospectus.

An active trading market for our common stock may never develop or be sustained. If an active market for our common stock does not develop, it may be difficult for you to sell the shares you purchase in this offering without depressing the market price for such shares.

If the prices of shares of our common stock are volatile, purchasers of our common stock could incur substantial losses.

The prices of shares of our common stock are likely to be volatile. The stock market in general and the market for biotechnology companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their shares at or above the price paid in this initial public offering. The market prices of our common stock may be influenced by many factors, including but not limited to the following:

•	results of clinical trials of our product candidates or those of our competitors;

•	our entry into or the loss of a significant collaboration;

•	regulatory or legal developments in the United States and other countries, including changes in the healthcare payment systems;

•	variations in our financial results or those of companies that are perceived to be similar to us;

•	market conditions in the pharmaceutical and biotechnology sectors and issuance of new or changed securities analysts’ reports or recommendations;

•	general economic, industry and market conditions;

•	developments or disputes concerning patents or other proprietary rights;

•	future sales or anticipated sales of our securities by us or our stockholders; and

•	any other factors described in this “Risk Factors” section.

For these reasons and others, you should consider an investment in our common stock to be risky and invest only if you can withstand a significant loss and wide fluctuations in the value of your investment.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our common stock to decline and delay the development of our product candidates. Pending the application of these funds, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

We intend to use the proceeds from this offering as follows: (i) approximately $ 11.8 million for PB-101 development; (ii) approximately $ 800,000 for PB-200a development; (iii) approximately $325,000 to repay the IDB Bank line of credit; and (iv) the balance to fund working capital and other general corporate purposes. Because of the number and variability of factors that will determine our use of the proceeds from this offering, their ultimate use may vary substantially from their currently intended use. For a further description of our intended use of the proceeds of this offering, see the “Use of Proceeds” section of this prospectus.

A significant number of shares of our common stock will become eligible for sale upon the completion of this offering, and a significant number of additional shares of our common stock may become eligible for sale at a later date, and their sale could depress the market price of our common stock.

We will issue a warrant to the underwriters that, if executed, would result in the issuance of an additional 120,000 shares of common stock. Additionally, following the completion of this offering, we will have outstanding (i) Noteholder Warrants that, if exercised, would result in the issuance of 1, 494,529 shares of common stock (assuming an offering price of $ 5.00 per share) at an exercise price equal to 110% of the offering price of the shares sold in this offering; (ii) 6,250 shares of common stock issuable upon exercise of the Feldman Consultant Warrant at an exercise price of $ 45.60 per share; (iii) 2,083 shares of common stock issuable upon exercise of the Hofer Consultant Warrant at an exercise price equal to the offering price of the shares sold in this offering; (iv) 92,050 additional shares of common stock issuable upon exercise of the Hofer Consultant Warrant as a result of anti-dilution adjustments in connection with the completion of this offering and the automatic conversion of our outstanding convertible notes, assuming an offering price of $ 5.00 per share (the midpoint of the range listed on the cover page of this prospectus) and assuming the conversion occurs on February 15, 2011 ; (v) 9,042 shares of common stock issuable upon exercise of the Placement Agent Warrants at an exercise price of $48.00 per share; (vi) 22,917 shares of common stock issuable upon exercise of the PCP Warrants issued on January 15, 2009 at an exercise price of $48.00 per share, and ( vii) 10,000 shares of common stock issuable upon exercise of the PCP Warrants (assuming an offering price of $ 5.00 per share) at an exercise price equal to 110% of the offering price of the shares sold in this offering .

As of September 30, 2010, we had outstanding $5,562,979 aggregate principal amount and accrued interest of 10% Notes, $4,562,210 aggregate principal amount and accrued interest of 8% Notes and $2,505,558 aggregate principal amount and accrued interest outstanding under the Paramount Notes, all of which will automatically convert into shares of common stock upon the completion of this offering at a conversion price equal to the offering price of the shares sold in this offering. Assuming an offering price of $ 5.00 per share (the midpoint of the range listed on the cover page of this prospectus) and a conversion date of February 15, 2011, the 10% Notes, the 8% Notes and the Paramount Notes will automatically convert into 1,145,146 , 938,500 and 513,065 shares of common stock, respectively.

We have issued options to purchase 2,417 shares of our common stock to our officers, directors and employees under our Amended and Restated 2007 Stock Incentive Plan. As of September 30, 2010, options to purchase 1,500 shares of common stock remained outstanding under the Amended and Restated 2007 Stock Incentive Plan, all of which are currently exercisable.

The sale or even the possibility of sale of the shares of common stock described above could substantially reduce the market price for our common stock or our ability to obtain future financing.

Future sales and issuances of our equity securities or rights to purchase our equity securities, including pursuant to equity incentive plans, would result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. We may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities in more than one transaction, investors may be further diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights superior to existing stockholders.

Pursuant to our Amended and Restated 2007 Stock Incentive Plan, our Board of Directors is authorized to award up to a total of 1,500,000 shares of common stock or options to purchase shares of common stock to our officers, directors and employees. We have issued options to purchase 2,417 shares of our common stock to our officers, directors and employees under our Amended and Restated 2007 Stock Incentive Plan. As of September 30, 2010, options to purchase 1,500 shares of common stock remained outstanding under the Amended and Restated 2007 Stock Incentive Plan. In addition, we have agreed to grant to our Chief Executive Officer, our Chief Financial Officer, our Director of New Product Development and our Vice President of Regulatory Affairs, upon consummation of this offering, options under the Amended and Restated 2007 Stock Incentive Plan to purchase shares of common stock representing 5%, 2%, 1% and 1%, respectively, of the common stock outstanding upon consummation of this offering on a fully diluted basis. We have also agreed to grant to our non-employee directors, upon consummation of this offering, options under the Amended and Restated 2007 Stock Incentive Plan to purchase shares of common stock representing a total of 1.25% of the common stock outstanding upon consummation of this offering on a fully diluted basis. Stockholders will experience dilution in the event that additional shares of common stock are issued under the Amended and Restated 2007 Stock Incentive Plan, or options previously issued or to be issued under the Amended and Restated 2007 Stock Incentive Plan are exercised.

Following the completion of this offering, holders of 2,596,711 shares of common stock will be entitled to certain “demand” and “piggyback” registration rights. The holders of the PCP Warrants, the Placement Agent Warrants and the Feldman Consultant Warrant also have “piggyback” registration rights. Additionally, warrants to purchase 120,000 shares of our common stock that we will issue to Ladenburg Thalmann & Co. Inc., as partial compensation for its services as an underwriter will provide for unlimited “piggyback” registration rights at our expense with respect to the underlying shares of common stock during the five-year period commencing six months after the effective date. See “Description of Capital Stock” on page 92 for more information on these registration rights.

If these holders exercise their registration rights with respect to all of their securities, then there would be up to an additional 2,596,711 shares of common stock (on a fully converted and as diluted basis) eligible for trading in the public market. The presence of this additional number of shares of common stock eligible for trading in the public market may substantially reduce the market price of our common stock. In addition, the existence of these holders’ piggyback registration rights may make it more difficult for us to effect future public offerings and may reduce the amount of capital that we are able to raise for our own account in these offerings.

We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the Securities and Exchange Commission, referred to herein as the SEC, and NYSE Amex, have imposed various new requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these new compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time consuming and costly. We expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs to maintain the same or similar coverage.

The Sarbanes-Oxley Act of 2002 requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, we will be required to perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report, commencing in our annual report on Form 10-K for the year ending December 31, 2011, on the effectiveness of our internal control over financial reporting. To date, our independent registered public accounting firm has identified a number of deficiencies in our internal controls over financial reporting that it deemed to be material weaknesses. Our compliance with Section 404 will require that we incur substantial costs and expend significant management efforts. We currently do not have any internal accounting personnel other than our Chief Financial Officer, and we may need to hire additional accounting and financial staff. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner or if we are not able to remediate the material weaknesses identified by our independent registered public accounting firm, the market price of our stock could decline and we could be subject to sanctions or investigations by NYSE Amex, the SEC or other regulatory authorities, which would require additional financial and management resources.

There is no guarantee that our common stock will be listed on NYSE Amex.

We have applied to have our common stock listed on NYSE Amex. After the completion of this offering, we believe that we will satisfy the listing requirements and expect that our common stock will be listed on NYSE Amex. Such listing, however, is not guaranteed. If the application is not approved, we will seek to have our common stock quoted on the OTC Bulletin Board. Even if such listing is approved, there can be no assurance any broker will be interested in trading our common stock. Therefore, it may be difficult to sell any shares you purchase in this offering if you desire or need to sell them. Our lead underwriter, Ladenburg, is not obligated to make a market in our common stock, and even after making a market, can discontinue market making at any time without notice. Neither we nor the underwriters can provide any assurance that an active and liquid trading market in our common stock will develop or, if developed, that the market will continue.

We have never paid dividends and do not expect to pay dividends for the foreseeable future.

We have never paid dividends on our capital stock and do not anticipate paying any dividends for the foreseeable future. Accordingly, you should not expect to receive dividends on shares of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, including statements regarding the progress and timing of clinical trials, the safety and efficacy of our product candidates, the goals of our development activities, estimates of the potential markets for our product candidates, estimates of the capacity of manufacturing and other facilities to support our products, our expected future revenues, operations and expenditures and projected cash needs. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. These risks and uncertainties include, among others:

•	our ability to obtain additional funding to develop our product candidates;

•	the need to obtain regulatory approval of our product candidates;

•	the success of our preclinical and clinical trials through all phases of development;

•	any delays in regulatory review and approval of product candidates in clinical development;

•	our ability to commercialize our products;

•	market acceptance of our product candidates;

•	our ability to establish an effective sales and marketing infrastructure;

•	competition from existing products or new products that may emerge;

•	regulatory difficulties relating to products that have already received regulatory approval;

•	potential product liability claims;

•	our dependency on third-party manufacturers to supply or manufacture our products;

•	our ability to establish or maintain collaborations, licensing or other arrangements;

•	our ability and third parties’ abilities to protect intellectual property rights;

•	compliance with obligations under intellectual property licenses with third parties;

•	our ability to adequately support future growth; and

•	our ability to attract and retain key personnel to manage our business effectively.

Forward-looking statements include all statements that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential,” or the negative of those terms, and similar expressions and comparable terminology intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. The forward-looking statements contained in this prospectus are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended, referred to herein as the Securities Act.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $ 17.2 million, or $ 20 million if the underwriters exercise their over-allotment option in full, assuming an initial public offering price of $ 5.00 per share, which is the midpoint of the range listed on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes for this offering are (i) to fund our development activities, including clinical trials for PB-101(zabofloxacin), and pre-clinical development of PB-101 for intravenous formulation of zabofloxacin, as well as our optimization work on PB-200a, (ii) to create a public market for our common stock, (iii) to increase our ability to access the capital markets in the future, (iv) to increase our working capital for general corporate purposes and (v) to provide liquidity for our existing stockholders.

We anticipate using the net proceeds from this offering as follows:

•	Approximately $ 11.8 million for PB-101 development to include the following:

o	complete our Phase 2 clinical trial for the community-acquired pneumonia (CAP) indication; and

o	complete all pre-clinical studies and a Phase 1 study required for an intravenous formulation of PB- 101;

•	Approximately $ 800,000 to complete chemical optimization of PB-200a ;

•	Approximately $325,000 to repay the IDB Bank line of credit; and

•	The balance to fund working capital and other general corporate purposes, which may include the acquisition or licensing of complementary technologies, products or businesses.

The expected use of net proceeds of this offering represents our intentions based on our current plans and business conditions. The amount and timing of our actual expenditures will depend on numerous factors, including the progress of our clinical trials and any unforeseen cash needs. As a result, we will retain broad discretion in the allocation and use of the remaining net proceeds of this offering. We have no current plans, agreements or commitments for any material acquisitions or licenses of any technologies, products or businesses.

We expect that the net proceeds from this offering, along with our existing cash resources, will be sufficient to enable us to make significant progress in the development of PB-101, including the completion of our Phase 2 clinical trial for the CAP indication and a Phase 1 study for an IV formulation of PB-101, as well as complete our chemical optimization work on PB-200a. We will need to raise additional funds following the completion of this offering in order to continue development of PB-101 through Phase 3 clinical trials for CAP and other indications, to complete pre-clinical studies required to submit an IND to the FDA for a Phase 1 study, and to conduct the clinical trials required for regulatory approval of PB-200a, or to develop any other product candidates.

A $1.00 increase (decrease) in the assumed initial public offering price of $ 5.00 per share (the mid-point of the price range set forth on the cover page of this prospectus) would increase (decrease) the net proceeds to us from this offering by approximately $ 3.7 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Pending application of the net proceeds, as described above, we intend to invest any remaining proceeds in a variety of short-term, investment-grade, interest-bearing securities.

DIVIDEND POLICY

We have never declared dividends on our equity securities, and currently do not plan to declare dividends on shares of our common stock in the foreseeable future. We expect to retain our future earnings, if any, for use in the operation and expansion of our business. Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of our Board of Directors and will depend upon such factors as earnings levels, capital requirements, our overall financial condition and any other factors deemed relevant by our Board of Directors.

CAPITALIZATION

The following table sets forth our cash and our capitalization as of September 30, 2010:

•	on an actual basis;

•	on a pro forma basis to reflect the following:

o	the automatic conversion of outstanding principal and accrued interest on all of our outstanding convertible notes upon the completion of this offering and the issuance of an aggregate of 2,596,711 shares of common stock upon such conversion, assuming an offering price of $ 5. 00 per share (the midpoint of the range listed on the cover page of this prospectus) and assuming the conversion occurs on February 15, 2011 ,

o	The issuance of Contingent Notes in an aggregate principal amount of $1,298,355 to the holders of the 10% Notes , the 8% Notes and the Paramount Notes upon the completion of this offering, assuming an offering price of $5.00 per share (the midpoint of the range listed on the cover page of this prospectus) and assuming the conversion occurs on February 15, 2011, and

o	the filing of our amended and restated certificate of incorporation upon completion of this offering ; and

•	on a pro forma as adjusted basis to further reflect our sale of 4,000,000 shares in this offering, at an assumed initial public offering price of $ 5.00 per share (the mid-point of the price range set forth on the cover page of this prospectus), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us .

The pro forma information below is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited financial statements and the related notes appearing elsewhere in this prospectus.

	As of September 30, 2010
	Actual	Pro Forma	Pro Forma As Adjusted
	(Unaudited)	(Unaudited)	(Unaudited)
Cash	$252,186	$252,186	$17,452,186
Paramount Notes	1,992,205	—	—
10% Notes	4,340,000	—	—
8% Notes	4,343,000	—	—
PCP Notes	2,875,000	2,875,000	2,875,000
Contingent Notes	—	1,298,355	1,298,355
	13,550,205	4,173,355	4,173,355
Stockholders’ equity (deficiency):
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued ( 5,000,000 authorized and none issued on a pro forma and pro forma as adjusted basis)	—	—	—

	As of September 30, 2010
	Actual	Pro Forma	Pro Forma As Adjusted
	(Unaudited)	(Unaudited)	(Unaudited)
Common stock, $0.001 par value; 20,000,000 shares authorized; 93,328 issued and outstanding ( 50,000,000 authorized; 2,690,039 issued on a pro forma basis ; 6,690,039 issued on a pro forma as adjusted basis)	93	2,690	6,690
Additional paid-in capital	4,180,573	2 5, 012,529	42, 208,529
Deficit accumulated during the development stage	(20,337,307)	( 31, 261, 1 65)	( 31, 261, 165)
Total stockholders’ equity (deficiency)	(16,156,641)	(6,245,945)	10,954,055
Total capitalization	$(2,606,436)	$( 2, 072, 590)	$1 5, 127, 410

The table above includes accrued interest on the debt and does not include the following:

•	1,500 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $ 45.60 per share;

•	1,498,500 shares of common stock reserved for issuance under our Amended and Restated 2007 Stock Incentive Plan, including shares of common stock issuable upon exercise of options to be granted to our Chief Executive Officer, our Chief Financial Officer, our Director of New Product Development and our Vice President of Regulatory Affairs upon completion of this offering representing 5%, 2%, 1% and 1%, respectively, of the common stock outstanding upon completion of this offering on a fully diluted basis, and options to be granted to our non-employee directors upon completion of this offering representing a total of 1.25% of the common stock outstanding upon completion of this offering on a fully diluted basis;

•	6,250 shares of common stock issuable upon exercise of the Feldman Consultant Warrant at an exercise price of $ 45.60 per share, which is currently exercisable;

•	2,083 shares of common stock issuable upon exercise of the Hofer Consultant Warrant;

•	92,050 additional shares of common stock issuable upon exercise of the Hofer Consultant Warrant as a result of anti-dilution adjustments in connection with the completion of this offering and the automatic conversion of our outstanding convertible notes, assuming an offering price of $ 5.00 per share (the midpoint of the range listed on the cover page of this prospectus) and assuming the conversion occurs on February 15, 2011 ;

•	9,042 shares of common stock issuable upon exercise of the Placement Agent Warrants at an exercise price of $ 48.00 per share, which are currently exercisable;

•	22,917 shares of common stock issuable upon exercise of the PCP Warrants issued on January 15, 2009 at an exercise price of $48.00 per share, which are currently exercisable ;

•	10,000 shares of common stock issuable upon exercise of the PCP Warrants issued on June 24, 2009; and

•	1, 494,529 shares of common stock issuable upon exercise of the Noteholder Warrants.

DILUTION

If you invest in our common stock, your investment will be diluted immediately to the extent of the difference between the public offering price per share of common stock and the net tangible book value per share of common stock immediately after this offering.

Our net tangible book value as of September 30, 2010 was approximately $(16.8) million, or $(180.06) per common share. Net tangible book value per share is determined by dividing tangible stockholders’ equity, which is total tangible assets less total liabilities, by the aggregate number of shares of common stock outstanding. Tangible assets represent total assets excluding goodwill and other intangible assets. Dilution in net tangible book value per share represents the difference between the public offering price per share of common stock and the net tangible book value per share of our common stock immediately afterwards. After giving effect to the conversion of our outstanding convertible notes and accrued interest thereon (assuming such conversion occurs on February 15, 2011), and the issuance and sale of 4 ,000,000 shares of common stock at an assumed public offering price of $ 5.00 per share (the mid-point of the price range set forth on the cover page of this prospectus) and after deducting the underwriting discount and commissions and estimated offering expenses, our pro forma net tangible book value as of September 30, 2010 would be approximately $ 11.0 million, or $ 1.64 per common share. This represents an immediate increase in net tangible book value of $ 3.96 per share to our existing stockholders and an immediate dilution of $ 3.36 per share to the new investors purchasing shares in this offering.

The following table illustrates this per share dilution:

Assumed initial public offering price per share			$5.00
Historical net tangible book value per share as of September 30, 2010	$	(180.06)
Increase per share attributable to the conversion of convertible promissory notes		177.74
Increase per share attributable to new investors in this offering		3.96
Pro forma net tangible book value per share after this offering			1.64
Dilution per share to new investors			$3.36

The following table sets forth, on an as adjusted basis as of September 30, 2010 , the difference between the number of shares of common stock issued, the total cash consideration paid, and the average price per share paid by our existing stockholders and by new public investors before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, using an assumed public offering price of $ 5.00 per share.

	Shares Purchased		Total Consideration		Average Price per Share
	Number	Percent	Amount	Percent
Existing stockholders	93,328	1.4%	$4,480	—%	$0.048
Existing convertible noteholders	2,596,711	38.8	12,983,553	39.4	$5.00
New stockholders	4,000,000	59.8	20,000,000	60.6	$5.00
Total	6,690,039	100.0%	32,988,033	100.0%

If the underwriters’ over-allotment option of 600,000 shares of our common stock is exercised in full, the number of shares of common stock held by existing stockholders and existing convertible noteholders will be reduced to 36.9 % of the total number of shares to be outstanding after this offering, and the number of shares held by the new investors will be increased to 4,600,000 shares, or 63.1%, of the total number of shares of common stock outstanding after this offering.

The foregoing information is based on 93,328 shares of common stock issued and outstanding as of September 30, 2010, and assumes the automatic conversion of all of our outstanding convertible notes into an aggregate of 2,596,711 shares of common stock upon the completion of this offering, assuming an offering price of $ 5.00 per share (the midpoint of the range listed on the cover page of this prospectus) and assuming the conversion occurs on February 15, 2011 . The table above excludes (i) 1,500 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $ 45.60 per share; (ii) 1,498,500 shares of common stock reserved for issuance under our Amended and Restated 2007 Stock Incentive Plan, including shares of common stock issuable upon exercise of options to be granted to our Chief Executive Officer, our Chief Financial Officer, our Director of New Product Development and our Vice President of Regulatory

Affairs upon completion of this offering representing 5%, 2%, 1% and 1%, respectively, of the common stock outstanding upon completion of this offering on a fully diluted basis, and options to be granted to our non-employee directors upon completion of this offering representing a total of 1.25% of the common stock outstanding upon completion of this offering on a fully diluted basis; (iii) 6,250 shares of common stock issuable upon exercise of the Feldman Consultant Warrant at an exercise price of $ 45.60 per share; (iv) 2,083 shares of common stock issuable upon exercise of the Hofer Consultant Warrant; (v) 92,050 additional shares of common stock issuable upon exercise of the Hofer Consultant Warrant as a result of anti-dilution adjustments in connection with the completion of this offering and the automatic conversion of our outstanding convertible notes, assuming an offering price of $ 5.00 per share (the midpoint of the range listed on the cover page of this prospectus) and assuming the conversion occurs on February 15, 2011 ; (vi) 9,042 shares of common stock issuable upon exercise of the Placement Agent Warrants at an exercise price of $ 48 .00 per share; (vii) 22,917 shares of common stock issuable upon exercise of the PCP Warrants issued on January 15, 2009 at an exercise price of $48.00 per share, which are currently exercisable; (viii) 10,000 shares of common stock issuable upon exercise of the PCP Warrants issued on June 24, 2009; and (viii) 1, 494,529 shares of common stock issuable upon exercise of the Noteholder Warrants. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

SELECTED FINANCIAL DATA

The following statement of operations data for 2009 and 2008 have been derived from our audited financial statements, which are included elsewhere in this prospectus. The statement of operations data for the nine months ended September 30, 2010 and 2009, along with the period from October 5, 2006 (Inception) to September 30, 2010, and the balance sheet data as of September 30, 2010, have been derived from our unaudited condensed financial statements, which are also included elsewhere in this prospectus. In the opinion of management, the unaudited condensed financial statements have been prepared on the same basis as the audited financial statements and include all adjustments necessary for the fair presentation of our financial position and results of operations for these periods. The following selected financial data should be read together with our financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The selected financial data in this section is not intended to replace our financial statements and the accompanying notes. Our historical results are not necessarily indicative of our future results.

Statement of Operations Data

	Year Ended December 31,				Nine Months Ended September 30,
	2009 Restated(1)		2008 Restated(1)		2010	2009	Period from October 5, 2006 (Inception) to September 30, 2010
					(Unaudited)	(Unaudited)	(Unaudited)
Operating revenue:
Sublicense		$6,286		$—	$28,286	$—	$34,572

Operating expenses:
Research and development		2,679,323		3,299,632	2,127,578	646,731	12,703,410
General and administrative		421,628		783,611	676,048	260,743	2,966,486
Total operating expenses		3,100,951		4,083,243	2,803,626	907,474	15,669,896
Loss from operations		(3,094,665)		(4,083,243)	(2,775,340)	(907,474)	(15,635,324)

Interest income		—		21,850	2,067	—	29,926
Interest expense, including amortization of debt discount and deferred financing costs		(1,089,846)		(1,115,730)	(2,351,646)	(802,364)	(4,731,909)
Net loss		$(4,184,511)		$(5,177,123)	$(5,124,919)	$(1,709,838)	$(20,337,307)
Basic and diluted net loss per common share	$	(44.84)	$	(55.47)	$ (54.91)	$ (18.32)
Weighted average common shares outstanding — basic and diluted		93,328		93,328	93,328	93,328

(1)	We restated our statements of operations for the years ended December 31, 2009 and 2008 to reflect a correction of the classification of certain operating expenses between general and administrative expenses and research and development expenses. The restatement does not affect our total operating expenses, loss from operations or net loss or our balance sheet, statement of changes in stockholders’ deficiency or statement of cash flows for any period. See Note 9 to our audited financial statements, which are included elsewhere in this prospectus.

Balance Sheet Data

	December 31, 2009	December 31, 2008	September 30, 2010
			(Unaudited)
Cash	$10,728	$49,643	$252,186
Total Assets	$90,179	$7,218	$926,811
Total Liabilities	$13,300,944	$10,313,634	$17,083,452
Deficit Accumulated During the Development Stage	$(15,212,388)	$(11,027,877)	$(20,337,307)
Total Stockholders’ Deficiency	$(13,210,765)	$(10,216,416)	$(16,156,641)

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis together with our financial statements and the notes to those statements included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under “Risk Factors” and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

We are a biopharmaceutical company that seeks to in-license, develop and commercialize therapeutic products for the treatment and prevention of infectious diseases. We have obtained exclusive rights to candidates for the treatment of bacterial and fungal infections. To date, we have licensed all of the products in our pipeline.

Our product candidates address large market opportunities in the antibiotic and antifungal markets, including our most advanced product candidate, PB-101 (zabofloxacin). PB-101 is a fluoroquinolone antibiotic which we initially plan to develop for the treatment of community-acquired pneumonia, or CAP, a common infection associated with significant morbidity and mortality. In the antifungal market, we are currently focused on developing PB-200a, which we anticipate will be an antifungal drug candidate for the treatment of two of the most common fungus strains (Candidia and Aspergillus).

We completed a Phase 1 QT trial for PB-101 in December 2009, and initiated a Phase 2 clinical trial in the United States for the CAP indication in March 2010. With the proceeds of this offering, we expect to report top-line results from this trial by June 30, 2012. We will require additional funds following the completion of this offering in order to continue development of PB-101 through Phase 3 clinical trials. For PB-200a, we expect to complete optimization of the drug formulation by the end of the third quarter of 2011. We will require additional funds following the completion of this offering to complete pre-clinical studies required to submit an IND to the FDA for a Phase 1 study, and to conduct the clinical trials required for regulatory approval of PB-200a.

We also have certain rights to use PB-201, a formulation technology, in azole-based antifungal drug formulations. This technology could potentially be utilized to reformulate the antifungal drug itraconazole, which is one of the standard therapies for the treatment of onychomycosis (nail fungus). However, we do not intend to use the net proceeds of this offering for the development of any drug candidate using the PB-201 technology.

Since our inception in October 2006, we have had no revenue from product sales, and have funded our operations principally through debt financings. Our operations to date have been primarily limited to organizing and staffing, licensing product candidates, developing clinical trials for our product candidates, establishing manufacturing for our product candidates and maintaining and improving our patent portfolio.

We have generated significant losses to date, and we expect to continue to generate losses as we progress towards the commercialization of our product candidates. As of September 30, 2010, we had an accumulated deficit of approximately $20.3 million. Because we do not generate revenue from any of our product candidates, our losses will continue as we advance our product candidates towards regulatory approval and eventual commercialization. As a result, our operating losses are likely to be substantial over the next several years. We are unable to predict the extent of any future losses or when we will become profitable, if at all.

We believe that the net proceeds from this offering and existing cash will be sufficient to fund our projected operating requirements for at least 18 months. Until we can generate a sufficient amount of product revenue, if ever, we expect to finance future cash needs through public or private equity offerings, debt financings or corporate collaboration and licensing arrangements.

Financial Operations Overview

Revenue

Other than the sublicense fees and payments we received in the fourth quarter of 2009 under the sublicense agreement as discussed below, we have not generated any revenue since our inception. To date, we have funded our operations primarily through debt financings. If our product development efforts result in clinical success, regulatory approval and successful commercialization of any of our products, we could generate revenue from sales or licenses of any such products.

Research and Development Expense

Research and development expense consists of: (i) internal costs associated with our development activities; (ii) payments we make to third party contract research organizations, contract manufacturers, investigative sites, and consultants; (iii) technology and intellectual property license costs; (iv) manufacturing development costs; and (v) activities relating to regulatory filings and the advancement of our product candidates through preclinical studies and clinical trials. All research and development is expensed as incurred.

Our internal costs associated with our development activities consist of the portion of our employees’ salaries that are allocated to research and development expense based on managements’ estimate of the amount of time spent by each employee on product development-related activities during each fiscal period.

Conducting a significant amount of development is central to our business model. Through September 30, 2010, we incurred $12,703,410 in research and development expenses since our inception in October 2006. Product candidates in later-stage clinical development generally have higher development costs than those in earlier stages of development, primarily due to the significantly increased size and duration of the clinical trials. We plan to increase our research and development expenses for the foreseeable future in order to continue development of our product candidates.

We are currently focused on our clinical development of PB-101 for the CAP indication while exploring its development for other indications and in parallel advancing our pre-clinical development of PB-200a. We have also conducted certain limited pre-clinical research and optimization work on the reformulation of itraconazole using the PB-201 technology. Given our primary focus on the development of PB-101, our research and development expense since our inception has related primarily to our PB-101 development projects, and to a much lesser extent to our other development projects.

The following table summarizes the percentages of our research and development expenses related to our lead product candidates. The percentages summarized in the following table reflect payments directly attributable to each product candidate, which are tracked on a project basis. The percentages also reflect our internal costs, consisting solely of a portion of our employees’ salaries as described above, which are not tracked on a project basis but are allocated among our product candidates based on managements’ estimate of the amount of time each employee spent on development activities relating to each product candidate during the relevant period.

	Year Ended December 31,		Nine Months Ended September 30,
	2009	2008	2010	2009	Period from October 5, 2006 (Inception) to September 30, 2010
PB-101	86%	95%	100%	72%	94%
PB-200a	14%	5%	*	28%	5%
PB-201	*	*	*	*	1%

*  Less than 1%.

The process of conducting pre-clinical studies and clinical trials necessary to obtain FDA approval is costly and time consuming. The successful development of our product candidates is highly uncertain and subject to a number of risks including, but not limited to the following:

•	The duration of clinical trials may vary substantially according to the type, complexity and novelty of the product candidate.

•	The FDA imposes substantial requirements on the introduction of therapeutic pharmaceutical products, typically requiring lengthy and detailed laboratory and clinical testing procedures, sampling activities and other costly and time-consuming procedures.

•	Data obtained from nonclinical and clinical activities at any step in the testing process may be adverse and lead to discontinuation or redirection of development activity. Data obtained from these activities also are susceptible to varying interpretations, which could delay, limit or prevent regulatory approval.

•	The duration and cost of discovery, nonclinical studies and clinical trials may vary significantly over the life of a product candidate and are difficult to predict.

•	The costs, timing and outcome of regulatory review of a product candidate.

•	The emergence of competing technologies and products and other adverse market developments.

The costs of clinical trials may vary significantly over the life of a project owing to but not limited to:

•	the number of sites included in the trials;

•	the length of time required to enroll eligible patients;

•	the number of patients that participate in the trials;

•	the number of doses that patients receive;

•	the drop-out or discontinuation rates of patients;

•	the duration of patient follow-up;

•	the phase of development the product candidate is in; and

•	the efficacy and safety profile of the product candidate.

None of our product candidates has received FDA approval. In order to grant marketing approval, the FDA must conclude that clinical data establishes the safety and efficacy of our product candidates and that the manufacturing facilities, processes and controls are adequate. Despite our efforts, our product candidates may not offer therapeutic or other improvement over existing, comparable drugs, be proven safe and effective in clinical studies, or meet applicable regulatory standards. We are currently focused on completing the Phase 2 CAP study for PB-101, completing all pre-clinical studies and the Phase 1 study required for the intravenous formulation of PB-101 and completing chemical optimization work and all pre-clinical studies required to file an IND for a Phase 1 study on PB-200a. However, we will need to raise additional funds following the completion of this offering in order to conduct Phase 3 trials for PB-101, to conduct a Phase 1 study for PB-200a or to develop any other product candidates.

As a result of the uncertainties discussed above, the uncertainty associated with clinical trial enrollments and the risks inherent in the development process, we are unable to determine the duration and completion costs of current or future clinical stages of our product candidates or when, or to what extent, we will generate revenues from the commercialization and sale of any of our product candidates. Development timelines, probability of success and development costs vary widely.

General and Administrative Expense

General and administrative expense consists primarily of the portion of our employees’ salaries that are not allocated to research and development expense, as described above, and other related costs, including stock-based compensation expense, for persons serving in our executive, finance and accounting functions. Other general and administrative expense includes facility-related costs not otherwise included in research and development expense, promotional expenses, costs associated with industry and trade shows, and professional fees for legal services and accounting services. We expect that our general and administrative expenses will increase as we add personnel and become subject to the reporting obligations applicable to public companies. From our inception in October 2006 through September 30, 2010, we spent $2,966,486 on general and administrative expense.

Interest Income and Interest Expense

Interest income consists of interest earned on our cash and cash equivalents. Interest expense consists of interest incurred on the 10% Notes, the 8% Notes, the PCP Notes, the Paramount Notes and borrowings under our line of credit with Bank of America, N.A. (which was replaced on November 5, 2010 with our line of credit with Israel Discount Bank of New York), as well as the amortization of deferred financing costs and debt discounts.

Results of Operations

Restatement

We restated our statements of operations for the years ended December 31, 2009 and 2008 to reflect a correction of the classification of certain operating expenses between general and administrative expenses and research and development expenses. The restatement does not affect our total operating expenses, loss from operations or net loss or our balance sheet, statement of changes in stockholders’ deficiency or statement of cash flows for any period. See Note 9 to our audited financial statements, which are included elsewhere in this prospectus.

Comparison of the Nine Months Ended September 30, 2010 and September 30, 2009

Research and Development Expense. Research and development expense was $2,127,578 for the nine months ended September 30, 2010, an increase of $1,480,847, or 229%, from $646,731 for the nine months ended September 30, 2009. The increase was primarily due to significantly higher preclinical and clinical development costs in the nine months ended September 30, 2010 of $1,494,415 relating primarily to expenses and fees in connection with post-trial data analysis and evaluation for our Phase 1 QT trial for PB-101 and expenses and fees associated with the initiation and conduct of our Phase 2 clinical trial for the CAP indication, compared to approximately $62,625 in the nine months ended September 30, 2009 relating to pharmacokinetic and toxicology studies on PB-101 in advance of our Phase 1 QT trial. The increase was partially offset by development milestone extension payments of $200,000 to Dong Wha in the nine months ended September 30, 2010, compared to development milestone extension payments of $300,000 to Dong Wha during the nine months ended September 30, 2009.

General and Administrative Expense. General and administrative expense was $676,048 for the nine months ended September 30, 2010, an increase of $415,305, or 159%, from $260,743 for the nine months ended September 30, 2009. The increase was primarily due to increased audit and accounting fees of approximately $171,000, increased travel costs of $43,000 in connection with the preparation for this offering and an increase in salary expense due to Dr. Wikler serving as our President and Chief Executive Officer for a longer period in the nine months ended September 30, 2010 compared to the nine months ended September 30, 2009, and the hiring of our Chief Financial Officer in July 2010.

Interest Income and Interest Expense. We did not earn any significant interest income for the nine months ended September 30, 2010 or 2009 because we did not maintain any significant cash balances in interest bearing accounts during those periods. Interest expense was $2,351,646 for the nine months ended September 30, 2010, an increase of $1,549,282, or 193%, from $802,364 for the nine months ended September 30, 2009. The increase was primarily due to greater amortization of deferred financing costs and debt discount in the nine months ended September 30, 2010 ($852,080) compared to the nine months ended September 30, 2009 ($175,294) primarily as a result of the 8% Notes financing in February and March 2010 and legal fees incurred in connection such financing, as well as accrued interest on the 8% Notes and higher accrued interest on existing notes as a result of higher principal balances on the PCP Notes, the second of which was issued in June 2009 and the PBS Note, under which we borrowed additional amounts during 2009 and in January 2010.

Comparison of the Years Ended December 31, 2009 and December 31, 2008

Revenue from Sublicense Agreement. We received a total of $660,000 in sublicense fees and milestone payments under our non-exclusive patent sublicense agreement with Merck Sharp & Dohme Corp., or Merck, for the year ended December 31, 2009, which we entered into effective as of November 4, 2009. We have recorded deferred revenue for the cash received under the sublicense agreement in 2009 that is being recognized as revenue over the term of the sublicense agreement at approximately $38,000 per annum. We did not generate any revenues for the year ended December 31, 2008.

Research and Development Expense. Research and development expense was $2,679,323 for the year ended December 31, 2009, a decrease of $620,309, or 19%, from $3,299,632 for the year ended December 31, 2008. The decrease was primarily due to lower fees and payments to Dong Wha in 2009 of $400,000 compared to $800,000 in 2008, the termination of our services agreement with PBS in August 2008 under which we accrued fees of $200,000 in 2008, lower manufacturing expense of approximately $51,000 in 2009 compared to approximately $478,000 in 2008, which were substantially offset by higher preclinical and clinical development costs in 2009 of approximately $1,508,000 relating primarily to our Phase 1 QT trial for PB-101 compared to approximately $626,000 in 2008 relating primarily to preclinical development costs for PB-101 and our other product candidates and lower salaries of approximately $309,000 due to reduced staff in 2009 compared to 2008.

General and Administrative Expense. General and administrative expense was $421,628 for the year ended December 31, 2009, a decrease of $361,983, or 46%, from $783,611 for the year ended December 31,

2008. The decrease was primarily attributable to the departure of Matthew Wikler, in January 2009, who rejoined us as our President and Chief Executive Officer and director effective as of February 28, 2010, and the expiration of the lease related to our previous office space.

Interest Income and Interest Expense. Interest income was zero for the year ended December 31, 2009, compared to $21,850 for the year ended December 31, 2008. We did not earn interest income during 2009 because we did not maintain any significant cash balances in interest bearing accounts for any meaningful period during the year.

Interest expense was $1,089,846 for the year ended December 31, 2009, a decrease of $25,884, or 2%, from $1,115,730 for the year ended December 31, 2008. The decrease was primarily attributable to lower charges related to the amortization of deferred financing costs in 2009, which substantially offset higher accrued interest relating to the increase in interest rates on our 10% Notes from 8% to 10% in December 2008 and accrued interest on the PCP Notes, which were issued in 2009.

Liquidity and Capital Resources

Sources of Liquidity

As a result of our significant research and development expenditures and the lack of any approved products to generate product sales revenue, we have not been profitable and have generated operating losses since we were incorporated in October 2006. We have funded our operations through September 30, 2010 principally with $7,683,000 in convertible notes sold in private placements and $5,867,205 in related party notes. The following table summarizes our primary funding sources as of September 30, 2010:

Source	Amount Raised ($) (1)		Principal and Interest Outstanding as of September 30, 2010	Shares of Common Stock Issuable Upon Conversion (Upon Completion of the Offering) (2)
10% Notes	$4,340,000		$5,562,979	1,145,146	shares
8% Notes	3,343,000	(3)	4,562,210	938,500	shares
PCP Notes	2,875,000		3,080,811	—
Paramount Notes
PBS Note	2,282,205	(4)	1,615,172	330,7 28	shares
Family Trusts Note	660,000		833,252	170,6 10	shares
Capretti Note	50,000		57,134	11, 727	shares
Totals	$13,550,205		$15,711,558

(1)	Represents gross proceeds.

(2)	Assumes an initial public offering price of $ 5.00 per share (the mid-point of the price range set forth on the cover page of this prospectus) and assumes that the conversion occurs on February 15 , 201 1 .

(3)	Does not include the 8% Note in the principal amount of $1,000,000 we issued to PBS upon the conversion of $1,000,000 of the principal amount outstanding under the PBS Note in connection with the 8% Notes financing.

(4)	As described in note 3 above, pursuant to the terms of the PBS Note, $1,000,000 of the principal amount outstanding under the PBS Note converted into an 8% Note in February 2010 in connection with the 8% Notes financing.

10% Notes

In December 2007, we issued a series of convertible promissory notes in the aggregate principal amount of $4,340,000 (the “10% Notes”). The 10% Notes are unsecured obligations of ours with a maturity date of March 31, 2011 and accrue interest at the rate of 10% per annum. The aggregate amount of accrued and unpaid interest under the 10% Notes as of September 30, 2010 was $1,222,979.

Originally, the 10% Notes had a maturity date of December 14, 2008 and an interest rate of 8% per annum. Pursuant to the terms of the 10% Notes, in December 2008, we extended the maturity date to December 14, 2009 in exchange for an increase in the interest rate to 10% per annum. Pursuant to an amendment agreement dated as of December 14, 2009, we further extended the maturity date to September 30, 2010. Also pursuant to the amendment agreement, a cash premium equal to 42.8571% of the aggregate principal amount plus all accrued and unpaid interest on the 10% Notes was added in the event the 10% Notes become due and payable prior to the consummation by us of a Qualified Financing, reverse merger, sale of the company or other transaction. Pursuant to an extension agreement dated September 16, 2010, we extended the maturity date of the 10% Notes to December 31, 2010 and pursuant to an amendment agreement dated as of December 23, 2010, we further extended the maturity date to March 31, 2011.

Under the terms of the 10% Notes, the outstanding principal amount of the 10% Notes, and all accrued interest thereon, will automatically convert into equity securities sold in a Qualified Financing at a conversion price equal to 70% of the lowest per unit price at which such equity securities are sold in such Qualified Financing. However, pursuant to the amendment agreement dated as of December 23, 2010, the holders of the 10% Notes agreed to eliminate such conversion discount if (i) we consummate a Qualified IPO by March 31, 2011, (ii) the holders of the 8% Notes and the Paramount Notes (as defined below) are not treated more favorably in connection with such conversion and (iii) the other transactions contemplated by the amendment agreement, which are described below, are consummated. Under the amendment agreement, we agreed to issue to the holders of the 10% Notes, upon the consummation of a Qualified IPO, warrants to purchase common stock (the “10% Noteholder Warrants”), as described below, and Contingent Notes (as defined below) in an aggregate principal amount equal to 10% of the unpaid principal and accrued interest on the 10% Notes as of the date a Qualified IPO is consummated. In addition, pursuant to the amendment agreement, Dr. Rosenwald and the holders of the Paramount Notes (as defined below) agreed to assign the rights to receive the shares of our common stock issuable upon conversion of the Paramount Notes to the holders of the 10% Notes and the 8% Notes on a pro rata basis.

For purposes of the 10% Notes, “Qualified IPO” means an underwritten initial public offering of our equity securities that qualifies as a Qualified Financing and “Qualified Financing” means the sale of our equity securities in an equity financing or series of related equity financings in which we receive (minus the amount of aggregate gross cash proceeds to us from our arm’s length sale of equity or debt securities, or incurrence of new loans, after December 14, 2009) aggregate gross proceeds of at least $10,000,000 (before brokers’ fees or other transaction related expenses, and excluding any such proceeds resulting from any conversion of the 10% Notes). This offering, if consummated, will be considered a Qualified IPO. Assuming an offering price of $ 5.00 per share, the 10% Notes will automatically convert into 1,145,146 shares of common stock at a conversion price equal to the offering price of the shares sold in this offering.

The 10% Noteholder Warrants, which we will issue upon consummation of a Qualified IPO, will be five-year warrants that entitle the holders thereof to purchase a number of shares of common stock equal to 70% of the original principal amount of the 10% Notes divided by the price at which shares of our common stock are sold in a Qualified IPO, at a per share exercise price equal to 110% of the price at which shares of common stock are sold in such Qualified IPO, subject to adjustment as set forth in the warrant. In the event of a sale of our company (whether by merger, consolidation, sale or transfer of more than 50% of our capital stock or all or substantially all of our assets), the 10% Noteholder Warrants will terminate 90 days after such sale provided that the holders have the right to exercise the 10% Noteholder Warrants during such 90-day period. Assuming an offering price of $ 5.00 per share, the 10% Noteholder Warrants will entitle the holders thereof to purchase 607,600 shares of common stock at an exercise price equal to 110% of the offering price of the shares sold in this offering.

As a result of the modifications to the 10% Notes pursuant to the amendment agreement dated December 23, 2010, as described above, the beneficial conversion feature associated with the 10% Notes will be eliminated upon consummation of this offering and we will not record any beneficial conversion charge to interest expense in connection with the conversion of the 10% Notes. Instead, upon the consummation of this offering, we will record a charge to interest expense in an amount equal to the value of the Contingent Notes and the 10% Noteholder Warrants to be issued to the holders of the 10% Notes upon the consummation of this offering.

8% Notes

In February and March 2010, we issued another series of convertible promissory notes in the aggregate principal amount of $4,343,000 (the “8% Notes”). The 8% Notes are unsecured obligations of ours with a maturity date of February 9, 2012 and accrue interest at the rate of 8% per annum. The aggregate amount of accrued and unpaid interest under the 8% Notes as of September 30, 2010 was $219,210.

Under the terms of the 8% Notes, the outstanding principal amount of the 8% Notes, and all accrued interest thereon, will automatically convert into shares of common stock upon the completion of a Qualified IPO at a conversion price equal to 70% of the price at which shares of common stock are sold in a Qualified IPO. However, pursuant to an amendment agreement dated as of December 23, 2010, the holders of the 8% Notes agreed to eliminate such conversion discount if (i) we consummate a Qualified IPO by March 31, 2011, (ii) the holders of the 10% Notes and the Paramount Notes are not treated more favorably in connection with such conversion and (iii) the other transactions contemplated by the amendment agreement, which are described below, are consummated. Under the amendment agreement, we agreed to issue to the holders of the 8% Notes, upon the consummation of a Qualified IPO, Contingent Notes (as defined below) in an aggregate principal amount equal to 10% of the unpaid principal and accrued interest on the 8% Notes as of the date a Qualified IPO is consummated. In addition, pursuant to the amendment agreement, Dr. Rosenwald and the holders of the Paramount Notes (as defined below) agreed to assign the rights to receive the shares of our common stock issuable upon conversion of the Paramount Notes to the holders of the 10% Notes and the 8% Notes on a pro rata basis.

For purposes of the 8% Notes, “Qualified IPO” means the completion of an underwritten initial public offering of our equity securities resulting in aggregate gross cash proceeds (before commissions or other expenses) to us of at least $10,000,000. This offering, if consummated, will be considered a Qualified IPO. Assuming an offering price of $ 5.00 per share, the 8% Notes will automatically convert into 938,500 shares of common stock at a conversion price equal to the offering price of the shares sold in this offering.

In connection with the issuance of the 8% Notes, we issued five-year warrants to the purchasers of the 8% Notes (the “8% Noteholder Warrants”). The 8% Noteholder Warrants entitle the holders thereof to purchase a number of shares of common stock equal to 70% of the principal amount of the 8% Notes divided by the price at which shares of our common stock are sold in a Qualified IPO, at a per share exercise price equal to 110% of the price at which shares of common stock are sold in such Qualified IPO, subject to adjustment as set forth in the warrant. If a Qualified IPO does not occur on or before the second anniversary of the closing of the offering of the 8% Noteholder Warrants, then each warrant will be exercisable for that number of shares of common stock equal to 70% of the principal amount of the note purchased by the original holder divided by $ 48.00 ($1.00 on a pre-reverse split basis) , at a per share exercise price of $ 48.00 ($1.00 on a pre-reverse split basis) . In the event of a sale of our company (whether by merger, consolidation, sale or transfer of more than 50% of our capital stock or all or substantially all of our assets), the 8% Noteholder Warrants will terminate 90 days after such sale provided that the holders have the right to exercise the 8% Noteholder Warrants during such 90-day period. Assuming an offering price of $ 5.00 per share, the 8% Noteholder Warrants will entitle the holders thereof to purchase 608,020 shares of common stock at an exercise price equal to 110% of the offering price of the shares sold in this offering.

As a result of the modifications to the 8% Notes pursuant to the amendment agreement dated December 23, 2010, as described above, the beneficial conversion feature associated with the 8% Notes will be eliminated upon consummation of this offering and we will not record any beneficial conversion charge to interest expense in connection with the conversion of the 8% Notes. Instead, upon the consummation of this offering, we will record a charge to interest expense in an amount equal to the value of the Contingent Notes to be issued to the holders of the 8% Notes upon the consummation of this offering.

PCP Notes

On each of January 15, 2009 and June 24, 2009, we issued a senior promissory note to Paramount Credit Partners, LLC (“PCP”), in the principal amount of $2,750,000 and $125,000, respectively (each a “PCP Note” and together, the “PCP Notes”). PCP is an affiliate of Paramount BioCapital, Inc., of which is Dr. Rosenwald is the Chairman, Chief Executive Officer and sole stockholder. The PCP Notes are unsecured obligations of ours with current maturity dates of the earlier of (i) December 31, 2013, (ii) the completion of a

Qualified Financing (as defined below), and (iii) the completion of a Reverse Merger (as defined below). The PCP Notes accrue interest at the rate of 10% per annum. The aggregate amount of accrued and unpaid interest under the PCP Notes as of September 30, 2010 was $205,811.

For purposes of the PCP Notes, “Qualified Financing” means the closing of an equity financing or series of related equity financings by us after our initial public offering resulting in aggregate gross cash proceeds (before brokers’ fees or other transaction related expenses) of at least $10,000,000. For purposes of the PCP Notes, “Reverse Merger” means a merger, share exchange or other transaction or series of related transactions in which (a) we merge into or otherwise becomes a wholly owned subsidiary of a company subject to the public company reporting requirements of the Securities Exchange Act of 1934, as amended, referred to herein as the Exchange Act, and (b) the aggregate consideration payable to us or our stockholders in such transaction(s) (the “Reverse Merger Consideration”) is greater than or equal to $10,000,000.

This offering will not constitute a “Qualified Financing” for purposes of the PCP Notes and the PCP Notes will remain outstanding following consummation of this offering. We do not intend to use the proceeds of this offering to repay the PCP Notes.

In connection with the issuance of the PCP Notes, we issued to PCP five-year warrants to purchase a number of shares of common stock equal to 40% of the aggregate principal amount of the PCP Notes ($2,875,000), divided by the lowest price paid in a Qualified Financing (each a “PCP Warrant,” and together, the “PCP Warrants”). The per share exercise price of each of the PCP Warrants is equal to 110% of the lowest price paid in a Qualified Financing.

If we complete a Reverse Merger, other than in connection with a Qualified Financing, the PCP Warrants will be exercisable immediately prior to the Reverse Merger for a number of shares of common stock and exercise price determined in accordance with, and on the same terms and conditions, as provided for in the event of a Qualified Financing, except that the lowest price paid will be deemed equal to the quotient obtained by dividing the Reverse Merger Consideration (less the amount of unpaid principal and accrued interest under the applicable PCP Note) by the number of shares of common stock outstanding immediately prior to such Reverse Merger, on a fully diluted basis (without giving effect to the conversion of the PCP Notes or any other senior promissory notes or any placement warrants issued by us).

Under the terms of the PCP Warrants , they become exercisable commencing on the consummation of a Qualified Financing or a Reverse Merger. However, in the event that neither a Qualified Financing nor a Reverse Merger is consummated by the two-year anniversary of the issuance of each PCP Note, the applicable PCP Warrant will be automatically exercisable into an aggregate number of shares of common stock equal to 40% of the principal amount of the corresponding PCP Note divided by $ 48.00 ($1.00 on a pre-reverse split basis) , at a per share exercise price of $ 48.00 ($1.00 on a pre-reverse split basis) . Because a Qualified Financing was not consummated by January 15, 2011, the PCP Warrants issued on January 15, 2009 became automatically exercisable into 22,917 shares of common stock, which is equal to 40% of the principal amount of the PCP Note issued on January 15, 2009 ($2,750,000) divided by $48.00 ($1.00 on a pre-reverse split basis), at a per share exercise price of $48.00 ($1.00 on a pre-reverse split basis).

Assuming an offering price of $5.00 per share, the PCP Warrants issued on June 24, 2009 will entitle the holders thereof to purchase 10,000 shares of common stock at an exercise price equal to 110% of the offering price of the shares sold in this offering.

The PCP Warrants are subject to redemption by us in certain circumstances and in the event of a sale of our company (whether by merger, consolidation, sale or transfer of our capital stock or assets or otherwise) prior to, but not in connection with, a Qualified Financing or Reverse Merger, the PCP Warrants will terminate without the opportunity for exercise.

Paramount Notes

From December 1, 2006 through September 30, 2010, Paramount BioSciences, LLC (“PBS”), of which Dr. Rosenwald is the sole member, had loaned us an aggregate principal amount of $2,505,558 pursuant to a future advance promissory note dated December 1, 2006, amended on September 28, 2007, and amended and restated on September 30, 2009 (the “PBS Note”). Pursuant to the PBS Note, the principal amount of all loans made to us under the PBS Note, up to $1,000,000, immediately and automatically converted into an 8% Note. As such, in February 2010, we issued PBS an 8% Note in the aggregate principal amount of $1,000,000. In connection with the issuance of such 8% Note, we also issued to PBS the related 8% Noteholder Warrant. From December 1, 2006 through September 30, 2010, certain trusts established for the benefit of Dr. Rosenwald’s children (the “Family Trusts”) had loaned us an aggregate principal amount of $660,000 pursuant to a future advance promissory note dated December 1, 2006, amended on September 28, 2007, and amended and restated on September 30, 2009 (the “Family Trusts Note”). From December 18, 2008 through September 30, 2010, Capretti Grandi, LLC (“Capretti”), an investment partnership of which Dr. Rosenwald is the managing member, had loaned us an aggregate principal amount of $50,000 pursuant to a future advance promissory note dated December 18, 2008 and amended and restated on September 30, 2009 (the “Capretti Note”, and together with the PBS Note and the Family Trusts Note, the “Paramount Notes”). The Paramount Notes are unsecured obligations of ours and accrue interest at the rate of 8% per annum. As of September 30, 2010, $1,615,172, including accrued and unpaid interest, was outstanding under the PBS Note, $833,252, including accrued and unpaid interest, was outstanding under the Family Trusts Note, and $57,134, including accrued and unpaid interest, was outstanding under the Capretti Note. In the event the Paramount Notes become due and payable prior to the consummation by us of a Qualified Financing, reverse merger, sale of the company or other transaction, we will be obligated to pay the noteholders, in addition to the payment of the unpaid principal amount and all accrued but unpaid interest, a cash premium equal to 42.8571% of the aggregate principal amount of the Paramount Notes. Pursuant to extension agreements dated as of September 16, 2010, we extended the maturity date of each of the Paramount Notes from September 30, 2010 to December 31, 2010 and pursuant to amendment agreements dated as of December 23, 2010, we further extended the maturity date to March 31, 2011.

Under the terms of the Paramount Notes, the outstanding principal amount of the Paramount Notes, and all accrued interest thereon, will automatically convert into equity securities sold in a Qualified Financing at a conversion price equal to 70% of the lowest per unit price at which such equity securities are sold in such Qualified Financing. However, pursuant to the amendment agreements dated as of December 23, 2010, the holders of the Paramount Notes agreed to eliminate such conversion discount if (i) we consummate a Qualified IPO by March 31, 2011, (ii) the holders of the 10% Notes and 8% Notes are not treated more favorably in connection with such conversion and (iii) the other transactions contemplated by the amendment agreement, which are described below, are consummated. Under the amendment agreement, we agreed to issue to the holders of the Paramount Notes, upon the consummation of a Qualified IPO, warrants to purchase common stock (the “Paramount Noteholder Warrants”), as described below, and Contingent Notes (as defined below) in an aggregate principal amount equal to 10% of the unpaid principal and accrued interest on the Paramount Notes as of the date a Qualified IPO is consummated.

For purposes of the Paramount Notes, “Qualified IPO” and “Qualified Financing” have the same meanings as in the 10% Notes. This offering, if consummated, will be considered a Qualified IPO. Assuming an offering price of $ 5.00 per share (the mid-point of the price range set forth on the cover page of this prospectus), the Paramount Notes will automatically convert into 513,065 shares of common stock at a conversion price equal to the offering price of the shares sold in this offering.

The Paramount Noteholder Warrants, which we will issue upon consummation of a Qualified IPO, will be five-year warrants that entitle the holders thereof to purchase a number of shares of common stock equal to 70% of the original principal amount of the Paramount Notes divided by the price at which shares of our common stock are sold in a Qualified IPO, at a per share exercise price equal to 110% of the price at which shares of common stock are sold in such Qualified IPO, subject to adjustment as set forth in the warrant. In the event of a sale of our company (whether by merger, consolidation, sale or transfer of more than 50% of our capital stock or all or substantially all of our assets), the Paramount Noteholder Warrants will terminate 90 days after such sale provided that the holders have the right to exercise the Paramount Noteholder Warrants during such 90-day period. Assuming an offering price of $ 5.00 per share, the Paramount Noteholder Warrants will entitle the holders thereof to purchase 278,909 shares of common stock at an exercise price equal to 110% of the offering price of the shares sold in this offering.

As a result of the modifications to the Paramount Notes pursuant to the amendment agreement dated December 23, 2010, as described above, the beneficial conversion feature associated with the Paramount Notes will be eliminated upon consummation of this offering and we will not record any beneficial conversion charge to interest expense in connection with the conversion of the Paramount Notes. Instead, upon the consummation of this offering, we will record a charge to interest expense in an amount equal to the value of the Contingent

Notes and the Paramount Noteholder Warrants to be issued to the holders of the Paramount Notes upon the consummation of this offering.

The 10% Noteholder Warrants, the 8% Noteholder Warrants and the Paramount Noteholder Warrants are collectively referred to herein as the “Noteholder Warrants.”

Contingent Notes

Pursuant to amendment agreements dated as of December 23, 2010 relating to the 10% Notes, the 8% Notes and the Paramount Notes, we agreed to issue to the holders of the 10% Notes, the 8% Notes and the Paramount Notes, upon consummation of a Qualified IPO, contingent promissory notes in an aggregate principal amount equal to 10% of the unpaid principal and accrued interest on the 10% Notes, the 8% Notes and the Paramount Notes as of the date a Qualified IPO is consummated (the “Contingent Notes”). The Contingent Notes will become payable upon the occurrence of a Contingency Event together with interest thereon, which will accrue at the rate of 5% per annum. In addition, in the event we commence commercial sales of our products prior to the occurrence of a Contingency Event, we will be required to pay to the holders of the Contingent Notes an amount equal to 10% of our net sales from our products for each calendar quarter, with such payment being due within 60 days after the end of each calendar quarter, until the holders have received the full principal amount of the Contingent Notes and all accrued interest thereon. For purposes of the Contingent Notes, “Contingency Event” means (i) our entry into any agreement relating to the license, development, marketing or sale of PB-101 with any third party, other than our current agreements with Dong Wha, (ii) the sale of all or substantially all our assets to a non-affiliate or the acquisition by a non-affiliate of a majority of our outstanding capital stock or the voting power to elect a majority of our board of directors (whether by merger, consolidation, sale or transfer of our capital stock or otherwise) or (iii) the consummation by us, at any time following approval by the FDA of an NDA for PB-101, of any equity or debt financing (or series of related equity or debt financings) from non-affiliates yielding at least $10,000,000 in aggregate net cash proceeds (after commissions and transaction expenses).

This offering, if consummated, will be considered a Qualified IPO. Assuming an offering price of $ 5.00 per share, we will issue Contingent Notes to the holders of the 10% Notes, the 8% Notes and the Paramount Notes in the aggregate principal amount of $ 1,298,355 .

Line of Credit

On December 3, 2008, we, PBS and various other private pharmaceutical companies with common ownership by the sole member of PBS entered into a loan agreement with Bank of America, N.A. for a line of credit of $2,000,000. PBS pledged collateral securing our and the other borrowers’ obligations to Bank of America, N.A. under the loan agreement. On November 10, 2009, the parties entered into Amendment No. 1 to the Loan Agreement, which extended the initial one-year term for an additional year to November 5, 2010, and reduced the aggregate amount available under the line of credit to $1,000,000. Under the loan agreement, our liability under the line of credit was several, not joint, with respect to the payment of all obligations thereunder. As of September 30, 2010, the amount borrowed by us that was outstanding under this line of credit was $150,000. On November 5, 2010, we repaid the amounts outstanding under this line of credit with the proceeds of a new line of credit we entered into with Israel Discount Bank of New York (“IDB Bank”) in the amount of $150,000, which is evidenced by a promissory note we issued to IDB Bank on such date. On December 23, 2010, we entered into an amendment with IDB Bank to increase the line of credit to $325,000. Our obligations under the IDB Bank line of credit are secured by cash collateral pledged by Dr. Rosenwald from an account maintained by Dr. Rosenwald at IDB Bank. The interest rate on loans under the IDB Bank line of credit is equal to the interest rate that IDB Bank pays to Dr. Rosenwald on the cash account pledged to secure the loans, plus 1%. Amounts borrowed under the IDB Bank line of credit are due upon the earlier to occur of a demand by IDB Bank or November 4, 2011.

Net Cash Used in Operating Activities

Net cash used in operating activities was $3,851,415 for the year ended December 31, 2009. The net loss for the year ended December 31, 2009 was higher than net cash used in operating activities by $333,096. The primary reasons for the difference are adjustments for non-cash charges such as interest accruals of $794,672 related to our senior convertible notes and related party notes, amortization of deferred financing costs and debt discount of $235,464 and amortization of stock-based compensation of $49,247, as well as a net increase in deferred revenue of $653,714 relating to payments we received under a sublicense agreement, which were substantially offset by a decrease in accounts payable and accrued expenses of $1,418,979, which was primarily attributable to license fees and milestone payments to Dong Wha that were accrued in 2008 but were paid in January 2009.

Net cash used in operating activities was $2,485,373 for the year ended December 31, 2008. The net loss for the year ended December 31, 2008 is higher than net cash used in operating activities by $2,691,750. The primary reasons for the difference are adjustments for non-cash charges such as amortization of deferred financing costs and debt discount of $637,651, interest accruals of $477,339 related to our senior convertible notes and related party notes and amortization of stock-based compensation of $260,406, as well as a decrease in other current assets of $214,842 and an increase in accounts payable and accrued expenses of $1,083,078.

Net cash used in operating activities was $2,578,889 for the nine months ended September 30, 2010. The net loss for the nine months ended September 30, 2010 was higher than net cash used in operating activities by $2,546,030. The primary reasons for the difference are adjustments for non-cash charges such as interest accruals of $776,560 related to our senior convertible notes and related party notes, warrants issued in connection with a related party note conversion of $505,694, and amortization of deferred financing costs and debt discount of $852,080, as well as an increase in accounts payable and accrued expenses of $431,733, which was primarily attributable to deferred payments to suppliers.

Net cash used in operating activities was $3,150,422 for the nine months ended September 30, 2009. The net loss for the nine months ended September 30, 2009 is lower than net cash used in operating activities by $1,440,584. The primary reasons for the difference are a decrease in accounts payable and accrued expenses of $2,254,419, which was primarily attributable to license fees and milestone payments to Dong Wha that were accrued in 2008 but were paid in January 2009, which decrease was partially offset by adjustments for non-cash charges such as interest accruals of $567,858 related to our senior convertible notes and related party notes, amortization of deferred financing costs and debt discount of $175,294 and amortization of stock-based compensation of $45,612.

Net Cash Used in Investing Activities

No cash was used in investing activities for the years ended December 31, 2009 and 2008. No cash was used in investing activities for the nine months ended September 30, 2010 and 2009.

Net Cash Provided by Financing Activities

Net cash provided by financing activities for the year ended December 31, 2009 was $3,812,500, which consisted of private placements of our PCP Notes from which we received gross proceeds of $2,875,000, proceeds from our related party notes of $1,000,000 and proceeds from the utilization of our line of credit of $100,000, which were offset by cash paid for financing costs of $62,500 and repayment of amounts owed under our related party notes of $100,000.

Net cash provided by financing activities for the year ended December 31, 2008 was $171,003, which consisted of proceeds from our related party notes of $70,000, credits for deferred financing costs of $50,951, proceeds from the utilization of our line of credit of $50,000 and proceeds from the receipt of stock issuances of $52.

Net cash provided by financing activities for the nine months ended September 30, 2010 was $2,820,347, which consisted of private placements of our 8% Notes through which we received gross proceeds of $3,343,000 and proceeds from our related party notes of $215,000, which were offset by cash paid for financing costs of $737,653.

Net cash provided by financing activities for the nine months ended September 30, 2009 was $3,126,972, which consisted of a private placement of one of our PCP Notes from which we received gross proceeds of $2,875,000 and proceeds from the utilization of our line of credit of $100,000, which were offset by cash paid for financing costs of $62,500.

Funding Requirements

We expect to incur losses from operations for the foreseeable future. We expect to incur increasing research and development expenses, including expenses related to the hiring of personnel and additional clinical trials. We expect that our general and administrative expenses will also increase as we expand our finance and administrative staff, add infrastructure, and incur additional costs related to being a public company, including directors’ and officers’ insurance, investor relations programs, and increased professional fees. Our future capital requirements will depend on a number of factors, including the timing and outcome of clinical trials and regulatory approvals, the costs involved in preparing, filing, prosecuting, maintaining, defending, and enforcing patent claims and other intellectual property rights, the acquisition of licenses to new products or compounds, the status of competitive products, the availability of financing, and our success in developing markets for our product candidates.

Our expected future expenditures related to product development are as follows:

•	Approximately $ 11.8 million for PB-101 development to include the following:

o	complete our Phase 2 clinical trial for the community-acquired pneumonia (CAP) indication; and

o	complete all pre-clinical studies and a Phase 1 study required for an intravenous formulation of PB-101 ;

•	Approximately $ 800,000 to complete chemical optimization of PB-200a.

•	Approximately $325,000 to repay the IDB Bank line of credit; and

•	The balance to fund working capital and other general corporate purposes, which may include the acquisition or licensing of complementary technologies, products or businesses.

We believe that the net proceeds from this offering, together with our existing cash, will be sufficient to enable us to fund our operating expenses and capital expenditure requirements for at least 18 months. We believe that if we sell 4,000,000 shares of common stock in this offering at an initial public offering price of $ 5.00 per share ($1.00 lower than the mid-point of the price range set forth on the cover page of this prospectus), or if we sell a fewer number of shares in this offering than anticipated, the resultant reduction in proceeds we receive from the offering would cause us to require additional capital earlier. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. Because of the numerous risks and uncertainties associated with the development and commercialization of our product candidates, we are unable to estimate the amounts of increased capital outlays and operating expenditures associated with our current and anticipated clinical trials.

We do not anticipate that we will generate product revenue for at least the next several years. In the absence of additional funding, we expect our continuing operating losses to result in increases in our cash used in operating activities over the next several quarters and years.

We may need to finance our future cash needs through public or private equity offerings, debt financings or corporate collaboration and licensing arrangements. We do not currently have any commitments for future external funding. We may need to raise additional funds more quickly if one or more of our assumptions prove to be incorrect or if we choose to expand our product development efforts more rapidly than we presently anticipate, and we may decide to raise additional funds even before we need them if the conditions for raising capital are favorable. We may seek to sell additional equity or debt securities or obtain a bank credit facility. The sale of additional equity or debt securities, if convertible, could result in dilution to our stockholders. The incurrence of indebtedness would result in increased fixed obligations and could also result in covenants that would restrict our operations.

Additional equity or debt financing, grants, or corporate collaboration and licensing arrangements may not be available on acceptable terms, if at all. If adequate funds are not available, we may be required to delay, reduce the scope of or eliminate our research and development programs, reduce our planned commercialization efforts or obtain funds through arrangements with collaborators or others that may require us to relinquish rights to certain product candidates that we might otherwise seek to develop or commercialize independently.

Financial Uncertainties Related to Potential Future Milestone Payments

We have acquired rights to develop and commercialize our product candidates through licenses granted by various parties. Certain of these licensing arrangements contain cash milestone payments and royalties.

Dong Wha License Agreement

On June 12, 2007, we entered into an exclusive, multinational license agreement with Dong Wha for PB-101, which we amended on April 22, 2008 and on November 4, 2010. Specifically, we in-licensed a quinolone compound (PB-101) for the treatment of various bacterial infections, and the corresponding United States and foreign patents and applications for all therapeutic uses. Under the terms of the license agreement, we are permitted to develop and commercialize PB-101 in all of the countries of the world other than Australia, New Zealand, India, Japan, Korea, China, Taiwan, Singapore, Indonesia, Thailand, Malaysia, Vietnam and Hong Kong. As consideration in part for the aforementioned rights to PB-101, we paid to Dong Wha an upfront license fee of $1,500,000, as well as additional license fees totaling $1,750,000 and a milestone payment of $500,000 and are required to make substantial payments, up to an additional $53,000,000 in total, to Dong Wha upon the achievement of certain net sales, clinical and regulatory-based milestones. In the event that PB-101 is commercialized, we are obligated to pay to Dong Wha annual royalties equal to 10% of net sales . In the event that we sublicense PB-101 to a third party, we are obligated to pay to Dong Wha a portion of the royalties, sublicensing fees or other lump sum payments we receive from the sublicensee. Pursuant to the terms of the license agreement, we were required to initiate a Phase 2 clinical trial for an oral formulation of PB-101 within nine months of execution of the license agreement. In accordance with the license agreement, we previously purchased certain “extension periods” from Dong Wha, which extended the deadline before which we were required to initiate the Phase 2 clinical trial, in return for certain cash payments. During 2009 and 2008, we paid a total of $400,000 and $50,000, respectively, in purchasing these extensions and we extended such deadline until March 2010. Although we commenced a Phase 2 clinical trial in the United States for the CAP indication in March 2010, we did not dose the first patient until May 2010. Following discussions with Dong Wha regarding such delay between initiation and patient dosing in the Phase 2 trial, on November 4, 2010, we entered into an amendment to the license agreement, pursuant to which we agreed to pay Dong Wha $200,000 by February 28, 2011 to compensate Dong Wha for such delay. In connection with such amendment, we also agreed to two additional milestones: A financing milestone requiring that we conduct an equity offering yielding at least $10 million in net proceeds by February 28, 2011 and an additional development milestone requiring that we complete patient enrollment in the Phase 2 CAP trial by April 30, 2012 and deliver a draft clinical study report to Dong Wha by July 31, 2012. If we fail to achieve either of these new milestones, Dong Wha will have the right to terminate the license agreement at anytime within 90 days of such failure.

The Dong Wha license agreement contains other customary clauses and terms as are common in similar agreements in the industry. Paramount Biosciences, LLC has guaranteed the payment in full of all amounts owed by us under the license to Dong Wha until such time as we have certifiable net tangible assets of at least $10,000,000. The license agreement terminates on the expiration of our obligation to make payments to Dong Wha, unless earlier terminated in accordance with the terms of the license agreement. The license agreement may be terminated by us, in our sole discretion, upon 30 days’ prior written notice to Dong Wha. The license agreement may be terminated by Dong Wha upon or after our breach of any material provision of the agreement if we have not cured such breach within 90 days after receipt of express written notice thereof by Dong Wha. However, if any default is not capable of being cured within such 90 day period and we are diligently undertaking to cure such default as soon as commercially feasible thereafter under the circumstances, Dong Wha shall not have the right to terminate the license agreement. In addition, Dong Wha may terminate the license agreement upon not less than 60 days’ prior written notice if we fail to meet a development milestone, subject to our right to extend such development milestone as set forth in the agreement.

UCB License Agreement

On June 12, 2007, we entered into an exclusive, worldwide license agreement with UCB Celltech, a United Kingdom corporation and a registered branch of UCB Pharma S.A., referred to herein as UCB, for a platform of aniline derivative compounds including PB-200a. Specifically, we in-licensed a series of compounds for the treatment of various fungal conditions, and the corresponding United States and foreign patents and applications for all therapeutic uses. As consideration in part for the aforementioned rights, we paid to UCB an upfront license fee of $100,000. In addition, we are required to make substantial payments, up to an additional $12,000,000 in total, to UCB upon the achievement of certain clinical and regulatory-based milestones. In the event that PB-200a or another covered compound is commercialized, we and our sublicensees are obligated to pay to UCB annual royalties equal to a percentage of net sales in the single-digit range. We are also obligated to pay to UCB an annual license maintenance fee of $100,000, which is creditable against royalties otherwise due to the licensor. The license agreement terminates on the expiration of our obligation to pay royalties to UCB, unless earlier terminated in accordance with the terms of the license agreement. The license agreement may be terminated by us, in our sole discretion, upon 30 days’ prior written notice to UCB. The license agreement may be terminated by UCB immediately upon any material breach and/or any breach capable of remedy by us if we have not cured such remediable breach within 90 days after notice thereof by UCB requiring its remedy or any breach of any representation or warranty given by us to UCB.

Santee Sublicense Agreement

On July 10, 2007, we entered into an exclusive, multinational sublicense agreement with Santee Biosciences, Inc., a Delaware corporation, referred to herein as Santee, for PB-201, a formulation technology. Specifically, we in-licensed this technology from Santee for use in the development of azole-based antifungal drug formulations, including without limitation an itraconazole formulation, and the corresponding United States and foreign patents and applications. Under the terms of the sublicense agreement, we are permitted to develop and commercialize azole-based antifungal drugs we formulate using the PB-201 technology throughout North America and Europe. As consideration in part for the aforementioned rights, we paid to Santee an upfront license fee of $50,000. In addition, we are required to make substantial payments, up to an additional $10,000,000 in total, to Santee upon the achievement of certain clinical and regulatory-based milestones. In the event that any drug we formulate using the PB-201 technology is commercialized, we and our sublicensees are obligated to pay to Santee annual royalties equal to 6% of net sales of less than $100,000,000 in any calendar year and 4% of net sales equal to or in excess of $100,000,000 in any calendar year. In the event that we sublicense PB-201 to a third party, we are obligated to pay Santee 20% of the royalties we receive from the sublicensee. The license agreement terminates on the date of expiration of the last to expire valid claim contained in the patent rights covering a licensed product in any country in North America and Europe, unless earlier terminated in accordance with the license agreement. The license agreement may be terminated by us, for any reason or no reason, by giving 30 days’ prior written notice to Santee. The license agreement will automatically terminate if we become insolvent. Santee has the right to terminate the license agreement (i) within 90 days after giving written notice of termination if we fail to make payment to Santee of royalties or other payments due in accordance with the terms of the agreement which are not the subject of a bona fide dispute between Santee and us unless we pay Santee, within the 90-day period, all such royalties and other payments due and payable and (ii) by giving 90 days’ prior written notice to us upon any material breach or default of the agreement by us, subject to our right to cure such breach or default during such 90-day period, unless the nature of the breach is such that additional time is reasonably needed to cure it, and we have commenced with good faith efforts to cure such breach, then Santee shall provide us with additional time to cure it.

We believe the PB-201 technology could potentially be utilized to reformulate the antifungal drug itraconazole, which is one of the standard therapies for the treatment of onychomycosis (nail fungus). However, we do not intend to use the net proceeds of this offering for the development of any drug candidate using the PB-201 technology.

Potential milestone payments for licensed technologies may or may not be triggered and may vary in size, depending on a number of variables, almost all of which are currently uncertain. Additionally, we believe we will not begin selling any products that would require us to make any such royalty payments until at least 2015. Whether we will be obligated to make milestone or royalty payments in the future is subject to the success of our product development efforts and, accordingly, is inherently uncertain.

Critical Accounting Policies

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses. On an ongoing basis, we evaluate these estimates and judgments, including those described below. We base our estimates on our historical experience and on various other assumptions that we believe to be reasonable under the circumstances. These estimates and assumptions form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates.

While our significant accounting policies are more fully described in Note 2 to our financial statements included at the end of this prospectus, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating our reported financial results and affect the more significant judgments and estimates that we use in the preparation of our financial statements.

Stock-Based Compensation

We account for stock options granted to employees according to the Financial Accounting Standards Board Accounting Standards Codification No. 718 (“ASC 718”), “Compensation — Stock Compensation”. Under ASC 718, share-based compensation cost is measured at grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite service period on a straight-line basis. We account for stock options and warrants granted to non-employees on a fair value basis in accordance with ASC 718 using the Black-Scholes option pricing m od el . The initial non-cash charge to operations for non-employee options and warrants with vesting are revalued at the end of each reporting period based upon the change in the fair value of the options and recognized as consulting expense over the related vesting period.

For the purpose of valuing options and warrants granted to employees and non-employees, we use the Black-Scholes option pricing model utilizing the assumptions noted in the following table. To determine the risk-free interest rate, we utilized the U.S. Treasury yield curve in effect at the time of grant with a term consistent with the expected term of our awards. We estimated the expected life of the options granted based on anticipated exercises in the future periods assuming the success of our business model as currently forecasted. For warrants and non-employee options, we used the contractual term of the warrant or option as the expected term. The expected dividend yield reflects our current and expected future policy for dividends on our common stock. The expected stock price volatility for our stock options was calculated by examining historical volatilities for publicly traded industry peers as we do not have any trading history for our common stock. We will continue to analyze the expected stock price volatility and expected term assumptions as more historical data for our common stock becomes available. Given the limited service period for our current employees and non-employees and the senior nature of the roles of those employees, we currently estimate that we will experience no forfeitures for those options currently outstanding.

	Year Ended December 31,			Nine Months Ended September 30,
	2009	2008	2007	2010
Risk-free interest rate	3.39%	2.80%	3. 45% – 4.22%	2.28% – 2.32%
Expected volatility	110.0%	90%	80.0% – 90.0%	100.0% – 110.0%
Expected term of options and warrants	5	5	5 – 7	5
Expected dividend yield	0%	0%	0%	0%

The following table summarizes all equity instruments issued or granted us from inception through the date of this prospectus and sets forth for each issuance/grant date, the number of options, warrants or shares issued or granted, the exercise price, the estimated fair value of the common stock, the estimated fair value of the option or warrant, the intrinsic value, if any, per equity instrument:

Issuance / Grant Date	No. of Shares / Shares Underlying Options/ Warrants		Sales Price / Exercise Price	Estimated Fair Value Per Share of Common Stock at Issuance / Grant Date(1)	Estimated Fair Value Per Option/ Warrant at Issuance/ Grant Date	Intrinsic Value at Issuance / Grant Date(2)
Common Stock
3/21/2007	93,245	(3)	$0.048	$0.048	$—	$—
4/16/2007	83	(3)	0.048	0.048	—	—

Issuance / Grant Date	No. of Shares / Shares Underlying Options/ Warrants		Sales Price / Exercise Price		Estimated Fair Value Per Share of Common Stock at Issuance / Grant Date(1)		Estimated Fair Value Per Option/ Warrant at Issuance/ Grant Date		Intrinsic Value at Issuance / Grant Date(2)

Stock Option s
9/27/2007	1,500	(4)	45.60		56.64		42.43	(4)	11.04
2/21/2008	917	(5)	45.60		34.08		22.56	(5)	—

Warrants
9/27/2007	6,250	(6)	45.60		56.64		42.43	(6)	11.04
12/14/2007	9,042	(7)	48.00		43.68		32.11	(7)	—
1/15/2009	22,917	(8)	48.00		45.12		35.62	(8)	N/A
6/24/2009		(9)		(9)	44.64			(9)	N/A
2/09/2010		(10)		(10)	25.92		18.72		N/A
3/01/2010		(10)		(10)	25.92		19.25	(10)	N/A
5/26/2010	2,083	(11)		(11)		(11)		(11)	N/A

(1)	All determinations of estimated fair value of our common stock were made by us, retrospectively, utilizing the market approach which uses direct comparisons to other enterprises and their equity securities to estimate the fair value of the common shares of privately issued securities, as described in more detail below.

(2)	Intrinsic value reflects the amount by which the estimated fair value of the common stock (as of the issuance/grant date) exceeds the exercise price of the stock option or warrant. Items in this column marked “N/A” represent equity instruments for which the intrinsic value was not determinable as of the issuance/grant date because the exercise price of such instrument was not known at the issuance/grant date.

(3)	Represents “founder” shares of common stock issued for cash. Our estimated fair value per share for these share issuances was equal to par value since this was the Company’s initial capitalization.

(4)	Represents options granted to Mark Lotz, our Vice President of Regulatory Affairs. We estimated the fair value of the these options as of the date of grant using the Black-Scholes option pricing model and the following assumptions: (i) a risk-free interest rate of 4.22%; (ii) an expected volatility of 90.0%; (iii) an expected term of five years; and (iv) an expected dividend yield of 0%. We recorded the fair value of these options to compensation expense, which was amortized over the vesting period of the options.

(5)	Represents options granted to former employees in February 2008. These options were forfeited in accordance with their terms upon the termination of these employees during 2008. We estimated the fair value of these options as of the date of grant using the Black-Scholes option pricing model and the following assumptions: (i) a risk-free interest rate of 2.80%; (ii) an expected volatility of 90.0%; (iii) an expected term (contractual term) of five years; and (iv) an expected dividend yield of 0%. We recorded the fair value of these options to compensation expense, which was amortized over the vesting period of these options.

(6)	Represents the Feldman Consultant Warrant issued to Robert Feldman, a former employee of Paramount BioCapital, Inc., as described under “Description of Capital Stock — Currently Outstanding Warrants — Consultant Warrants.” We estimated the fair value of the Feldman Consultant Warrant using the Black-Scholes option pricing model and the following assumptions: (i) a risk-free interest rate of 4.22%; (ii) an expected volatility of 90.0%; (iii) an expected term (contractual term) of five years; and (iv) an expected dividend yield of 0%. We recorded the fair value of the Feldman Consultant Warrant as compensation expense to a non-employee, and because the Feldman Consultant Warrant was issued to Mr. Feldman as compensation for consulting services he provided in connection with the in-licensing of certain product candidates, such compensation expense was included in research and development expense for the relevant periods.

(7)	Represents the Placement Agent Warrant issued to Paramount BioCapital, Inc. as partial compensation for its services as lead placement agent in connection with the offering of the 10% Notes, as described under “Description of Capital Stock — Currently Outstanding Warrants — Placement Agent Warrant .” Because a Qualified Financing did not take place by December 14, 2009, the Placement Agent Warrant became exercisable on such date into 9,042 shares of common stock at a per share exercise price of $48.00; however, due to the contingent exercisability of the Placement Agent Warrant at the time it was issued, the number of shares issuable upon exercise and the exercise price of this warrant could not be determined as of the issuance date. We estimated the fair value of the Placement Agent Warrant at $290,310 using the Black-Scholes option pricing model, assuming that the Placement Agent Warrant was presently exercisable in the aggregate for that number of shares of the Company’s common stock equal to 10% of the aggregate purchase price of the 10% Notes (or $434,000), divided by $48.00, at an exercise price of $48.00, and the following additional assumptions: (i) a risk-free interest rate of 3. 88%; (ii) an expected volatility of 80.0%; (iii) an expected term (contractual term) of seven years; and (iv) an expected dividend yield of 0%. We recorded the value of the Placement Agent Warrant as deferred financing costs, which was amortized to interest expense over the term of the 10% Notes.

(8)	Represents the PCP Warrants issued on January 15, 2009 to PCP, an affiliate of Paramount BioCapital, Inc., as described above under “Liquidity and Capital Resources — Sources of Liquidity — PCP Notes. ” Because a Qualified Financing did not take place by January 15, 2011, th is PCP Warrant became exercisable on such date into 22,917 shares of common stock at a per share exercise price of $ 48.00; however, due to the contingent exercisability of this PCP Warrant at the time it was issued, the number of shares issuable upon exercise and the exercise price of this PCP Warrant could not be determined as of the issuance date. We estimated the fair value of this PCP Warrant at $868,024 using the Black-Scholes option pricing model, assuming that this PCP Warrant was presently exercisable in the aggregate for that number of shares of the Company’s common stock equal to 40% of the principal amount of the PCP Note issued on January 15, 2009 (or $1,100,000), divided by $48.00, at an exercise price of $48.00, and the following additional assumptions: (i) a risk-free interest rate of 3.39%; (ii) an expected volatility of 110.0%; (iii) an expected term (contractual term) of five years; and (iv) an expected dividend yield of 0%. We recorded the fair value of this PCP Warrant as debt discount, which is amortized to interest expense over the term of the PCP Note issued on January 15, 2009.

(9)	Represents the PCP Warrants issued on June 24, 2009 to PCP, as described above under “Liquidity and Capital Resources — Sources of Liquidity — PCP Notes.” Due to the contingent exercisability of this PCP Warrant, the number of shares issuable upon exercise, the exercise price per share and the intrinsic value, if any, of this PCP Warrant could not be determined. We estimated the fair value of this PCP Warrant as of the date of issuance at $39,456 using the Black-Scholes option pricing model, assuming that this PCP Warrant was presently exercisable in the aggregate for that number of shares of the Company’s common stock equal to 40% of the principal amount of the PCP Note issued on June 24, 2009 (or $50,000), divided by $48.00, at an exercise price of $48.00, and the following additional assumptions: (i) a risk-free interest rate of 3.39%; (ii) an expected volatility of 110.0%; (iii) an expected term (contractual term) of five years; and (iv) an expected dividend yield of 0%. We recorded the fair value of this PCP Warrant as debt discount, which is amortized to interest expense over the term of the PCP Note issued on June 24, 2009.

(10)	Represents the 8% Noteholder Warrants, as described above under “Liquidity and Capital Resources — Sources of Liquidity — 8% Notes.” Due to the contingent exercisability of the 8% Noteholder Warrants, the number of shares issuable upon exercise, the exercise price per share and the intrinsic value, if any, of the 8% Noteholder Warrants could not be determined. We estimated the fair value of the 8% Noteholder Warrants issued on February 9, 2010 at $1,810,386 and the 8% Noteholder Warrants issued on March 1, 2010 at $362,599 using the Black-Scholes option pricing model, assuming that the warrants were presently exercisable in the aggregate for that number of shares of the Company’s common stock equal to 70% of the principal amount of the 8% Notes (or $3,040,100), divided by $48.00, at an exercise price of $48.00, and the following additional assumptions: (i) a risk-free interest rate of 2.32% ( 2.28% for the warrants issued on March 1, 2010); (ii) an expected volatility of 110.0% (100.0% for warrants issued on March 1, 2010); (iii) an expected term (contractual term) of five years; and (iv) an expected dividend yield of 0%. The Company recorded the fair value of the 8% Noteholder Warrants as debt discount, which are amortized to interest expense over the term of the 8% Notes.

(11)	Represents the Hofer Consultant Warrant issued to Timothy Hofer, an employee of Paramount BioCapital, Inc. and our Corporate Secretary, as described under “Description of Capital Stock — Currently Outstanding Warrants — Consultant Warrants .” Due to the contingent exercisability of the Hofer Consultant Warrant, the number of shares issuable upon exercise, the exercise price per share and the intrinsic value, if any, of the Hofer Consultant Warrant could not be determined. In addition, because the Hofer Consultant Warrant does not provide for a specific exercise price in the event a Qualified Financing is not consummated, we could not estimate the fair value of the Hofer Consultant Warrant. Upon the consummation of this offering, we will estimate the fair value of the Hofer Consultant Warrant and we will record such amount as compensation expense.

The fair values of our common stock set forth in the table above and used in the Black-Scholes pricing model for valuing our options and warrants were estimated using a market based approach, a guideline transaction analysis, and a binomial lattice model using a Qualified Financing as the exit event scenario. The fair values of the common stock were estimated based on enterprise values either implied by capital raises (i.e., financing transactions) as of their respective dates of issuances, or the trended enterprise values (using a guideline company analysis) from those enterprise values implied by the capital raises to the respective valuation dates.

The trended enterprise value represents the estimated enterprise value as of a particular date based on the changes in value from a date on which an enterprise value was otherwise determined, which changes in value are estimated using a guideline company analysis. For this guideline company analysis we used publicly traded comparable companies (which we refer to as guideline companies) that were selected because they were in similar stages of product development within the pharmaceutical industry and therefore shared similar business and financial risks. This guideline company analysis involved an analysis of the percentage changes of the guideline companies’ enterprise values from valuation dates on which we had capital raises to the valuation dates on which we did not have a capital raise. Based on the guideline companies’ percentage changes in enterprise value, together with company specific and various market factors (i.e., achievement of product milestones for guideline companies and us), we estimated a percentage change in enterprise value. This estimated percentage change was then applied to our enterprise value as of the most current valuation date on which there was a capital raise to estimate our fair value on the next valuation date when there was not a capital raise. Considering the limited passage of time between valuation dates and the nature of our operations, we believe that the trended enterprise value using the guideline company analysis, as described above, is the most reasonable and reliable indicator of changes in our enterprise value, as it provides a market proxy for changes in investor expectations and perception.

The following table summarizes the derivation of our enterprise value as of each of the valuation dates set forth below.

Valuation Date	Method for Derivation of Enterprise Value	Transaction	Trended From
9/27/2007	Trended Using Guideline Company Analysis	—	12/14/07
12/14/2007	Transaction	10% Notes	—
2/21/2008	Trended Using Guideline Company Analysis	—	12/14/07
1/15/2009	Transaction	PCP Notes & Warrants	—
6/24/2009	Trended Using Guideline Company Analysis	—	1/15/09
2/9/2010	Transaction	8% Notes & Warrants	—
3/1/2010	Trended Using Guideline Company Analysis	—	2/9/10

After arriving at an enterprise value using the valuation methodologies described above, the enterprise values were then allocated, adjusting for cash and debt, to our different equity securities using the binomial lattice model. The binomial lattice model provides a quantitative method to estimate the relative values of securities in a company’s capital structure, including its common stock, based on the implied enterprise value from a financing transaction undertaken by us.

The prices that were paid by the investors for the respective transactions identified in the above table were utilized in the binomial lattice model to imply our enterprise values as of those respective valuation dates. As described above, for those valuation dates that utilized a trended enterprise value from the issuance of debt (and in some cases warrants), the implied enterprise values from the capital raises were trended to the applicable valuation dates based on consideration of the changes in enterprise values of guideline companies between those same dates using the guideline company analysis described above.

Using the binomial lattice model, the concluded enterprise values were allocated among the securities given our capital structure to derive an estimate for the values of our common stock as of the respective valuation dates. An incremental lack of marketability discount of 20% –25% was then applied to the values of our common stock to estimate the fair values of our common stock at the respective valuation dates.

The concluded enterprise values were then used to solve for the internal rates of return (“IRR”), or discount rates, based on the cash flow projections provided by management as of each of the respective valuation dates. The resulting implied IRRs of 32% –34% were then compared to certain market benchmarks, including venture capital rates of return, to assess the reasonableness thereof from a market based perspective.

As described above, the guideline transaction method was utilized as additional evidence for the reasonableness of the enterprise values implied by our capital raises. First, the guideline transactions were identified, using publicly traded guideline companies in similar stages of product development within the pharmaceutical industry. Then, the implied enterprise values of the guideline transactions were compared with our derived enterprise values as of the respective valuation dates to assess the reasonableness thereof from a market perspective.

Accounting for Convertible Debt , Debt Issued with Stock Purchase Warrants and Debt Modifications

In accordance with ASC Topic 470-20, “Debt with Conversion and Other Options,” the proceeds from any debt financing in which we issue warrants to purchase our common stock are allocated to the warrants and the debt based upon their estimated relative fair values as of the closing date. The portion of the proceeds allocated to the warrants is accounted for as additional paid-in capital and a reduction in the carrying value of the related debt. This debt discount is amortized to interest expense from the issuance date through the maturity date of the debt using the straight-line method.

When the convertible feature of convertible debt provides for a rate of conversion that is below market value, this feature is characterized as a beneficial conversion feature (“BCF”). Prior to the determination of the BCF, the proceeds from the debt instrument are first allocated between the convertible debt and any detachable free-standing instruments that are included, such as common stock warrants. Our outstanding convertible notes currently have BCFs, however, the number of shares to be issued upon conversion of such will only be determined if a Qualified Financing (as defined in the notes) is completed. Accordingly, pursuant to ASC Topic 470-20-25, the conversion of our outstanding convertible notes and, therefore, the recording of the related BCFs, are contingent upon the completion of a Qualified Financing.

As a result of the modifications to our convertible notes pursuant to the amendment agreements dated December 23, 2010, pursuant to which the holders of our convertible notes agreed to eliminate the conversion discount at which such notes would automatically convert into common stock upon consummation this offering, as described above under “Liquidity and Capital Resources — Sources of Liquidity,” the BCFs associated with such notes will be eliminated upon consummation of this offering and we will not record any beneficial conversion charge to interest expense in connection with the conversion of such notes.

Modifications to convertible debt are recorded in accordance with ASC Topic 470-50, “Modifications and Extinguishments of Convertible Debt.” A modification of a debt instrument in a non-troubled situation is deemed to have been accomplished with debt instruments that are substantially different if the present value of the cash flows under the terms of the new debt instrument is at least 10 percent different from the present value of the remaining cash flows under the terms of the original instrument. The modifications to our convertible notes through September 30, 2010 have either been contingent upon the occurrence of certain events or have not resulted in a change in excess of 10 percent in the present value of the aggregate cash flows associated with the applicable notes. Accordingly, no charge has been recognized for debt modifications.

As a result of the modifications to our convertible notes pursuant to the amendment agreements dated December 23, 2010, pursuant to which the holders of our convertible notes agreed to eliminate the conversion discount at which such notes would automatically convert into common stock upon consummation this offering in exchange for our issuance of the Contingent Notes, the 10% Noteholder Warrants and the Paramount Noteholder Warrants, as described above under “Liquidity and Capital Resources — Sources of Liquidity,” upon the consummation of this offering, we will record a charge to interest expense in an amount equal to the value of the Contingent Notes, the 10% Noteholder Warrants and the Paramount Noteholder Warrants as of the date of such consummation.

Recent Accounting Pronouncements

In March 2010, the Financial Accounting Standards Board ratified the consensus of the Emerging Issues Task Force included in EITF Issue No. 08-9, “Milestone Method of Revenue Recognition” (ASC Topic 605-28; ASU No. 2010-17). The milestone method is optional by arrangement and generally provides that upon achievement of a substantially uncertain milestone, the related milestone payment may be recognized in income in its entirety. We have not yet evaluated the effects of this consensus and, accordingly, have not yet made an accounting policy decision for future arrangements. When the consensus becomes effective (years beginning on or after June 15, 2010; first quarter of 2011 for us), we will consider application of the consensus on a prospective or retrospective basis.

Off-Balance Sheet Arrangements

Since our inception, we have not engaged in any off-balance sheet arrangements, including the use of structured finance, special purpose entities or variable interest entities.

BUSINESS

Overview

We are a biopharmaceutical company that seeks to in-license, develop and commercialize therapeutic products for the treatment and prevention of infectious diseases. We have obtained exclusive rights to candidates for the treatment of bacterial and fungal infections. To date, we have licensed all of the products in our pipeline.

Our product candidates address large market opportunities in the antibiotic and antifungal markets, including our lead product candidate, PB-101 (zabofloxacin). PB-101 is a fluoroquinolone antibiotic which we initially plan to develop for the treatment of community-acquired pneumonia, or CAP, a common infection associated with significant morbidity and mortality. In the antifungal market, we are currently focused on developing PB-200a, which we anticipate will be an antifungal drug candidate for the treatment of two of the most common fungus strains, Candidia and Aspergillus.

We completed a Phase 1 QT trial for PB-101 in December 2009, and initiated a Phase 2 clinical trial in the United States for the CAP indication in March 2010. With the proceeds of this offering, we expect to report top-line results from this trial by June 30, 2012. We will require additional funds following the completion of this offering in order to continue development of PB-101 through Phase 3 clinical trials. For PB-200a, we expect to complete optimization of the drug formulation by the end of the third quarter of 2011. We will require additional funds following the completion of this offering to complete pre-clinical studies required to submit an IND to the FDA for a Phase 1 study, and to conduct the clinical trials required for approval of PB-200a.

Products

The following table summarizes our primary product candidates:

Product	Intended Indication	Status of Programs	Commercial Rights
PB-101 (zabofloxacin)	Treatment of Community Acquired Bacterial Respiratory Infections (Pneumonia, Bronchitis, Sinusitis)	Three Phase 1 trials completed, including thorough QT study. Phase 2 trial for CAP initiated in March 2010	All countries of the world other than Australia, New Zealand, India, Japan, Korea, China, Taiwan, Singapore, Indonesia, Thailand, Malaysia, Vietnam and Hong Kong

PB-200a	Treatment of Systemic Infections Caused by Candida and Aspergillus	Currently in chemical optimization	Worldwide

PB-101 (zabofloxacin)

Our lead product, PB-101, is a fluoroquinolone antibiotic that in preclinical studies exhibited enhanced in vitro microbiological activity against Streptococcus pneumoniae (including strains resistant to other antibiotics) and those pathogens responsible for most community acquired respiratory tract infections, as well as community-acquired strains of methicillin resistant Staphylococcus aureus, also known as MRSA. We plan to develop PB-101 for the treatment of community-acquired respiratory tract infections, including CAP. PB-101 is licensed from Dong Wha. Our licensing agreement allows us to develop and commercialize PB-101 in all countries of the world other than Australia, New Zealand, India, Japan, Korea, China, Taiwan, Singapore, Indonesia, Thailand, Malaysia, Vietnam and Hong Kong.

Significant progress has been made in the development of PB-101, including the following:

•	Two Phase 1 studies conducted in healthy volunteers

•	IND filed with the FDA

•	Phase 1 QT study completed in December 2009

•	Phase 2 clinical trial for the CAP indication initiated in March 2010

PB-200a

PB-200a is one of several potential products in our PB-200 antifungal platform that is thought to work by inhibiting the biosynthesis of glucan synthase, an enzyme integral to the cell wall of fungi. Preclinical studies indicate that PB-200a shows in vitro activity against the two most common fungus strains, Candidia and Aspergillus, that cause systemic infections. In contrast to other marketed glucan synthase inhibitors, evidence from an animal study suggests PB-200a will be orally bioavailable. This is a result of the chemical structure and solubility profile of this compound. PB-200a is licensed from UCB Celltech, a United Kingdom corporation and registered branch of UCB Pharma S.A. (referred to herein as UCB) Under our license agreement with UCB, we hold worldwide development and commercialization rights for a platform for aniline derivative compounds, including PB-200a, for all fields of use.

Other Products/Technologies

We licensed PB-201, which is a formulation technology, from Santee Biosciences, Inc., a Delaware corporation (referred to herein as Santee). Under our sublicense agreement with Santee, we hold development and commercialization rights in North America and Europe for the use of the PB-201 technology in azole-based antifungal drug formulations. This technology could potentially be utilized to reformulate the antifungal drug itraconazole, which is one of the standard therapies for the treatment of onychomycosis (nail fungus). However, we do not intend to use the net proceeds of this offering for the development of any drug candidate using the PB-201 technology.

In addition, we licensed from UCB a platform of eight other antifungal drug targets in several classes (including glucan synthesis inhibitors). We do not currently plan to independently develop the UCB platform products and we may seek to out-license or co-develop some or all of these products.

Clinical Development Plan

We intend to develop a pipeline of antimicrobials (antibiotics and antifungals) for the treatment and prevention of infectious diseases where we perceive a large commercial opportunity that is unmet by current therapeutics.

With respect to PB-101 (zabobfloxacin), our development plan is to:

•	Complete one Phase 2 clinical trial for the treatment of CAP. This trial was initiated in March 2010 and we anticipate having data from this study in the second quarter of 2012;

•	Complete one Phase 1 study of an intravenous formulation of PB-101 by the end of the first quarter of 2012; and

•	Conduct Phase 3 trials for the treatment of CAP, Acute Bacterial Exacerbation of Chronic Bronchitis (ABECB), and Acute Bacterial Sinusitis (ABS) and obtain regulatory approvals for the treatment of CAP, ABECB, and ABS in the United States and European Union. We will require additional funds to conduct these Phase 3 trials and obtain these regulatory approvals.

With respect to PB-200a, our lead antifungal compound, our development plan is to:

•	Complete chemical optimization by the end of the third quarter of 2011.

Business Strategy

Our strategy is to in-license and develop promising innovative compounds and technologies to meet the challenges inherent in the treatment and prevention of infectious diseases. We will seek to license other therapeutic product candidates for the treatment and prevention of infectious diseases while simultaneously developing our existing product pipeline. Our strategy reduces risk by licensing product candidates or technologies that already have been tested for safety and biological activity in animals and/or humans by third party drug discovery research companies and academic institutions, providing an initial indication of the drug’s safety and biological activity before committing capital to the drug’s development. We do not conduct any drug discovery activities.

We use third parties to conduct a large portion of our preclinical and clinical studies and we intend to continue to do so in the near term given our limited resources, employees and infrastructure. We use contract research organizations and research institutions to conduct most of our preclinical research and studies and we use medical institutions, clinical investigators and clinical research organizations to assist us in conducting our clinical trials. We use these third parties to assist us with such tasks as data management, statistical analysis and evaluation. However, our study design work and regulatory filing preparation is performed primarily by our internal personnel although we engage consultants to ensure that our studies are compatible with expected regulatory requirements and our filings are made in accordance with applicable regulations. In addition, we intend to carry out clinical trial supervision on our own, as is the case with our Phase 2 CAP trial, but we may engage clinical research organizations to act as an intermediary between us and certain trial sites under certain circumstances, particularly for foreign trial sites.

Our strategy includes entering into collaborations with larger pharmaceutical companies. While we believe we can successfully develop a product candidate to commercialization, we may selectively enter into development collaborations for certain of our product candidates depending on the estimated cost and timeline of development. We intend to enter into marketing partnerships for any product candidates which may receive regulatory approval. We do not intend to develop our own sales and marketing capabilities.

Background on the Antimicrobial Market

Antimicrobials are compounds that either kill or inhibit the growth of microorganisms, which includes bacteria and fungi, as well as others such as viruses. According to the National Center for Health Statistics, infectious diseases are the fifth leading cause of death in the United States and the second leading cause of death globally, as reported by the World Health Organization. Infectious diseases also contribute to compromised health, disability, and loss of productivity. The National Center for Health Statistics reports that in the United States, there were an estimated 22.2 million visits to office-based physicians for infectious and parasitic diseases in 2006. The use of antimicrobials varies based upon numerous factors, such as age and other underlying conditions, community of residence (i.e., are there resistant strains of bacteria or fungi seen in the community), and the setting where the patient is being cared for (e.g. outpatient, skilled nursing facility, hospital). Antimicrobial use is frequently divided into uses in the outpatient setting where they are generally prescribed by family physicians, internists and pediatricians, and the inpatient setting where they are generally prescribed by internists, pulmonologists and infectious diseases physicians. In the outpatient setting, the physician rarely obtains data that identify the specific infecting organism; therefore, the treatment of such infections is generally directed at selecting an antimicrobial that is likely to be effective against those organisms most likely to be causing the infection, and likely to be safe and well-tolerated by the patient. In the inpatient or hospital setting, the physician frequently has some knowledge of the causative organism and the antimicrobials that are likely to be effective. As a result, antimicrobial prescribing in the inpatient setting can frequently be more organism-focused, whereas in the outpatient setting, broader antimicrobial coverage may be utilized to maximize the likelihood of therapeutic success.

Antimicrobials tend to be differentiated by certain critical characteristics. These characteristics, which we believe will result in products that have clear advantages over currently available therapies, were carefully considered in selecting the compounds being developed by IASO Pharma.

•	Potency: The potency of an antimicrobial is measured by determining how much of the antimicrobial is required to inhibit the growth or kill the microorganism of interest. This amount can be determined either by in vitro testing, which is conducted in a controlled environment, or by in vivo testing, which is conducted in living animals. The less of an antimicrobial that is required to inhibit the growth or kill the microorganism, the more potent the antimicrobial.

•	Ability to Kill Versus Inhibit Bacterial Growth: Through both in vitro and in vivo testing, one can determine whether an antimicrobial will kill the microorganism or just inhibit the growth of the organism. Generally, physicians prefer antimicrobials that kill the organism. These drugs are called “cidal” drugs. In addition, it is also known that some “cidal” antimicrobials work more quickly in causing death of the microorganism.

•	Development of Resistance: Much of the resistance problems of today are the result of the over-utilization of drugs that may stimulate resistance, and the inappropriate dosing of an antimicrobial. It is possible to experimentally determine the likelihood of the development of resistance when an antimicrobial is used, and to potentially optimize dosing to minimize the development of resistance.

•	Pharmacokinetic/Pharmacodynamic (PK/PD) Profile: For most classes of currently available antimicrobials, much is known about what drug concentration profiles are predictive of a successful outcome. For example, for some classes of antimicrobials, if the drug concentrations remain above the minimum inhibitory concentration required to inhibit the growth of the microorganism being treated for a target percent of the dosing interval, then there is a very high likelihood of a successful result. By understanding the relevant PK/PD target required for the antimicrobial being developed, utilizing data from animal studies, and utilizing human data on blood/tissue concentrations obtained, one can determine the required dose and frequency likely to result in successful outcomes.

•	Dosing Convenience Factors: Dosing convenience factors include the frequency of dosing, duration of treatment, and mode of administration of the antimicrobial. Generally, the less frequently an antimicrobial needs to be administered or taken, the better, as less frequent dosing improves patient compliance in the outpatient setting, and decreases the amount of nursing time and time that an intravenous line is utilized for inpatients. Less frequent dosing also lessens the opportunity for potential missed doses. In the outpatient setting, having an oral formulation is critically important, including liquid formulations, dissolvable sachets, and/or chewable tablets for the treatment of children. Ideally, an antimicrobial that can provide similar drug levels when administered by either an oral or intravenous route is preferable. An antibiotic with this profile allows a patient that requires hospitalization and initial treatment with an intravenous antimicrobial to be easily transitioned to an equivalent oral drug and discharged from the hospital sooner. The required duration of therapy is also an important consideration. Some classes of antimicrobials are known to kill organisms quickly, compared to other classes. If one can more quickly kill these organisms and reduce their numbers, a shorter course of therapy could be possible.

•	Safety and Tolerability: The safety of an antimicrobial is determined through the evaluation of any changes in laboratory tests and physical signs and symptoms than can be possibly attributed to the use of the antimicrobial. Much of this information is gathered during the clinical development of a drug, as well as during post-marketing surveillance of safety. Tolerability factors tend to be noted by the patient, such as nausea, vomiting, headache, or other discomfort. For an antimicrobial to be accepted by the physician, the safety and tolerability profile must be appropriate relative to the seriousness of the infection being treated and other effective alternatives.

PB-101 (zabofloxacin)

Market Opportunity

We believe there is a need for new antibiotic therapies for the treatment of community acquired respiratory infections. The largest use of antibiotics is in the community/outpatient setting for respiratory tract infections, which include CAP, ABECB and ABS. Treatment of these respiratory infections has been hindered by the increasing prevalence of drug-resistant and multi-drug resistant bacterial strains, particularly S. pneumoniae, the most common causative bacteria of such infections.

According to the Infectious Diseases Society of America, S. pneumoniae is the most common identifiable etiologic cause of pneumonia, is responsible for approximately two-thirds of all bacteremic pneumonias, and is the most frequent cause of death from CAP. Over the years, the incidence of strains of S. pneumoniae resistant to β-lactam antibiotics (e.g. penicillin, ampicillin, cephalosporins) and macrolide antibiotics (e.g. azithromycin) have increased. In addition, strains resistant to currently available quinolone antibiotics (e.g. levofloxacin) have emerged. These resistant strains have been encountered in the community setting, and are therefore, not a problem which is unique to hospitalized patients.

Our product candidate, PB-101 (zabofloxacin), is a quinolone antibiotic. Due to the organisms responsible for respiratory infections, the convenience of use, ability to easily transition from intravenous to oral therapy, and the safety profile of currently marketed quinolones, these drugs are commonly used by physicians for the treatment of such infections. We believe that PB-101 will have the characteristics of the currently used quinolones but with the advantage of being able to handle many of the strains of S. pneumoniae that are resistant to the currently marketed products.

Two respiratory quinolones are currently actively marketed in the U.S. and elsewhere in the world, levofloxacin (Levaquin®, Ortho-McNeil-Janssen) and moxifloxacin (Avelox®, Bayer). According to IMS Health, combined worldwide sales in 2009 of Levaquin® and Avelox® were over $4.6 billion (Levaquin® sales of approximately $3.4 billion; Avelox® sales of approximately $1.2 billion). Safety concerns regarding Avelox® have caused the European Medicines Agency (EMA) to issue a statement in July 2008 stating that oral moxifloxacin should only be prescribed for the treatment of respiratory tract infections when other antibiotics cannot be used or have failed. We believe that Avelox® continues to have relatively strong sales despite the safety warning because it has demonstrated better activity against S.pneumoniae than Levaquin®. While Levaquin® has a good safety profile, it has not proven to be effective against some strains of S.pneumoniae. As described below, in our pre-clinical studies PB-101 has demonstrated better activity against strains of S.pneumoniae than both Levaquin® and Avelox®.

Community Acquired Pneumonia (CAP)

CAP is a common infection associated with significant morbidity and mortality. According to a January 2002 article published in the Journal of Respiratory Diseases, it is estimated that approximately 5.6 million persons have CAP annually in the United States and according to the Centers for Disease Control, CAP results in 1.2 million hospitalizations and over 55,000 deaths per year. The National Center for Health Statistics reports that “influenza and pneumonia” is the eighth most common cause of death in the U.S., and the seventh most common cause of death in those over the age of 65. The bacterial strains most commonly causing CAP are S. pneumoniae, Mycoplasma pneumoniae, Haemophilus influenzae, Chlamydia pneumoniae, and Moraxella catarrhalis. The practice guidelines of the American Thoracic Society and the Infectious Diseases Society of American recommend the use of respiratory quinolone antibiotics as empiric drugs of choice for outpatients with co-morbidities and hospitalized patients outside of the intensive care unit.

Acute Bacterial Exacerbation of Chronic Bronchitis (ABECB)

Bronchitis, an inflammatory condition of the airways in the lungs is generally considered chronic when a patient experiences a cough and sputum production on most days during three consecutive months for over two successive years. Acute exacerbation of chronic bronchitis (AECB) as a result of bacterial infection is termed an acute bacterial exacerbation of chronic bronchitis (ABECB).

In 2009, the U.S. National Institutes of Health reported that there are between 12 and 24 million people in the U.S. with Chronic Obstructive Pulmonary Disease (COPD) and data published in the Canadian Guidelines for the management of AECB (2003), showed that the average patient with COPD averages two to three cases of AECB per year. Based upon these data, we estimate that episodes of AECB occur over 30 million times per year in the U.S. The most common bacteria isolated from the sputum of ABECB patients are similar to those isolated from patients with CAP, namely S. pneumoniae, H. influenzae and M. catarrhalis. Additionally, the increasing resistance of these bacterial strains to antibiotics has complicated treatment of ABECB.

Acute Bacterial Sinusitis (ABS)

Acute bacterial sinusitis is an infection in one or more of the paranasal sinuses. It is one of the most common health conditions in the United States. As reported in the Journal of Allergy and Clinical Immunology (2004), there are an estimated 18 million cases of sinusitis, resulting in 30 million courses of antibiotics per year in the U.S. Studies have indicated that S. pneumoniae, H. influenzae, and M. catarrhalis are the most common bacterial pathogens encountered in ABS. As with CAP and ABECB, the increasing resistance of these bacterial strains to commonly used antibiotics can make the treatment of these infections difficult.

Our Product (PB-101)

PB-101 (zabofloxacin) is being developed for the treatment of community acquired respiratory infections (CAP, ABECB, ABS). There are over 20 years of clinical experience with the quinolone class, and PB-101 shares many of the characteristics that have made this class of antibiotics so popular:

•	Demonstrates good microbiologic spectrum

•	Allows for once daily dosing

•	Kills bacteria and does so quickly

•	Has a well characterized PK/PD profile, allowing for selection of efficacious dosage

•	Has well characterized chemical properties which aid in development, allowing us to mitigate toxicity risks

As is the case with most classes of antibiotics, some resistance has developed over the years to the currently used members of the quinolone class. As a result, there is the need for a new quinolone antibiotic that will effectively treat those organisms that have developed resistance.

Based upon the currently available non-clinical and clinical data, we believe that PB-101 offers advantages over the currently available antibiotics for the treatment of community acquired respiratory tract infections.

•	Currently available quinolones (e.g. levofloxacin, moxifloxacin): As discussed below, in preclinical studies, PB-101 has exhibited more potency against S. pneumoniae than these currently available respiratory quinolone antibiotics.

•	Macrolides (e.g. azithromycin, clarithromycin): Preclinical data indicates that PB-101 is more potent against both S. pneumoniae and H. influenzae than macrolides. There is a high incidence of S. pneumoniae strains that are resistant to the macrolides, and in many parts of the country these rates are so high as to make these drugs poor choices for the treatment of these infections.

•	Beta-Lactams (e.g. penicillin, ampicillin, cephalosporins): Preclinical studies also have shown that PB-101 is more potent against S. pneumoniae, including those strains that are resistant to this class of drugs. In addition, due to the pharmacokinetic properties of beta-lactams and their chemical structures, they generally need to be taken numerous times per day, and there are not equivalent intravenous and oral formulations which would allow for convenient transition for hospitalized patients. This class of drugs is also not active against the so-called “atypical” bacteria (i.e. M. pneumoniae, C. pneumoniae, L. pneumophila) which frequently cause respiratory infections.

Development

Preclinical In Vitro Studies

PB-101 exhibits bactericidal activity against the bacteria responsible for most community acquired respiratory tract infections. In vitro studies suggest that PB-101 is two to eight times more active against common respiratory tract bacteria compared to currently marketed quinolone antibiotics. In addition, no antibiotic currently marketed for the treatment of community acquired respiratory tract infections is more potent than PB-101 against penicillin non-susceptible strains of S. pneumoniae. PB-101 is also very active against the so-called “atypical” pathogens that cause pneumonia, C. pneumoniae, M. pneumoniae, and L. pneumophila.

Preclinical In Vivo Studies

The in vivo efficacy of PB-101 was examined in a standard mouse model of systemic infection. In these mice, PB-101 displayed substantial bactericidal activity against systemic infections caused by three types of Gram-positive bacteria, based on a standard measure of viable bacteria post-administration. The in vivo efficacy of PB-101 appeared consistent with its in vitro potency. The median effective dose (ED50) of PB-101 was significantly lower than those of ciprofloxacin, moxifloxacin and gemifloxacin, meaning that less zabofloxacin is required for a successful outcome relative to the other quinolone antibiotics.

Preclinical Toxicology Studies

Preclinical oral toxicity studies in rats, mice and dogs were completed, as required in order to submit an IND to support the advancement of PB-101 into clinical studies. To put these studies into perspective, the dose of PB-101 which will be utilized in the treatment of infections in humans will be in the range of 5.5 to 7.5 mg/kg/day, generally for up to five days. There were no findings of concern in these studies to indicate that there are likely to be toxicity issues for PB-101.

The bacterial reverse mutation assay (using bacteria cells) and the micronucleus test (using the bone marrow cells of ICR mice) were employed to evaluate the genetic toxicity of PB-101. Neither test revealed that the compound was mutagenic in the cells tested. The chromosome aberration test was employed to evaluate whether PB-101 causes structural chromosome aberrations in cultured mammalian cells, in this case from the Chinese hamster lung cell line. PB-101 was found to cause structural aberrations in these cells only at concentrations that are significantly higher than the anticipated therapeutic concentration.

Single dose studies in rats and mice showed that PB-101 did not display detectable toxicity in mice orally administered 1000 mg/kg of the compound. Additionally, to establish the toxicity profile of this drug, standard, two- and four-week repeat-dose toxicity studies were performed in rats and beagle dogs.

The potential of PB-101 to affect cardiac repolarization was assessed in a study of its effects on hERG (human ether-a-go-go gene) channel currents expressed in Chinese hamster ovary cells. In this experiment, PB-101 was found to have little interaction with the hERG channel: The concentration of PB-101 necessary for inhibition (IC50 = 218 µM) was approximately 4- to 10- fold higher than that of sparfloxacin (IC50 = 18 µM) and grepafloxacin (IC50 = 50 µM), and approximately 2- fold higher than that of the marketed antibiotic moxifloxacin (IC50 = 129 µM).

In accordance with the “Note for Guidance on Non-Clinical Safety Studies for the Conduct of Human Clinical Trials for Pharmaceuticals” (CPMP/ICH/286/95, modification), the likely duration of therapy with PB-101 will be between three and seven days; therefore, we believe the duration of these toxicology studies (up to four weeks) is sufficient to allow a clinical trial in humans based on the guidelines.

Clinical Studies in Humans

Two Phase 1, escalating-dose studies with PB-101 were completed by Dong Wha in the United Kingdom in healthy male volunteers, and one Phase 1 thorough QT trial was conducted by us in the United States.

A Randomized, Double-Blind, Placebo-Controlled Study in Healthy Male Subjects to Investigate the Safety, Tolerability and Pharmacokinetics of Ascending Single Oral Doses of PB-101 Incorporating a Comparison of Fed/Fasted Pharmacokinetics

The objective of this Phase 1 study was to assess the safety and tolerability of single oral doses of PB-101 at five dose levels. The secondary objectives were to assess the pharmacokinetics of a single oral dose of PB-101 and to assess the effect of food on the pharmacokinetics of PB-101. This study was a first-in-man, single-center, randomized, double-blind, placebo-controlled, ascending, single-dose study. In addition to subjects receiving a placebo, doses of 10, 50, 100, 400 and 800 mg of PB-101 were studied.

Safety was evaluated by monitoring adverse events and vital signs (heart rate, blood pressure, temperature and respiratory rate), and by performing physical examinations, electrocardiograms (ECGs) and clinical laboratory tests. Thirty male adult subjects were enrolled and completed the clinical phase of the study. All 30 subjects were included in the safety assessment. Pharmacokinetic assessments were performed on the 25 subjects who received PB-101.

No severe or serious adverse events occurred during this study, and no subject was withdrawn due to an adverse event. Seven subjects (23%) had one treatment-emergent adverse event during this study. This percentage of subjects with adverse events is standard for a Phase 1 study of this nature. All adverse events were mild and all were classified as either unrelated or unlikely related to the study treatments, with one exception. One episode of headache (PB-101 10 mg group) was considered to be possibly related to study treatment.

An Ascending Dose Study to Assess the Safety and Tolerability of PB-101 When Given in Multiple Doses to Healthy Male Volunteers

The objective of this Phase 1 study was to assess the safety and tolerability of multiple oral doses of PB-101 at three dose levels. The secondary objectives of this study were to assess the pharmacokinetic linearity, dose proportionality and accumulation after repeated once daily oral doses for seven days.

This was a single-center, randomized, double-blind, placebo-controlled, ascending multiple-dose study. In addition to subjects receiving a placebo, doses of 200, 400 and 800 mg of PB-101 were studied in 24 subjects.

Safety was evaluated by monitoring adverse events, physical examination findings, vital signs (heart rate, blood pressure, temperature and respiratory rate), ECGs and clinical laboratory test results. Twenty-four male adult subjects ranging in age from 19 to 45 years were enrolled and completed the clinical phase of the study. All 24 subjects were included in the safety assessment. Pharmacokinetic assessments were performed on the 18 subjects who received zabofloxacin.

No severe or serious adverse events occurred during this study, and no subject was withdrawn due to an adverse event. Fifteen subjects (62.5%) presented with 34 treatment-emergent adverse events during this study. This percentage of subjects with adverse events is standard for a Phase 1 study of this nature. Two adverse events were moderate and the remaining adverse events were mild. Three subjects (12.5%) had mild elevations of their liver enzymes, which were judged mild adverse events and likely treatment-related. One subject (4.2%) experienced mild tachycardia judged unlikely related to the study treatment. Two subjects (8.3%), both in the highest dose (800 mg) group, developed a rash, one rash of mild intensity and the other of moderate intensity. The mild rash resolved without therapy, and the moderate rash resolved with therapy. No ECG abnormalities were seen that were considered to be an adverse event.

The study researchers concluded that multiple oral doses of 200 and 400 mg of PB-101 appear to be safe and well tolerated when administered to healthy male subjects. Multiple doses of 800 mg appear to be less well tolerated due to the two rashes seen. The pharmacokinetic profile of these doses was well characterized. Dose proportionality between the 200 to 800 mg dose levels was confirmed. These results indicate that rate and extent of absorption of PB-101 on Day 1 and Day 7 increased in a dose-proportional manner over the dose range studied. In addition, no significant accumulation of PB-101 was observed.

A Single-Center, Triple-Blind, Triple-Dummy, Randomized, Single-Dose, Four-Way Crossover Trial to Define the ECG Effects of PB-101 Using a Clinical and a Supratherapeutic Dose Compared to Placebo and Moxifloxacin (a Positive Control) in Healthy Men and Women: A Thorough ECG Trial

This study is required by regulatory authorities in early stages of a drug’s development to examine if a new drug has the potential to cause cardiac effects which would be seen in the ECG. This study was conducted following established standards as required by regulatory authorities, and was reviewed prior to being conducted by the FDA. Enrollment in this trial concluded in December 2009, and 30 male and 30 female healthy volunteers were enrolled in the trial. Each subject received a single dose of zabofloxacin 400 mg (clinical dose), zabofloxacin 1500 mg (supratherapeutic dose), moxifloxacin 400 mg (positive control) and matched placebo on four separate occasions separated by a minimum of three days.

The ECG data was analyzed by a group with expertise in conducting such evaluations. The conclusions of the report from these experts are as follows, “in conclusion, this well conducted and valid (assay sensitivity being reached and placebo group showing control of background QTc variability) thorough ECG Trial demonstrated that PB-101 had no effects on heart rate, PR and QRS interval duration or clear important changes in cardiac morphology. The effects on cardiac repolarization by the preponderance of data including a careful pharmacodynamic-pharmacokinetic analysis also show that PB-101 does not have any clear signal affecting cardiac repolarization.”

Although some changes in laboratory values were observed, these changes were observed in both the zabofloxacin and placebo groups. Consequently, we do not believe any of these changes indicate a safety concern with zabofloxacin. There were no reports of serious adverse events at any dose level. At the supratherapeutic 1500 mg dose (a dose more than three times the therapeutic dose being used in our U.S. Phase 2 CAP study), two subjects suffered severe adverse events, one of which was considered unrelated to the study drug. The second subject experienced nausea, emesis, and dehydration, which were thought to be drug-related. The supratherapeutic dose was also associated with the adverse events of increased upper GI intolerance when administered under fasting conditions. The most common adverse events across all study groups included nausea, vomiting, headache, dizziness, and contact dermatitis.

Hollow Fiber Models

The Hollow Fiber infection model allows an in vitro system to mimic the pharmacokinetic profile of a drug seen in man, and the manner in which the drug will kill a strain of bacteria. This model overcomes many of the limitations of animal models. Hollow Fiber Models have become a very powerful tool in the evaluation of antibiotics. This model has been utilized to allow various dose regimens of PB-101 to be tested against pathogenic strains of S. pneumoniae.

Dose ranging studies were conducted using the hollow fiber model to determine the amount of PB-101 needed to kill these organisms and to prevent the emergence of resistant strains during therapy. PB-101 was administered once daily in the Hollow Fiber System to simulate the pharmacokinetic profile seen in humans, based upon the results of the Phase 1 single-escalation dose study in healthy male volunteers.

Against a strain of S. pneumoniae resistant to levofloxacin, doses of PB-101 of 300 mg and greater every 24 hours were successful in killing the total bacterial population within 48 hours, without the emergence of resistant strains.

Utilizing this hollow fiber model data, along with all of the pre-clinical and clinical data from the Phase 1 studies, we were able to select dosage regimens for our Phase 2 trial which are likely to be successful in treating community acquired respiratory infections and to be safe.

Our Phase 2 Clinical Trial for PB-101

In March 2010, we started our Phase 2 trial of PB-101 for the treatment of Community Acquired Pneumonia (CAP). This study was rigorously designed taking into consideration FDA guidance for such studies. The study design was also reviewed by the FDA. This is a three arm, randomized, double-blinded, double-dummy study to examine two dosing regimens of PB-101 compared to levofloxacin, a standard currently approved quinolone antibiotic. The dosing regimens of PB-101 to be studied in the Phase 2 study were determined based upon the microbiologic activity, animal studies and hollow fiber modeling which utilized pharmacologic data from the Phase 1 trials, and the safety results from the three Phase 1 trials.

We expect to enroll approximately 400 to 450 patients in order to enroll 180 bacteriologically confirmed cases of CAP into this study. The study is planned to be conducted in the U.S., Europe, and South Africa. Patients with clinical signs and symptoms as well as a chest radiography documentation of CAP that meet the selection criteria for the trial will be eligible to participate. A respiratory tract specimen will be obtained for Gram stain and culture to determine if the pneumonia is caused by a bacterial pathogen. Participants will be randomized into one of the three arms, and study drug therapy will begin before pretreatment culture results are known. Patients will return to the investigator’s office for periodic clinical assessments, and repeat bacteriological studies if clinically indicated. The primary endpoint in the trial will be clinical response rate as assessed by the physician on day 21. Secondary endpoints will be clinical response rate at day 35, bacteriological response rate (where assessable), clinical cure rate, and time to decrease in baseline symptoms. In addition to the standard clinical and microbiologic endpoints, evaluations will be conducted to determine the impact of PB-101 on patient reported factors, and the speed at which improvement and resolution of signs and symptoms of pneumonia occur. Pharmacokinetic samples will also be obtained to get a more thorough understanding of the pharmacokinetic profile of PB-101 in patients. Routine evaluation of safety will be accomplished through laboratory tests, electrocardiograms, vital signs, and physical signs and symptoms. It is anticipated that the results of this study will allow us to move into Phase 3 clinical trials for CAP, Acute Bacterial Exacerbations of Chronic Bronchitis (ABECB), and Acute Bacterial Sinusitis (ABS), which are required for regulatory approvals.

Development Leading to Regulatory Approval

We expect that the following additional clinical studies will be required to be conducted in order to obtain regulatory approval for the marketing of PB-101 for the treatment of Community Acquired Pneumonia, Acute Bacterial Exacerbation of Chronic Bronchitis and Acute Bacterial Sinusitis:

•	One Phase 1 study of an intravenous formulation;

•	One Phase 1 study to determine dosing in renally impaired subjects;

•	Two Phase 3 trials of Community Acquired Pneumonia;

•	One Phase 3 trial of Acute Bacterial Exacerbation of Chronic Bronchitis; and

•	Two Phase 3 trials of Acute Bacterial Sinusitis.

Except for the Phase 1 study for an intravenous formulation of PB-101, we will require additional funds to conduct all of the above studies and trials.

Product Commercialization

We anticipate that we would commercialize PB-101 through a commercialization partnership with a pharmaceutical company with a large sales force. To successfully commercialize such a product, a sales force of significant size would be required as the target physician prescribers are family physicians, internists, emergency room physicians, pulmonologists and infectious diseases physicians.

PB-200a

Market Opportunity

Systemic fungal infections are increasing as a result of the increasing numbers of immunocompromised patients, primarily cancer patients who become neutropenic due to chemotherapy, and transplant recipients who receive immunosuppressive therapy. According to a January 2007 review article published by the American Society of Microbiology, Candida species are the fourth leading cause of hospital acquired blood stream infections, and account for 8-10% of all such infections. According to a December 2009 review article on eMedicine, invasive Aspergillosis is estimated to occur in 10-20% of leukemia patients receiving chemotherapy, 5-25% of patients who have had lung and/or heart transplants, and 5-13% of patients who have had bone marrow transplants. Despite the available treatment options, mortality following fungal infection remains high. For example, according to a January 2007 review article published by the American Society of Microbiology, mortality rates are 40% for candidemia, an infection of the blood stream caused by Candida, and, according to a December 2009 review article on eMedicine, mortality rates range from 30-95% for aspergillosis, an infection caused by the Aspergillus fungus that usually affects the lungs. Although there are numerous antifungal therapies available, there is still no ideal drug. As a result, we believe there is a need for new antifungal therapies for the treatment of systemic fungal infections.

There are currently three classes of antifungal therapies available, the polyenes (e.g. amphotericin B), azoles (e.g. voriconazole, posaconazole), and the echinocandins (e.g. caspofungin, micafungin). Amphotericin B has been utilized for over 40 years, however the use of this drug is complicated by both infusion related reactions and nephrotoxicity. In addition, an increasing percentage of strains of Candida have become resistant to amphotericin B.

The azoles have also been available commercially for quite awhile, and although an improvement from a safety perspective compared to amphotericin B, they are also not ideal drugs. These agents have been associated with hepatic toxicity and drug interactions. In addition, these drugs have limited fungicidal activity, and do not appear to be as effective against systemic infections caused by Aspergillus.

The newest class of antifungal drugs, known as the echinocandins were first introduced approximately eight years ago. The echinocandins, which are glucan synthase inhibitors (GSIs), work by inhibiting the synthesis of β (1,3)-D-glucan, a component of the fungal cell wall. Glucan synthase is required for the fungal cell wall to maintain itself and to maintain internal osmotic pressure within the organism; therefore, inhibition of glucan synthase results in the death of the organism. Glucan synthase plays no role in mammalian (i.e., human) cells and, as a result, the marketed GSIs do not demonstrate the toxicities of other systemic antifungal drugs. These drugs represented an advance in that they are quite effective, with few drug interactions, and a good safety profile. As a result of their effectiveness, good safety profile, and lack of significant drug interactions, the echinocandins have been well accepted by physicians. The major drawback for this class of drugs is that they are not available in oral formulations.

An agent that is safe and efficacious and provides flexibility in methods of administration likely would capture a significant share of the antifungal market.

Our Product (PB-200a)

PB-200a is a glucan synthase inhibitor (GSI).We anticipate that because PB-200a is a GSI, it will maintain the positive characteristics of the class, namely, a good safety profile and few drug interactions. However, although PB-200a utilizes the same mechanism of action (GSI) as the currently marketed echinocandins, it binds to a different receptor on the fungal cell wall. As a result, we have developed drug candidates with chemical structures that are different than those of currently available GSIs in that they have a high level of solubility. We have demonstrated that this product can be orally absorbed in mice. We believe, therefore, that PB-200a has the potential to be a systemic antifungal, which will have the favorable characteristics of the currently marketed GSIs (i.e. echinocandins), but will be available both intravenously and orally. If we are successful in developing an approved oral dosage form of PB-200a, it would allow physicians to prescribe this class of drugs for both intravenous and oral use for the first time.

We have obtained the rights to compounds that have been screened against glucan synthase to identify lead fragments that inhibit the glucan synthase enzyme purified from Candida albicans and Aspergillus fumigatus. These compounds inhibit proliferation of not only C. albicans and A. fumigatus, but also a wide range of other pathogenic fungi in a concentration-dependent manner. In addition, these compounds have been shown to be synthetically very accessible and amenable to medicinal chemistry optimization.

Based upon the data we have obtained from studies conducted to date, we believe that PB-200a will share many of the characteristics that have made the echinocandin antifungals so popular: fungicidal and good activity against both Candida and Aspergillus, good safety profile, and few if any drug interactions.

Development

Preclinical In Vitro Studies

Preclinical studies have shown that PB-200a exhibits the potential to inhibit glucan synthesis in C. albicans and A. fumigatus, and may do so to a greater extent than caspofungin. PB-200a has also been demonstrated to be orally bioavailable in mice, which could potentially lead to a broad-spectrum anti-fungal drug that can be administered both intravenously and orally.

Development Leading to IND Submission

We expect that the following activities will be required for us to submit an IND in order to proceed with the first Phase 1 study for PB-200a.

•	Medicinal chemistry work to optimize the compound for fungicidal activity and solubility;

•	In vitro studies to characterize the activity of the compound against a large number of clinically relevant fungal isolates;

•	In vivo animal studies to better define the antifungal activity of the compound; and

•	Pre-clinical toxicology studies (in vitro and in vivo).

Except for the medicinal chemistry work to optimize the compound for fungicidal activity and solubility, we will require additional funds to conduct all of the above pre-clinical activities.

Product Development Process

We manage the execution and conduct of our preclinical and clinical studies and utilize many service providers to perform certain elements, primarily the laboratory-based elements, of our preclinical and clinical studies. Study design for our preclinical and clinical studies is principally performed in-house, although we engage consultants to ensure that our studies are compatible with expected regulatory requirements and our scientific objectives. During the preclinical and clinical study design process, our internal personnel may also obtain input with respect to study design from third parties engaged to perform the respective preclinical and clinical studies.

In preclinical studies, we engage contract research organizations and research institutions to perform chemical optimization work and to conduct in vitro and in vivo testing of our product candidates. We also engage contract research organizations to assist us with such tasks as data management, statistical analysis and evaluation of the data obtained from our preclinical studies. Once enough data with respect to a product candidate has been collected and analyzed, our team will prepare an IND and, if we are conducting clinical trials in certain foreign jurisdictions, a clinical trial application, or CTA, for such product candidate. We engage consultants to ensure that our INDs and CTAs are prepared in accordance with applicable regulations. Once complete, we submit the IND to the FDA and/or the CTA to the applicable foreign regulatory agency for approval.

In the clinical trial stage, we contract with medical institutions to serve as clinical trial sites and we engage a principal investigator for each clinical trial site. We also engage contractors both individually and through consulting firms to assist us with quality assurance and clinical site monitoring of our clinical trials. We carry out clinical trial supervision on our own, as is the case with our Phase 2 CAP trial for PB-101. Depending on the circumstances, however, we may engage clinical research organizations to act as an intermediary between us and certain trial sites, particularly for foreign trial sites. In addition, we engage contract research organizations to assist us with such tasks as data management, statistical analysis and evaluation of the data obtained from our clinical trials.

Manufacturing

All of our manufacturing processes currently are outsourced to third parties. We rely on third-party manufacturers to produce sufficient quantities of drug product for use in clinical trials. With the exception of PB-101, we intend to continue this practice for any future clinical trials and commercialization of our products.

We anticipate that PB-101 will be manufactured and supplied by our partner, Dong Wha.

We are confident that there exist a sufficient number of potential sources for the drug substances required to produce our products, as well as third-party manufacturers, that we will be able to find alternate suppliers and third-party manufacturers in the event that our relationship with any supplier or third-party manufacturer deteriorates.

Competitive Landscape for Our Products

PB-101 (zabofloxacin)

PB-101 is a quinolone antibiotic that we intend to develop initially for the treatment of community acquired respiratory infections (CAP, ABECB, ABS). There are only three quinolone antibiotics that are currently approved for marketing in the United States and are considered appropriate for the treatment of respiratory infections although only two (levofloxacin and moxifloxacin) are currently actively marketed. These drugs are listed below along with their manufacturers:

Product (Brand Name)	Manufacturer
Levofloxacin (Levaquin®)	Ortho-McNeil-Janssen
Moxifloxacin (Avelox®)	Bayer
Gemifloxacin (Factive®)	Cornerstone Therapeutics

Levofloxacin has a much larger market share than the other drugs listed above; however, it is anticipated that its patent protection will expire within the next one to two years, while patent protection for moxifloxacin will likely expire sometime between 2014 and 2016. Safety concerns regarding Avelox® have caused the European Medicines Agency (EMA) to issue a statement in July 2008 stating that oral moxifloxacin should only be prescribed for the treatment of respiratory tract infections when other antibiotics cannot be used or have failed. We believe th at Avelox® continues to have relatively strong sales despite the safety warning because it has demonstrated better activity against S. pneumoniae than Levaquin®. While Levaquin® has a good safety profile, its activity against S. pneumoniae is weaker, and resistant strains have now been seen in many parts of the world, including the U.S. and Europe. Resistance rates of S. pneumoniae to Levaquin® vary by geography, and range from approximately 2% to 10%, as reported at the 2010 Interscience Conference on Antimicrobial Agents and Chemotherapy, in the Journal of Antimicrobial Chemotherapy, and in the journal, Diagnostic Microbiology and Infectious Diseases. In addition, as reported in the New England Journal of Medicine, there have been reports of Levaquin® clinical treatment failures due to strains of S. pneumoniae that were either resistant at initiation of therapy or developed resistance while on therapy. We believe that gemifloxacin has not done well in the market primarily due to perceived safety issues, a lack of an available intravenous formulation, and limited marketing efforts.

As we develop PB-101, we have monitored and will continue to monitor for any of the shortcomings noted for Levaquin® and Avelox®. Specifically, we have conducted a thorough clinical QT study, as per FDA/EMA guidelines that utilize Avelox® as the positive control, to demonstrate that PB-101 does not have the QT prolongation safety concerns seen with Avelox®. In addition, we have conducted pre-clinical studies and have monitored markers of hepatic disease in our Phase 1 trials, and we have not seen any evidence indicating that use of PB-101 will produce severe hepatic effects, which was the primary reason for the EMA restriction regarding Avelox®. We will continue to monitor for hepatic adverse events in all of our clinical studies for PB-101. At the time Levaquin® was developed, pharmacodynamic models for the selection of efficacious doses were not as well defined or sophisticated as they are today. Current pharmacodynamic models, having the benefit of 15 years of experience working with this class of antibiotics, are very highly predictive in determining dosing regimens that will result in a successful clinical outcome and decrease the likelihood of development of resistant strains. We have conducted numerous pharmacodynamic studies, and based upon these studies believe that the dosing regimens selected for our Phase 2 study have a high probability of resulting in positive clinical outcomes.

PB-200a

PB-200a is a GSI antifungal drug that we intend to develop for the treatment of systemic infections caused by Candida and Aspergillus. There are three GSI antifungal drugs currently approved for marketing in the United States. These drugs, which are known as echinocandins, are listed below along with their manufacturers:

Product (Brand Name)	Manufacturer
Caspofungin (Cancidas®)	Merck Sharp & Dohme
Micafungin (Mycamine®)	Astellas Pharma
Anidulafungin (Eraxis®)	Roerig

The patent protection for caspofungin is likely to expire within the next five years, while the other compounds are likely to maintain exclusivity for between five and 10 years. All three of these antifungal drugs are considered to be efficacious and safe; however, none of them are currently available orally. We are not aware of any other echinocandin antifungal drug in clinical development at the current time.

Government Regulation

General

The production, distribution, and marketing of products employing our technology, and our development activities, are subject to extensive governmental regulation in the United States and in other countries. In the United States, our products are regulated as drugs and are subject to the Federal Food, Drug, and Cosmetic Act, as amended, and the regulations of the FDA, as well as to other federal, state, and local statutes and regulations. These laws, and similar laws outside the United States, govern the clinical and pre-clinical testing, manufacture, safety, effectiveness, approval, labeling, distribution, sale, import, export, storage, record-keeping, reporting, advertising, and promotion of our products. Product development and approval within this regulatory framework, if successful, will take many years and involve the expenditure of substantial resources. Violations of regulatory requirements at any stage may result in various adverse consequences, including the FDA’s and other health authorities’ delay in approving or refusal to approve a product. Violations of regulatory requirements also may result in enforcement actions.

The following paragraphs provide further information on certain legal and regulatory issues with a particular potential to affect our operations or future marketing of products employing its technology.

Research, Development, and Product Approval Process

The research, development, and approval process in the United States and elsewhere is intensive and rigorous and generally takes many years to complete. The typical process required by the FDA before a therapeutic drug may be marketed in the United States includes:

•	pre-clinical laboratory and animal tests performed under the FDA’s Good Laboratory Practices regulations, referred to herein as GLP;

•	submission to the FDA of an IND, which must become effective before human clinical trials may commence;

•	human clinical studies performed under the FDA’s Good Clinical Practices regulations, to evaluate the drug’s safety and effectiveness for its intended uses;

•	FDA review of whether the facility in which the drug is manufactured, processed, packed, or held meets standards designed to assure the product’s continued quality; and

•	submission of a marketing application to the FDA, and approval of the application by the FDA.

During pre-clinical testing, studies are performed with respect to the chemical and physical properties of candidate formulations. These studies are subject to GLP requirements. Biological testing is typically done in animal models to demonstrate the activity of the compound against the targeted disease or condition and to assess the apparent effects of the new product candidate on various organ systems, as well as its relative therapeutic effectiveness and safety. An IND must be submitted to the FDA and become effective before studies in humans may commence.

Clinical trial programs in humans generally follow a three-phase process. Typically, Phase 1 studies are conducted in small numbers of healthy volunteers or, on occasion, in patients afflicted with the target disease. Phase 1 studies are conducted to determine the metabolic and pharmacological action of the product candidate in humans and the side effects associated with increasing doses, and, if possible, to gain early evidence of effectiveness. In Phase 2, studies are generally conducted in larger groups of patients having the target disease or condition in order to validate clinical endpoints, and to obtain preliminary data on the effectiveness of the product candidate and optimal dosing. This phase also helps determine further the safety profile of the product candidate. In Phase 3, large-scale clinical trials are generally conducted in patients having the target disease or condition to provide sufficient data for the statistical proof of effectiveness and safety of the product candidate as required by United States regulatory agencies.

In the case of products for certain serious or life-threatening diseases, the initial human testing may be done in patients with the disease rather than in healthy volunteers. Because these patients are already afflicted with the target disease or condition, it is possible that such studies will also provide results traditionally obtained in Phase 2 studies. These studies are often referred to as “Phase 1/2” studies. However, even if patients participate in initial human testing and a Phase 1/2 study carried out, the sponsor is still responsible for obtaining all the data usually obtained in both Phase 1 and Phase 2 studies.

Before proceeding with a study, sponsors may seek a written agreement from the FDA regarding the design, size, and conduct of a clinical trial. This is known as a Special Protocol Assessment (“SPA”). Among other things, SPAs can cover clinical studies for pivotal trials whose data will form the primary basis to establish a product’s efficacy. SPAs help establish upfront agreement with the FDA about the adequacy of a clinical trial design to support a regulatory approval, but the agreement is not binding if new circumstances arise. There is no guarantee that a study will ultimately be adequate to support an approval even if the study is subject to an SPA.

United States law requires that studies conducted to support approval for product marketing be “adequate and well controlled.” In general, this means that either a placebo or a product already approved for the treatment of the disease or condition under study must be used as a reference control. Studies must also be conducted in compliance with good clinical practice requirements, and informed consent must be obtained from all study subjects.

The clinical trial process for a new compound can take ten years or more to complete. The FDA may prevent clinical trials from beginning or may place clinical trials on hold at any point in this process if, among other reasons, it concludes that study subjects are being exposed to an unacceptable health risk. Trials may also be prevented from beginning or may be terminated by institutional review boards, who must review and approve all research involving human subjects. Side effects or adverse events that are reported during clinical trials can delay, impede, or prevent marketing authorization. Similarly, adverse events that are reported after marketing authorization can result in additional limitations being placed on a product’s use and, potentially, withdrawal of the product from the market.

Following the completion of clinical trials, the data are analyzed to determine whether the trials successfully demonstrated safety and effectiveness and whether a product approval application may be submitted. In the United States, if the product is regulated as a drug, an NDA must be submitted and approved before commercial marketing may begin. The NDA must include a substantial amount of data and other information concerning the safety and effectiveness of the compound from laboratory, animal, and human clinical testing, as well as data and information on manufacturing, product quality and stability, and proposed product labeling.

Each domestic and foreign manufacturing establishment, including any contract manufacturers we may decide to use, must be listed in the NDA and must be registered with the FDA. The application generally will not be approved until the FDA conducts a manufacturing inspection, approves the applicable manufacturing process and determines that the facility is in compliance with cGMP requirements.

Under the Prescription Drug User Fee Act, as amended, the FDA receives fees for reviewing an NDA and supplements thereto, as well as annual fees for commercial manufacturing establishments and for approved products. These fees can be significant. For fiscal year 2010, the NDA review fee alone is $1,405,500, although certain limited deferral, waivers, and reductions may be available.

Each NDA submitted for FDA approval is usually reviewed for administrative completeness and reviewability within 45 to 60 days following submission of the application. If deemed complete, the FDA will “file” the NDA, thereby triggering substantive review of the application. The FDA can refuse to file any NDA that it deems incomplete or not properly reviewable. The FDA has established performance goals for the review of NDAs — six months for priority applications and 10 months for standard applications. However, the FDA is not legally required to complete its review within these periods and these performance goals may change over time.

Moreover, the outcome of the review, even if generally favorable, typically is not an actual approval but an “action letter” that describes additional work that must be done before the application can be approved. The FDA’s review of an application may involve review and recommendations by an independent FDA advisory committee. Even if the FDA approves a product, it may limit the approved therapeutic uses for the product as described in the product labeling, require that warning statements be included in the product labeling, require that additional studies be conducted following approval as a condition of the approval, impose restrictions and conditions on product distribution, prescribing, or dispensing in the form of a risk management plan, or otherwise limit the scope of any approval.

Significant legal and regulatory requirements also apply after FDA approval to market under an NDA. These include, among other things, requirements related to adverse event and other reporting, product advertising and promotion and ongoing adherence to cGMPs, as well as the need to submit appropriate new or supplemental applications and obtain FDA approval for certain changes to the approved product labeling, or manufacturing process. The FDA also enforces the requirements of the Prescription Drug Marketing Act which, among other things, imposes various requirements in connection with the distribution of product samples to physicians.

The regulatory framework applicable to the production, distribution, marketing, and/or sale, of our products may change significantly from the current descriptions provided herein in the time that it may take for any of its products to reach a point at which an NDA is approved.

Overall research, development, and approval times depend on a number of factors, including the period of review at FDA, the number of questions posed by the FDA during review, how long it takes to respond to the FDA’s questions, the severity or life-threatening nature of the disease in question, the availability of alternative treatments, the availability of clinical investigators and eligible patients, the rate of enrollment of patients in clinical trials, and the risks and benefits demonstrated in the clinical trials.

Other United States Regulatory Requirements

In the United States, the research, manufacturing, distribution, sale, and promotion of drug and biological products are potentially subject to regulation by various federal, state, and local authorities in addition to the FDA, including the Centers for Medicare and Medicaid Services (formerly the Heath Care Financing Administration), other divisions of the United States Department of Health and Human Services (e.g., the Office of Inspector General), the United States Department of Justice and individual United States Attorney offices within the Department of Justice, and state and local governments. For example, sales, marketing, and scientific/educational grant programs must comply with the anti-fraud and abuse provisions of the Social Security Act, the False Claims Act, the privacy provision of the Health Insurance Portability and Accountability Act, and similar state laws, each as amended. Pricing and rebate programs must comply with the Medicaid rebate requirements of the Omnibus Budget Reconciliation Act of 1990 and the Veterans Health Care Act of 1992, each as amended. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. All of these activities are also potentially subject to federal and state consumer protection, unfair competition, and other laws.

Moreover, we are now, and may become subject to, additional federal, state, and local laws, regulations, and policies relating to safe working conditions, laboratory practices, the experimental use of animals, and/or the use, storage, handling, transportation, and disposal of human tissue, waste, and hazardous substances, including radioactive and toxic materials and infectious disease agents used in conjunction with our research work.

Foreign Regulatory Requirements

We and our collaborative partners may be subject to widely varying foreign regulations, which may be quite different from those of the FDA, governing clinical trials, manufacture, product registration and approval, and pharmaceutical sales. Whether or not FDA approval has been obtained, we or our collaboration partners must obtain a separate approval for a product by the comparable regulatory authorities of foreign countries prior to the commencement of product marketing in these countries. In certain countries, regulatory authorities also establish pricing and reimbursement criteria. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. In addition, under current United States law, there are restrictions on the export of products not approved by the FDA, depending on the country involved and the status of the product in that country.

Reimbursement and Pricing Controls

In many of the markets where we or our collaborative partners would commercialize a product following regulatory approval, the prices of pharmaceutical products are subject to direct price controls (by law) and to drug reimbursement programs with varying price control mechanisms. Public and private health care payors control costs and influence drug pricing through a variety of mechanisms, including through negotiating discounts with the manufacturers and through the use of tiered formularies and other mechanisms that provide preferential access to certain drugs over others within a therapeutic class. Payors also set other criteria to govern the uses of a drug that will be deemed medically appropriate and therefore reimbursed or otherwise covered. In particular, many public and private health care payors limit reimbursement and coverage to the uses of a drug that are either approved by the FDA or that are supported by other appropriate evidence (for example, published medical literature) and appear in a recognized drug compendium. Drug compendia are publications that summarize the available medical evidence for particular drug products and identify which uses of a drug are supported or not supported by the available evidence, whether or not such uses have been approved by the FDA. For example, in the case of Medicare coverage for physician-administered oncology drugs, the Omnibus Budget Reconciliation Act of 1993, with certain exceptions, prohibits Medicare carriers from refusing to cover unapproved uses of an FDA-approved drug if the unapproved use is supported by one or more citations in the American Hospital Formulary Service Drug Information the American Medical Association Drug Evaluations, or the United States Pharmacopoeia Drug Information. Another commonly cited compendium, for example under Medicaid, is the DRUGDEX Information System.

License Agreements and Intellectual Property

The following summary table lists the outstanding patents most material to our business with respect to which we have licensed rights, as well as their jurisdiction, duration and related product candidate. Such patents are discussed in more detail in the context of our product candidates related to them below.

Jurisdiction	Patent Number/ Registration Number	Expiration Date	Related Product Candidate
U.S.	6,313,299	June 26, 2018	PB-101
U.S.	6,552,196	June 26, 2018	PB-101
Europe	0994878	June 26, 2018	PB-101
U.S.	7,678,785	July 24, 2027	PB-200a
U.S.	7,105,554	July 1, 2022	PB-200a
Europe	1313471	August 30, 2021	PB- 200a

European patent 0994878, issued by the European Patent Office, has been validated in the United Kingdom. European patent 1313471, issued by the European Patent Office, has been validated in the following countries: Spain, Italy, Germany, France, Switzerland and the United Kingdom.

PB-101

On June 12, 2007, we entered into an exclusive, multinational license agreement with Dong Wha for PB-101, which we amended on April 22, 2008 and on November 4, 2010. Specifically, we in-licensed a quinolone compound (PB-101) for the treatment of various bacterial infections, and the corresponding United States and foreign patents and applications for all therapeutic uses. Under the terms of the license agreement, we are permitted to develop and commercialize PB-101 in all of the countries of the world other than Australia, New

Zealand, India, Japan, Korea, China, Taiwan, Singapore, Indonesia, Thailand, Malaysia, Vietnam and Hong Kong. As consideration in part for the aforementioned rights to PB-101, we paid to Dong Wha an upfront license fee of $1,500,000, as well as additional license fees totaling $2,250,000 and are required to make substantial payments, up to an additional $53,500,000 in total, to Dong Wha upon the achievement of certain net sales, clinical and regulatory-based milestones. In the event that PB-101 is commercialized, we are obligated to pay to Dong Wha annual royalties equal to 10% of net sales . In the event that we sublicense PB-101 to a third party, we are obligated to pay to Dong Wha a portion of the royalties, sublicensing fees or other lump sum payments we receive from the sublicensee. Pursuant to the terms of the license agreement, we were required to initiate a Phase 2 clinical trial for an oral formulation of PB-101 within nine months of execution of the license agreement. In accordance with the license agreement, we previously purchased certain “extension periods” from Dong Wha, which extend the deadline before which we were required to initiate the Phase 2 clinical trial, in return for certain cash payments. We purchased extension periods for the extension of such deadline until March 2010. Although we commenced a Phase 2 clinical trial in the United States for the CAP indication in March 2010, we did not dose the first patient until May 2010. Following discussions with Dong Wha regarding such delay between initiation and patient dosing in the Phase 2 trial, on November 4, 2010, we entered into an amendment to the license agreement, pursuant to which we agreed to pay Dong Wha $200,000 by February 28, 2011 to compensate Dong Wha for such delay. In connection with such amendment, we also agreed to two additional milestones: A financing milestone requiring that we conduct an equity offering yielding at least $10 million in net proceeds by February 28, 2011 and an additional development milestone requiring that we complete patient enrollment in the Phase 2 CAP trial by April 30, 2012 and deliver a draft clinical study report to Dong Wha by July 31, 2012. If we fail to achieve either of these new milestones, Dong Wha will have the right to terminate the license agreement at anytime within 90 days of such failure.

The license agreement contains other customary clauses and terms as are common in similar agreements in the industry. Paramount Biosciences, LLC has guaranteed the payment in full of all amounts owed by us under the license to Dong Wha until such time as we have certifiable net tangible assets of at least $10,000,000. The license agreement terminates on the expiration of our obligation to make payments to Dong Wha, unless earlier terminated in accordance with the terms of the license agreement. The license agreement may be terminated by us, in our sole discretion, upon 30 days’ prior written notice to Dong Wha. The license agreement may be terminated by Dong Wha upon or after our breach of any material provision of the agreement if we have not cured such breach within 90 days after receipt of express written notice thereof by Dong Wha. However, if any default is not capable of being cured within such 90 day period and we are diligently undertaking to cure such default as soon as commercially feasible thereafter under the circumstances, Dong Wha shall not have the right to terminate the license agreement. In addition Dong Wha may terminate the license agreement upon not less than 60 days’ prior written notice if we fail to meet a development milestone, subject to our right to extend such development milestone as set forth in the agreement.

PB-101 and certain analogs thereof are protected by a first family of patents and patent applications consisting of two issued patents in the United States and one validated European patent. The patents broadly cover compositions comprising PB-101 and methods of making compositions comprising PB-101. In April 2007, an additional provisional patent application directed to salt compositions comprising PB-101 (including aspartic acid salts) was filed and a corresponding international patent application was filed in 2008. National and regional stage applications of the international patent application are pending in certain jurisdictions in the world, including Europe and the United States.

PB-200a

On June 12, 2007, we entered into an exclusive, worldwide license agreement with UCB Celltech, a United Kingdom corporation and a registered branch of UCB Pharma S.A., referred to herein as UCB, for a platform of aniline derivative compounds including PB-200a. Specifically, we in-licensed a series of compounds for the treatment of various fungal conditions, and the corresponding United States and foreign patents and applications for all therapeutic uses. As consideration in part for the aforementioned rights, we paid to UCB an upfront license fee of $100,000. In addition, we are required to make substantial payments, up to an additional $12,000,000 in total, to UCB upon the achievement of certain clinical and regulatory-based milestones. In the event that PB-200a or another covered compound is commercialized, we and our sublicensees are obligated to pay to UCB annual royalties equal to a percentage of net sales in the single-digit range. We are also obligated to pay to UCB an annual license maintenance fee of $100,000, which is creditable against royalties otherwise due to the licensor. The license agreement contains other customary clauses and terms as are common in similar agreements in the industry. The license agreement terminates on the expiration of our obligation to pay royalties to UCB, unless earlier terminated in accordance with the terms of the license agreement. The license agreement may be terminated by us, in our sole discretion, upon 30 days’ prior written notice to UCB. The license agreement may be terminated by UCB immediately upon any material breach and/or any breach capable of remedy by us if we have not cured such remediable breach within 90 days after notice thereof by UCB requiring its remedy or any breach of any representation or warranty given by us to UCB.

PB-200a and the other compounds licensed to us by UCB are protected by several families of patents and patent applications in the United States and in certain foreign countries. Specifically, we have acquired rights to patents or patent applications in certain countries relating to the following:

•	Substituted aniline compounds;

•	CCA1 targeted inhibitors and assays;

•	SEC14 targeted inhibitors and assays;

•	Benzylidine thiazolidine derivatives;

•	Thiazolidine derivatives;

•	TRL1 targeted inhibitors and assays; and

•	MSS4 targeted inhibitors and assays.

Effective as of November 4, 2009, we entered into a non-exclusive patent sublicense agreement with Merck. Pursuant to the sublicense agreement, we granted a non-exclusive worldwide license to Merck for the use of a compound, which is covered by one of the European patents licensed to us by UCB related to benzylidine thiazolidine derivatives. The sublicense agreement provides for the payment to us of an upfront license fee of $480,000. Merck paid us a milestone fee of $180,000 related to the initiation of a Phase II trial related to this product. The sublicense agreement provides for additional payments totaling up to $540,000 upon the achievement of certain milestones. Under the terms of the original license agreement with UCB, $132,000 became due to UCB in connection with the sublicense agreement with Merck. The sublicense agreement may be terminated by Merck at any time in its sole discretion by giving us 30 days’ advance written notice.

PB-201

On July 10, 2007, we entered into an exclusive, multinational sublicense agreement with Santee Biosciences, Inc., a Delaware corporation, referred to herein as Santee, for PB-201, a formulation technology. Specifically, we in-licensed this technology from Santee for use in the development of azole-based antifungal drug formulations, including without limitation an itraconazole formulation, and the corresponding United States and foreign patents and applications. Under the terms of the sublicense agreement, we are permitted to develop and commercialize azole-based antifungal drugs we formulate using the PB-201 technology throughout North America and Europe. As consideration in part for the aforementioned rights, we paid to Santee an upfront license fee of $50,000. In addition, we are required to make substantial payments, up to an additional $10,000,000 in total, to Santee upon the achievement of certain clinical and regulatory-based milestones. In the event that any drug we formulate using the PB-201 technology is commercialized, we and our sublicensees are obligated to pay to Santee annual royalties equal to 6% of net sales of less than $100,000,000 in any calendar year and 4% of net sales to or in excess of $100,000,000 in any calendar year. In the event that we sublicense PB-201 to a third party, we are obligated to pay Santee 20% of the royalties we receive from the sublicensee. The sublicense agreement contains other customary clauses and terms as are common in similar agreements in the industry. The license agreement terminates on the date of expiration of the last to expire valid claim contained in the patent rights covering a licensed product in any country in North America and Europe, unless earlier terminated in accordance with the license agreement. The license agreement may be terminated by us, for any reason or no reason, by giving 30 days’ prior written notice to Santee. The license agreement will automatically terminate if we become insolvent. Santee has the right to terminate the license agreement (i) within 90 days after giving written notice of termination if we fail to make payment to Santee of royalties or other payments due in accordance with the terms of the agreement which are not the subject of a bona fide dispute between Santee and us unless we pay Santee, within the 90-day period, all such royalties and other payments due and payable and

(ii) by giving 90 days’ prior written notice to us upon any material breach or default of the agreement by us, subject to our right to cure such breach or default during such 90-day period, unless the nature of the breach is such that additional time is reasonably needed to cure it, and we have commenced with good faith efforts to cure such breach, then Santee shall provide us with additional time to cure it.

Santee is similarly supported by Paramount Biosciences, LLC and is similarly owned, and thus is an affiliate of ours. See “Certain Relationships & Transactions”.

PB-201 is protected by three families of patent applications pending in certain jurisdictions in the world. Two such families broadly cover a novel system for nano-scale pharmaceutical transport comprising micelles and vesicles that combine with a therapeutic agent to form a complex. These patent applications include claims directed to formulations of such systems and methods of preparing such formulations. The international patent applications underlying these two families have entered the national phase in the United States and Europe.

We believe the PB-201 technology could potentially be utilized to reformulate the antifungal drug itraconazole, which is one of the standard therapies for the treatment of onychomycosis (nail fungus). However, we do not intend to use the net proceeds of this offering for the development of any drug candidate using the PB-201 technology.

Employees

We currently employ four full-time employees. None of our employees is represented by a labor union and we have not experienced any strikes or work stoppages. We believe our relations with our employees are good.

Given our limited number of employees, although we manage the execution and conduct of our preclinical and clinical studies, we utilize many service providers to perform certain elements of the preclinical and clinical studies, such as assisting us with such tasks as study design, data management, statistical analysis and evaluation, quality assurance and clinical site monitoring. See “Business — Product Development Process” for more information.

Facilities

Our facilities consist of temporary office space in San Diego, California. We believe that these facilities are adequate to meet our current needs. We believe that if additional or alternative space is needed in the future, such space will be available on commercially reasonable terms as necessary.

Given the limited nature of our facilities, our preclinical and clinical studies and other aspects of our product development are conducted at the facilities of third party service providers, including contract research organizations and clinical trial sites. See “Business — Product Development Process” for more information.

Corporate History

We were organized as a Delaware corporation on October 5, 2006 under the name “Pacific Beach BioSciences, Inc.” and we changed our corporate name to “IASO Pharma Inc.” on April 12, 2010. Our principal executive offices are located at 12707 High Bluff Drive, Suite 200, San Diego, California 92130.

Legal Proceedings

We are not currently a party to any material legal proceedings.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the name, age and position of each of our directors and executive officers.

Name	Age	Position
Matthew A. Wikler, M.D.	61	President, Chief Executive Officer and Director (Principal Executive Officer)
James W. Klingler	63	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
James Rock	42	Director of New Product Development
Mark W. Lotz	57	Vice President of Regulatory Affairs
J. Jay Lobell	46	Director
Jai Jun (Matthew) Choung, Ph.D.	51	Director
Michael L. Corrado, M.D.	62	Director
Gary G. Gemignani	45	Director
Michael Rice	45	Director

The business experience for the past five years (and, in some instances, for prior years) of each of our executive officers and directors are as follows:

Matthew A. Wikler, M.D. has served as our President and Chief Executive Officer and director since February 28, 2010 and from November 2006 to January 2009. From January 2009 to February 26, 2010, Dr. Wikler served as Chief Medical Officer at the Institute for One World Health, an institute that develops new medicines for people with infectious diseases in the developing world. Prior to joining us in November 2006, Dr. Wikler served as the Chief Medical Officer at MPEX Pharmaceuticals, Inc., a private biopharmaceutical company developing new therapies to combat antibiotic resistance, from January 2006 to November 2006, and as the Chief Medical Officer and Executive Vice President at Peninsula Pharmaceuticals, Inc., a private biopharmaceutical company focused on developing and commercializing antibiotics to treat life-threatening infections, from November 2002 to December 2005. From 1994 to 1995, Dr. Wikler worked at the FDA, and for part of that time served as the Deputy Director of the Division of Anti-infective Drug Products for the FDA. Dr. Wikler is the current vice-chair of the Clinical and Laboratory Standards Institute (CLSI) Antimicrobial Susceptibility Testing Subcommittee. Dr. Wikler received his M.D. from Temple University, completed an Infectious Diseases fellowship at the Hospital of the University of Pennsylvania, and received his M.B.A. from the Wharton School of Business. We believe Dr. Wikler’s qualifications to sit on our Board of Directors include his vast knowledge and experience in the development of infectious diseases products and the integral role he played in the success of other small biotechnology companies.

James W. Klingler has served as our Executive Vice President and Chief Financial Officer since July 12, 2010. Previously, Mr. Klingler served as Executive Vice President, Chief Financial Officer and Interim Chief Executive Officer of Avastra Sleep Centres, Ltd., a health care company that operates sleep centers for diagnosing and treating sleep disorders, from March 2008 to July 2010. From July 2004 to March 2008, Mr. Klingler served as Senior Vice President and Chief Financial Officer of North American Scientific, Inc., a medical device company that developed, manufactured and marketed products for the radiation treatment of cancer. From January 2002 to July 2004, Mr. Klingler served as Vice President, Finance and Chief Financial Officer of Troy Group, Inc., a company that developed, manufactured and marketed security printing systems, network connectivity products and financial payment software. Mr. Klingler received his M.B.A. from Columbia University, Graduate School of Business, and his B.A. from The Ohio State University. He is a certified management accountant.

James Rock has served as our Director of New Product Development since January 2007. Prior to that, Mr. Rock served as Director of Clinical Development at MPEX Pharmaceuticals, Inc., a private biopharmaceutical company developing new therapies to combat antibiotic resistance, from December 2005 to February 2007. From June 2002 to December 2005, Mr. Rock served as Clinical Trial Manager at Santarus, Inc. (NasdaqGM: SNTS), a specialty biopharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by gastroenterologists, endocrinologists, and other physicians. Mr. Rock holds a B.S. from the University of Vermont, received his M.Sc. degree from Springfield College, and received his M.B.A from Pepperdine University.

Mark W. Lotz has served as our Vice President of Regulatory Affairs since May 2007. Previously, Mr. Lotz served as Senior Director, Regulatory Affairs at Elan Pharmaceuticals, Inc., a private neuroscience-based biotechnology company, from October 2005 to April 2007. Prior to that, Mr. Lotz served as Vice President, Regulatory Affairs and Quality Assurance at MediciNova, Inc. (NasdaqGM: MNOV), a biopharmaceutical company focused on acquiring and developing novel, small-molecule therapeutics for the treatment of diseases with unmet needs, from February 2004 until May 2005. Previously, Mr. Lotz worked for 14 years at Abbott Laboratories (NYSE:ABT), a global broad-based health care company, where he focused primarily on regulatory affairs. Mr. Lotz holds a B.Pharm. from the St. Louis College of Pharmacy.

J. Jay Lobell has served a director of ours since October 2006. Mr. Lobell has served as the President and Chief Operating Officer of Paramount Biosciences, LLC, a global pharmaceutical development and healthcare investment firm that is an affiliate of ours, since January 2005. Mr. Lobell is a founder of, and, since December 2009, has served as Vice Chairman of Beech Street Capital, LLC, a real estate lending company. Mr. Lobell has served as an officer of Meridian Capital Group, LLC, a real estate mortgage brokerage firm, since January 2010. Mr. Lobell was a partner in the law firm Covington & Burling LLP from October 1996 through January 2005, where he advised companies and individuals as a member of the firm’s Securities Litigation and White Collar Defense practice group. Mr. Lobell previously served on the boards of directors of NovaDel Pharma Inc. (OTCBB:NVDL), Innovive Pharmaceuticals, Inc. and ChemRx Corporation (OTCPK:CHRX), and currently serves on the boards of several private biotechnology companies. Mr. Lobell received his B.A. (summa cum laude, Phi Beta Kappa) from the City University of New York and his J.D. from Yale Law School, where he was senior editor of the Yale Law Journal. We believe Mr. Lobell’s qualifications to sit on our Board of Directors include his financial, regulatory and deal-structuring experience in healthcare and biotechnology transactions and his management experience related to healthcare and biotechnology companies.

Jai Jun (Matthew) Choung, Ph.D. has served as a director of ours since May 2010. Dr. Choung has served as the Managing Director of EU Biotech Development Ltd, a drug development consulting company, since July 2001. Dr. Choung previously served as Director of Prolysis Ltd, an antibacterial drug discovery and development company, from July 2001 to July 2003, and as Director of the Korean Collaboration Centre for Biotechnology and Biological Sciences from December 1995 to May 2001. Dr. Choung was a research fellow in physiology at the Institute of Biotechnology, Cambridge University and at the Rowett Research Institute, from January 2000 to May 2001 and December 1995 to December 1999, respectively. Dr. Choung received his BSc in Physiology from Cheju National University and his Ph.D. in physiology biochemistry from Glasgow University. We believe Dr. Choung’s qualifications to sit on our Board of Directors include his experience with the process of developing drugs in both the preclinical and clinical stages, as well as his experience in licensing activities related to biotechnology and pharmaceutical companies.

Michael L. Corrado, M.D. has served as a director of ours since May 2010. Dr. Corrado has served as Chief Scientific Officer of INC Research, Inc., a therapeutically focused global contract research organization, since April 2007. Dr. Corrado previously served as Chief Executive Officer of Advanced Biologics, LLC, a full-service contract research organization, from December 1995 to April 2007. He also served in various capacities, including as Vice President, Clinical Research/Direct Access Diagnostics and Vice President, Drug Regulatory Affairs, of R. W. Johnson Pharmaceutical Research Institute, a subsidiary of Johnson & Johnson (NYSE: JNJ), a consumer products, pharmaceuticals, medical devices and diagnostics company, from August 1988 to December 1995. Dr. Corrado held various positions, including Acting Chief, Anti-Infective Research, of Merck & Co., Inc. (NYSE: MRK), a global health care company, from August 1981 to August 1988. Dr. Corrado received his B.S. in biology, chemistry and anthropology from the University of Pittsburgh and his M.D. from Meharry Medical College. We believe Dr. Corrado’s qualifications to sit on our Board of Directors include his extensive experience in the area of infectious diseases.

Gary G. Gemignani has served as a director of ours since May 2010. Mr. Gemignani has served as Chief Operating Officer and Chief Financial Officer of Coronado Biosciences, Inc., a clinical stage biopharmaceutical company, since May 2010. Mr. Gemignani has also served as a consultant to Gentium S.P.A. (NasdaqGM: GENT), an Italian biotechnology company, since April 2010, and as its Executive Vice President and Chief Financial Officer from June 2006 to March 2010. From February 2004 to February 2005, Mr. Gemignani served as Vice President, Financial Reporting and Accounting, U.S. Pharmaceutical Division, of Novartis Pharmaceuticals Corp., a U.S. affiliate of Switzerland-based Novartis AG (NYSE: NVS) that researches, develops and markets patent-protected prescription drugs. From 1998 to 2004, he held a variety of vice-president level positions for Prudential Financial Inc. (NYSE: PRU), a financial products and services provider. From 1993 to 1998, Mr. Gemignani held a variety of senior financial positions at Wyeth, a pharmaceutical, consumer healthcare and animal health company. From 1986 to 1993, he was an employee of Arthur Andersen & Co. Mr. Gemignani received his B.S. in accounting from St. Peter’s College. We believe Mr. Gemignani’s qualifications to sit on our Board of Directors include his background in accounting, including his experience at a major accounting firm and his current and prior senior-level financial and operational positions at biopharmaceutical and biotechnology companies.

Michael Rice has served as a director of ours since May 2010. Mr. Rice has served as Managing Partner of DJE Advisors, LLC, a strategic consulting firm for companies in the life sciences industry, since December 2008. From April 2007 to November 2008, Mr. Rice served as Managing Director - Life Sciences Investment Banking of Canaccord Adams, an investment banking firm. Mr. Rice previously served as Managing Director - Healthcare Capital Markets, of ThinkEquity Partners / ThinkPanmure, a financial services company, from April 2005 to April 2007, as Managing Director - Private Client Services, at Bank of America, from September 2001 to March 2005, Mr. Rice also previously served as Managing Director of JP Morgan, Bear Stearns, and Alex Brown & Sons, financial services companies. Mr. Rice received his B.A. in economics from the University of Maryland. We believe Mr. Rice’s qualifications to sit on our Board of Directors include his extensive experience in the financial services industry, his ability to provide advice on capital markets and business development, and his exposure to the health care industry.

Director Independence

Our Board of Directors has determined that each of our directors, with the exception of Dr. Wikler and Mr. Lobell, qualifies as “independent” under the listing standards of NYSE Amex (even though we are not currently listed on such exchange), federal securities laws and SEC rules with respect to members of boards of directors and members of all board committees on which he serves.

Arrangements Regarding Nomination for Election to the Board of Directors

Under the terms of our license agreement with Dong Wha, we agreed to cause a designee of Dong Wha to be elected as a member of our Board of Directors and to use our best efforts throughout the term of the license agreement to include a designee of Dong Wha in our slate for election as a director at each stockholders meeting at which such designee’s term as a director would otherwise expire. Mr. Choung is the initial designee of Dong Wha on our Board of Directors.

Board Committees

Our Board of Directors has recently established the following committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by our Board of Directors.

Audit Committee

Our Audit Committee consists of Dr. Corrado, Mr. Gemignani and Mr. Rice, each of whom satisfies the independence requirements under NYSE Amex and SEC rules and regulations applicable to audit committee members and has an understanding of fundamental financial statements. Mr. Gemignani serves as chairman of the Audit Committee.

Our Board of Directors has determined that Mr. Gemignani qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations of the SEC. The designation of Mr. Gemignani as an “audit committee financial expert” will not impose on him any duties, obligations or liability that are greater than those that are generally imposed on him as a member of our Audit Committee and our Board of Directors, and his designation as an “audit committee financial expert” pursuant to this SEC requirement will not affect the duties, obligations or liability of any other member of our Audit Committee or Board of Directors.

The Audit Committee monitors our corporate financial statements and reporting and our external audits, including, among other things, our internal controls and audit functions, the results and scope of the annual audit and other services provided by our independent registered public accounting firm and our compliance with legal matters that have a significant impact on our financial statements. Our Audit Committee also consults with our management and our independent registered public accounting firm prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs. Our Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters, and has established such procedures to become effective upon the effectiveness of the registration statement of which this prospectus forms a part. In addition, our Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the work of our independent auditors, including approving services and fee arrangements. All related party transactions will be approved by our Audit Committee before we enter into them.

Both our independent auditors and internal financial personnel will regularly meet with, and will have unrestricted access to, the Audit Committee.

Compensation Committee

Our Compensation Committee consists of Dr. Corrado, Mr. Gemignani and Mr. Rice, each of whom satisfies the independence requirements of NYSE Amex and SEC rules and regulations. Each member of this committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. Dr. Corrado serves as chairman of the Compensation Committee.

The Compensation Committee reviews and approves our compensation policies and all forms of compensation to be provided to our executive officers and directors, including, among other things, annual salaries, bonuses, and other incentive compensation arrangements. In addition, our Compensation Committee administers our stock option and employee stock purchase plans, including granting stock options to our executive officers and directors. Our Compensation Committee also reviews and approves employment agreements with executive officers and other compensation policies and matters.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Dr. Choung, Dr. Corrado and Mr. Rice, each of whom satisfies the independence requirements of NYSE Amex and SEC rules and regulations. Mr. Rice serves as chairman of the Nominating and Corporate Governance Committee.

Our Nominating and Corporate Governance Committee identifies, evaluates and recommends nominees to our Board of Directors and committees of our Board of Directors, conducts searches for appropriate directors and evaluates the performance of our Board of Directors and of individual directors. The Nominating and Corporate Governance Committee also is responsible for reviewing developments in corporate governance practices, evaluating the adequacy of our corporate governance practices and reporting and making recommendations to the Board of Directors concerning corporate governance matters.

Family Relationships

There are no family relationships between any of our directors or executive officers.

Scientific Advisory Board

Following completion of this offering, we intend to establish a Scientific Advisory Board that provides guidance to us on numerous matters, including the following: identifying current and future needs for the treatment and prevention of infectious diseases; evaluation of potential new opportunities; providing input into the development of current assets; providing perspectives on the current and future commercial considerations in the infectious diseases market. We expect that our Scientific Advisory Board will be composed of leading physicians and scientists with special expertise in clinical infectious diseases, microbiology, and pharmacokinetics/pharmacodynamics.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table shows the compensation awarded to or earned by our President and Chief Executive Officer , our Executive Vice President and Chief Financial Officer and our other two most highly compensated executive officers for fiscal 2010 . The persons listed in the following Summary Compensation Table are referred to herein as the “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)		All other compensation ($)		Total ($)
Matthew A. Wikler, M.D. President and Chief Executive Officer(1)	2010	247,500	60,000	(5)	16,137	(6)	323,637

James W. Klingler Executive Vice President and Chief Financial Officer(2)	2010	79,858	—		568	(7)	80,426

James Rock Director of New Product Development(3)	2010	127,000	—		8,219	(8)	135,219

Mark W. Lotz Vice President of Regulatory Affairs(4)	2010	202,583	—		9,614	(9)	212,197

(1)	Dr. Wikler has served as our President and Chief Executive Officer and director since February 28, 2010. Dr. Wikler previously served as our President and Chief Executive Officer from November 2006 to January 2009.

(2)	Mr. Klingler has served as our Executive Vice President and Chief Financial Officer since July 12, 2010.

(3)	Mr. Rock has served as our Director of New Product Development since January 2007.

(4)	Mr. Lotz has served as our Vice President of Regulatory Affairs since May 2007.

(5)	Represents a bonus accrued for the year ended December 31, 2010 pursuant to Dr. Wikler’s employment agreement.

(6)	Represents $15,000 in 401(k) Plan contributions and $1,137 in life insurance premiums paid by us for Dr. Wikler.

(7)	Represents $568 in life insurance premiums paid by us for Mr. Klingler.

(8)	Represents $8,000 in 401(k) Plan contributions and $219 in life insurance premiums paid by us for Mr. Rock.

(9)	Represents $8,250 in 401(k) Plan contributions and $1,364 in life insurance premiums paid by us for Mr. Lotz.

Employment Agreements and Arrangements

Matthew A. Wikler

We entered into an employment agreement with Matthew A. Wikler, M.D., effective as of February 28, 2010, pursuant to which Dr. Wikler serves as our President and Chief Executive Officer. Dr. Wikler’s employment agreement has a two-year term and will automatically renew for additional one-year terms unless three months’ prior written notice of an election not to renew is given by either us or Dr. Wikler to the other party. Pursuant to Dr. Wikler’s employment, we agreed to use our best efforts to cause Dr. Wikler to be elected as a member of our Board of Directors and include him in the management slate for election as a director at every stockholder meeting during the term of his employment agreement. Dr. Wikler agreed to accept election and to serve as director during the term of his employment agreement.

Dr. Wikler’s employment agreement provides for an annual base salary of $300,000 and an annual guaranteed cash bonus of $60,000, referred to herein as the Guaranteed Bonus. Dr. Wikler may also be awarded an additional cash bonus equal to as much as his annual base salary in the Board of Director’s sole and complete discretion, based on, among other things, the attainment by Dr. Wikler and/or us of certain financial, clinical development and business milestones, as established annually by the Board of Directors, after consultation with Dr. Wikler, referred to herein as the Annual Milestone Bonus. Dr. Wikler will receive a one-time cash payment of $100,000 in full and final consideration and settlement of any amount of compensation claimed by or due to Dr. Wikler with respect to his services to us during his earlier term of employment with us. Dr. Wikler is also eligible to receive a onetime cash bonus, of (i) $100,000 within 30 days after the closing of our initial public offering; (ii) $125,000 the first time that our market capitalization exceeds $125,000,000 for a period of ten consecutive trading days during the term of Dr. Wikler’s employment agreement and the average trading volume of our common stock during such period is at least 50,000 shares per trading day; (iii) $300,000 the first time that our market capitalization exceeds $300,000,000 for a period of ten consecutive trading days during the term of Dr. Wikler’s employment agreement and the average trading volume of our common stock during such period is at least 100,000 shares per trading day; (iv) $500,000 the first time that our market capitalization exceeds $500,000,000 for a period of ten consecutive trading days during the term of Dr. Wikler’s employment agreement and the average trading volume of our common stock during such period is at least 100,000 shares per trading day; (v) $750,000 the first time that our market capitalization exceeds $750,000,000 for a period of ten consecutive trading days during the term of Dr. Wikler’s employment agreement and the average trading volume of our common stock during such period is at least 100,000 shares per trading day; and (vi) $1,000,000 the first time that our market capitalization exceeds $1,000,000,000 for a period of ten consecutive trading days during the term of Dr. Wikler’s employment agreement and the average trading volume of our common stock during such period is at least 100,000 shares per trading day. The events described in (ii) through (vi) above are referred to herein each as a Market Capitalization Milestone.

Pursuant to Dr. Wikler’s employment agreement, as amended on December 22, 2010, Dr. Wikler will be granted options to purchase such number of shares of common stock equal to 5% of the common stock outstanding upon the completion of this offering on a fully diluted basis (which exact number will be determined by the Compensation Committee) in accordance with the terms of our Amended and Restated 2007 Stock Incentive Plan. Such options will have an exercise price equal to the offering price of the shares sold in this offering and will vest in three equal installments over a two-year period with the first installment vesting on the grant date and the remaining two installments vesting on the first and second anniversaries of the grant date, respectively.

Dr. Wikler’s employment agreement will be terminated upon his death and may be terminated: (i) by the Board of Directors with or without cause, due to Dr. Wikler’s disability or upon a change of control and (ii) by Dr. Wikler with or without good reason.

Paramount Biosciences, LLC agreed that, in the event a payment is not made to Dr. Wikler by us, it will guarantee the payment to Dr. Wikler of severance in an amount equal to three months of his guaranteed salary and pro rated bonus as well as the costs of continuing his benefit programs during that three-month period. Paramount Biosciences, LLC’s guarantee will be released upon the completion by us of an initial public offering.

James W. Klingler

We entered into an employment agreement with James W. Klingler, effective as of July 12, 2010, pursuant to which Mr. Klingler serves as our Executive Vice President and Chief Financial Officer. Mr. Klingler’s employment is at-will, subject to certain severance payments payable to him, as more fully described below, under “Potential Payments Upon Termination or Change in Control”. Mr. Klingler’s employment agreement provides for an annual base salary of $225,000. Effective as of July 12, 2010 through September 6, 2010, Mr. Klingler was employed on a part-time basis and was eligible to receive 50% of his base salary. Since September 7, 2010, Mr . Klingler has been employed on a full-time basis and receives 100% of his base salary.

Mr. Klingler will also be eligible to receive an additional annual discretionary bonus in an amount equal to up to 20% of the salary earned by Mr. Klingler in the prior year, and based upon corporate and Mr. Klingler’s individual performance on our behalf in the prior year, in the Board of Directors’ sole discretion. The annual discretionary bonus will be payable in a lump-sum payment or in installments, in our sole discretion. As additional compensation, Mr. Klingler will also be eligible to receive a $60,000 bonus upon our completion of an initial public offering, payable within thirty days of the closing of such initial public offering.

Pursuant to Mr. Klingler’s employment agreement, as amended on December 22, 2010, Mr. Klingler will be granted options to purchase such number of shares of common stock equal to 2% of the common stock outstanding upon the completion of this offering on a fully diluted basis (which exact number will be determined by the Compensation Committee) in accordance with the terms of our Amended and Restated 2007 Stock Incentive Plan. Such options will have an exercise price equal to the offering price of the shares sold in this offering and will vest in three equal installments over a two-year period with the first installment vesting on the grant date and the remaining two installments vesting on the first and second anniversaries of the grant date, respectively.

James Rock

On January 19, 2007, we entered into an employment agreement with James Rock, pursuant to which Mr. Rock accepted an at-will position with us to serve as our Director of New Product Development. Under his employment agreement, Mr. Rock receives an annual base salary of $135,000 and is also eligible to receive an annual discretionary bonus in an amount up to 15% of his base salary dependent on our and Mr. Rock’s performance, subject to the sole discretion of our Board of Directors and based on the achievement of certain financial, clinical development and business milestones. In addition, we have paid a $25,000 bonus to Mr. Rock in connection with his efforts on our behalf relating to the non-exclusive patent sublicense agreement entered into with Merck effective on November 4, 2009. In conjunction with the execution of his employment agreement, Mr. Rock also purchased 859 restricted shares of our common stock at a price of $ 0.048 per share pursuant to the terms and conditions of a stock purchase agreement. One third of these purchased shares vest annually in equal parts on each of the first three anniversaries of such purchase, in each case only if Mr. Rock remains employed by us at such times. Mr. Rock’s employment agreement contains other customary terms and provisions that are standard in our industry.

In connection with this offering, our Board of Directors has approved the issuance to Mr. Rock, upon the completion of this offering, of an option to purchase such number of shares of common stock representing 1.0% of the common stock outstanding upon the completion of this offering on a fully diluted basis (which exact number will be determined by the Compensation Committee) in accordance with the terms of our Amended and Restated 2007 Stock Incentive Plan. Such options will have an exercise price equal to the offering price of the shares sold in this offering and will vest in three equal installments over a two-year period with the first installment vesting on the grant date and the remaining two installments vesting on the first and second anniversaries of the grant date, respectively.

Mark W. Lotz

On May 17, 2007, we entered into an employment agreement with Mark W. Lotz, pursuant to which Mr. Lotz accepted an at-will position with us to serve as our Vice President of Regulatory Affairs, beginning on May 28, 2007. Under his employment agreement, Mr. Lotz receives an annual base salary of $220,000 and is also eligible to receive an annual discretionary bonus in an amount up to 20% of his base salary dependent on our and Mr. Lotz’s performance, subject to the sole discretion of our Board of Directors. Mr. Lotz also was granted an option to purchase 1,500 shares of our common stock at an exercise price equal to the fair market value at the time of such grant, pursuant to the Amended and Restated 2007 Stock Incentive Plan. This option vested annually in equal parts on each of the first three (3) anniversaries of May 28, 2007. Mr. Lotz’s employment agreement contains other customary terms and provisions standard in our industry.

In connection with this offering, our Board of Directors has approved the issuance to Mr. Lotz, upon the completion of this offering, of an option to purchase such number of shares of common stock representing 1.0% of the common stock outstanding upon the completion of this offering on a fully diluted basis (which exact number will be determined by the Compensation Committee) in accordance with the terms of our Amended and Restated 2007 Stock Incentive Plan. Such options will have an exercise price equal to the offering price of the shares sold in this offering and will vest in three equal installments over a two-year period with the first installment vesting on the grant date and the remaining two installments vesting on the first and second anniversaries of the grant date, respectively.

Potential Payments Upon Termination or Change in Control

Matthew A. Wikler

In the event that Dr. Wikler’s employment is terminated as a result of his death or disability, we will pay Dr. Wikler or his estate, as applicable, (i) his annual base salary through the date of his termination, benefits (if disabled), and any expense reimbursement amounts owed Dr. Wikler, (ii) the Guaranteed Bonus, pro rated to the date of Dr. Wikler’s death or disability; and (iii) any accrued but unpaid Annual Milestone Bonuses earned by Dr. Wikler prior to the date of his death or disability. All stock options held by Dr. Wikler that were granted under his employment agreement that are scheduled to vest on February 28, 2011, will be accelerated and deemed to have vested as of the termination date. Other than the stock options described in the preceding sentence, all stock options that were granted under his employment agreement that have not vested as of the date of termination will be terminated as of such date. Stock options that have vested as of the termination date will remain exercisable for 90 days following such termination.

In the event that Dr. Wikler’s employment is terminated by the Board of Directors for cause, we will pay him his annual base salary through the date of his termination. All stock options held by Dr. Wikler that were granted under this employment agreement that have not vested as of the date of termination will be terminated as of such date. Stock options that have vested as of the termination date will remain exercisable for 90 days following such termination.

In the event that Dr. Wikler’s employment is terminated by us other than as a result of Dr. Wikler’s death, or disability and other than for cause or due to a change of control, or if Dr. Wikler terminates his employment for good reason, we will pay Dr. Wikler (i) his annual base salary and benefits for a period of six months following termination; (ii) the Guaranteed Bonus, pro - rated to the date of termination; (iii) any accrued but unpaid Annual Milestone Bonuses earned by Dr. Wikler; and (iv) any expense reimbursements owed him. All stock options held by Dr. Wikler that were granted under this employment agreement that are scheduled to vest during the 12-month period following such termination will be accelerated and deemed to have vested as of the termination date. Stock options that have vested as of the termination date will remain exercisable for 90 days following such termination.

In the event that Dr. Wikler’s employment is terminated by us (or our successor) upon the occurrence of a change of control, and on the date of termination the fair market value of our common stock, in the aggregate, as determined in good faith by the Board of Directors on the date of the change of control, is more than $35,000,000, then (i) we (or our successor, as applicable) will continue to pay Dr. Wikler his annual base salary and benefits for a period of six months following the termination and (ii) we will pay Dr. Wikler (a) the Guaranteed Bonus, pro rated to the date of termination; (b) any accrued but unpaid Annual Milestone Bonuses earned by Dr. Wikler prior to the date of termination; and (c) any expense reimbursement amounts owed him. All stock options held by Dr. Wikler that were granted under this employment agreement will be accelerated in full and deemed to have fully vested as of the termination date. Stock options that have vested as of the termination date will remain exercisable for 90 days following such termination.

In the event that Dr. Wikler’s employment agreement is terminated by us other than for cause or by Dr. Wikler for good reason, within 90 days prior to the occurrence of a Market Capitalization Milestone, then we will pay Dr. Wikler the applicable cash bonus as if he were employed by us on the date of such occurrence.

For purposes of Dr. Wikler’s employment agreement, “cause” means (i) the willful failure, disregard or refusal by Dr. Wikler to perform his material duties or obligations under the employment agreement, which shall require affirmative or intentional improper actions or omissions by Dr. Wikler and not simply actions that result in our performance overall or in certain respects that falls below levels expected by, or acceptable to, our Board of Directors; (ii) any willful, intentional or grossly negligent act by Dr. Wikler having the effect of materially injuring (whether financial or otherwise and as determined in good-faith by a majority of the members of our Board of Directors) our business or reputation or any of our affiliates, including but not limited to, any of our or our affiliates’ officers, directors, executives or shareholders; (iii) the willful misconduct by Dr. Wikler in respect of the material duties or obligations of Dr. Wikler under the employment agreement, including, without limitation, willful insubordination with respect to lawful and reasonable directions received by Dr. Wikler from our Board of Directors; (iv) Dr. Wikler’s indictment of any felony involving moral turpitude (including entry of a nolo contendere plea); (v) our determination, after a reasonable and good-faith investigation following a written allegation by another of our employees, (which investigation, among other actions, shall include Dr. Wikler’s opportunity to respond fully to any such allegation) that Dr. Wikler engaged in some form of harassment prohibited by law (including, without limitation, age, sex or race discrimination), unless Dr. Wikler’s actions were specifically directed by our Board of Directors; (vi) any material misappropriation or embezzlement of our or our affiliates’ property (whether or not a misdemeanor or felony); (vii) breach by Dr. Wikler of any of the provisions of the employment agreement relating to confidential information and inventions, non-competition, non-solicitation and non-disparagement and representations and warranties, which is not cured by Dr. Wikler within thirty (30) days after notice thereof is given to Dr. Wikler by us and (viii) breach by Dr. Wikler of any material provision of the employment agreement other than those provisions set forth in (vii) above, which, to the extent it is reasonably subject to notice and cure, is not cured by Dr. Wikler within thirty (30) days after notice thereof is given to Dr. Wikler by us.

For purposes of Dr. Wikler’s employment agreement, “change of control” means (i) the acquisition, directly or indirectly, following the date of the employment agreement by any person (as such term is defined in Section 13(d) and 14(d)(2) of the Exchange Act), in one transaction or a series of related transactions, of our securities representing in excess of fifty percent (50%) or more of the combined voting power of our then outstanding securities if such person or his or its affiliate(s) do not own in excess of 50% of such voting power on the date of the employment agreement, or (ii) the future disposition by us (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of our business and/or assets in one transaction or series of related transactions (other than a merger effected exclusively for the purpose of changing our domicile).

James W. Klingler

Pursuant to Mr. Klingler’s employment agreement, if Mr. Klingler’s employment is terminated by us prior to January 1, 2011, without cause and other than as a result of his death or disability, then we will continue to pay him his base salary and benefits for a period of one month following the date of termination and pay any expense reimbursement amounts owed Mr. Klingler through the date of termination. If Mr. Klingler’s employment is terminated by us on or after January 1, 2011, without cause and other than as a result of Mr. Klingler’s death or disability, then we will continue to pay him his base salary and benefits for a period of three months following the date of termination and pay any expense reimbursement amounts owed Mr. Klingler through the date of termination. All options that have vested as of the date of Mr. Klingler’s termination will remain exercisable for period of 90 days.

James Rock

Pursuant to an amendment to Mr. Rock’s employment agreement, dated August 18, 2008, we agreed that in the event we terminate Mr. Rock’s employment without cause, Mr. Rock will be entitled to (i) severance payments in the form of a continuation of his base salary in effect at the time of termination for a period of three months following the date of termination and (ii) reimbursement for certain costs related to health insurance until the earlier of three months after the date of termination or the last day of the month in which Mr. Rock begins full-time employment with another company or business entity. Pursuant to the amendment, Paramount BioSciences, LLC agreed to guarantee the performance of our obligations to provide Mr. Rock with the above-enumerated benefits upon a termination without cause, which guarantee will terminate upon the consummation by us of a financing in which we (in one transaction or a series of transactions) receive aggregate gross proceeds of $20,000,000 in connection with the sale or issuance of any of our equity and/or debt securities (convertible or otherwise).

For purposes of Mr. Rock’s employment agreement, “cause” means (i) Mr. Rock’s repeated failure to satisfactorily perform his job duties following written notice of such failure by us to him and failure of Mr. Rock to cure such failure within a reasonable period of time following the date of such written notice; (ii) Mr. Rock’s commission of an act that materially injures our business; (iii) Mr. Rock’s refusal or failure to follow lawful and reasonable directions of the appropriate individual to whom Mr. Rock reports following written notice of such failure by us to him and failure of Mr. Rock to cure such failure within a reasonable period of time following the date of such written notice; (iv) Mr. Rock’s conviction of a felony involving moral turpitude that is likely to inflict or has inflicted material injury on our business; (v) Mr. Rock’s engaging or in any manner participating in any activity which is directly competitive with or injurious to us or any of our affiliates or which violates any material provisions of the employment agreement or (vi) Mr. Rock’s commission of any fraud against us, our affiliates, employees, agents or customers or use or intentional appropriation for his personal use or benefit of any of our funds or properties not authorized by us to be so used or appropriated.

Mark W. Lotz

If Mr. Lotz’s employment is terminated by us other than as a result of Mr. Lotz’s death or disability and for reasons unrelated to cause, then we agreed to continue to pay Mr. Lotz his base salary and benefits for a period of four months following the termination of his employment and pay any expense reimbursements amounts owed Mr. Lotz through the termination of his employment. In addition, all options that have vested as of the date of Mr. Lotz’s termination will remain exercisable for a period of ninety days.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth certain information, on an award-by-award basis, for each Named Executive Officer concerning unexercised options to purchase common stock that have not yet vested and is outstanding as of December 31, 2010.

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Matthew A. Wikler	—	—	—	—

James Rock	—	—	—	—

Mark W. Lotz (1)	1,500	—	45.60	09/27/17

(1)	On September 27, 2007, Mr. Lotz was granted an option to purchase 1,500 shares of common stock. The option vested with respect to one-third of the shares of common stock on each of May 28, 2008, 2009 and 2010.

Employee Benefit and Stock Plans

Amended and Restated 2007 Stock Incentive Plan

We have adopted a Amended and Restated 2007 Stock Incentive Plan. The purpose of the Amended and Restated 2007 Stock Incentive Plan is to provide us with the flexibility to use restricted stock, stock options and other awards based on our common stock as part of an overall compensation package to provide performance-based compensation to attract and retain qualified personnel. We believe that awards under the Amended and Restated 2007 Stock Incentive Plan may serve to broaden the equity participation of key employees and further link the long-term interests of management and stockholders. Awards under the Amended and Restated 2007 Stock Incentive Plan will be limited to shares, cash, and options, stock appreciation rights, or similar right, to purchase shares of our common stock.

There are 1,500,000 shares of the common stock authorized for issuance under the Amended and Restated 2007 Stock Incentive Plan, of which 1,498,500 are available for issuance as of the date of this prospectus.

Administration

The Amended and Restated 2007 Stock Incentive Plan will be administered by our Compensation Committee, which consists of two or more non-employee directors, each of whom is intended to be, to the extent required by Rule 16b-3 under the Exchange Act and Section 162(m) of the Internal Revenue Code, referred to herein as the Code, a non-employee director under Rule 16b-3 and an outside director under Section 162(m). The Compensation Committee has the full authority to administer and interpret the Amended and Restated 2007 Stock Incentive Plan and to take any other actions and make all other determinations that it deems necessary or appropriate in connection with the Amended and Restated 2007 Stock Incentive Plan or the administration or interpretation thereof.

Eligibility and Types of Awards

Our employees, directors and consultants, advisors or other independent contractors who provide services to us are eligible to be granted stock options, stock awards and performance shares under the Amended and Restated 2007 Stock Incentive Plan.

Available Shares

Subject to adjustment upon certain corporate transactions or events, a maximum of 1,500,000 shares of our common stock may be issued under the Amended and Restated 2007 Stock Incentive Plan. In addition, subject to adjustment upon certain corporate transactions or events, a participant may not receive awards with respect to more than 100,000 shares of our common stock in any year (and an additional 50,000 shares in connection with a grantee’s commencement of continuous service). If an option or other award granted under the Amended and Restated 2007 Stock Incentive Plan expires, is cancelled, or terminates, the shares subject to any portion of the award that expires, is cancelled, or terminates without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards. Unless previously terminated by our Board of Directors, no new award may be granted under the Amended and Restated 2007 Stock Incentive Plan after the tenth anniversary of the date that such plan was initially approved by our stockholders.

Awards Under the Plan

Stock Options. The terms of specific options, including whether options shall constitute “incentive stock options” for purposes of Section 422(b) of the Code, shall be determined by the Compensation Committee. The exercise price of an option shall be determined by the Compensation Committee and reflected in the applicable award agreement. The exercise price with respect to incentive stock options may not be lower than 100% (110% in the case of an incentive stock option granted to a 10% stockholder, if permitted under the plan) of the fair market value of our common stock on the date of grant. Each option will be exercisable after the period or periods specified in the award agreement, which will generally not exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to a 10% stockholder, if permitted under the plan). Options will be exercisable at such times and subject to such terms as determined by the Compensation Committee.

Stock Awards and Restricted Stock. A stock award consists of the transfer by us to a participant of shares of common stock, without any payment therefor, as additional compensation for services to us. Restricted stock will be subject to restrictions as the Compensation Committee shall determine, and such restrictions may include a prohibition against transfer until such time as the Compensation Committee determines, forfeiture upon a termination of employment or other service during the applicable restriction period and such other conditions or restrictions as the Compensation Committee may deem advisable.

Performance Shares. A performance share consists of an award paid in shares of our common stock or cash (as determined by the Compensation Committee), subject to performance objectives to be achieved by the participant before the end of a specified period. The grant of performance shares to a participant does not create any rights in such participant as a stockholder until the payment of shares of common stock with respect to an award. In the event that a participant’s employment or consulting engagement with us is terminated for any reason other than normal retirement, death or disability prior to the achievement of the participant’s performance objectives, the participant’s rights to the performance shares shall expire and terminate unless otherwise determined by the Compensation Committee.

Change in Control. Upon a change in control of us (as defined in the Amended and Restated 2007 Stock Incentive Plan), if the acquiring entity or successor to us does not assume the incentive awards or replace them with substantially equivalent incentive awards, The Compensation Committee may provide that all outstanding options will vest and become immediately exercisable in full, the restrictions on all shares of restricted stock awards shall lapse immediately and all performance shares shall be deemed to be met and payment made immediately.

Amendment and Termination. Our Board of Directors may amend, suspend or terminate the Amended and Restated 2007 Stock Incentive Plan as it deems advisable, except that it may not amend the Amended and Restated 2007 Stock Incentive Plan in any way that would adversely affect a participant with respect to an award previously granted. In addition, our Board of Directors may not amend the Amended and Restated 2007 Stock

Incentive Plan without stockholder approval if such approval is then required pursuant to Section 422 of the Code, the regulations promulgated thereunder or the rules of any stock exchange or similar regulatory body.

Director Compensation

Our directors did not receive compensation for their service on our Board of Directors in 2010 . Our Board of directors adopted the following comprehensive director compensation policy to be effective upon consummation of this offering.

Employee directors do not receive any compensation for their services on our Board of Directors. Non-employee directors are entitled to receive the following cash compensation: (i) a $15,000 annual retainer, (ii) $5,000 annually for service on the Audit Committee, except that the Chairman of the Audit Committee will be paid $12,000, (iii) $4,000 annually for service on the Nominating and Corporate Governance Committee, except that the Chairman of the Nominating and Corporate Governance Committee will be paid $5,000, (iv) $4,000 annually for service on the Compensation Committee, except that the Chairman of the Compensation Committee will be paid $5,000, (v) $1,000 for each in person meeting of the Board attended, and (vi) $500 for each telephonic meeting of the Board attended. As compensation for their services on our Board of Directors prior to and in connection with this offering, each of our non-employee directors will receive, upon consummation of this offering, a payment in cash of $7,500.

As an equity incentive, upon the consummation of this offering we will grant each of our non-employee directors options to purchase such number of shares of common stock equal to 0.25% of the common stock outstanding upon the completion of this offering on a fully diluted basis (which exact number will be determined by the Compensation Committee) in accordance with the terms of our Amended and Restated 2007 Stock Incentive Plan. Such options will have an exercise price equal to the offering price of the shares sold in this offering and will vest in two equal installments over a one-year period with the first installment vesting on the grant date and the second installment vesting on the first anniversary of the grant date.

Indemnification of Officers and Directors

Our amended and restated certificate of incorporation that will be in effect upon the closing of this offering limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the General Corporation Law of the State of Delaware, referred to herein as the DGCL. Our amended and restated certificate of incorporation provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors for any of the following:

•	any breach of their duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	voting or assenting to unlawful payments of dividends or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act or failure to act, or any cause of action, suit or claim that would accrue or arise prior to any amendment or repeal or adoption of an inconsistent provision. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited in accordance with the DGCL.

In addition, our amended and restated certificate of incorporation provides that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.

We have entered into, and intend to continue to enter into, separate indemnification agreements with each of our officers and directors. These agreements, among other things, require us to indemnify our officers and directors for certain expenses, including attorney’s fees, judgments, fines and settlement amounts incurred by an officer or director in any action or proceeding arising out of their services as one of our officers and directors, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request, to the fullest extent permitted by Delaware law. We will not indemnify an officer director, however, unless he or she acted in good faith, reasonably believed his or her conduct was in, and not opposed, to our best interests, and, with respect to any criminal action or proceeding, had no reason to believe his or her conduct was unlawful.

Equity Compensation Plan Information

The following table provides information as of December 31, 2010 about the common stock that may be issued upon exercise of options, warrants and rights under all of our equity compensation plans as of December 31, 2010.

Plan Category	Number of Shares to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,500	$45.60	1,498,500
Equity compensation plans not approved by security holders	—	—	—
Total	1,500	$45.60	1,498,500

(1)	The number of shares is subject to adjustments in the event of stock splits and other similar events.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationships with Lindsay A. Rosenwald, M.D., Paramount BioCapital, Inc. and Affiliates

Dr. Rosenwald and his Family

Lindsay A. Rosenwald, M.D. is the Chairman, Chief Executive Officer and sole stockholder of Paramount BioCapital, Inc. (“Paramount”). As of January 20, 2011, Lindsay A. Rosenwald, M.D. beneficially owned approximately 53.2 % of our outstanding common stock. In addition, as of January 20, 2011, certain trusts established for the benefit of Dr. Rosenwald’s children (the “Family Trusts”) beneficially owned approximately 22.3% of our outstanding common stock. The above percentages of our common stock beneficially owned by Dr. Rosenwald and his family do not include shares of common stock that will be beneficially owned by them upon conversion of the 8% Notes upon completion of this offering or shares of common stock issuable upon exercise of the PCP Warrants and the Noteholder Warrants, each of which will become exercisable upon completion of this offering. Following the completion of the offering, Dr. Rosenwald will beneficially own approximately 11.2 % of our outstanding common stock, and the Family Trusts will beneficially own approximately 1.7 % of our outstanding common stock.

Dr. Rosenwald is the Chairman, Chief Executive Officer and sole stockholder of Paramount BioCapital, Inc. (“Paramount”), a FINRA-registered broker-dealer which has acted as placement agent for one of our past private placements of debt securities, and for which it received customary commissions and the Placement Agent Warrant, as described below. J. Jay Lobell, a member of our board of directors, and Timothy Hofer, our Corporate Secretary, are employees of Paramount and certain of its affiliates. In addition, certain employees of Paramount or its affiliates are current stockholders of ours.

Dr. Rosenwald is also the sole member of Paramount BioSciences, LLC (“PBS”), a global pharmaceutical development and healthcare investment firm that conceives, nurtures, and supports new biotechnology and life-sciences companies. As described in more detail below, PBS has provided us with certain support services since our inception, including pursuant to the PBS Services Agreement, which was terminated in August 2008, and has provided us with credit-enhancement support by guaranteeing amounts owed by us under the Dong Wha License Agreement and pledging collateral to secure our previous obligations under the Bank of America Line of Credit and IDB Bank Line of Credit.

In addition, affiliates of Dr. Rosenwald and Paramount have provided us with a significant portion of our financing since our inception, including through PBS, the Family Trusts and Capretti Grandi, LLC, an investment partnership of which Dr. Rosenwald is the managing member (“Capretti”), which have loaned us amounts from time to time pursuant to the Paramount Notes, as described below. As of September 30, 2010, an aggregate of $2,505,558, including accrued and unpaid interest, remained outstanding under such the Paramount Notes. In addition, in January and June 2009, we issued the PCP Notes to Paramount Credit Partners, LLC (“PCP”), an investment partnership of which Dr. Rosenwald is the managing member, under which an aggregate of $3,080,811, including accrued and unpaid interest, was outstanding as of September 30, 2010.

Finally, Dr. Rosenwald, the Family Trusts and certain employees of Paramount and its affiliates, including Messrs. Lobell and Hofer, own a majority of the outstanding capital stock of Santee Biosciences, Inc. (“Santee”), one of our licensors, and Mr. Lobell is the sole director and acting president of Santee. Santee is a development stage biotechnology company that is currently inactive but holds certain intellectual property rights, including the rights to the PB-201 technology we in-licensed pursuant to our sublicense agreement with Santee, as described below. In addition, PBS and the Family Trusts provided loans to Santee from time to time and PBS provided support services to Santee similar to the services provided to us.

Transactions with Lindsay A. Rosenwald, M.D., Paramount BioCapital, Inc. and Affiliates

8% Notes and 8% Noteholder Warrants

In February 2010, in connection with the 8% Notes financing, Dr. Rosenwald purchased an 8% Note in the principal amount of $500,000. Upon the consummation of this offering, the outstanding principal amount of such 8% Note and all accrued interest thereon will automatically convert into 108,047 shares of common stock assuming an offering price of $ 5.00 per share. In connection with the issuance of such 8% Note, Dr. Rosenwald also received 8% Noteholder Warrants, which will be exercisable following the consummation of this offering into 70,000 shares of common stock, at an exercise price equal to 110% of the offering price of the shares sold in this offering.

In addition, pursuant to the terms of the PBS Note, $1,000,000 of the principal amount outstanding under the PBS Note converted into an 8% Note in February 2010 in connection with the 8% Notes financing. Upon the consummation of this offering, assuming an offering price of $ 5.00 per share, the outstanding principal amount of such 8% Note and all accrued interest thereon will automatically convert into 216,095 shares of common stock. In connection with the issuance of such 8% Note, PBS also received 8% Noteholder Warrants, which will be exercisable following the consummation of this offering into 140,000 shares of common stock (assuming an offering price of $ 5.00 per share) at an exercise price equal to 110% of the offering price of the shares sold in this offering.

Paramount Notes and Paramount Noteholder Warrants

From December 1, 2006 through September 30, 2010, PBS had loaned us an aggregate principal amount of $2,282,205, from December 1, 2006 through September 30, 2010, the Family Trusts had loaned us an aggregate principal amount of $660,000, and from December 18, 2008 through September 30, 2010, Capretti had loaned us an aggregate principal amount of $50,000. The loans from PBS, the Family Trusts and Capretti are evidenced by the PBS Note, the Family Trusts Note and the Capretti Note, respectively (collectively, the “Paramount Notes”). The Paramount Notes are unsecured obligations of ours with a maturity date of March 31, 2011 and accrue interest at the rate of 8% per annum. As described above, $1,000,000 of the principal amount outstanding under the PBS Note converted into an 8% Note in February 2010 in connection with the 8% Notes financing. As of September 30, 2010, $1,615,172 including accrued and unpaid interest, was outstanding under the PBS Note, $833,252, including accrued and unpaid interest, was outstanding under the Family Trusts Note, and $57,134, including accrued and unpaid interest, was outstanding under the Capretti Note. All outstanding principal of the Paramount Notes, and all accrued interest thereon, will automatically convert into shares of common stock upon a Qualified IPO on the same terms as the 10% Notes. This offering, if consummated, will be considered a Qualified IPO. Assuming an offering price of $ 5.00 per share, the Paramount Notes will automatically convert into 513,065 shares of common stock.

Pursuant to amendment agreements dated as of December 23, 2010 relating to the 10% Notes and the 8% Notes, Dr. Rosenwald and the holders of the Paramount Notes have agreed to assign to the holders the 10% Notes and the 8% Notes, upon consummation of this offering, the rights to receive the shares of common stock issuable upon exercise of the Paramount Notes.

Pursuant to amendment agreements dated as of December 23, 2010 relating to the Paramount Notes, we agreed to issue to the holders of the Paramount Notes, upon consummation of a Qualified IPO, five-year warrants (the “Paramount Noteholder Warrants”). The Paramount Noteholder Warrants entitle the holders thereof to purchase a number of shares of common stock equal to 70% of the original principal amount of the Paramount Notes divided by the price at which shares of our common stock are sold in a Qualified IPO, at a per share exercise price equal to 110% of the price at which shares of common stock are sold in such Qualified IPO, subject to adjustment as set forth in the warrant. In the event of a sale of our company (whether by merger, consolidation, sale or transfer of more than 50% of our capital stock or all or substantially all of our assets), the Paramount Noteholder Warrants will terminate 90 days after such sale provided that the holders have the right to exercise the Paramount Noteholder Warrants during such 90-day period. Assuming an offering price of $ 5.00 per share, the Paramount Noteholder Warrants will entitle the holders thereof to purchase 278,909 shares of common stock at an exercise price equal to 110% of the offering price of the shares sold in this offering.

PCP Notes and PCP Warrants

On each of January 15, 2009 and June 24, 2009, we issued a senior promissory note to PCP in the principal amount of $2,750,000 and $125,000, respectively, (each a “PCP Note” and together, the “PCP Notes”). The PCP Notes are unsecured obligations of ours with current maturity dates of the earlier of (i) December 31, 2013, (ii) the completion of a Qualified Financing (as defined below), and (iii) the completion of a Reverse Merger (as defined below). The PCP Notes accrue interest at the rate of 10% per annum. The aggregate amount of accrued and unpaid interest under the PCP Notes as of September 30, 2010 was $205,811.

For purposes of the PCP Notes, “Qualified Financing” means the closing of an equity financing or series of related equity financings by us after our initial public offering resulting in aggregate gross cash proceeds

(before brokers’ fees or other transaction related expenses) of at least $10,000,000. For purposes of the PCP Notes, “Reverse Merger” means a merger, share exchange or other transaction or series of related transactions in which (a) we merge into or otherwise becomes a wholly owned subsidiary of a company subject to the public company reporting requirements of the Exchange Act and (b) the aggregate consideration payable to us or our stockholders in such transaction(s) (the “Reverse Merger Consideration”) is greater than or equal to $10,000,000.

This offering will not constitute a “Qualified Financing” for purposes of the PCP Notes and the PCP Notes will remain outstanding following consummation of this offering. We do not intend to use the proceeds of this offering to repay the PCP Notes.

In connection with the issuance of the PCP Notes, we issued to PCP five-year warrants to purchase a number of shares of common stock equal to 40% of the aggregate principal amount of the PCP Notes ($2,875,000), divided by the lowest price paid in a Qualified Financing (each a “PCP Warrant” and together, the “PCP Warrants”). The per share exercise price of each of the PCP Warrants is equal to 110% of the lowest price paid in a Qualified Financing.

If we complete a Reverse Merger, other than in connection with a Qualified Financing, the PCP Warrants will be exercisable immediately prior to the Reverse Merger for a number of shares of common stock and exercise price determined in accordance with, and on the same terms and conditions, as provided for in the event of a Qualified Financing, except that the lowest price paid will be deemed equal to the quotient obtained by dividing the Reverse Merger Consideration (less the amount of unpaid principal and accrued interest under the applicable PCP Note) by the number of shares of common stock outstanding immediately prior to such Reverse Merger, on a fully diluted basis (without giving effect to the conversion of the PCP Notes or any other senior promissory notes or any placement warrants issued by us).

Under the terms of the PCP Warrants , they become exercisable commencing on the consummation of a Qualified Financing or a Reverse Merger. However, in the event that neither a Qualified Financing nor a Reverse Merger is consummated by the two-year anniversary of the issuance of each PCP Note, the applicable PCP Warrant will be automatically exercisable into an aggregate number of shares of common stock equal to 40% of the principal amount of the corresponding PCP Note divided by $ 48.00 ($1.00 on a pre-reserve split basis) , at a per share exercise price of $ 48.00 ($1.00 on a pre-reverse split basis). Because a Qualified Financing was not consummated by January 15, 2011, the PCP Warrants issued on January 15, 2009 became automatically exercisable into 22,917 shares of common stock, which is equal to 40% of the principal amount of the PCP Note issued on January 15, 2009 ($2,750,000) divided by $48.00 ($1.00 on a pre-reverse split basis), at a per share exercise price of $48.00 ($1.00 on a pre-reverse split basis). The PCP Warrants issued on June 24, 2009 are not yet exercisable in accordance with their terms.

Assuming an offering price of $5.00 per share, the PCP Warrants issued on June 24, 2009 will entitle the holders thereof to purchase 10,000 shares of common stock at an exercise price equal to 110% of the offering price of the shares sold in this offering.

The PCP Warrants are subject to redemption by us in certain circumstances and in the event of a sale of our company (whether by merger, consolidation, sale or transfer of our capital stock or assets or otherwise) prior to, but not in connection with, a Qualified Financing or Reverse Merger, the PCP Warrants will terminate without the opportunity for exercise.

Placement Agent Commission and Warrants

Paramount acted as the lead placement agent in connection with the offering of the 10% Notes. As compensation for its services, Paramount received $198,800 in commissions (a portion of which was further paid to a selected dealer in the offering of the 10% Notes) and a warrant exercisable for such number of shares of common stock equal to 10% of the amount of the aggregate purchase price of the 10% Notes ($4,340,000), divided by the lowest price paid in a Qualified Financing (the “Placement Agent Warrant”). Because a Qualified Financing was not consummated by December 14, 2009, the Placement Agent Warrant became automatically exercisable into 9,042 shares of common stock, which is equal to 10% of the aggregate purchase price of the 10% Notes ($4,340,000) divided by $ 48.00 ($1.00 on a pre-reverse split basis), at a per share exercise price of $ 48.00 ($1.00 on a pre-reverse split basis). “Qualified Financing” has the same meaning as with respect to the 10% Notes. A portion of the Placement Agent Warrant is allocable to the selected dealer in the offering of the 10% Notes.

PBS Services Agreement

On June 1, 2007, we entered into a services agreement with PBS (the “PBS Services Agreement”). Pursuant to the PBS Services Agreement, PBS agreed to provide us with certain drug development, professional, administrative and back office support services for a three-year period from the date of the PBS Services Agreement. In return for the services provided under the PBS Services Agreement, we agreed to pay PBS $25,000 per month and to reimburse PBS for its actual out-of-pocket expenses, which are not to exceed $5,000 per month without our prior written consent. The PBS Services Agreement was terminated as of August 31, 2008. As of September 30, 2010, we still have accrued an unpaid balance to PBS of approximately $375,000 under the PBS Services Agreement (the “PBS Debt”). The PBS Debt will not be repaid with the proceeds of this offering and we do not currently have any plans to repay the PBS Debt.

Sublicense Agreement with Santee

On July 10, 2007, we entered into an exclusive, multinational sublicense agreement with Santee pursuant to which we in-licensed the PB-201 technology for use in the development of azole-based antifungal drug formulations and the corresponding United States and foreign patents and applications. Under the terms of the sublicense agreement, we paid Santee an upfront license fee of $50,000 and we are required to make substantial payments, up to an additional $10,000,000 in total, to Santee upon the achievement of certain clinical and regulatory-based milestones. See “License Agreements & Intellectual Property.”

Guarantee of Payments under Dong Wha License Agreement

Pursuant to the Dong Wha License Agreement, Paramount Biosciences, LLC has guaranteed the payment in full of amounts owed by us under the Dong Wha License Agreement, until such time as we have certifiable net tangible assets of at least $10 million. This offering, if consummated, would cause the guarantee to terminate according to its terms. See “License Agreements & Intellectual Property.”

Pledge of Collateral under Line of Credit

On December 3, 2008, we, Paramount BioSciences, LLC and various other private pharmaceutical companies with common ownership by Dr. Rosenwald, the sole member of Paramount BioSciences, LLC, entered into a loan agreement with Bank of America, N.A. for a line of credit of $2,000,000, which was subsequently reduced to $1,000,000 pursuant to an amendment (the “Bank of America Line of Credit”). Paramount BioSciences, LLC pledged collateral securing our and the other borrowers’ obligations to Bank of America, N.A. under the loan agreement. Under the loan agreement, our liability under the line of credit was several, not joint, with respect to the payment of all obligations thereunder. As of September 30, 2010, the amount borrowed by us that was outstanding under this line of credit was $150,000. On November 5, 2010, we repaid the amounts outstanding under this line of credit with the proceeds of a new line of credit we entered into with Israel Discount Bank of New York (“IDB Bank”) in the amount of $150,000, which is evidenced by a promissory note we issued to IDB Bank on such date (the “IDB Bank Line of Credit”). On December 23, 2010, we entered into an amendment with IDB Bank to increase the IDB Bank Line of Credit to $325,000. Our obligations under the IDB Bank Line of Credit are secured by cash collateral pledged by Dr. Rosenwald from an account maintained by Dr. Rosenwald at IDB Bank. The interest rate on loans under the IDB Bank Line of Credit is equal to the interest rate that IDB Bank pays to Dr. Rosenwald on the cash account pledged to secure the loans, plus 1%. Amounts borrowed under the IDB Bank Line of Credit are due upon the earlier to occur of a demand by IDB Bank or November 4, 2011.

Hofer Consulting Agreement and Warrant

On May 26, 2010, we entered into a consulting agreement with Timothy Hofer, our Corporate Secretary, pursuant to which Mr. Hofer provides us with general consulting services focused on general business and company development. This consulting agreement is for a period of one year, subject to renewal for such longer period as we may agree in writing with Mr. Hofer, and may be terminated by either party upon 30 days’ prior written notice.

Under the terms of the consulting agreement with Mr. Hofer and as compensation for his services thereunder, we granted Mr. Hofer a ten-year warrant to purchase 2,083 shares of our common stock, subject to adjustment as described below (the “Hofer Consultant Warrant”). The Hofer Consultant Warrant will become exercisable upon the consummation of a Qualified Financing at a per share exercise price equal to the price at which shares of our common stock are issued in such Qualified Financing. If a Qualified Financing does not occur on or before March 31, 2011 (extended from September 30, 2010, pursuant to an amendment agreements dated as of September 16, 2010 and December 23, 2010), then the Hofer Consultant Warrant will be immediately exercisable at a per share exercise price equal to the fair market value of our common stock, as determined pursuant to a valuation performed by an independent appraisal firm. Under the terms of the Hofer Consultant Warrant, if we consummate a Qualified Financing, the number of shares of common stock issuable upon exercise of the Hofer Consultant Warrant will be automatically adjusted so that such number of shares is equal to 1.0% of our outstanding common stock on a fully diluted basis, after giving effect to such Qualified Financing (including the conversion of all our convertible notes triggered by such Qualified Financing). This adjustment provision will terminate once we consummate a Qualified Financing. For purposes of the Hofer Consultant Warrant, a “Qualified Financing” means our next equity financing (or series of related equity financings) sufficient to trigger conversion of all amounts then outstanding under our senior convertible promissory notes. This offering, if consummated, will be considered a Qualified Financing.

Future Affiliate Relationships and Competition with Affiliates

We are not currently aware of nor do we anticipate any proposed future affiliate relationships or that any affiliates will compete with us or our products.

Review, Approval and Ratification of Transactions with Related Parties

Previously, our Board of Directors was comprised solely of affiliates of Paramount and we did not have a formal written policy or procedure for the review, approval or ratification of related party transactions. However, Delaware corporate law, under which we are governed, generally requires that any transaction between us and any of our affiliates be on terms that, when taken as a whole, are substantially as favorable to us as those then reasonably obtainable from a person who is not an affiliate in an arms-length transaction, and we believe that the terms of the agreements we entered into with our affiliates satisfy the requirement of Delaware law. Following consummation of the proposed offering, all related party transactions will be reviewed and approved by our Audit Committee, which is comprised entirely of independent directors, before we enter into them.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of January 20, 2011, as adjusted to reflect the sale of the shares of common stock in this offering and the other adjustments discussed below, by the following:

•	each of our directors and Named Executive Officers;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, known to us to beneficially own 5% or more of our outstanding common stock.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Unless otherwise indicated, the stockholders listed in the table have sole voting and investment power with respect to the shares indicated.

The table below lists the number of shares and percentage of shares beneficially owned prior to this offering based on 93,328 of common stock issued and outstanding as of January 20, 2011. The table also lists the number of shares and percentage of shares beneficially owned after this offering based on 6,690,039 shares of common stock outstanding upon completion of this offering, assuming no exercise by the underwriters of their over-allotment option and after giving effect to the following:

•	the automatic conversion of all of our outstanding convertible notes into an aggregate of 2,596,711 shares of common stock upon the completion of this offering, assuming an initial public offering price of $ 5.00 per share (the mid-point of the price range set forth on the cover page of this prospectus) and assuming the conversion occurs on February 15, 2011;

•	the filing of our amended and restated certificate of incorporation and the adoption of our amended and restated by-laws effective upon the completion of this offering; and

•	no exercise of warrants or options outstanding on the date of this prospectus, except as specifically set forth herein .

For purposes of the table below, we treat shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days after January 20, 2011 to be outstanding and to be beneficially owned by the person holding the options or warrants for the purpose of computing the percentage ownership of the person, but we do not treat the shares as outstanding for the purpose of computing the percentage ownership of any other stockholder.

Except as otherwise set forth below, the address of each of the persons or entities listed in the table is c/o IASO Pharma Inc., 12707 High Bluff Drive, Suite 200, San Diego, California 92130.

	Shares Beneficially Owned Prior to Offering			Shares Beneficially Owned After the Offering
Name	Number		Percentage	Number		Percentage
Named Executive Officers and Directors:
Matthew A. Wikler, M.D.	6,445	(1)	6.9%	163,333	(2)	2.4%
James W. Klingler	-	(3)	-	62,755	(4)	*
Mark. W. Lotz	1,500	(5)	1.6%	32,878	(6)	*
James Rock	859	(7)	*	32,237	(8)	*
J. Jay Lobell	6,250		6.7%	18,016	(9)	*
Jai Jun (Matthew) Choung	-		-	11,766	(9)	*
Michael L. Corrado	-		-	11,766	(9)	*
Gary G. Gemignani	-		-	11,766	(9)	*
Michael Rice	-		-	11,766	(9)	*
All executive officers and directors as a group (nine persons)	15,054	(10)	15.9%	356,283	(11)	5.1%
5% Stockholders:
Lindsay A. Rosenwald, M.D.	66,626	(12)	53.2%	797,277	(13)	11.2%
Rosenwald Family Trusts	20,833	(14)	22.3%	113,233	(14)(15)	1.7%
Robert Feldman	6,250	(16)	6.3%	6,250	(16)	*

*	Represents less than 1%

(1)	Does not include an option to purchase such number of shares of common stock representing 5% of the common stock outstanding upon the consummation of this offering on a fully diluted basis, to be granted to Dr. Wikler under the Plan upon the consummation of this offering.

(2)	Includes 156,888 shares of common stock underlying an option granted to Mr. Wikler under the Plan upon consummation of this offering that will vest upon consummation of this offering. Does not include 313,775 shares of common stock underlying such option that will not have vested upon consummation of this offering.

(3)	Does not include an option to purchase such number of shares of common stock representing 2% of the common stock outstanding upon the consummation of this offering on a fully diluted basis, to be granted to Mr. Klingler under the Plan upon the consummation of this offering.

(4)	Represents 62,755 shares of common stock underlying an option granted to Mr. Klingler under the Plan upon consummation of this offering that will vest upon consummation of this offering. Does not include 125,510 shares of common stock underlying such option that will not have vested upon consummation of this offering.

(5)	Represents an option to purchase 1,500 shares of our common stock. Does not include an option to purchase such number of shares of common stock representing 1% of the common stock outstanding upon the consummation of this offering on a fully diluted basis, to be granted to Mr. Lotz under the Plan upon the consummation of this offering.

(6)	Represents (i) an option to purchase 1,500 shares of our common stock and (ii) 31,378 shares of common stock underlying an option granted to Mr. Lotz under the Plan upon consummation of this offering that will vest upon consummation of this offering. Does not include 62,755 shares of common stock underlying such option that will not have vested upon consummation of this offering.

(7)	Does not include an option to purchase such number of shares of common stock representing 1% of the common stock outstanding upon the consummation of this offering on a fully diluted basis, to be granted to Mr. Rock under the Plan upon the consummation of this offering.

(8)	Includes 31,378 shares of common stock underlying an option granted to Mr. Rock under the Plan upon consummation of this offering that will vest upon consummation of this offering. Does not include 62,755 shares of common stock underlying such option that will not have vested upon consummation of this offering.

(9)	Includes 11,766 shares of common stock underlying an option granted to each of our non-employee directors under the Plan upon consummation of this offering that will vest upon consummation of this offering. Does not include 11,767 shares of common stock underlying such options that will not have vested upon consummation of this offering.

(10)	Represents 13,554 shares of common stock and an option to purchase 1,500 shares of common stock. Does not include options to purchase shares common stock to be granted to officers under the Plan upon the consummation of this offering referred to in notes 1 , 3, 5 and 7 above.

(11)	Represents 13,554 shares of common stock and options to purchase 342,729 shares of common stock.

(12)	Includes (i) 34,667 shares of common stock, (ii) 9,042 shares of common stock issuable upon exercise of the Placement Agent Warrant issued to Paramount BioCapital, Inc., of which Dr. Rosenwald is Chairman, Chief Executive officer and the sole stockholder and (iii) 22,917 shares of common stock issuable upon the exercise of the PCP Warrants issued on January 15, 2009 to Paramount Credit Partners LLC, an affiliate of Paramount BioCapital, Inc. Does not include (i) shares of common stock underlying the $500,000 principal amount of 8% Notes held by Dr. Rosenwald and any accrued but unpaid interest thereon and shares of common stock issuable upon the exercise of the related 8% Noteholder Warrant, (ii) shares of common stock underlying the $1,000,000 principal amount of 8% Notes held by Paramount Biosciences, LLC and any accrued but unpaid interest thereon and shares of common stock issuable upon the exercise of the related 8% Noteholder Warrant, (iii) 20,833 shares of common stock held in trusts established for the benefit of Dr. Rosenwald and his family referred to in note 14 below, (iv) 10,000 shares of common stock issuable upon the exercise of the PCP Warrants issued to Paramount Credit Partners LLC on June 24, 2009 or (v ) shares of common stock underlying the $1,992,205 principal amount of Paramount Notes and any accrued but unpaid interest thereon. Pursuant to amendment agreements dated as of December 23, 2010 relating to the 10% Notes and the 8% Notes, Dr. Rosenwald and the holders of the Paramount Notes have agreed to assign to the holders the 10% Notes and the 8% Notes, upon consummation of this offering, the rights to receive the shares of common stock issuable upon exercise of the Paramount Notes.

(13)	Includes (i) 34,667 shares of common stock, (ii) 9,042 shares of common stock issuable upon exercise of the Placement Agent Warrant, (iii) 32,917 shares of common stock issuable upon the exercise of the PCP Warrants, (iv) 108,047 shares of common stock to be issued upon the automatic conversion of the 8% Note held by Dr. Rosenwald upon consummation of this offering, (v) 70,000 shares of common stock issuable upon the exercise of the 8% Noteholder Warrant held by Dr. Rosenwald, which will become exercisable upon consummation of this offering, (vi) 216,095 shares of common stock to be issued upon the automatic conversion of the 8% Note held by Paramount Biosciences, LLC, (vii) 140,000 shares of common stock issuable upon the exercise of the 8% Noteholder Warrant held by Paramount Biosciences, LLC, which will become exercisable upon consummation of this offering and (viii) 186,509 shares of common stock issuable upon exercise of the Paramount Warrants to be issued in respect of the PBS Note and the Capretti Note in connection with the consummation of this offering. Does not include 20,833 shares of common stock held in trusts established for the benefit of Dr. Rosenwald and his family referred to in note 14 below or 92,400 shares of common stock issuable upon the exercise of the Paramount Warrants to be issued in respect of the Family Trusts Note in connection with the consummation of this offering referred to in note 15 below, as Dr. Rosenwald disclaims beneficial ownership of all of such shares, except to the extent of his pecuniary interest therein. Also does not include 513,065 shares of common stock to be issued upon the automatic conversion of the Paramount Notes upon consummation of this offering because Dr. Rosenwald and the holders of the Paramount Notes have agreed to assign the rights to receive such shares to the holders the 10% Notes and the 8% Notes upon consummation of this offering, as described in note 12 above.

(14)	Represents 20,833 shares of common stock owned by four trusts established for the benefit of Dr. Rosenwald and his family. Hillel Gross is the trustee of such trusts and may be deemed to beneficially own the shares held by such trusts as he has sole control over the voting and disposition of any shares held by such trusts .

(15)	Includes 92,400 shares of common stock issuable upon the exercise of the Paramount Warrant to be issued in respect of the Family Trusts Note in connection with the consummation of this offering. The Family Trusts are trusts established for the benefit of Dr. Rosenwald’s children. Jon Rosenwald, Dr. Rosenwald’s brother, is the trustee of the Family Trusts and may be deemed to beneficially own the shares beneficially owned by the Family Trusts as he has sole control over the voting and disposition of any shares held by the Family Trusts.

(16)	Represents shares of common stock underlying the Feldman Consultant Warrant.

DESCRIPTION OF CAPITAL STOCK

General

Currently, our authorized capital stock consists of 25,000,000 shares, of which (i) 20,000,000 are designated as common stock, par value $0.001 per share, and (ii) 5,000,000 are designated as preferred stock, par value $0.001 per share. Upon the completion of this offering and filing of our amended and restated certificate of incorporation, our authorized capital stock will consist of 55,000,000 shares, of which (i) 50,000,000 shares will be designated as common stock, and (ii) 5,000,000 shares will be designated as preferred stock, par value $0.001 per share.

The following description of our capital stock are summaries and are qualified by reference to the amended and restated certificate of incorporation and amended and restated by-laws that will be in effect upon completion of this offering. Copies of these documents will be filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of the common stock and preferred stock reflect changes to our capital structure that will occur upon the closing of this offering.

Common Stock

As of January 20, 2011, there were 93,328 shares of common stock issued and outstanding, that were held of record by 59 stockholders.

Holders of common stock are entitled to one vote per share on matters on which our stockholders vote. There are no cumulative voting rights. At any meeting of the stockholders, all matters, with certain exceptions, are to be decided by the vote of a majority in voting interest of the stockholders. Directors are to be elected by a plurality of the votes cast in the election of directors.

Subject to any preferential dividend rights of any outstanding shares of preferred stock, holders of common stock are entitled to receive dividends, if declared by our Board of Directors, out of funds that we may legally use to pay dividends. If we liquidate or dissolve, holders of common stock are entitled to share ratably in our assets once our debts and any liquidation preference owed to any then-outstanding preferred stockholders are paid. Our certificate of incorporation does not provide the common stock with any redemption, conversion or preemptive rights. All shares of common stock that are outstanding as of the date of this prospectus and, upon issuance and sale, all shares we are selling in this offering, will be fully paid and nonassessable.

Underwriters’ Warrants

We have agreed to issue to the underwriters warrants to purchase a number of shares of our common stock equal to an aggregate of 3% of the shares of our common stock sold in this offering . The warrant s will have an exercise price equal to 110% of the offering price of the shares sold in this offering and may be exercised on a cashless basis. The warrants are exercisable commencing six months after the effective date of the registration statement related to this offering, and will be exercisable for four and a half years thereafter. The warrants are not redeemable by us. The warrants also provide for one demand registration of the shares of common stock underlying the warrants at our expense, an additional demand at the warrant holders’ expense and for unlimited “piggyback” registration rights at our expense with respect to the underlying shares of common stock during the five-year period commencing six months after the effective date. The warrants and the 120,000 shares of our common stock underlying the warrants (138,000 shares if the over-allotment option is exercised in full) have been deemed compensation by the Financial Industry Regulatory Authority (“FINRA”) and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The underwriters (or permitted assignees under the Rule) may not sell, transfer, assign, pledge, or hypothecate the warrants or the shares of our common stock underlying the warrants, except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying shares of our common stock for a period of 180 days from the date of this prospectus. Additionally, the warrants may not be sold transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180 day period) following the effective date of the registration statement except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. The warrants will provide for adjustment in the number and price of such warrants (and the shares of common stock underlying such warrants) in the event of recapitalization, merger or other structural transaction to prevent mechanical dilution.

Preferred Stock

The Board of Directors has the authority at any time to establish the rights and preferences of, and issue up to, 5,000,000 shares of preferred stock, of which none currently have designation. Our amended and restated certificate of incorporation, which will be effective upon the completion of this offering, will provide for 5,000,000 shares of preferred stock over which the Board of Directors will have the authority to establish the rights and preferences.

Convertible Notes

10% Notes

In December 2007, we issued a series of convertible promissory notes in the aggregate principal amount of $4,340,000, referred to herein as the 10% Notes. The 10% Notes are unsecured obligations of ours with a maturity date of March 31, 2011 and accrue interest at the rate of 10% per annum. The aggregate amount of accrued and unpaid interest under the 10% Notes as of September 30, 2010 was $1,222,979. In the event the 10% Notes become due and payable prior to the consummation by us of a Qualified Financing, reverse merger, sale of the company or other transaction, we will be obligated to pay the noteholders, in addition to the payment of the unpaid principal amount and all accrued but unpaid interest, a cash premium equal to 42.8571% of the aggregate principal amount plus all accrued and unpaid interest on the 10% Notes.

Under the terms of the 10% Notes, the outstanding principal amount of the 10% Notes, and all accrued interest thereon, will automatically convert into equity securities sold in a Qualified Financing at a conversion price equal to 70% of the lowest per unit price at which such equity securities are sold in such Qualified Financing. However, pursuant to the amendment agreement dated as of December 23, 2010, the holders of the 10% Notes agreed to eliminate such conversion discount if (i) we consummate a Qualified IPO by March 31, 2011, (ii) the holders of the 8% Notes and the Paramount notes are not treated more favorably in connection with such conversion and (iii) the other transactions contemplated by the amendment agreement, which are described below, are consummated. Under the amendment agreement, we agreed to issue to the holders of the 10% Notes, upon the consummation of a Qualified IPO, the 10% Noteholder Warrants and Contingent Notes in an aggregate principal amount equal to 10% of the unpaid principal and accrued interest on the 10% Notes as of the date a Qualified IPO is consummated. In addition, pursuant to the amendment agreement, Dr. Rosenwald and the holders of the Paramount Notes (as defined below) agreed to assign the rights to receive the shares of our common stock issuable upon conversion of the Paramount Notes to the holders of the 10% Notes and the 8% Notes on a pro rata basis.

For purposes of the 10% Notes, “Qualified IPO” means an underwritten initial public offering of our equity securities that qualifies as a Qualified Financing and “Qualified Financing” means the sale of our equity securities in an equity financing or series of related equity financings in which we receive (minus the amount of aggregate gross cash proceeds to us from our arm’s length sale of equity or debt securities, or incurrence of new loans, after December 14, 2009) aggregate gross proceeds of at least $10,000,000 (before brokers’ fees or other transaction related expenses, and excluding any such proceeds resulting from any conversion of the 10% Notes). This offering, if consummated, will be considered a Qualified IPO. Assuming an offering price of $ 5.00 per share, the 10% Notes will automatically convert into 1,145,146 shares of common stock at a conversion price equal to the offering price of the shares sold in this offering.

8% Notes

In February and March 2010, we issued another series of convertible promissory notes in the aggregate principal amount of $4,343,000, referred to herein as the 8% Notes. The 8% Notes are unsecured obligations of ours with a maturity date of February 9, 2012 and accrue interest at the rate of 8% per annum.

Under the terms of the 8% Notes, the outstanding principal amount of the 8% Notes, and all accrued interest thereon, will automatically convert into shares of common stock upon the completion of a Qualified IPO at a conversion price equal to 70% of the price at which shares of common stock are sold in a Qualified IPO. However, pursuant to an amendment agreement dated as of December 23, 2010, the holders of the 8% Notes agreed to eliminate such conversion discount if (i) we consummate a Qualified IPO by March 31, 2011, (ii) the holders of the 10% Notes and the Paramount Notes are not treated more favorably in connection with such conversion and (iii) the other transactions contemplated by the amendment agreement, which are described below, are consummated. Under the amendment agreement, we agreed to issue to the holders of the 8% Notes, upon the consummation of a Qualified IPO, Contingent Notes in an aggregate principal amount equal to 10% of the unpaid principal and accrued interest on the 8% Notes as of the date a Qualified IPO is consummated. In addition, pursuant to the amendment agreement, Dr. Rosenwald and the holders of the Paramount Notes (as defined below) agreed to assign the rights to receive the shares of our common stock issuable upon conversion of the Paramount Notes to the holders of the 10% Notes and the 8% Notes on a pro rata basis.

For purposes of the 8% Notes, “Qualified IPO” means the completion of an underwritten initial public offering of our equity securities resulting in aggregate gross cash proceeds (before commissions or other expenses) to us of at least $10,000,000. This offering, if consummated, will be considered a Qualified IPO. Assuming an offering price of $ 5.00 per share, the 8% Notes will automatically convert into 938,500 shares of common stock at a conversion price equal to public offering price.

Paramount Notes

From December 1, 2006 through September 30, 2010, Paramount Biosciences, LLC had loaned us an aggregate principal amount of $2,282,205, from December 1, 2006 through September 30, 2010, the Family Trusts had loaned us an aggregate principal amount of $660,000, and from December 18, 2008 through September 30, 2010, Capretti had loaned us an aggregate principal amount of $50,000. The loans from PBS, the Family Trusts and Capretti are evidenced by the PBS Note, the Family Trusts Note and the Capretti Note, respectively, which together are referred to herein as the Paramount Notes. Pursuant to the PBS Note, the principal amount of all loans made to us under the PBS Note, up to $1,000,000, immediately and automatically converted into an 8% Note. As such, in February 2010, we issued Paramount Biosciences, LLC an 8% Note in the aggregate principal amount of $1,000.000. In connection with the issuance of the 8% Notes, Paramount Biosciences, LLC also received 8% Noteholder Warrants. The Paramount Notes are unsecured obligations of ours with a maturity date of March 31, 2011 and accrue interest at the rate of 8% per annum. As of September 30, 2010, $1,615,172, including accrued and unpaid interest, was outstanding under the PBS Note, $833,252, including accrued and unpaid interest, was outstanding under the Family Trusts Note, and $57,134, including accrued and unpaid interest, was outstanding under the Capretti Note. In the event the Paramount Notes become due and payable prior to the consummation by us of a Qualified Financing, reverse merger, sale of the company or other transaction, we will be obligated to pay the noteholders, in addition to the payment of the unpaid principal amount and all accrued but unpaid interest, a cash premium equal to 42.8571% of the aggregate principal amount of the Paramount Notes.

Under the terms of the Paramount Notes, the outstanding principal amount of the Paramount Notes, and all accrued interest thereon, will automatically convert into equity securities sold in a Qualified Financing at a conversion price equal to 70% of the lowest per unit price at which such equity securities are sold in such Qualified Financing. However, pursuant to the amendment agreements dated as of December 23, 2010, the holders of the Paramount Notes agreed to eliminate such conversion discount if (i) we consummate a Qualified IPO by March 31, 2011, (ii) the holders of the 10% Notes and 8% Notes are not treated more favorably in connection with such conversion and (iii) the other transactions contemplated by the amendment agreement, which are described below, are consummated. Under the amendment agreement, we agreed to issue to the holders of the Paramount Notes, upon the consummation of a Qualified IPO, the Paramount Noteholder Warrants and Contingent Notes in an aggregate principal amount equal to 10% of the unpaid principal and accrued interest on the Paramount Notes as of the date a Qualified IPO is consummated.

For purposes of the Paramount Notes, “Qualified IPO” and “Qualified Financing” have the same meanings as in the 10% Notes. This offering, if consummated, will be considered a Qualified IPO. Assuming an offering price of $ 5.00 per share, the Paramount Notes will automatically convert into 513,065 shares of common stock at a conversion price equal to the offering price of the shares sold in this offering.

PCP Notes

On each of January 15, 2009 and June 24, 2009, we issued a senior promissory note to PCP in the principal amount of $2,750,000 and $125,000, respectively, each referred to herein as a PCP Note, and together, the PCP Notes. The PCP Notes are unsecured obligations of ours with current maturity dates of the earlier of (i) December 31, 2013, (ii) the completion of a Qualified Financing (as defined below), and (iii) the completion of a Reverse Merger (as defined below). The PCP Notes accrue interest at the rate of 10% per annum. The aggregate amount of accrued and unpaid interest under the PCP Notes as of September 30, 2010 was $205,811.

For purposes of the PCP Notes, “Qualified Financing” means the closing of an equity financing or series of related equity financings by us after our initial public offering resulting in aggregate gross cash proceeds (before brokers” fees or other transaction related expenses) of at least $10,000,000. For purposes of the PCP Notes, “Reverse Merger” means a merger, share exchange or other transaction or series of related transactions in which (a) we merge into or otherwise becomes a wholly owned subsidiary of a company subject to the public company reporting requirements of the Exchange Act and (b) the aggregate consideration payable to us or our stockholders in such transaction(s) (the “Reverse Merger Consideration”) is greater than or equal to $10,000,000.

This offering will not constitute a “Qualified Financing” for purposes of the PCP Notes and the PCP Notes will remain outstanding following consummation of this offering. We do not intend to use the proceeds of this offering to repay the PCP Notes.

Contingent Notes

Pursuant to amendment agreements dated as of December 23, 2010 relating to the 10% Notes, the 8% Notes and the Paramount Notes, we agreed to issue to the holders of the 10% Notes, the 8% Notes and the Paramount Notes, upon consummation of a Qualified IPO, contingent promissory notes, referred to herein as the Contingent Notes, in an aggregate principal amount equal to 10% of the unpaid principal and accrued interest on the 10% Notes, the 8% Notes and the Paramount Notes as of the date a Qualified IPO is consummated. The Contingent Notes will become payable upon the occurrence of a Contingency Event together with interest thereon, which will accrue at the rate of 5% per annum. In addition, in the event we commence commercial sales of our products prior to the occurrence of a Contingency Event, we will be required to pay to the holders of the Contingent Notes an amount equal to 10% of our net sales from our products for each calendar quarter, with such payment being due within 60 days after the end of each calendar quarter, until the holders have received the full principal amount of the Contingent Notes and all accrued interest thereon. For purposes of the Contingent Notes, “Contingency Event” means (i) our entry into any agreement relating to the license, development, marketing or sale of PB-101 with any third party, other than our current agreements with Dong Wha, (ii) the sale of all or substantially all our assets to a non-affiliate or the acquisition by a non-affiliate of a majority of our outstanding capital stock or the voting power to elect a majority of our board of directors (whether by merger, consolidation, sale or transfer of our capital stock or otherwise) or (iii) the consummation by us, at any time following approval by the FDA of an NDA for PB-101, of any equity or debt financing (or series of related equity or debt financings) from non-affiliates yielding at least $10,000,000 in aggregate net cash proceeds (after commissions and transaction expenses).

This offering, if consummated, will be considered a Qualified IPO. Assuming an offering price of $ 5.00 per share, we will issue Contingent Notes to the holders of the 10% Notes, the 8% Notes and the Paramount Notes in the aggregate principal amount of $ 1,298,355 .

Currently Outstanding Warrants

All of the warrants described below are currently outstanding and none have been exercised.

8% Noteholder Warrants

In connection with the issuance of the 8% Notes, we issued five-year warrants to the purchasers of the 8% Notes, referred to herein as the 8% Noteholder Warrants. The 8% Noteholder Warrants entitle the holders thereof to purchase a number of shares of common stock equal to 70% of the principal amount of the 8% Notes divided by the price at which shares of our common stock are sold in a Qualified IPO, at a per share exercise price equal to 110% of the price at which shares of common stock are sold in such Qualified IPO, subject to adjustment as set forth in the warrant. If a Qualified IPO does not occur on or before the second anniversary of the closing of the offering of the 8% Noteholder Warrants, then each warrant will be exercisable for that number of shares of common stock equal to 70% of the principal amount of the note purchased by the original holder divided by $ 48.00 ($1.00 on a pre-reverse split basis), at a per share exercise price of $ 48.00 ($1.00 on a pre-reverse split basis). In the event of a sale of our company (whether by merger, consolidation, sale or transfer of more than 50% of our capital stock or all or substantially all of our assets), the 8% Noteholder Warrants will terminate 90 after such sale provided that the holders have the right to exercise the 8% Noteholder Warrants during such 90-day period. “Qualified IPO” has the same meaning as with respect to the 8% Notes. Assuming an offering price of $ 5.00 per share, the 8% Noteholder Warrants will entitle the holders thereof to purchase

608,020 shares of common stock at an exercise price equal to 110% of the offering price of the shares sold in this offering.

PCP Warrants

In connection with the issuance of the PCP Notes, we issued to PCP five-year warrants to purchase a number of shares of common stock equal to 40% of the aggregate principal amount of the PCP Notes ($2,875,000), divided by the lowest price paid in a Qualified Financing, each referred to herein as a PCP Warrant, and together, the PCP Warrants. The per share exercise price of each of the PCP Warrants is equal to 110% of the lowest price paid in a Qualified Financing.

If we complete a Reverse Merger, other than in connection with a Qualified Financing, the PCP Warrants will be exercisable immediately prior to the Reverse Merger for a number of shares of common stock and exercise price determined in accordance with, and on the same terms and conditions, as provided for in the event of a Qualified Financing, except that the lowest price paid will be deemed equal to the quotient obtained by dividing the Reverse Merger Consideration (less the amount of unpaid principal and accrued interest under the applicable PCP Note) by the number of shares of common stock outstanding immediately prior to such Reverse Merger, on a fully diluted basis (without giving effect to the conversion of the PCP Notes or any other senior promissory notes or any placement warrants issued by us).

The PCP Warrants will become exercisable commencing on the consummation of a Qualified Financing or a Reverse Merger. However, in the event that neither a Qualified Financing nor a Reverse Merger is consummated by the two-year anniversary of the issuance of each PCP Note, the applicable PCP Warrant will be automatically exercisable into an aggregate number of shares of common stock equal to 40% of the principal amount of the corresponding PCP Note divided by $ 48.00 ($1.00 on a pre-reverse split basis), at a per share exercise price of $ 48.00 ($1.00 on a pre-reverse split basis). The PCP Warrants are subject to redemption by us in certain circumstances and in the event of a sale of our company (whether by merger, consolidation, sale or transfer our capital stock or assets or otherwise) prior to, but not in connection with, a Qualified Financing or Reverse Merger, the PCP Warrants will terminate without the opportunity for exercise.

For purposes of the PCP Warrants, “Qualified Financing,” “Reverse Merger,” and “Reverse Merger Consideration” have the same meaning as with respect to the PCP Notes.

Placement Agent Warrant

Paramount received, as partial compensation for its services in connection with the offering of the 10% Notes, the Placement Agent Warrant, which is a warrant exercisable for such number of shares of common stock equal to 10% of the amount of the aggregate purchase price of the 10% Notes ($4,340,000), divided by the lowest price paid in a Qualified Financing, referred to herein as the Placement Agent Warrant. Because the Qualified Financing was not consummated by December 14, 2009, the Placement Agent Warrant became automatically exercisable into 9,042 shares of common stock, which is equal to 10% of the aggregate purchase price of the 10% Notes ($4,340,000) divided by $ 48.00 ($1.00 on a pre-reverse split basis), at a per share exercise price of $ 48.00 ($1.00 on a pre-reverse split basis). “Qualified Financing” has the same meaning as with respect to the 10% Notes. A portion of the Placement Agent Warrant is allocable to the selected dealer in the offering of the 10% Notes.

Consultant Warrants

In September 2007, Robert Feldman, a former employee of Paramount, received as compensation for certain services provided in connection with the in-licensing of certain of our product candidates, a warrant currently exercisable into 6,250 shares of common stock at a purchase price of $ 45.60 per share, subject to adjustment (the “Feldman Consultant Warrant”). The Feldman Consultant Warrant expires on September 27, 2012.

On May 26, 2010, we entered into a consulting agreement with Timothy Hofer, our Corporate Secretary, pursuant to which Mr. Hofer provides us with general consulting services focused on general business and company development. Under the terms of the consulting agreement with Mr. Hofer and as compensation for his services thereunder, we granted Mr. Hofer a ten-year warrant to purchase 2,083 shares of our common stock, subject to adjustment as described below (the “Hofer Consultant Warrant”). The Hofer Consultant Warrant will become exercisable upon the consummation of a Qualified Financing at a per share exercise price equal to the price at which shares of our common stock are issued in such Qualified Financing. If a Qualified Financing does not occur on or before March 31, 2011, then the Hofer Consultant Warrant will be immediately exercisable at a per share exercise price equal to the fair market value of our common stock, as determined pursuant to a valuation performed by an independent appraisal firm. Under the terms of the Hofer Consultant Warrant, if we consummate a Qualified Financing, the number of shares of common stock issuable upon exercise of the Hofer Consultant Warrant will be automatically adjusted so that such number of shares is equal to 1.0% of our outstanding common stock on a fully diluted basis, after giving effect to such Qualified Financing (including the conversion of all our convertible notes triggered by such Qualified Financing). This adjustment provision will terminate once we consummate a Qualified Financing. For purposes of the Hofer Consultant Warrant, a “Qualified Financing” means our next equity financing (or series of related equity financings) sufficient to trigger conversion of all amounts then outstanding under our senior convertible promissory notes. This offering, if consummated, will be considered a Qualified Financing.

The Feldman Consultant Warrant and the Hofer Consultant Warrant are collectively referred to herein as the “Consultant Warrants.”

Additional Warrants to be Issued

All of the warrants described below will be issued in connection with the consummation of this offering.

10% Noteholder Warrants

Pursuant to an amendment agreement dated as of December 23, 2010 relating to the 10% Notes, we agreed to issue to the holders of the 10% Notes, upon consummation of a Qualified IPO, five-year warrants, referred to herein as the 10% Noteholder Warrants. The 10% Noteholder Warrants entitle the holders thereof to purchase a number of shares of common stock equal to 70% of the original principal amount of the 10% Notes divided by the price at which shares of our common stock are sold in a Qualified IPO, at a per share exercise price equal to 110% of the price at which shares of common stock are sold in such Qualified IPO, subject to adjustment as set forth in the warrant. In the event of a sale of our company (whether by merger, consolidation, sale or transfer of more than 50% of our capital stock or all or substantially all of our assets), the 10% Noteholder Warrants will terminate 90 days after such sale provided that the holders have the right to exercise the 10% Noteholder Warrants during such 90-day period. Assuming an offering price of $ 5.00 per share, the 10% Noteholder Warrants will entitle the holders thereof to purchase 607,600 shares of common stock at an exercise price equal to 110% of the offering price of the shares sold in this offering.

Paramount Noteholder Warrants

Pursuant to amendment agreements dated as of December 23, 2010 relating to the Paramount Notes, we agreed to issue to the holders of the Paramount Notes, upon consummation of a Qualified IPO, five-year warrants, referred to herein as the Paramount Noteholder Warrants. The Paramount Noteholder Warrants entitle the holders thereof to purchase a number of shares of common stock equal to 70% of the original principal amount of the Paramount Notes divided by the price at which shares of our common stock are sold in a Qualified IPO, at a per share exercise price equal to 110% of the price at which shares of common stock are sold in such Qualified IPO, subject to adjustment as set forth in the warrant. In the event of a sale of our company (whether by merger, consolidation, sale or transfer of more than 50% of our capital stock or all or substantially all of our assets), the Paramount Noteholder Warrants will terminate 90 days after such sale provided that the holders have the right to exercise the Paramount Noteholder Warrants during such 90-day period. Assuming an offering price of $ 5.00 per share, the Paramount Noteholder Warrants will entitle the holders thereof to purchase 278,909 shares of common stock at an exercise price equal to 110% of the offering price of the shares sold in this offering.

Registration Rights

10% Notes and 8% Notes; 10% Noteholder Warrants and 8% Noteholder Warrants

Holders of 2,596,711 shares of our common stock, received upon conversion of our outstanding 10% Notes and 8% Notes upon completion of this offering, have rights, under the terms of the purchase agreements between us and these holders, to require us to file registration statements under the Securities Act, subject to limitations and restrictions, or request that their shares of common stock be covered by a registration statement that we are otherwise filing, subject to specified exceptions.

We refer to the shares of common stock issuable upon conversion of our 10% Notes or 8% Notes and the shares of stock issuable upon exercise of the 10% Noteholder Warrants and the 8% Noteholder Warrants, as the case may be, as registrable securities. The purchase agreements for our 10% Notes and 8% Notes do not provide for any liquidated damages, penalties or other rights in the event we do not file a registration statement. These rights will continue in effect following this offering.

Demand Registration Rights

At any time after 180 days following the effective date of this registration statement, subject to certain exceptions, (a) the holders of a majority of the registrable securities issuable upon the conversion of our 10% Notes have the right to demand that we file a registration statement covering the offering and sale of at least 51% of the registrable securities issuable upon the conversion of our 10% Notes then outstanding and (b) the holders of a majority of the registrable securities issuable upon the conversion of our 8% Notes have the right to demand that we file a registration statement covering the offering and sale of at least 51% of the registrable securities issuable upon the conversion of our 8% Notes then outstanding.

We have the ability to delay the filing of such registration statement under specified conditions, such as during the period starting with the date of filing of and ending on the date 180 days following the effective date of this offering or if our Board of Directors determines that it is advisable to delay such filing or if we are in possession of material nonpublic information that would be in our best interests not to disclose. Postponements at the discretion of our Board of Directors cannot exceed 90 days from the date of such determination by our Board of Directors. We are not obligated to file such registration statement on more than one occasion upon the request of the holders of a majority of the registrable securities issuable upon the conversion of our 10% Notes, and we are not obligated to file such registration statement on more than one occasion upon the request of the holders of a majority of the registrable securities issuable upon the conversion of our 8% Notes.

Form S-3 Registration Rights

If we are eligible to file a registration statement on Form S-3, the holders of the registrable securities issuable upon the conversion of our 10% Notes and the holders of the registrable securities issuable upon the conversion of our 8% Notes each have the right, on one or more occasions, to request registration on Form S-3 of the sale of the registrable securities held by such holder provided such securities are anticipated to have an aggregate sale price (before deducting any underwriting discounts and commissions) of at least $5,000,000.

We have the ability to delay the filing of any such registration statement under the same conditions as described above under “Demand Registration Rights,” and we are not obligated to effect more than one registration of registrable securities on Form S-3 in any twelve-month period for the holders of the registrable securities issuable upon the conversion of our 10% Notes or more than one such registration for the holders of the registrable securities issuable upon the conversion of our 8% Notes.

Piggyback Registration Rights

The holders of the registrable securities described above have piggyback registration rights. Under these provisions, if we register any securities for public sale, including pursuant to any stockholder-initiated demand registration, these holders will have the right to include their shares in the registration statement, subject to customary exceptions. The underwriters of any underwritten offering will have the right to limit the number of shares having registration rights to be included in the registration statement, and piggyback registration rights are also subject to the priority rights of stockholders having demand registration rights in any demand registration.

Expenses of Registration

We will pay all registration expenses related to any demand, Form S-3 or piggyback registration, other than underwriting discounts and commissions and any professional fees or costs of accounting, financial or legal advisors to any of the holders of registrable securities.

Indemnification

The purchase agreements for our 10% Notes and 8% Notes contain customary cross-indemnification provisions, under which we are obligated to indemnify the selling stockholders in the event of material misstatements or omissions in the registration statement attributable to us, and each selling stockholder is obligated to indemnify us for material misstatements or omissions in the registration statement due to information provided by such stockholder provided that such information was not changed or altered by us.

PCP Warrants, Placement Agent Warrants and Feldman Consultant Warrant

The holders of the PCP Warrants, the Placement Agent Warrants and the Feldman Consultant Warrant also have piggyback registration rights if we register any securities for public sale, including pursuant to any stockholder-initiated demand registration, subject to customary exceptions.

Anti-Takeover Effects of Delaware Law and Our Corporate Charter Documents

Delaware Law

We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•	at or after the time the stockholder became interested, the business combination was approved by the Board of Directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Our Corporate Charter Documents

Our amended and restated certificate of incorporation and amended and restated bylaws will include provisions that are intended to enhance the likelihood of continuity and stability in our Board of Directors and in its policies. These provisions might have the effect of delaying or preventing a change in control of our company even if such transaction could be beneficial to the interests of stockholders. These provisions include the following:

•	prohibiting our stockholders from fixing the number of our directors; and

•	establishing advance notice requirements for stockholder proposals that can be acted on at stockholder meetings and nominations to our Board of Directors.

Transfer Agent and Registrar

Upon the completion of this offering, the transfer agent and registrar for our common stock will be VStock Transfer, LLC .

Listing

We applied to have our common stock listed on NYSE Amex under the symbol “IASO”. Shares of our common stock will begin trading on or promptly after the date of this prospectus.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock, and we cannot assure you that a significant public market for our common stock will develop or be sustained after this offering. As described below, no shares currently outstanding will be available for sale immediately after this offering due to certain contractual and securities law restrictions on resale. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could cause the prevailing market price to decline and limit our ability to raise equity capital in the future.

Upon completion of this offering, we will have outstanding an aggregate of 6,690,039 shares of common stock, assuming no exercise of the underwriters’ option to purchase additional shares and no exercise of options or warrants to purchase common stock that were outstanding as of the date of this prospectus. The shares of common stock being sold in this offering will be freely tradable without restriction or further registration under the Securities Act.

The remaining 2,690,039 shares of common stock held by existing stockholders are restricted securities as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Section 4(1), or Rules 144 or 701 promulgated under the Securities Act, which rules are summarized below.

The following table shows approximately when the 2,690,039 shares of our common stock that are not being sold in this offering, but which will be outstanding when this offering is complete, will be eligible for sale in the public market:

Days After Date of this Prospectus	Shares Eligible for Sale	Comment
Upon Effectiveness	4,000,000	Shares sold in this offering
90 Days	24,274	Shares saleable under Rules 144 and 701 that are not subject to the lock-up
180 Days	2,665,765	Lock-up released, subject to extension; shares saleable under Rules 144 and 701

Resale of 13,554 of the restricted shares that will become available for sale in the public market starting 180 days after the effective date will be limited by volume and other resale restrictions under Rule 144 because the holders are our affiliates.

Rule 144

The availability of Rule 144 will vary depending on whether restricted shares are held by an affiliate or a non-affiliate. Under Rule 144 as in effect on the date of this prospectus, once we have been a reporting company subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act for 90 days, an affiliate who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1% of the number of shares of common stock then outstanding, which will equal 66,900 shares immediately after this offering; and

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

However, the six month holding period increases to one year in the event we have not been a reporting company for at least 90 days. In addition, any sales by affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and the availability of current public information about us.

The volume limitation, manner of sale and notice provisions described above will not apply to sales by non-affiliates. For purposes of Rule 144, a non-affiliate is any person or entity who is not our affiliate at the time of sale and has not been our affiliate during the preceding three months. Once we have been a reporting company for 90 days, a non-affiliate who has beneficially owned restricted shares of our common stock for six months may rely on Rule 144 provided that certain public information regarding us is available. The six month holding period increases to one year in the event we have not been a reporting company for at least 90 days.

However, a non-affiliate who has beneficially owned the restricted shares proposed to be sold for at least one year will not be subject to any restrictions under Rule 144 regardless of how long we have been a reporting company.

Rule 701

Under Rule 701, common stock acquired upon the exercise of certain currently outstanding options or pursuant to other rights granted under our stock plans may be resold, to the extent not subject to lock-up agreements, (a) by persons other than affiliates, beginning 90 days after the effective date of this offering, subject only to the manner-of-sale provisions of Rule 144, and (b) by affiliates, subject to the manner-of-sale, current public information and filing requirements of Rule 144, in each case, without compliance with the one-year holding period requirement of Rule 144. All Rule 701 shares will be, however, subject to lock-up agreements and will only become eligible for sale upon the expiration of the contractual lock-up agreements. Ladenburg may release all or any portion of the securities subject to lock-up agreements.

Lock-Up Agreements

Prior to the completion of this offering, we and each of our officers, directors, and greater than 5 % stockholders will agree, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our common stock or other securities convertible into or exercisable or exchangeable for shares of our common stock for a period of 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Ladenburg. This 180-day restricted period will be automatically extended if: (1) during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

In addition, the holders of our 10% Notes, 10% Noteholder Warrants, 8% Notes and 8% Noteholder Warrants have agreed pursuant to the purchase agreements for our 10% Notes and our 8% Notes not to sell the shares of our common stock they receive upon conversion of our 10% Notes or 8% Notes or upon exercise of our 10% Noteholder Warrants or 8% Noteholder Warrants for a period of 180 days after the effective date of the registration statement of which this prospectus is a part.

Registration Rights

After the completion of this offering, the holders of 2,596,711 shares of our common stock will be entitled to the registration rights described in the section titled “Description of Capital Stock — Registration Rights.” All such shares are or will be covered by lock-up agreements. Following the expiration of the lock-up period, registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by our affiliates.

Form S-8 Registration Statements

Prior to the expiration of the lock-up period, we intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of our common stock that are issuable pursuant to our Amended and Restated 2007 Stock Incentive Plan. See “Executive Compensation — Equity Compensation Plan Information” for additional information. Subject to the lock-up agreements described above and any applicable vesting restrictions, shares registered under these registration statements will be available for resale in the public market immediately upon the effectiveness of these registration statements, except with respect to Rule 144 volume limitations that apply to our affiliates.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representative, Ladenburg Thalmann & Co. Inc., referred to herein as Ladenburg, have severally agreed to purchase from us on a firm commitment basis the following respective number of shares of common stock at a public offering price, less the underwriting discounts and commissions set forth on the cover page of this prospectus:

Underwriters	Number of Shares
Ladenburg Thalmann & Co. Inc.
Maxim Group LLC
Total	4,000,000

The underwriting agreement provides that the obligation of the underwriters to purchase all of the shares of our common stock being offered to the public is subject to specific conditions, including the absence of any material adverse change in our business or in the financial markets and the receipt of certain legal opinions, certificates and letters from us, our counsel and the independent auditors. Subject to the terms of the underwriting agreement, the underwriters will purchase all of the 4,000,000 shares of our common stock being offered to the public, other than those covered by the over-allotment option described below, if any of these shares are purchased.

Over-Allotment Option

We have granted to the underwriters an option, exercisable not later than 45 days after the effective date of the registration statement, to purchase up to 600,000 additional shares of our common stock at the public offering price less the underwriting discounts and commissions set forth on the cover of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of shares of our common stock offered by this prospectus. The over-allotment option will only be used to cover the net syndicate short position resulting from the initial distribution. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares as the number of shares to be purchased by it in the above table bears to the total number of shares offered by this prospectus. We will be obligated, pursuant to the option, to sell these additional shares of our common stock to the underwriters to the extent the option is exercised. If any additional shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the other shares are being offered hereunder.

Commissions and Expenses

The underwriting discounts and commissions are 7 % of the initial public offering price. We have agreed to pay the underwriters the discounts and commissions set forth below, assuming either no exercise or full exercise by the underwriters of the underwriters’ over-allotment option. In addition, we have agreed to pay to the underwriters 1% of the gross proceeds of this offering as a non-accountable expense allowance.

We have been advised by the representative of the underwriters that the underwriters propose to offer the shares to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $    per share under the public offering price of $    per share. The underwriters may allow, and these dealers may re-allow, a concession of not more than $    per share to other dealers. After the initial public offering, the representative of the underwriters may change the offering price and other selling terms.

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. The underwriting discounts and commissions are equal to the public offering price per share less the amount per share the underwriters pay us for the shares.

	Fee Per Share (1)	Total Without Exercise of Over- Allotment	Total With Exercise of Over-Allotment
Public offering price	$	$	$
Discount	$	$	$
Proceeds before expenses	$	$	$

(1)	The fees do not include the over-allotment option granted to the underwriters, the non-accountable expense allowance in the amount of 1% of the gross proceeds (excluding the over-allotment proceeds), or the warrants to purchase shares of our common stock equal to 3% of the number of shares sold in the offering issuable to the underwriters at the closing.

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $ 1.2 million , all of which are payable by us.

Underwriters’ Warrants

We have also agreed to issue to the underwriters warrants to purchase a number of shares of our common stock equal to an aggregate of 3% of the shares sold in this offering . The warrants will have an exercise price equal to 110% of the offering price of the shares sold in this offering and may be exercised on a cashless basis. The warrants are exercisable commencing six months after the effective date of the registration statement related to this offering, and will be exercisable for four and a half years thereafter. The warrants are not redeemable by us. The warrants also provide for one demand registration of the shares of common stock underlying the warrants at our expense, an additional demand at the warrant holders’ expense and unlimited “piggyback” registration rights at our expense with respect to the underlying shares of common stock during the five-year period commencing six months after the closing date. The warrants and the 120,000 shares of our common stock underlying the warrants (138,000 shares if the over-allotment option is exercised in full) have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The underwriters (or permitted assignees under the Rule) may not sell, transfer, assign, pledge, or hypothecate the warrants or the shares of our common stock underlying the warrants, except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying shares of our common stock for a period of 180 days from the date of this prospectus. Additionally, the warrants may not be sold transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180 day period) following the effective date of the registration statement except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. The warrants will provide for adjustment in the number and price of such warrants (and the shares of common stock underlying such warrants) in the event of recapitalization, merger or other structural transaction to prevent mechanical dilution.

Lock-Up Agreements

Prior to the completion of this offering, we and each of our officers, directors, and greater than 5 % stockholders will agree, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our common stock or other securities convertible into or exercisable or exchangeable for shares of our common stock for a period of 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Ladenburg. This 180-day restricted period will be automatically extended if: (1) during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

Pricing of this Offering

Prior to this offering there has been no public market for our common stock and we cannot be certain that an active trading market will develop and continue after this offering. The public offering price of the common stock was negotiated between us and Ladenburg. This price should not be considered an indication of the actual value of the common stock. This price may not correspond to the price at which our shares of common stock will trade in the public market following this offering. Factors considered in determining the prices and terms of the common stock include:

•	the history and prospects of companies in our industry;

•	prior offerings of those companies;

•	our prospects for developing and commercializing our products;

•	our capital structure;

•	an assessment of our management and their experience;

•	general conditions of the securities markets at the time of the offering; and

•	other factors as were deemed relevant.

However, although these factors were considered, the determination of our offering price is more arbitrary than the pricing of securities for an operating company in a particular industry since the underwriters are unable to compare our financial results and prospects with those of public companies operating in the same industry.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of our common stock offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our securities. As an exception to these rules, the underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act.

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. If the underwriters sell more securities than could be covered by the over-allotment option, creating a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the security originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Other Terms

The underwriters have informed us that they do not expect to confirm sales of common stock offered by this prospectus to accounts over which they exercise discretionary authority without obtaining the specific approval of the account holder.

Although we are not under any contractual obligation to engage any of the underwriters to provide any services for us after this offering, and have no present intent to do so, any of the underwriters may, among other things, assist us in raising additional capital, as needs may arise in the future. If any of the underwriters provide services to us after this offering, we may pay such underwriter fair and reasonable fees that would be determined at that time in an arm’s length negotiation; provided that no agreement will be entered into with any of the underwriters and no fees for such services will be paid to any of the underwriters prior to the date which is 90 days after the effective date of the registration statement, unless FINRA determines that such payment would not be deemed underwriters compensation in connection with this offering.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to the offering arising under the Securities Act, liabilities arising from breaches of some or all of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

Electronic Distribution

In connection with this offering, the underwriters may distribute prospectuses electronically. No forms of prospectus other than printed prospectuses and electronically distributed prospectuses that are printable in Adobe PDF format will be used in connection with this offering.

A prospectus in electronic format may be made available on the internet sites or through other online services maintained by one or more of the underwriters participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Relationships

Certain of the underwriters or their affiliates have provided from time to time and may in the future provide investment banking, lending, financial advisory and other related services to us and our affiliates for which they have received and may continue to receive customary fees and commissions.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby will be passed upon for us by Olshan Grundman Frome Rosenzweig & Wolosky LLP, New York, New York. In connection with the offering of our common stock, Sichenzia Ross Friedman Ference LLP, New York, New York advised the underwriters with respect to certain United States securities law matters.

EXPERTS

J.H. Cohn LLP, our independent registered public accounting firm, has audited our balance sheets as of December 31, 2009 and 2008, and the related statements of operations, changes in stockholders’ deficiency and cash flows for the years ended December 31, 2009 and 2008 and the period from October 5, 2006 (inception) to December 31, 2009, as set forth in their report, which includes explanatory paragraphs relating to our ability to continue as a going concern and a restatement of the classification of certain operating expenses in our 2009 and 2008 statements of operations. We have included our financial statements in this prospectus and in this registration statement in reliance on J.H. Cohn LLP’s report given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act with respect to the securities to be sold in this offering. This prospectus does not contain all the information contained in the registration statement. For further information with respect to us and the securities to be sold in this offering, we refer you to the registration statement and the exhibits and schedules attached to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits.

Upon the closing of this offering, we will be subject to the informational requirements of the Exchange Act and we intend to file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10:00 am to 3:00 pm.

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility.

IASO PHARMA INC.
(A Development Stage Company)

Page
Condensed Balance Sheets September 30, 2010 (Unaudited) and December 31, 2009	F-2

Condensed Statements of Operations (Unaudited) Nine months ended September 30, 2010 and 2009 and period from October 5, 2006 (Inception) to September 30, 2010	F-3

Condensed Statement of Changes in Stockholders’ Deficiency (Unaudited) Period from January 1, 2010 to September 30, 2010	F-4

Condensed Statements of Cash Flows (Unaudited) Nine months ended September 30, 2010 and 2009 and period from October 5, 2006 (Inception) to September 30, 2010	F-5

Notes to Unaudited Condensed Financial Statements	F-6 – F- 1 9

IASO PHARMA INC.
(A Development Stage Company)

CONDENSED BALANCE SHEETS

	September 30, 2010	December 31, 2009
	(Unaudited)	(Note 1)
ASSETS
Current assets:
Cash	$252,186	$10,728
Other current assets	10,819	8,535

Total current assets	263,005	19,263

Office equipment, net of accumulated depreciation	15,940	20,416
Other assets — deferred financing and offering costs	647,866	50,500

Total assets	$926,811	$90,179

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current liabilities:
Accounts payable and accrued expenses	$2,469,416	$2,037,683
Borrowings under line of credit agreement	150,000	150,000
2007 senior convertible notes	4,340,000	4,340,000
Interest payable — 2007 senior convertible notes	1,222,979	800,730
Notes payable — related parties	1,992,205	2,777,205
Interest payable — related parties	513,353	378,252
Interest payable — Paramount Credit Partners, LLC	205,811	205,811
Deferred revenue—sublicense	37,714	37,714

Total current liabilities	10,931,478	10,727,395

Notes payable — Paramount Credit Partners, LLC (net of discount of $746,314 in 2010 and $917,451 in 2009)	2,128,686	1,957,549
2010 senior convertible notes (net of discount of $1,126,636 in 2010)	3,216,364	—
Interest payable — 2010 senior convertible notes	219,210	—
Deferred revenue — sublicense	587,714	616,000

Total liabilities	17,083,452	13,300,944

Commitments
Stockholders’ deficiency:
Preferred stock, $.001 par value; 5,000,000 shares authorized, none issued	—	—
Common stock, $.001 par value; 20,000,000 shares authorized; 93,328 shares issued and outstanding at September 30, 2010 and December 31, 2009	93	93
Additional paid-in capital	4,180,573	2,001,530
Deficit accumulated during the development stage	(20,337,307)	(15,212,388)

Total stockholders’ deficiency	(16,156,641)	(13,210,765)

Total liabilities and stockholders’ deficiency	$926,811	$90,179

See Notes to Unaudited Condensed Financial Statements.

IASO PHARMA INC.
(A Development Stage Company)

Condensed Statements of Operations (Unaudited)

	Nine Months Ended September 30, 2010		Nine Months Ended September 30, 2009		Period from October 5, 2006 (Inception) to September 30, 2010
Operating revenue:
Sublicense		$28,286		$—	$34,572

Operating expenses:
Research and development		2,127,578		646,731	12,703,410
General and administrative		676,048		260,743	2,966,486

Total operating expenses		2,803,626		907,474	15,669,896

Loss from operations		(2,775,340)		(907,474)	(15,635,324)

Interest income		2,067		—	29,926
Interest expense, including amortization of debt discount and deferred financing costs		(2,351,646)		(802,364)	(4,731,909)

Net loss		$(5,124,919)		$(1,709,838)	$(20,337,307)

Basic and diluted net loss per common share	$	(54.91)	$	(18.32)

Weighted average common shares outstanding — basic and diluted		93,328		93,328

See Notes to Unaudited Condensed Financial Statements.

IASO PHARMA INC.
(A Development Stage Company)

Condensed Statement of Changes in Stockholders’ Deficiency (Unaudited)
Period from January 1, 2010 to September 30, 2010

				Deficit Accumulated
	Common Stock		Additional Paid-in	During the Development
	Shares	Amount	Capital	Stage	Total
Balance at January 1, 2010	93,328	$93	$2,001,530	$(15,212,388)	$(13,210,765)
Stock-based compensation			6,058		6,058
Warrants issued to investors in connection with convertible notes			2,172,985		2,172,985
Net loss				(5,124,919)	(5,124,919)
Balance at September 30, 2010	93,328	$93	$4,1 80,573	$(20,337,307)	$(16,156,641)

See Notes to Unaudited Condensed Financial Statements.

IASO PHARMA INC.
(A Development Stage Company)

Condensed Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30, 2010	Nine Months Ended September 30, 2009	Period from October 5, 2006 (Inception) to September 30, 2010
Cash flows from operating activities:
Net loss	$(5,124,919)	$(1,709,838)	$(20,337,307)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	6,058	45,612	504,024
Amortization of deferred financing costs and debt discount	852,080	175,294	1,754,634
Warrants issued in connection with related party note conversion	505,694	—	505,694
Interest payable — 2007 senior convertible notes	422,249	322,659	1,222,979
Expenses paid on behalf of the Company satisfied through the issuance of notes	—	—	263,206
Interest payable — related parties	135,101	111,263	513,353
Interest payable — Paramount Credit Partners	—	133,936	205,811
Interest payable — 2010 senior convertible notes	219,210	—	219,210
Depreciation	6,408	6,262	27,748
Amortization of deferred revenue	(28,286)	—	(34,573)
Changes in operating assets and liabilities:
Other current assets	(2,285)	10,115	(10,820)
Other assets	—	8,693	—
Accounts payable and accrued expenses	431,733	(2,254,418)	2,469,416
Deferred revenue — sublicense	—	—	660,000

Net cash used in operating activities	(2,576,957)	(3,150,422)	(12,036,625)

Cash flows from investing activities:
Purchase of office and computer equipment	(1,932)	—	(43,688)

Cash flows from financing activities:
Proceeds from 2010 senior convertible notes	3,343,000	—	3,343,000
Proceeds from notes payable to Paramount Credit Partners	—	2,875,000	2,875,000
Proceeds from notes payable to related party	215,000	214,472	4,329,000
Proceeds from 2007 senior convertible notes	—	—	4,340,000
Payments for deferred financing costs	(737,653)	(62,500)	(1,108,981)
Proceeds from utilization of line of credit	—	100,000	150,000
Repayment of amounts loaned under related party notes	—	—	(1,600,000)
Proceeds from receipt of stock issuances	—	—	4,480

Net cash provided by financing activities	2,820,347	3,126,972	12,332,499

Net increase (decrease) in cash	241,458	(23,450)	252,186
Cash beginning of period	10,728	49,643	—

Cash end of period	$252,186	$26,193	$252,186

Supplemental schedule of non-cash financing activities:

Warrants issued to placement agent	$—	$—	$358,262
Warrants issued to investors in connection with notes	$1,667,291	$1,140,915	$2,808,206
Stock issued to founders and employees	$—	$—	$52
Conversion of PBS Notes to 2010 senior convertible notes	$1,000,000	$—	$1,000,000

Supplemental disclosure — cash paid for interest	$217,311	$59,212	$310,227

See Notes to Unaudited Condensed Financial Statements.

IASO PHARMA INC.
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 1 — Organization, Business and Basis of Presentation:

Organization and business:

IASO Pharma Inc., formerly known as Pacific Beach BioSciences, Inc. (“IASO” or the “Company”), was incorporated in the State of Delaware on October 5, 2006. The Company changed its name from Pacific Beach BioSciences, Inc. to IASO Pharma Inc. on April 12, 2010. IASO is a biopharmaceutical company developing therapeutics for the treatment and prevention of infectious diseases.

Basis of presentation:

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission for interim financial information. Accordingly, the unaudited condensed financial statements do not include all information and footnotes required by accounting principles generally accepted in the United States of America for complete annual financial statements. In the opinion of management, the accompanying unaudited condensed financial statements reflect all adjustments, consisting of only normal recurring adjustments, considered necessary for a fair presentation. Interim operating results are not necessarily indicative of results that may be expected for the full year ending December 31, 2010 or for any subsequent period. These unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto of the Company which are included elsewhere in this registration statement. The accompanying condensed balance sheet as of December 31, 2009 has been derived from the audited financial statements included elsewhere in this registration statement.

The Company’s primary activities since incorporation have been organizational activities, including recruiting personnel, establishing office facilities, acquiring licenses for its pharmaceutical compound pipeline, performing business and financial planning, performing research and development and raising funds through the issuance of debt and common stock. The Company’s planned principal operations have not yet commenced; accordingly, the Company is considered to be in the development stage. The Company’s activities comprise one operating segment.

The Company’s financial statements have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments through the normal course of business. For the nine months ended September 30, 2010 and the period from October 5, 2006 (inception) to September 30, 2010, the Company incurred net losses of $5,124,919 and $20,337,307, respectively. The Company has a stockholders’ deficiency as of September 30, 2010 of $16,156,641. Management believes that the Company will continue to incur losses for the foreseeable future and will need additional equity or debt financing and/or will need to generate significant revenue from the licensing of its products or by entering into strategic alliances to be able to sustain its operations until it can achieve profitability and positive cash flows, if ever. Management plans to seek additional debt and/or equity financing for the Company, but cannot assure that such financing will be available on acceptable terms, or at all. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Reverse Stock Split:

On January 19, 2011, the Company effected a 1-for-48 reverse stock split of all of its outstanding shares of common stock. All share and per share amounts referred to herein have been adjusted to reflect the effects of the 1-for-48 reverse stock split.

IASO PHARMA INC.
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies:

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Loss per common share:

Basic earnings (loss) per common share excludes dilution and is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings per common share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Since the Company has only incurred losses, basic and diluted loss per share is the same. The number of potentially dilutive securities excluded from the calculation was 7,750 warrants and options at September 30, 2010 and 2009. The number of warrants issued to placement agents that are potentially dilutive and are excluded from the calculation related to the issuance of senior convertible notes, based upon an exercise price of $ 48.00 (lowest possible conversion price), at September 30, 2010 and 2009 is 9,042 , respectively. The number of warrants issued to investors that are potentially dilutive and are excluded from the calculation related to the issuance of senior convertible notes, based upon an exercise price of $ 48.00 (lowest possible conversion price), at September 30, 2010 and 2009 is 87,294 and 23,958 , respectively.

Fair value measurements:

The carrying value of the Company’s notes payable approximate fair value due to the short-term nature of these notes and since the related interest rate approximates market rates. There has been no change in the fair value of the Company’s notes payable between reporting periods.

Accounting for Convertible Debt , Debt Issued with Stock Purchase Warrants and Debt Modifications:

In accordance with ASC Topic 470-20, “Debt with Conversion and Other Options,” the proceeds from any debt financing in which the Company issues warrants to purchase its common stock are allocated to the warrants and the debt based upon their estimated relative fair values as of the closing date. The portion of the proceeds allocated to the warrants is accounted for as additional paid-in capital and a reduction in the carrying value of the related debt. This debt discount is amortized to interest expense from the issuance date through the maturity date of the debt using the straight-line method.

When the convertible feature of convertible debt provides for a rate of conversion that is below market value, this feature is characterized as a beneficial conversion feature (“BCF”). Prior to the determination of the BCF, the proceeds from the debt instrument are first allocated between the convertible debt and any detachable free-standing instruments that are included, such as common stock warrants. The Company’s outstanding convertible notes currently have BCFs, however, the number of shares to be issued upon conversion of such will only be determined if a Qualified Financing (as defined in the notes) is completed. Accordingly, pursuant to ASC Topic 470-20-25, the conversion of the Company’s outstanding convertible notes and, therefore, the recording of the related BCFs, are contingent upon the completion of a Qualified Financing.

As a result of the modifications to the Company’s convertible notes pursuant to the amendment agreements dated December 23, 2010, pursuant to which the holders of such notes agreed to eliminate the conversion discount at which such notes would automatically convert into common stock upon consummation the Company’s proposed initial public offering (see Note 7), the BCFs associated with such notes will be eliminated upon consummation of such offering and the Company will not record any beneficial conversion charge to interest expense in connection with the conversion of such notes.

IASO PHARMA INC.
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS

Modifications to convertible debt are recorded in accordance with ASC Topic 470-50, “Modifications and Extinguishments of Convertible Debt.” A modification of a debt instrument in a non-troubled situation is deemed to have been accomplished with debt instruments that are substantially different if the present value of the cash flows under the terms of the new debt instrument is at least 10 percent different from the present value of the remaining cash flows under the terms of the original instrument. The modifications to the Company’s convertible notes through September 30, 2010 have either been contingent upon the occurrence of certain events or have not resulted in a change in excess of 10 percent in the present value of the aggregate cash flows associated with the applicable notes. Accordingly, no charge has been recognized for debt modifications.

As a result of the modifications to the Company’s convertible notes pursuant to the amendment agreements dated December 23, 2010, pursuant to which the holders of such notes agreed to eliminate the conversion discount at which such notes would automatically convert into common stock upon consummation the Company’s proposed initial public offering in exchange for the Company’s issuance of the Contingent Notes and warrants (see Note 7), upon the consummation of such offering, the Company will record a charge to interest expense in an amount equal to the value of the Contingent Notes and the warrants issued to the holders of such notes as of the date of such consummation.

Note 3 — Related Party Transactions:

Consulting services:

Effective June 2007, the Company began accruing monthly fees for consulting services at a rate of $25,000 per month to Paramount BioSciences, LLC (“PBS”), an affiliate of a significant investor in the Company. Consulting services expense was $0, $0 and $375,000 for the nine months ended September 30, 2010 and 2009 and the period from October 5, 2006 (inception) to September 30, 2010, respectively. As of September 30, 2010 and December 31, 2009, the Company had $375,000 outstanding under this arrangement which is included in accrued expenses. This agreement was terminated as of August 31, 2008.

Notes payable:

On December 1, 2006, the Company issued an 8% promissory note payable to PBS. All amounts outstanding under this note, which was amended and restated on September 30, 2009, mature and are payable on March 31, 2011 (extended from September 30, 2010 pursuant to an extension agreement dated as of September 16, 2010 and from December 31, 2010 pursuant to an amendment agreement dated as of December 23, 2010), or earlier if certain events occur. All amounts outstanding under this note will automatically convert into the Company’s equity securities issued in the Company’s next equity financing (or series of related equity financings) prior to the maturity date involving the sale of securities in which the Company receives at least $10,000,000 in aggregate gross cash proceeds (before brokers’ fees or other transaction related expenses, and excluding any such proceeds resulting from any conversion of the Company’s then-existing convertible bridge notes minus the amount of aggregate gross cash proceeds to the Company from the sale of equity or debt securities of the Company after December 14, 2009 (a “Qualified Financing”)), at a conversion price equal to 70% of the lowest per unit price paid for such securities in cash by investors in such Qualified Financing, and upon such other terms, conditions and agreements as may be applicable in such Qualified Financing. This note will also automatically convert into equity securities of the Company immediately prior to a sale or merger of the Company, as defined in the notes. In the event that this note becomes due and payable (whether on the due date or earlier) prior to the consummation by the Company of a Qualified Financing, or a sale or merger of the Company which converts the note into equity securities of the Company, then in connection with the repayment of the note, in addition to the payment of the unpaid principal amount and all accrued but unpaid interest on the note, the Company will be obligated to pay to the noteholder, as a repayment premium, an amount in cash equal to 42.8571% of the aggregate principal amount plus all accrued and unpaid interest on the note. Notwithstanding the foregoing, all loans (including principal and accrued interest thereon) made by PBS to the Company under this note on or after September 30, 2009, up to $1,000,000 in the aggregate, shall immediately and automatically be converted into the same equity or derivative securities as are issued in any equity or derivative equity

IASO PHARMA INC.
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS

financing consummated by the Company on or after September 30, 2009 that does not otherwise constitute a Qualified Financing, on the same terms and conditions that such equity securities are offered in such non-Qualified Financing. On January 4, 2010, PBS advanced another $215,000 to the Company. On February 9, 2010, $1,000,000 in principal outstanding under this note was converted into 2010 Notes pursuant to this provision. This note was issued to PBS for expenses that PBS has paid on behalf of the Company. As of September 30, 2010 and December 31, 2009, the principal amount outstanding under this note is $1,282,205 and $2,067,205, respectively.

On December 1, 2006, the Company issued an 8% promissory note payable to a trust established for the benefit of the family of the sole member of PBS. All unpaid principal and accrued and unpaid interest outstanding under this note, which was amended and restated on September 30, 2009, matures and is payable on March 31, 2011 (extended from September 30, 2010 pursuant to an extension agreement dated as of September 16, 2010 and from December 31, 2010 pursuant to an amendment agreement dated as of December 23, 2010), or earlier if certain events occur. All amounts outstanding under this note will automatically convert into the Company’s equity securities issued in the Company’s next equity financing (or series of related equity financings) prior to the maturity date involving the sale of securities in which the Company receives at least $10,000,000 in a Qualified Financing, at a conversion price equal to 70% of the lowest per unit price paid for such securities in cash by investors in such Qualified Financing, and upon such other terms, conditions and agreements as may be applicable in such Qualified Financing. This note will also automatically convert into equity securities of the Company immediately prior to a sale or merger of the Company, as defined in the notes. In the event that this note becomes due and payable (whether on the due date or earlier) prior to the consummation by the Company of a Qualified Financing, or a sale or merger of the Company which converts the note into equity securities of the Company, then in connection with the repayment of the note, in addition to the payment of the unpaid principal amount and all accrued but unpaid interest on the note, the Company will be obligated to pay to the noteholder, as a repayment premium, an amount in cash equal to 42.8571% of the aggregate principal amount plus all accrued and unpaid interest on the note. As of September 30, 2010 and December 31, 2009, the principal amount outstanding under this note is $660,000.

On December 18, 2008, the Company issued an 8% promissory note payable to an entity related to the sole member of PBS. All unpaid principal and accrued and unpaid interest outstanding under this note, which was amended and restated on September 30, 2009, matures and is payable on March 31, 2011 (extended from September 30, 2010 pursuant to an extension agreement dated as of September 16, 2010 and from December 31, 2010 pursuant to an amendment agreement dated as of December 23, 2010), or earlier if certain events occur. All amounts outstanding under this note will automatically convert into the Company’s equity securities issued in the Company’s next equity financing (or series of related equity financings) prior to the maturity date involving the sale of securities in which the Company receives at least $10,000,000 in a Qualified Financing, at a conversion price equal to 70% of the lowest per unit price paid for such securities in cash by investors in such Qualified Financing, and upon such other terms, conditions and agreements as may be applicable in such Qualified Financing. This note will also automatically convert into equity securities of the Company immediately prior to a sale or merger of the Company, as defined in the note. In the event that this note becomes due and payable (whether on the due date or earlier) prior to the consummation by the Company of a Qualified Financing, or a sale or merger of the Company which converts the note into equity securities of the Company, then in connection with the repayment of the note, in addition to the payment of the unpaid principal amount and all accrued but unpaid interest on the note, the Company will be obligated to pay to the noteholder, as a repayment premium, an amount in cash equal to 42.8571% of the aggregate principal amount plus all accrued and unpaid interest on the note. As of September 30, 2010 and December 31, 2009, the principal amount outstanding under this note is $50,000.

The promissory notes referenced in the preceding three paragraphs are sometimes referred to herein as the “Related Party Notes.”

As a result of the modifications to the Related Party Notes pursuant to the amendment agreement dated December 23, 2010 (see Note 7), the beneficial conversion feature associated with the Related Party Notes will

IASO PHARMA INC.
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS

be eliminated upon consummation of the Company’s proposed initial public offering and the Company will not record any beneficial conversion charge to interest expense in connection with the conversion of the Related Party Notes. Instead, upon the consummation of the Company’s proposed initial public offering, the Company will record a charge to interest expense in an amount equal to the value of the Contingent Notes and the warrants to be issued to the holders of the Related Party Notes upon the consummation of such offering.

On January 15, 2009 and June 24, 2009, the Company issued 10% promissory notes (the “PCP Notes”) payable in the aggregate amount of $2,875,000 to Paramount Credit Partners, LLC (“PCP”), an entity whose managing member is a significant stockholder of the Company. Interest on this note is payable quarterly, in arrears, and the principal matures on the earlier of (i) December 31, 2013, (ii) the completion of a Qualified Financing, and (iii) the completion of a Reverse Merger (each, as defined below). In addition, PCP received five-year warrants (“PCP Warrants”) to purchase, at an exercise price of 110% of the lowest price paid for securities in a Qualified Financing, a number of shares of the Company’s common stock equal to 40% of the principal amount of the Notes purchased divided by the lowest price paid for securities in a Qualified Financing prior to the two-year anniversary of the notes. If the Qualified Financing does not occur on or before the two-year anniversary of the notes, the PCP Warrants will be exercisable for a number of shares of the Company’s common stock equal to 40% of the principal amount of the Notes purchased divided by $ 48.00 , at a per share exercise price of $ 48.00 . As of September 30, 2010 and December 31, 2009, the principal amount outstanding under these notes is $2,128,686 and $1,957,549, respectively. For purposes of the PCP Notes, “Qualified Financing” means the closing of an equity financing or series of related equity financings by the Company resulting in aggregate gross cash proceeds (before brokers’ fees or other transaction related expenses) of at least $10,000,000. For purposes of the PCP Notes, “Reverse Merger” means a merger, share exchange or other transaction or series of related transactions in which (a) the Company merges into or otherwise becomes a wholly owned subsidiary of a company subject to the public company reporting requirements of the Securities Exchange Act of 1934, as amended, and (b) the aggregate consideration payable to the Company or its stockholders in such transaction(s) (the “Reverse Merger Consideration”) is greater than or equal to $10,000,000. The Company valued the PCP Warrants issued in January 2009 at $1,093,725 and the PCP Warrants issued in June 2009 at $47,191 using the Black Scholes pricing model, assuming that the warrants were presently exercisable in the aggregate for that number of shares of the Company’s common stock equal to 40% of the principal amount of the PCP Notes, divided by $ 48.00 (or 1,150,000), at an exercise price of $ 52.80 , and the following additional assumptions: (i) a risk-free interest rate of 3.39%; (ii) an expected volatility of 246.18%; (iii) an expected term (contractual term) of five years; and (iv) an expected dividend yield of 0%.

The Company has paid interest owed to PCP for the first quarter of 2009 and the first three quarters of 2010. For the second, third and fourth quarters of 2009, the Company had insufficient funds to pay the quarterly interest amount owed to PCP. Interest amounts for these three quarterly periods were paid directly by Lindsay A. Rosenwald, M.D. to PCP, pursuant to certain guarantee obligations owed by Dr. Rosenwald under PCP’s operating agreement.

Paramount BioCapital, Inc. (“PCI”) acted as placement agent for the private placement of the Company’s senior convertible notes in the aggregate principal amount of $4,340,000 during 2007.

Line of Credit:

On December 3, 2008, the Company, PBS and various other private pharmaceutical companies with common ownership by the sole member of PBS entered into a loan agreement with Bank of America, N.A. for a line of credit of $2,000,000. PBS pledged collateral securing the Company’s and the other borrowers’ obligations to Bank of America, N.A. under the loan agreement. Interest on amounts borrowed under the line of credit accrues and is payable on a monthly basis at an annual rate equal to the London Interbank Offered Rate (LIBOR) plus 1%. On November 10, 2009, the parties entered into Amendment No. 1 to the Loan Agreement, which extended the initial one-year term for an additional year to November 5, 2010, and reduced the aggregate amount available under the line of credit to $1,000,000. Under the loan agreement, the Company’s liability under the line of credit was several, not joint, with respect to the payment of all obligations thereunder. As of each of September 30, 2010 and December 31, 2009, the amounts borrowed by the Company that were outstanding under this line of credit were $150,000. (See Note 7).

IASO PHARMA INC.
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 4 — Stockholders’ Deficiency:

Common stock options and warrants:

A summary of the Company’s stock option activity under the Plan and related information is as follows:

	Nine Months Ended September 30, 2010		Nine Months Ended September 30, 2009
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of period	1,500	$45.60	1,500	$45.60
Outstanding at end of period	1,500	$45.60	1,500	$45.60
Options exercisable at September 30	1,500	$45.60	1,500	$45.60

The weighted average remaining contractual life of stock options outstanding at September 30, 2010 is 7 years.

As of September 30, 2010, the total compensation expense related to common stock options has been recognized.

Equity instruments summary:

The following table summarizes all equity instruments issued or granted by the Company during the nine months ended September 30, 2010 and sets forth for each issuance/grant date, the number of options, warrants, or shares issued or granted, the exercise price, the estimated fair value of the common stock, and the intrinsic value, if any, per equity instrument:

Issuance/Grant Date	No. of Shares / Shares Underlying Options/ Shares Underlying Warrants	Sales Price / Exercise Price	Estimated Fair Value Per Share of Common Stock at Issuance/Grant Date(1)	Intrinsic Value at Issuance/Grant Date(2)
Warrants
2/09/2010	(3)	(3)	$25.92	N/A
3/01/2010	(3)	(3)	28.32	N/A
5/26/2010	2,083(4)	(4)	(4)	N/A

(1)	All determinations of estimated fair value were made by the Company’s management , retrospectively, utilizing the market approach which uses direct comparisons to other enterprises and their equity securities to estimate the fair value of the common shares of privately issued securities, as described in more detail below.

(2)	Intrinsic value reflects the amount by which the estimated fair value of the common stock (as of the issuance/grant date) exceeds the exercise price of the stock option or warrant. Items in this column marked “N/A” represent equity instruments for which the intrinsic value was not determinable as of the issuance/grant date because the exercise price of such instrument was not known at the issuance/grant date.

(3)	See “Note 5 — Private Placements — 2010 senior convertible notes” for a discussion of these warrants. Due to the contingent exercisability of these warrants, the number of shares issuable upon exercise, the exercise price per share and the intrinsic value, if any, of these warrants could not be determined as of the issuance date.

(4)	See “Note 6 — Commitments — Hofer Consulting Agreement and Warrant” for a discussion of this warrant. Due to the contingent exercisability of this warrant, the number of shares issuable upon

IASO PHARMA INC.
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS

exercise, the exercise price per share and the intrinsic value, if any, of this warrant could not be determined as of the issuance date. In addition, because this warrant does not provide for a specific exercise price in the event a Qualified Financing is not consummated, the fair value of this warrant could not be estimated.

The fair values of the Company’s common stock set forth in the table above and used in the Black-Scholes pricing model for valuing the Company’s options and warrants were estimated using a market based approach, a guideline transaction analysis, and a binomial lattice model using a Qualified Financing as the exit event scenario. The fair values of the common stock were estimated based on enterprise values either implied by capital raises (i.e., financing transactions) as of their respective dates of issuances, or the trended enterprise values (using a guideline company analysis) from those enterprise values implied by the capital raises to the respective valuation dates.

The trended enterprise value represents the estimated enterprise value as of a particular date based on the changes in value from a date on which an enterprise value was otherwise determined, which changes in value are estimated using a guideline company analysis. For this guideline company analysis the Company used publicly traded comparable companies (which are referred to as guideline companies) that were selected because they were in similar stages of product development within the pharmaceutical industry and therefore shared similar business and financial risks. This guideline company analysis involved an analysis of the percentage changes of the guideline companies’ enterprise values from valuation dates when there were capital raises for the Company to the valuation dates when there was not a capital raise. Based on the guideline companies’ percentage changes in enterprise value, together with company specific and various market factors (i.e., achievement of product milestones for guideline companies and the Company), a percentage change in enterprise value was estimated for the Company. This estimated percentage change was then applied to the Company’s enterprise value as of the most current valuation date on which there was a capital raise to estimate the fair value of the Company on the next valuation date when there was not a capital raise. Considering the limited passage of time between valuation dates and the nature of the Company’s operations, the Company believes that the trended enterprise value using the guideline company analysis, as described above, is the most reasonable and reliable indicator of changes in enterprise value for the Company, as it provides a market proxy for changes in investor expectations and perception.

The following table summarizes the derivation of the Company’s enterprise value as of each of the valuation dates set forth below.

Valuation Date	Method for Derivation of Enterprise Value	Transaction	Trended From
9/27/2007	Trended Using Guideline Company Analysis	—	12/14/07
12/14/2007	Transaction	2007 Notes	—
2/21/2008	Trended Using Guideline Company Analysis	—	12/14/07
1/15/2009	Transaction	PCP Notes & Warrants	—
6/24/2009	Trended Using Guideline Company Analysis	—	1/15/09
2/9/2010	Transaction	2010 Notes & Warrants	—
3/1/2010	Trended Using Guideline Company Analysis	—	2/9/10

After arriving at an enterprise value using the valuation methodologies described above, the enterprise values were then allocated, adjusting for cash and debt, to our different equity securities using the binomial lattice model. The binomial lattice model provides a quantitative method to estimate the relative values of securities in a company’s capital structure, including its common stock, based on the implied enterprise value from a financing transaction undertaken by the Company.

IASO PHARMA INC.
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS

The prices that were paid by the investors for the respective transactions identified in the above table were utilized in the binomial lattice model to imply the enterprise values of the Company as of those respective valuation dates. As described above, for those valuation dates that utilized a trended enterprise value from the issuance of debt (and in some cases warrants), the implied enterprise values from the capital raises were trended to the applicable valuation dates based on consideration of the changes in enterprise values of guideline companies between those same dates using the guideline company analysis described above.

Using the binomial lattice model, the concluded enterprise values were allocated among the securities given the capital structure of the Company to derive an estimate for the values of the common stock as of the respective valuation dates. An incremental lack of marketability discount of 20% –25% was then applied to the values of common stock to estimate the fair values of the common stock at the respective valuation dates.

The concluded enterprise values were then used to solve for the internal rates of return (“IRR”), or discount rates, based on the cash flow projections provided by management as of each of the respective valuation dates. The resulting implied IRRs of 32% –34% were then compared to certain market benchmarks, including venture capital rates of return, to assess the reasonableness thereof from a market based perspective.

As described above, the guideline transaction method was utilized as additional evidence for the reasonableness of the enterprise values implied by the Company’s capital raises. First, the guideline transactions were identified, using publicly traded guideline companies in similar stages of product development within the pharmaceutical industry. Then, the implied enterprise values of the guideline transactions were compared with the derived enterprise values of the Company as of the respective valuation dates to assess the reasonableness thereof from a market perspective.

Note 5 — Private Placements:

2007 senior convertible notes:

During 2007, the Company issued 8% senior convertible notes in connection with a private placement in the aggregate principal amount of $4,340,000 (the “2007 Notes”). The 2007 Notes were originally scheduled to mature on December 14, 2008, but the Company exercised its option to extend the maturity date to December 14, 2009, at an increased interest rate of 10%. The Company subsequently solicited the consent of the Noteholders to an additional extension of the maturity date of the 2007 Notes to September 30, 2010 (which was subsequently further extended to December 31, 2010 pursuant to an extension agreement dated as of September 16, 2010 and to March 31, 2011 pursuant to an amendment agreement dated as of December 23, 2010). After giving effect to such consent, the 2007 Notes, plus all accrued interest thereon, will automatically convert into the same securities issued in the Company’s next Qualified Financing (as defined below), at a conversion price equal to 70% of the lowest per unit price paid for such securities in cash by investors in such Qualified Financing, and upon such other terms, conditions and agreements as may be applicable in such Qualified Financing. The Company valued the beneficial conversion feature of the 2007 Notes at $1,860,000, which will be recorded as interest expense only if a Qualified Financing is completed.

The amount of the value of the beneficial conversion feature is not dependent upon the price at which the 2007 Notes convert to common stock . The number of shares to be issued upon conversion will be determined for the principal amount of the 2007 Notes and the accrued interest on such 2007 Notes if a Qualified Financing (as defined below) is completed. Accordingly, pursuant to ASC Topic 470-20-25, the conversion of the 2007 Notes and, therefore, the recording of the beneficial conversion feature, are contingent upon the completion of a Qualified Financing. The value of the beneficial conversion feature for the 2007 Notes was determined based on the amount of the 2007 Notes and the discount at which such 2007 Notes convert, contingent on the occurrence of certain events (including a Qualified Financing), into common stock. Upon conversion of the 2007 Notes, the Company will record as interest expense a beneficial conversion charge of $1,860,000 for the principal amount of the 2007 Notes plus an additional beneficial conversion charge for the accrued interest on the 2007 Notes through the date of conversion. Specifically, the beneficial conversion feature calculation is as follows:

IASO PHARMA INC.
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS

Principal amount of 2007 Notes	$4,340,000
Divided by percentage of price at which 2007 Notes convert to common stock	70%
Aggregate value to investors	6,200,000
Less principal amount of 2007 Notes	4,340,000
Amount of beneficial conversion feature	$1,860,000

However, as a result of the modifications to the 2007 Notes pursuant to the amendment agreement dated December 23, 2010 (see Note 7), the beneficial conversion feature associated with the 2007 Notes will be eliminated upon consummation of the Company’s proposed initial public offering and the Company will not record any beneficial conversion charge to interest expense in connection with the conversion of the 2007 Notes. Instead, upon the consummation of the Company’s proposed initial public offering, the Company will record a charge to interest expense in an amount equal to the value of the Contingent Notes and the warrants to be issued to the holders of the 2007 Notes upon the consummation of such offering.

The 2007 Notes will also automatically convert into equity securities of the Company immediately prior to a sale or merger of the Company, as defined in the 2007 Notes. In the event that the 2007 Notes become due and payable (whether on the due date or earlier) prior to the consummation by the Company of a Qualified Financing, or a sale or merger of the Company which converts the 2007 Notes into equity securities of the Company, then in connection with the repayment of the 2007 Notes, in addition to the payment of the unpaid principal amount and all accrued but unpaid interest on the 2007 Notes, the Company will be obligated to pay to the Noteholders, as a repayment premium, an amount in cash equal to 42.8571% of the aggregate principal amount plus all accrued and unpaid interest on the 2007 Notes. For purposes of the 2007 Notes, “Qualified Financing” means the sale of the Company’s equity securities in an equity financing or series of related equity financings in which the Company receives (minus the amount of aggregate gross cash proceeds to the Company from our arm’s length sale of equity or debt securities, or incurrence of new loans, after December 14, 2009) aggregate gross proceeds of at least $10,000,000 (before brokers’ fees or other transaction related expenses, and excluding any such proceeds resulting from any conversion of the 2007 Notes).

In connection with the offering of the 2007 Notes, PCI and the Company entered into a placement agency agreement dated September 18, 2007, pursuant to which the Company paid PCI cash commissions of $198,800 (of which $38,500 was further allocated to third party agents) for their services. The Company also has agreed to pay to PCI a commission on sales by the Company of securities during the 18-month period subsequent to December 14, 2007 to the purchasers of the 2007 Notes who were introduced to the Company by PCI. The Company also granted PCI the right of first refusal to act as exclusive finder, placement agent or other similar agent in relation to any securities offerings on its behalf during the 18-month period following December 14, 2007. This agreement has since expired. PCI is a related party to the Company since it is an affiliate of a significant investor in the Company.

In addition, PCI received warrants (the “Placement Warrants”) to purchase, at an exercise price of 110% of the lowest price paid for securities in a Qualified Financing, a number of shares of the Company’s common stock equal to 10% of the principal amount of the 2007 Notes purchased, less any amount used to repay the related party notes, or amounts due to PBS or their affiliates or employees as finder’s fees, payments under the services agreement or other similar payments, divided by the lowest price paid for securities in a Qualified Financing prior to December 14, 2009. If the Qualified Financing did not occur on or before December 14, 2009, the Placement Warrants will be exercisable for a number of shares of the Company’s common stock equal to 10% of the principal amount of the 2007 Notes purchased, less any amount used to repay the related party notes, or amounts due to PBS or their affiliates or employees as finder’s fees, payments under the services agreement or other similar payments, divided by $ 48 .00, at a per share exercise price of $ 48 .00 and are exercisable for seven years. Since the Qualified Financing did not occur by such date, the Placement Warrants are now exercisable into 9,042 shares of the Company’s common stock, at a per share exercise price of $ 48 .00. The Company estimated the value of the Placement Warrants at approximately $358,000 using the Black-Scholes option pricing model and the following assumptions: (i) a risk-free interest rate of 3.88%; (ii) an expected volatility of 98.94%;

IASO PHARMA INC.
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS

(iii) an expected term (contractual term) of seven years; and (iv) an expected dividend yield of 0%. The Company recorded the value of the warrants as deferred financing costs, which was amortized to interest expense over the term of the 2007 Notes. (See Note 7).

2010 senior convertible notes:

In February and March 2010, the Company issued 8% senior convertible notes in connection with a private placement in the aggregate principal amount of $4,343,000 (the “2010 Notes”). The 2010 Notes mature on February 9, 2012. Upon the closing of a Qualified IPO (as defined below), the 2010 Notes plus any accrued but unpaid interest thereon will convert automatically into shares of the Company’s common stock at 70% of the price at which shares of common stock are sold in the Qualified IPO (the “IPO Price”), upon the terms and conditions on which such securities are issued in the Qualified IPO. The Company valued the beneficial conversion feature of the 2010 Notes at $1,861,000, which will be recorded as interest expense only if a Qualified IPO is completed.

The amount of the value of the beneficial conversion feature is not dependent upon the price at which the 2010 Notes convert to common stock . The number of shares to be issued upon conversion will be determined for the principal amount of the 2010 Notes and the accrued interest on such 2010 Notes if a Qualified IPO (as defined below) is completed. Accordingly, pursuant to ASC Topic 470-20-25, the conversion of the 2010 Notes and, therefore, the recording of the beneficial conversion feature, are contingent upon the completion of a Qualified IPO. The value of the beneficial conversion feature for the 2010 Notes was determined based on the amount of the 2010 Notes and the discount at which such 2010 Notes convert, contingent on the occurrence of certain events (including a Qualified IPO), into common stock. Upon conversion of the 2010 Notes, the Company will record as interest expense a beneficial conversion charge of $1,861,000 for the principal amount of the 2010 Notes plus an additional beneficial conversion charge for the accrued interest on the 2010 Notes through the date of conversion. Specifically, the beneficial conversion feature calculation is as follows:

Principal amount of 2010 Notes	$4,343,000
Divided by percentage of price at which 2010 Notes convert to common stock	70%
Aggregate value to investors	6,204,000
Less principal amount of 2010 Notes	4,343,000
Amount of beneficial conversion feature	$1,861,000

However, as a result of the modifications to the 2010 Notes pursuant to the amendment agreement dated December 23, 2010 (see Note 7), the beneficial conversion feature associated with the 2010 Notes will be eliminated upon consummation of the Company’s proposed initial public offering and the Company will not record any beneficial conversion charge to interest expense in connection with the conversion of the 2010 Notes. Instead, upon the consummation of the Company’s proposed initial public offering, the Company will record a charge to interest expense in an amount equal to the value of the Contingent Notes to be issued to the holders of the 2010 Notes upon the consummation of such offering.

For purposes hereof, “Qualified IPO” means the consummation of an initial public offering by the Company of equity securities resulting in aggregate gross cash proceeds (before commissions or other expenses) to the Company of at least $10,000,000.

Each 2010 Noteholder also holds a warrant to purchase a number of shares of the Company’s common stock equal to 70% of the principal amount of the 2010 Notes purchased by it divided by the IPO Price at a per share exercise price equal to the exercise price of the warrants issued in the Qualified IPO, subject to adjustment. Each of these warrants will expire and no longer be exercisable on February 9, 2015. Notwithstanding the foregoing, if a Qualified IPO does not occur on or before February 9, 2012, then each warrant will be exercisable for that number of shares of the Company’s common stock equal to 70% of the principal amount of the 2010 Note purchased by the original holder divided by $ 48.00 , at a per share exercise price of $ 48.00 . In the event of a sale of the Company (whether my merger, consolidation, sale or transfer of the Company’s capital stock or

IASO PHARMA INC.
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS

assets or otherwise) prior to, but not in connection with, a Qualified IPO, each of these warrants will terminate 90 days following such sale and the warrants shall continue to be exercisable pursuant to its terms during such 90-day period. The Company valued these warrants at $2,172,985 using the Black Scholes option pricing model, assuming that the warrants were presently exercisable in the aggregate for that number of shares of the Company’s common stock equal to 70% of the principal amount of the 2010 Notes, divided by $ 48.00 (or $3,040,100), at an exercise price of $ 48.00 , and the following additional assumptions: (i) a risk-free interest rate of 2.32% (2.28% for warrants issued in March 2010); (ii) an expected volatility of 110% (100% for warrants issued in March 2010); (iii) an expected term (contractual term) of five years; and (iv) an expected dividend yield of 0%.

Lindsay A. Rosenwald, M.D., a significant stockholder of the Company and a related party, purchased $500,000 in aggregate principal amount of 2010 Notes and related warrants in this offering. In addition, a 2010 Note and related warrant in the aggregate principal amount of $1,000,000 were issued to PBS for the cancellation of certain debt, discussed above.

In connection with the offering of the 2010 Notes and related warrants, Maxim Group LLC (“Maxim”) and the Company entered into a placement agency agreement dated October 13, 2009, as amended on February 8, 2010, pursuant to which the Company paid Maxim cash commissions of $351,730 for its services.

The Company also granted Maxim the right of first negotiation to co-manage any public underwriting or private placement of debt or equity securities, subject to customary exclusions, of the Company or any subsidiary or successor of the Company, receiving the right to underwrite or place a minimum of 50% of the securities to be sold therein, until eighteen months after completion of the offering of the 2010 Notes and related warrants.

Note 6 — Commitments:

Hofer Consulting Agreement and Warrant:

On May 26, 2010, the Company entered into a consulting agreement with Timothy Hofer, the Company’s Corporate Secretary, pursuant to which Mr. Hofer provides the Company with general consulting services focused on general business and company development. Mr. Hofer is also a stockholder of the Company and an employee of PBS, a related party. This consulting agreement is for a period of one year, subject to renewal for such longer period as the Company may agree in writing with Mr. Hofer, and may be terminated by either party upon 30 days’ prior written notice.

Under the terms of the consulting agreement with Mr. Hofer and as compensation for his services thereunder, the Company granted Mr. Hofer a ten-year warrant to purchase 2,083 shares of the Company’s common stock, subject to adjustment as described below (the “Hofer Consultant Warrant”). The Hofer Consultant Warrant will become exercisable upon the consummation of a Qualified Financing at a per share exercise price equal to the price at which shares of the Company’s common stock are issued in such Qualified Financing. If a Qualified Financing does not occur on or before March 31, 2011 (extended from September 30, 2010 pursuant to an extension agreement dated as of September 16, 2010 and from December 31, 2010 pursuant to an amendment agreement dated as of December 23 , 2010), then the Hofer Consultant Warrant will be immediately exercisable at a per share exercise price equal to the fair market value of the Company’s common stock, as determined pursuant to a valuation performed by an independent appraisal firm. Under the terms of the Hofer Consultant Warrant, if the Company consummates a Qualified Financing, the number of shares of common stock issuable upon exercise of the Hofer Consultant Warrant will be automatically adjusted so that such number of shares is equal to 1.0% of the Company’s outstanding common stock on a fully diluted basis, after giving effect to such Qualified Financing (including the conversion of all the Company’s convertible notes triggered by such Qualified Financing). This adjustment provision will terminate once the Company consummates a Qualified Financing. For purposes of the Hofer Consultant Warrant, a “Qualified Financing” means the Company’s next equity financing (or series of related equity financings) sufficient to trigger conversion of all amounts then outstanding under the Company’s senior convertible promissory notes.

IASO PHARMA INC.
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS

Klingler Employment Agreement

Effective July 12, 2010, the Company entered into an employment agreement with James W. Klingler, pursuant to which Mr. Klingler serves as the Company’s Chief Financial Officer. Mr. Klingler’s employment is at-will, subject to certain severance payments payable to him. Mr. Klingler’s employment agreement provides for an annual base salary of $225,000. Effective as of July 12, 2010 through September 6, 2010, Mr. Klingler was employed on a part-time basis and was eligible to receive 50% of his base salary. Since September 7, 2010, Mr. Klingler has been employed on a full-time basis and receives 100% of his base salary.

Mr. Klingler will also be eligible to receive an additional annual discretionary bonus in an amount equal to up to 20% of the salary earned by Mr. Klingler in the prior year, and based upon corporate and Mr. Klingler’s individual performance on our behalf in the prior year, in the Board of Directors’ sole discretion. The annual discretionary bonus will be payable in a lump-sum payment or in installments, in our sole discretion. As additional compensation, Mr. Klingler will also be eligible to receive a $60,000 bonus upon our completion of an initial public offering, payable within thirty days of the closing of such initial public offering.

Pursuant to Mr. Klingler’s employment agreement, as amended on December 22, 2010, Mr. Klingler will be granted options to purchase such number of shares of common stock equal to 2% of the common stock outstanding on a fully diluted basis upon the completion of an initial public offering (which exact number will be determined by the Compensation Committee) in accordance with the terms of the Company’s 2007 Stock Incentive Plan. Such options will vest in three equal installments over a two-year period with the first installment vesting on the grant date and the remaining two installments vesting on the first and second anniversaries of the grant date, respectively.

Note 7 — Subsequent events:

The Company has evaluated subsequent events through January 19, 2011, the date at which the condensed financial statements were available to be issued.

Following discussions with Dong Wha regarding a delay between the initiation of the Company’s Phase 2 CAP trial in March 2010 and the first patient dosing in such trial in May 2010, on November 4, 2010, the Company entered into an amendment to the Dong Wha License Agreement, pursuant to which the Company agreed to pay Dong Wha $200,000 by February 28, 2011 to compensate Dong Wha for such delay. In connection with such amendment, the Company also agreed to two additional milestones: A financing milestone requiring that the Company conduct an equity offering yielding at least $10 million in net proceeds by February 28, 2011 and an additional development milestone requiring that the Company complete patient enrollment in the Phase 2 CAP trial by April 30, 2012 and deliver a draft clinical study report to Dong Wha by July 31, 2012. If the Company fails to achieve either of these new milestones, Dong Wha will have the right to terminate the license agreement at anytime within 90 days of such failure.

On November 5, 2010, the Company repaid the amounts outstanding under the line of credit with Bank of America, N.A. with the proceeds of a new line of credit the Company entered into with Israel Discount Bank of New York (“IDB Bank”) in the amount of $150,000, which is evidenced by a promissory note the Company issued to IDB Bank on such date. On December 23, 2010, the Company entered into an amendment with IDB Bank to increase the line of credit to $325,000. The Company’s obligations under the IDB Bank line of credit are secured by cash collateral pledged by Dr. Rosenwald from an account maintained by Dr. Rosenwald at IDB Bank. The interest rate on loans under the IDB Bank line of credit is equal to the interest rate that IDB Bank pays to Dr. Rosenwald on the cash account pledged to secure the loans, plus 1%. Amounts borrowed under the IDB Bank line of credit are due upon the earlier to occur of a demand by IDB Bank or November 4, 2011. The Company intends to use borrowings under the IDB Bank line of credit to fund the Company’s operations until the completion of its proposed initial public offering.

On December 22, 2010, the Company entered into amendments to the employment agreements with the Company’s Chief Executive Officer and its Chief Financial Officer, which replaced their existing equity incentive compensation provisions with an agreement to grant to them, upon consummation of the Company’s proposed

IASO PHARMA INC.
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS

initial public offering, options to purchase shares of common stock representing 5% and 2%, respectively, of the common stock outstanding upon consummation of such offering on a fully diluted basis. Also on December 22, 2010, the Company’s board of directors approved the issuance, upon consummation of the Company’s proposed initial public offering, of options to purchase shares of common stock representing 1% of the common stock outstanding upon consummation of such offering on a fully diluted basis to each of the Company’s Director of New Product Development and its Vice President of Regulatory Affairs. All such options will have an exercise price equal to the price at which shares of common stock are sold in such offering and will vest in three equal installments over a two-year period with the first installment vesting on the grant date and the remaining two installments vesting on the first and second anniversaries of the grant date, respectively. On such date, the Company’s board of directors also approved the issuance, upon consummation of the Company’s proposed initial public offering, of options to purchase shares of common stock representing 0.25% of the common stock outstanding upon consummation of such offering on a fully diluted basis to each of the Company’s five non-employee directors, which options will have an exercise price equal to the price at which shares of common stock are sold in such offering and will vest in two equal installments over a one-year period with the first installment vesting on the grant date and the remaining installment vesting on the first anniversary of the grant date.

On December 23, 2010, the Company entered into amendment agreements with the holders of the 2007 Notes, the 2010 Notes and the Related Party Notes, pursuant to which the holders agreed to eliminate their 30% conversion discount if the Company consummates a Qualified IPO by March 31, 2011 and the other transactions contemplated by the amendment agreements, which are described below, are consummated. The amendment agreement with the holders of the 2007 Notes will be become effective upon the execution thereof by holders of 66-2/3% of the aggregate outstanding principal amount of the 2007 Notes and the amendment agreement with the holders of the 2010 Notes will be become effective upon the execution thereof by holders of 66-2/3% of the aggregate outstanding principal amount of the 2010 Notes.

Under the amendment agreements, the Company agreed to issue to the holders of the 2007 Notes, the 2010 Notes and the Related Party Notes, upon the consummation of a Qualified IPO, contingent promissory notes in an aggregate principal amount equal to 10% of the unpaid principal and accrued interest on the 2007 Notes, the 2010 Notes and the Related Party Notes as of the date a Qualified IPO is consummated (the “Contingent Notes”). The Contingent Notes will become payable upon the occurrence of a Contingency Event (as defined below) together with interest thereon, which will accrue at the rate of 5% per annum. In addition, in the event the Company commences commercial sales of its products prior to the occurrence of a Contingency Event, the Company will be required to pay to the holders of the Contingent Notes an amount equal to 10% of the Company’s net sales from its products for each calendar quarter, with such payment being due within 60 days after the end of each calendar quarter, until the holders have received the full principal amount of the Contingent Notes and all accrued interest thereon. For purposes of the Contingent Notes, “Contingency Event” means (i) the entry by the Company into any agreement relating to the license, development, marketing or sale of PB-101 with any third party, other than its current agreements with Dong Wha (ii) the sale of all or substantially all the Company’s assets to a non-affiliate or the acquisition by a non-affiliate of a majority of the Company’s outstanding capital stock or the voting power to elect a majority of the Company’s board of directors (whether by merger, consolidation, sale or transfer of capital stock or otherwise) or (iii) the consummation by the Company, at any time following approval by the FDA of an NDA for PB-101, of any equity or debt financing (or series of related equity or debt financings) from non-affiliates yielding at least $10,000,000 in aggregate net cash proceeds (after commissions and transaction expenses).

Under the amendment agreements with the holders of the 2007 Notes and the Related Party Notes, the Company agreed to issue to the holders of the 2007 Notes and the Related Party Notes, upon the consummation of a Qualified IPO, five-year warrants to purchase common stock equal to 70% of the original principal amount of the 2007 Notes on similar terms as the warrants issued to the holders of the 2010 Notes.

In addition, under the amendment agreements with the holders of the 2007 Notes and the 2010 Notes, Dr. Rosenwald and the holders of the Related Party Notes agreed to assign the rights to receive the shares of the

IASO PHARMA INC.
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS

Company’s common stock issuable upon conversion of the Related Party Notes to the holders of the 2007 Notes and the 2010 Notes on a pro rata basis.

The amendment agreements with the holders of the 2007 Notes and the Related Party Notes also extended the maturity dates from December 31, 2010 to March 31, 2011.

On December 23, 2010, the Company also entered into an amendment agreement with respect to the PCP Notes to provide that the Company’s initial public offering would not constitute a “Qualified Financing” and would not accelerate the maturity of the PCP Notes and an amendment agreement to extend the exercise trigger date of the Hofer Consultant Warrant from December 31, 2010 to March 31, 2011.

On January 19, 2011, the Company’s board of directors and stockholders approved an Amended and Restated 2007 Stock Incentive Plan, under which 1,500,000 shares are authorized for issuance in accordance with the terms of such plan.

IASO PHARMA INC.
(A Development Stage Company)

Page
Report of Independent Registered Public Accounting Firm	F- 21
Balance Sheets
December 31, 2009 and 2008	F- 2 2
Statements of Operations
Years ended December 31, 2009 (Restated) and 2008 (Restated) and the period from October 5, 2006 (Inception) to December 31, 2009 (Restated)	F- 2 3
Statement of Changes in Stockholders’ Deficiency
Period from October 5, 2006 (Inception) to December 31, 2009	F- 2 4
Statements of Cash Flows
Years ended December 31, 2009 and 2008 and the period from October 5, 2006 (Inception) to December 31, 2009	F- 2 5
Notes to Financial Statements	F- 2 6 - F- 42

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
IASO Pharma Inc.

We have audited the accompanying balance sheets of IASO Pharma Inc., formerly known as Pacific Beach BioSciences, Inc., (A Development Stage Company) as of December 31, 2009 and 2008, and the related statements of operations, changes in stockholders’ deficiency and cash flows for the years then ended and the period from October 5, 2006 (Inception) to December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IASO Pharma Inc. as of December 31, 2009 and 2008, and its results of operations and cash flows for the years then ended and the period from October 5, 2006 (Inception) to December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company incurred a net loss of $4,184,511 for the year ended December 31, 2009 and, as of that date, had a deficit accumulated during the development stage of $15,212,388. These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 9, the Company restated its financial statements to correct the classification of certain operating expenses.

/s/ J.H. Cohn LLP

Roseland, New Jersey
April 14, 2010, except for the effects of the matter s discussed in Note 9 and Note 1 (Reverse Stock Split) , which are as of December 22, 2010 and January 19, 2011, respectively

IASO PHARMA INC.
(A Development Stage Company)

BALANCE SHEETS

	December 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash	$10,728	$49,643
Other current assets	8,535	10,115

Total current assets	19,263	59,758

Office equipment, net of accumulated depreciation of $21,340 and $12,989	20,416	28,767
Other assets	50,500	8,693

Total assets	$90,179	$97,218

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current liabilities:
Accounts payable and accrued expenses	$2,037,683	$3,456,662
Borrowings under line of credit agreement	150,000	50,000
Senior convertible notes	4,340,000	—
Interest payable — senior convertible notes	800,730	—
Notes payable — related parties	2,777,205	—
Interest payable — related parties	378,252	—
Interest payable — Paramount Credit Partners, LLC	205,811	—
Deferred revenue — sublicense	37,714	—

Total current liabilities	10,727,395	3,506,662

Notes payable — Paramount Credit Partners, LLC (net of discount of $917,451)	1,957,549	—
Notes payable — related parties		1,876,851
Senior convertible notes		4,340,000
Interest payable — senior convertible notes		368,365
Interest payable — related parties		221,756
Deferred revenue — sublicense	616,000

Total liabilities	13,300,944	10,313,634

Commitments

Stockholders’ deficiency:
Preferred stock, $.001 par value; 5,000,000 shares authorized, none issued	—	—
Common stock, $.001 par value; 20,000,000 shares authorized; 93,328 shares issued and outstanding at December 31, 2009 and 2008	93	93
Additional paid-in capital	2,001,530	811,368
Deficit accumulated during the development stage	(15,212,388)	(11,027,877)

Total stockholders’ deficiency	(13,210,765)	(10,216,416)

Total liabilities and stockholders’ deficiency	$90,179	$97,218

See Notes to Financial Statements

IASO PHARMA INC.
(A Development Stage Company)

STATEMENTS OF OPERATIONS

	Year Ended December 31, 2009 (Restated — See Note 9)		Year Ended December 31, 2008 (Restated — See Note 9)		Period from October 5, 2006 (Inception) to December 31, 2009 (Restated — See Note 9)
Operating revenue:
Sublicense		$6,286		$—	$6,286

Operating expenses:
Research and development		2,679,323		3,299,632	10,575,832
General and administrative		421,628		783,611	2,290,438
Total operating expenses		3,100,951		4,083,243	12,866,270
Loss from operations		(3,094,665)		(4,083,243)	(12,859,984)

Interest income		—		21,850	27,859
Interest expense, including amortization of debt discount and deferred financing costs		(1,089,846)		(1,115,730)	(2,380,263)

Net loss		$(4,184,511)		$(5,177,123)	$(15,212,388)

Basic and diluted net loss per common share	$	(44.84)	$	(55.47)

Weighted average common shares outstanding — basic and diluted		93,328		93,328

See Notes to Financial Statements

IASO PHARMA INC.
(A Development Stage Company)

STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIENCY
Period from October 5, 2006 (Inception) to December 31, 2009

	Common Stock		Additional Paid-in	Stock Subscription	Deficit Accumulated During the Development
	Shares	Amount	Capital	Receivable	Stage	Total
Net loss					$(243,542)	$(243,542)
Balance at December 31, 2006					(243,542)	(243,542)
Issuance of common stock to founders and employees at $.0 48 per share in March and April 2007	93,328	$93	$4,387	$(52)		4,428
Warrants issued to placement agent in connection with senior convertible notes			358,262			358,262
Stock-based compensation			188,313			188,313
Net loss					(5,607,212)	(5,607,212)
Balance at December 31, 2007	93,328	93	550,962	(52)	(5,850,754)	(5,299,751)
Stock subscription receipts				52		52
Stock-based compensation			260,406			260,406
Net loss					(5,177,123)	(5,177,123)
Balance at December 31, 2008	93,328	93	811,368	—	(11,027,877)	(10,216,416)
Stock-based compensation			49,247			49,247
Warrants issued in connection with 10% notes to PCP			1,140,915			1,140,915
Net loss					(4,184,511)	(4,184,511)
Balance at December 31, 2009	93,328	$93	$2,001,530	$—	$(15,212,388)	$(13,210,765)

See Notes to Financial Statements

IASO PHARMA INC.
(A Development Stage Company)

STATEMENTS OF CASH FLOWS

	Year ended December 31, 2009	Year ended December 31, 2008	Period from October 5, 2006 (Inception) to December 31, 2009
Cash flows from operating activities:
Net loss	$(4,184,511)	$(5,177,123)	$(15,212,388)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	49,247	260,406	497,966
Amortization of deferred financing costs and debt discount	235,464	637,651	902,554
Interest payable — senior convertible notes	432,365	351,969	800,730
Expenses paid on behalf of the Company satisfied through the issuance of notes	354	314	263,205
Interest payable — related party	156,496	125,370	378,252
Interest payable — Paramount Credit Partners, LLC	205,811		205,811
Depreciation	8,351	8,351	21,340
Amortization of deferred revenue	(6,286)	—	(6,286)
Changes in operating assets and liabilities:
Other current assets	1,580	214,842	(8,535)
Other assets	8,693	9,769	—
Accounts payable and accrued expenses	(1,418,979)	1,083,078	2,037,683
Deferred revenue — sublicense	660,000	—	660,000

Net cash used in operating activities	(3,851,415)	(2,485,373)	(9,459,668)

Cash flows from investing activities:
Purchase of office and computer equipment	—	—	(41,756)

Cash flows from financing activities:
Proceeds from notes payable to Paramount Credit Partners, LLC	2,875,000		2,875,000
Proceeds from notes payable to related party	1,000,000	70,000	4,114,000
Proceeds from senior convertible notes	—	—	4,340,000
(Payments)/Credits for deferred financing costs	(62,500)	50,951	(371,328)
Proceeds from utilization of line of credit	100,000	50,000	150,000
Repayment of amounts loaned under related party notes	(100,000)	—	(1,600,000)
Proceeds from receipt of stock issuances	—	52	4,480

Net cash provided by financing activities	3,812,500	171,003	9,512,152

Net (decrease) / increase in cash	(38,915)	(2,314,370)	10,728
Cash, beginning of period	49,643	2,364,013	—

Cash, end of period	$10,728	$49,643	$10,728

Supplemental schedule of non-cash financing activities:

Warrants issued to placement agent	$—	$—	$358,262
Warrants issued to investors	$1,140,915	$—	$1,140,915
Stock issued to founders and employees	$—	$—	$52

Supplemental disclosure of cash flow data — cash paid for interest	$59,710	$740	$92,916

See Notes to Financial Statements

IASO PHARMA INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization, Business and Basis of Presentation:

Organization and business:

IASO Pharma Inc., formerly known as Pacific Beach BioSciences, Inc. (“IASO” or the “Company”), was incorporated in the State of Delaware on October 5, 2006. The Company changed its name from Pacific Beach BioSciences, Inc. to IASO Pharma Inc. on April 12, 2010. IASO is a biopharmaceutical company developing therapeutics for the treatment and prevention of infectious diseases.

Basis of presentation:

The Company’s primary activities since incorporation have been organizational activities, including recruiting personnel, establishing office facilities, acquiring licenses for its pharmaceutical compound pipeline, performing business and financial planning, performing research and development and raising funds through the issuance of debt and common stock. The Company’s planned principal operations have not yet commenced; accordingly, the Company is considered to be in the development stage. The Company’s activities comprise one operating segment.

The Company’s financial statements have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments through the normal course of business. For the year ended December 31, 2009 and the period from October 5, 2006 (inception) to December 31, 2009, the Company incurred net losses of $4,184,511 and $15,212,388, respectively. The Company has a stockholders’ deficiency as of December 31, 2009 of $13,210,765. Management believes that the Company will continue to incur losses for the foreseeable future and will need additional equity or debt financing or will need to generate revenue from the licensing of its products or by entering into strategic alliances to be able to sustain its operations until it can achieve profitability and positive cash flows, if ever. Management plans to seek additional debt and/or equity financing for the Company, but cannot assure that such financing will be available on acceptable terms, or at all. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Reverse Stock Split:

On January 19, 2011, the Company effected a 1-for-48 reverse stock split of all of its outstanding shares of common stock. All share and per share amounts referred to herein have been adjusted to reflect the effects of the 1-for-48 reverse stock split.

Note 2 — Summary of Significant Accounting Policies:

Cash:

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash. The Company maintains its cash in bank deposit and other accounts, the balances of which, at times, may exceed Federally insured limits.

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

IASO PHARMA INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

Office equipment:

Office equipment is stated at cost and depreciated using the straight-line method over the estimated useful life of five years.

Stock based compensation:

The Company accounts for stock options granted to employees according to the Financial Accounting Standards Board Accounting Standards Codification No. 718 (“ASC 718”), “Compensation — Stock Compensation”. Under ASC 718, share-based compensation cost is measured at grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite service period on a straight-line basis. The Company accounts for stock options and warrants granted to non-employees on a fair value basis in accordance with ASC 718 using the Black-Scholes option pricing method. The initial non-cash charge to operations for non-employee options and warrants with vesting are revalued at the end of each reporting period based upon the change in the fair value of the options and recognized as consulting expense over the related vesting period.

For the purpose of valuing options and warrants granted to employees and non-employees the Company uses the Black-Scholes option pricing model utilizing the assumptions noted in the following table. To determine the risk-free interest rate, the Company utilized the U.S. Treasury yield curve in effect at the time of grant with a term consistent with the expected term of the Company’s awards. The Company estimated the expected life of the options granted based on anticipated exercises in the future periods assuming the success of its business model as currently forecasted. For warrants and non-employee options, the Company used the contractual term of the warrant or option as the expected term. The expected dividend yield reflects the Company’s current and expected future policy for dividends on its common stock. The expected stock price volatility for the Company’s stock options was calculated by examining historical volatilities for publicly traded industry peers as the Company does not have any trading history for its common stock. The Company will continue to analyze the expected stock price volatility and expected term assumptions as more historical data for the Company’s common stock becomes available. Given the limited service period for its current employees and non-employees and the senior nature of the roles of those employees, the Company currently estimates that it will experience no forfeitures for those options currently outstanding.

	2009	2008
Risk-free interest rate	3.39%	2.80%
Expected volatility	110.0%	90.0%
Expected term of options and warrants	5	5
Expected dividend yield	0%	0%

Research and development:

Research and development costs, including license fees, are expensed as incurred.

Income taxes:

Under Accounting Standards Board Accounting Standards Codification No. 740 (“ASC 740”), “Income Taxes”, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when it is more likely than not that some or all of the deferred tax assets will not be realized.

IASO PHARMA INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

Loss per common share:

Basic earnings (loss) per common share excludes dilution and is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings per common share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Since the Company has only incurred losses, basic and diluted loss per share is the same. The amount of potentially dilutive securities excluded from the calculation was 7,750 shares of common stock being held in escrow, warrants and options at December 31, 2009 and 2008. The number of warrants issued to placement agents that are potentially dilutive and are excluded from the calculation related to the issuance of senior convertible notes (see Note 9), based upon an exercise price of $ 48 .00 (lowest possible conversion price), at December 31, 2009 and 2008 is 9,042 . The number of warrants issued to investors that are potentially dilutive and are excluded from the calculation related to the issuance of senior convertible notes, based upon an exercise price of $ 48 .00 (lowest possible conversion price), at December 31, 2009 and 2008 is 23,958 and 0, respectively.

Fair value measurements:

The carrying value of the senior convertible notes and related party notes approximate fair value due to the short-term nature of these items and the related interest rate approximates market rates. Since the senior convertible and related party notes have been recorded at carrying value there has been no change in the value between reporting periods.

Milestone payments and upfront payments:

The Company recognizes milestone payments and upfront payments over the term of the sublicense. The Company’s deferred revenue consists of milestone and upfront payments received and is being recognized on a straight-line basis over the term of the sublicense agreement, which is the remaining patent life of the sublicensed technology. Annual sublicense revenue to be recognized approximates $38,000 based on the Company’s existing sublicense agreement.

Accounting for Convertible Debt, Debt Issued with Stock Purchase Warrants and Debt Modifications:

In accordance with ASC Topic 470-20, “Debt with Conversion and Other Options,” the proceeds from any debt financing in which the Company issues warrants to purchase its common stock are allocated to the warrants and the debt based upon their estimated relative fair values as of the closing date. The portion of the proceeds allocated to the warrants is accounted for as additional paid-in capital and a reduction in the carrying value of the related debt. This debt discount is amortized to interest expense from the issuance date through the maturity date of the debt using the straight-line method.

When the convertible feature of convertible debt provides for a rate of conversion that is below market value, this feature is characterized as a beneficial conversion feature (“BCF”). Prior to the determination of the BCF, the proceeds from the debt instrument are first allocated between the convertible debt and any detachable free-standing instruments that are included, such as common stock warrants. The Company’s outstanding convertible notes currently have BCFs, however, the number of shares to be issued upon conversion of such will only be determined if a Qualified Financing (as defined in the notes) is completed. Accordingly, pursuant to ASC Topic 470-20-25, the conversion of the Company’s outstanding convertible notes and, therefore, the recording of the related BCFs, are contingent upon the completion of a Qualified Financing.

Modifications to convertible debt are recorded in accordance with ASC Topic 470-50, “Modifications and Extinguishments of Convertible Debt.” A modification of a debt instrument in a non-troubled situation is deemed to have been accomplished with debt instruments that are substantially different if the present value of the cash flows under the terms of the new debt instrument is at least 10 percent different from the present value of the remaining cash flows under the terms of the original instrument. The modifications to the Company’s convertible notes through December 31, 2009 have either been contingent upon the occurrence of certain events

IASO PHARMA INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

or have not resulted in a change in excess of 10 percent in the present value of the aggregate cash flows associated with the applicable notes. Accordingly, no charge has been recognized for debt modifications.

Recently issued accounting standards:

In March 2010, the Financial Accounting Standards Board ratified the consensus of the Emerging Issues Task Force included in EITF Issue No. 08-9, “Milestone Method of Revenue Recognition.” (ASC Topic 605.28; ASU No. 2010-17). The milestone method is optional by arrangement and generally provides that upon achievement of a substantially uncertain milestone, the related milestone payment may be recognized in income in its entirety. The Company has not yet evaluated the effects of this consensus and, accordingly, has not yet made an accounting policy decision for future arrangements. When the consensus becomes effective (years beginning on or after June 15, 2010; first quarter of 2011 for the Company), the Company will consider application of the consensus on a prospective or retrospective basis.

Note 3 — Related Party Transactions:

Consulting services:

Effective June 2007, the Company began accruing monthly fees for consulting services at a rate of $25,000 per month to Paramount BioSciences, LLC (“PBS”), an affiliate of a significant investor in the Company. Consulting services expense was $0, $200,000 and $375,000 for the years ended December 31, 2009 and 2008 and the period from October 5, 2006 (inception) to December 31, 2009, respectively. As of December 31, 2009, the Company had $375,000 outstanding under this arrangement which is included in accrued expenses as of December 31, 2009. This agreement was terminated as of August 31, 2008.

Notes payable:

On December 1, 2006, the Company issued an 8% promissory note payable to PBS. All amounts outstanding under this note, which was amended and restated on September 30, 2009, mature and are payable on September 30, 2010, or earlier if certain events occur. All amounts outstanding under this note will automatically convert into the Company’s equity securities issued in the Company’s next equity financing (or series of related equity financings) prior to the maturity date involving the sale of securities in which the Company receives at least $10,000,000 in aggregate gross cash proceeds (before brokers’ fees or other transaction related expenses, and excluding any such proceeds resulting from any conversion of the Company’s then-existing convertible bridge notes minus the amount of aggregate gross cash proceeds to the Company from the sale of equity or debt securities of the Company after December 14, 2009 (a “Qualified Financing”)), at a conversion price equal to 70% of the lowest per unit price paid for such securities in cash by investors in such Qualified Financing, and upon such other terms, conditions and agreements as may be applicable in such Qualified Financing. This note will also automatically convert into equity securities of the Company immediately prior to a sale or merger of the Company, as defined in the notes. In the event that this note becomes due and payable (whether on the due date or earlier) prior to the consummation by the Company of a Qualified Financing, or a sale or merger of the Company which converts the note into equity securities of the Company, then in connection with the repayment of the note, in addition to the payment of the unpaid principal amount and all accrued but unpaid interest on the note, the Company will be obligated to pay to the noteholder, as a repayment premium, an amount in cash equal to 42.8571% of the aggregate principal amount plus all accrued and unpaid interest on the note. Notwithstanding the foregoing, all loans (including principal and accrued interest thereon) made by PBS to the Company under this note on or after September 30, 2009, up to $1,000,000 in the aggregate, shall immediately and automatically be converted into the same equity or derivative securities as are issued in any equity or derivative equity financing consummated by the Company on or after September 30, 2009 that does not otherwise constitute a Qualified Financing, on the same terms and conditions that such equity securities are offered in such non-Qualified Financing. On February 9, 2010, $1,000,000 in principal outstanding under this note was converted into 2010 Notes pursuant to this provision. This note was issued to PBS for expenses that PBS has paid on behalf of

IASO PHARMA INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

the Company. As of December 31, 2009 and 2008, the principal amount outstanding under this note is $2,067,205 and $1,166,851, respectively.

On December 1, 2006, the Company issued an 8% promissory note payable to a trust established for the benefit of the family of the sole member of PBS. All unpaid principal and accrued and unpaid interest outstanding under this note, which was amended and restated on September 30, 2009, matures and is payable on September 30, 2010, or earlier if certain events occur. All amounts outstanding under this note will automatically convert into the Company’s equity securities issued in the Company’s next equity financing (or series of related equity financings) prior to the maturity date involving the sale of securities in which the Company receives at least $10,000,000 in a Qualified Financing, at a conversion price equal to 70% of the lowest per unit price paid for such securities in cash by investors in such Qualified Financing, and upon such other terms, conditions and agreements as may be applicable in such Qualified Financing. This note will also automatically convert into equity securities of the Company immediately prior to a sale or merger of the Company, as defined in the notes. In the event that this note becomes due and payable (whether on the due date or earlier) prior to the consummation by the Company of a Qualified Financing, or a sale or merger of the Company which converts the note into equity securities of the Company, then in connection with the repayment of the note, in addition to the payment of the unpaid principal amount and all accrued but unpaid interest on the note, the Company will be obligated to pay to the noteholder, as a repayment premium, an amount in cash equal to 42.8571% of the aggregate principal amount plus all accrued and unpaid interest on the note. As of December 31, 2009 and 2008, the principal amount outstanding under this note is $660,000.

On December 18, 2008, the Company issued an 8% promissory note payable to an entity related to the sole member of PBS. All unpaid principal and accrued and unpaid interest outstanding under this note, which was amended and restated on September 30, 2009, matures and is payable on September 30, 2010, or earlier if certain events occur. All amounts outstanding under this note will automatically convert into the Company’s equity securities issued in the Company’s next equity financing (or series of related equity financings) prior to the maturity date involving the sale of securities in which the Company receives at least $10,000,000 in a Qualified Financing, at a conversion price equal to 70% of the lowest per unit price paid for such securities in cash by investors in such Qualified Financing, and upon such other terms, conditions and agreements as may be applicable in such Qualified Financing. This note will also automatically convert into equity securities of the Company immediately prior to a sale or merger of the Company, as defined in the note. In the event that this note becomes due and payable (whether on the due date or earlier) prior to the consummation by the Company of a Qualified Financing, or a sale or merger of the Company which converts the note into equity securities of the Company, then in connection with the repayment of the note, in addition to the payment of the unpaid principal amount and all accrued but unpaid interest on the note, the Company will be obligated to pay to the noteholder, as a repayment premium, an amount in cash equal to 42.8571% of the aggregate principal amount plus all accrued and unpaid interest on the note. As of December 31, 2009 and 2008, the principal amount outstanding under this note is $50,000.

On January 15, 2009 and June 24, 2009, the Company issued 10% promissory notes (the “PCP Notes”) payable in the aggregate amount of $2,875,000 to Paramount Credit Partners, LLC (“PCP”), an entity whose managing member is a significant stockholder of the Company. Interest on this note is payable quarterly, in arrears, and the principal matures on the earlier of (i) December 31, 2013, (ii) the completion of a Qualified Financing, and (iii) the completion of a Reverse Merger (each, as defined below). In addition, PCP received five-year warrants (“PCP Warrants”) to purchase, at an exercise price of 110% of the lowest price paid for securities in a Qualified Financing, a number of shares of the Company’s common stock equal to 40% of the principal amount of the Notes purchased divided by the lowest price paid for securities in a Qualified Financing prior to the two-year anniversary of the notes. If the Qualified Financing does not occur on or before the two-year anniversary of the notes, the PCP Warrants will be exercisable for a number of shares of the Company’s common stock equal to 40% of the principal amount of the Notes purchased divided by $ 48 .00, at a per share exercise price of $ 48 .00. As of December 31, 2009, the principal amount outstanding under these notes is $1,957,549. For purposes of the PCP Notes, “Qualified Financing” means the closing of an equity financing or

IASO PHARMA INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

series of related equity financings by the Company resulting in aggregate gross cash proceeds (before brokers’ fees or other transaction related expenses) of at least $10,000,000. For purposes of the PCP Notes, “Reverse Merger” means a merger, share exchange or other transaction or series of related transactions in which (a) the Company merges into or otherwise becomes a wholly owned subsidiary of a company subject to the public company reporting requirements of the Securities Exchange Act of 1934, as amended, and (b) the aggregate consideration payable to the Company or its stockholders in such transaction(s) (the “Reverse Merger Consideration”) is greater than or equal to $10,000,000.

Paramount BioCapital, Inc. (“PCI”) acted as placement agent for the private placement of the Company’s senior convertible notes in the aggregate principal amount of $4,340,000 during 2007. (See Note 8).

Line of Credit:

On December 3, 2008, the Company, PBS and various other private pharmaceutical companies with common ownership by the sole member of PBS entered into a loan agreement with Bank of America, N.A. for a line of credit of $2,000,000. PBS pledged collateral securing the Company’s and the other borrowers’ obligations to Bank of America, N.A. under the loan agreement. Interest on amounts borrowed under the line of credit accrues and is payable on a monthly basis at an annual rate equal to the London Interbank Offered Rate (LIBOR) plus 1%. On November 10, 2009, the parties entered into Amendment No. 1 to the Loan Agreement, which extended the initial one-year term for an additional year, such that it currently matures on November 5, 2010, and reduced the aggregate amount available under the line of credit to $1,000,000. Under the loan agreement, the Company’s liability under the line of credit is several, not joint, with respect to the payment of all obligations thereunder. As of December 31, 2009 and 2008, the amounts borrowed by the Company that were outstanding under this line of credit were $150,000 and $50,000, respectively.

Sole director:

As of December 31, 2009, Jay Lobell, an employee of PBS, was the sole director of the Company. On February 28, 2010, Matthew A Wikler joined the board of directors of the Company.

Note 4 — Income Taxes:

There was no net current or deferred income tax provision for the years ended December 31, 2009 and 2008.

The Company’s deferred tax assets as of December 31, 2009 and 2008 consist of the following:

	2009	2008
Net operating loss carryforwards — Federal	$4,382,000	$3,035,000
Net operating loss carryforwards — State	774,000	536,000
Totals	5,156,000	3,571,000
Less valuation allowance	(5,156,000)	(3,571,000)
Deferred tax assets	$—	$—

At December 31, 2009, the Company had potentially utilizable Federal and state net operating loss tax carryforwards of approximately $12,890,000, expiring through 2029.

The utilization of the Company’s net operating losses may be subject to a substantial limitation due to the “change of ownership provisions” under Section 382 of the Internal Revenue Code and similar state provisions. Such limitation may result in the expiration of the net operating loss carryforwards before their utilization.

A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The net change in the total valuation allowance for the years ended December 31, 2009 and 2008 and for the period from October 5, 2006 (inception) to December 31, 2009 was

IASO PHARMA INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

$1,585,000, $1,927,000 and $5,156,000, respectively. The tax benefit assumed the Federal statutory tax rate of 34% and a state tax rate of 6% and has been fully offset by the aforementioned valuation allowance.

	2009	2008
Statutory Federal tax rate	(34.0%)	(34.0%)
State income taxes (net of Federal)	(6.0%)	(6.0%)
Debt discount amortization	5%	—%
Effect of valuation allowance	35%	40%
Effective tax rate	—%	—%

Management feels that the Company does not have any tax positions that will result in a material impact on the Company’s financial statements because of the adoption of ASC 740. However, management’s conclusion may be subject to adjustment at a later date based on factors including additional implementation guidance from the Financial Accounting Standards Board and ongoing analyses of tax laws, regulations and related interpretations.

Note 5 — Commitments:

Employment agreements:

An employment agreement with Matthew Wikler, M.D., became effective as of February 28, 2010. Pursuant to that employment agreement, Dr. Wikler re-joined the Company as President and Chief Executive Officer, for an initial term of two years, which term will extend automatically for additional one-year periods unless appropriate notice is given by one of the parties. Pursuant to the employment agreement, Dr. Wikler will receive an annual base salary of $300,000, a guaranteed annual bonus of $60,000 on each anniversary of the effective date of the employment agreement, and a one-time bonus of $100,000 upon consummation of an initial public offering by the Company. In addition, in full and final consideration and settlement of any amount of compensation that may be claimed by or due to Dr. Wikler with respect to his services to the Company during his earlier term of employment with the Company, the Company paid to Dr. Wikler $25,000 within thirty days after effectiveness of his employment agreement, and is obligated to pay to Dr. Wikler an additional $75,000 upon the earlier of thirty days after consummation of an initial public offering by the Company or December 31, 2010, regardless of whether Dr. Wikler remains an employee of the Company upon the earlier of such events. In addition, Dr. Wikler will be entitled to receive certain market capitalization cash bonuses, as follows: (i) $125,000, upon the market capitalization of the Company exceeding $125,000,000; (ii) $300,000, upon the market capitalization of the Company exceeding $300,000,000; (iii) $500,000, upon the market capitalization of the Company exceeding $500,000,000; (iv) $750,000, upon the market capitalization of the Company exceeding $750,000,000; and (v) $1,000,000, upon the market capitalization of the Company exceeding $1,000,000,000. Each of the market capitalization bonuses are subject to certain minimum trading days and minimum volume. Dr. Wikler is also entitled to receive that number of options so that his total ownership, as defined, of the Company, together with shares of the Company’s common stock held by him, equals 7.5% of the outstanding common stock of the Company. These options will vest in full on February 28, 2011. In addition, Dr. Wikler is entitled to receive additional options sufficient to maintain his ownership interest at 7.5% of the outstanding common stock of the Company, on a fully diluted basis for “in-the-money” derivative securities, until such time as the Company has raised at least $15,000,000 through equity or debt securities. These options will also vest in full on February 28, 2011. The Company has agreed to make certain severance payments to Dr. Wikler in the event his employment with the Company is terminated by the Company without cause, if he resigns for good reason, or if his employment is terminated in connection with a change of control, equal to six months of continued base salary and health benefits, and that portion of such year’s guaranteed bonus, pro-rated through the date of termination. PBS has guaranteed the payment to Dr. Wikler of an amount equal to three months of continued base salary and health benefits, plus that portion of such year’s guaranteed bonus, pro-rated through the date of termination, which may be owed by the Company to Dr. Wikler pursuant to this severance obligation. PBS’ guarantee terminates upon the Company’s initial public offering.

IASO PHARMA INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

On January 19, 2007, the Company entered into an employment agreement with James Rock, pursuant to which Mr. Rock serves as the Company’s Director, New Product Development. The term of employment commenced on January 19, 2007, and is on an “at will” basis. Mr. Rock receives an annual base salary of $135,000, and is eligible to receive an annual discretionary bonus up to 15% of his base salary. In 2010, Mr. Rock received a bonus of $25,000. Pursuant to an addendum dated August 18, 2008 to the employment agreement, dated January 19, 2007, the Company has agreed to make certain severance payments to Mr. Rock in the event his employment with the Company is terminated by the Company without cause, as defined in the employment agreement, as addended, equal to up to three months of continued base salary and health benefits. PBS has guaranteed in full the payment of this severance obligation to Mr. Rock, until such time as the Company has raised $20,000,000 in aggregate gross proceeds through the issuance of equity or debt securities.

On May 17, 2007, the Company entered into an employment agreement with Mark Lotz, pursuant to which Mr. Lotz serves as the Company’s Vice President, Regulatory Affairs. The term of employment commenced on May 28, 2007, and is on an “at will” basis. Mr. Lotz receives an annual base salary of $220,000, and is eligible to receive an annual discretionary bonus up to 20% of his base salary. If Mr. Lotz’s employment is terminated by the Company other than as a result of Mr. Lotz’s death or disability and for reasons unrelated to cause, then the Company agreed to continue to pay Mr. Lotz his base salary and benefits for a period of four months following the termination of his employment and pay any expense reimbursements amounts owed Mr. Lotz through the termination of his employment. In addition, all options that have vested as of the date of Mr. Lotz’s termination will remain exercisable for a period of ninety days.

Note 6 — Stockholders’ Deficiency:

Common Stock:

During March and April 2007, the Company issued 93,328 shares of common stock to its founders for $4,480, or $.0 48 per share, of which the Company received $4,428 in 2007 and $52 in 2008.

Common stock options and warrants:

In 2007, the Company established a stock incentive plan (the “Plan”) , which was amended in January 2011, under which incentive stock and/or options may be granted to officers, directors, consultants and key employees of the Company for the purchase of up to 1,500,000 shares of common stock. The options have a maximum term of ten years, vest over a period to be determined by the Company’s Board of Directors and have an exercise price at or above fair market value on the date of grant.

There were no options or warrants issued under the Plan for the period from October 5, 2006 to December 31, 2006 or in 2009.

During 2007, the Company granted 1,500 options under the Plan to an employee with an exercise price of $ 45.60 per share. The options granted during 2007 vest equally over a three-year period and have a ten year term. The Company recorded $14,539 and $14,539 of compensation expense during 2009 and 2008, respectively.

During 2008, the Company granted 917 options under the Plan to employees with an exercise price of $ 45.60 per share. The options granted during 2008 vests equally over a three-year period and have a ten year term. The Company recorded $6,729 of compensation expense during 2008. Such options subsequently were forfeited in 2008.

IASO PHARMA INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

A summary of the Company’s stock options activity under the Plan and related information is as follows:

	2009		2008
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	1,500	$45.60	1,500	$45.60
Granted			917	$45.60
Forfeited			(917)	$45.50
Outstanding at end of year	1,500	$45.60	1,500	$45.60
Options exercisable at end of year	1,125	$45.60	500	$45.60
Weighted-average fair value of options granted during the year				$71.04

The weighted average remaining contractual life of stock options outstanding at December 31, 2009 is 7.75 years.

As of December 31, 2009, the total compensation expense related to non-vested options not yet recognized totaled $14,539. The weighted-average vesting period over which the total compensation expense related to non-vested options not yet recognized at December 31, 2009 was approximately 0.7 years.

On September 27, 2007, the Company granted 6,250 warrants outside of the Plan in connection with a consulting agreement with one-third of the options vesting immediately and the remainder vesting evenly from the issuance date through June 1, 2009. These warrants are fully vested and expire on September 27, 2012. Each warrant was issued with an exercise price of $ 45.60 and a five year term. Such warrants were valued using the Black-Scholes option pricing model and the following assumptions: risk-free interest rate of 4.22%; expected volatility of 74.7%; expected term (contractual term) of five years; and expected dividend yield of 0%. During the years ended December 31, 2009 and 2008, the Company recorded $34,708 and $245,867, respectively, of consulting expense to research and development expenses, in connection with the above mentioned warrants.

Equity instruments summary:

The following table summarizes all equity instruments issued or granted by the Company from inception through December 31, 2009 and sets forth for each issuance/grant date, the number of options, warrants, or shares issued or granted, the exercise price, the estimated fair value of the common stock, and the intrinsic value, if any, per equity instrument:

Issuance/Grant Date	No. of Shares / Shares Underlying Options/ Shares Underlying Warrants		Sales Price / Exercise Price	Estimated Fair Value Per Share of Common Stock at Issuance/Grant Date(1)	Intrinsic Value at Issuance/Grant Date(2)
Common Stock
3/21/2007	93,245	(3)	$0.0 48	$0.0 48	$—
4/16/2007	83	(3)	0.0 48	0.0 48	—
Stock Options
9/27/2007	1,500		45.60	56.64	11.04
2/21/2008	917	(4)	45.60	34.08	—

IASO PHARMA INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

Issuance/Grant Date	No. of Shares / Shares Underlying Options/ Shares Underlying Warrants		Sales Price / Exercise Price		Estimated Fair Value Per Share of Common Stock at Issuance/Grant Date(1)	Intrinsic Value at Issuance/Grant Date(2)
Warrants
9/27/2007	6,250		45.60		56.64	11.04
12/14/2007	9,042	(5)	48 .00	(5)	43.68	N/A
1/15/2009	22,917	(6)	48.00	(6)	45.12	N/A
6/24/2009		(6)		(6)	44.64	N/A

(1)	All determinations of estimated fair value were made by the Company’s management , retrospectively, utilizing the market approach which uses direct comparisons to other enterprises and their equity securities to estimate the fair value of the common shares of privately issued securities, as described in more detail below.

(2)	Intrinsic value reflects the amount by which the estimated fair value of the common stock (as of the issuance/grant date) exceeds the exercise price of the stock option or warrant. Items in this column marked “N/A” represent equity instruments for which the intrinsic value was not determinable as of the issuance/grant date because the exercise price of such instrument was not known at the issuance/grant date.

(3)	Represents “founder” shares of common stock issued for cash.

(4)	Consists of options granted to former employees in February 2008. These options were forfeited in accordance with their terms upon the termination of these employees during 2008.

(5)	See “Note 8 — Private Placements — Senior convertible notes” for a discussion of this warrant. Under the terms of this warrant, because a Qualified Financing (as defined therein) did not take place by December 14, 2009, this warrant became exercisable on such date into 434,000 shares of common stock at a per share exercise price of $1.00; however, due to the contingent exercisability of this warrant at the time it was issued, the number of shares issuable upon exercise and the exercise price of this warrant could not be determined as of the issuance date.

(6)	See “Note 3 — Related Party Transactions — Notes payable” for a discussion of these warrants. Due to the contingent exercisability of these warrants, the number of shares issuable upon exercise, the exercise price per share and the intrinsic value, if any, of these warrants could not be determined as of the issuance date.

The fair values of the Company’s common stock set forth in the table above and used in the Black-Scholes pricing model for valuing the Company’s options and warrants were estimated using a market based approach, a guideline transaction analysis, and a binomial lattice model using a Qualified Financing as the exit event scenario. The fair values of the common stock were estimated based on enterprise values either implied by capital raises (i.e., financing transactions) as of their respective dates of issuances, or the trended enterprise values (using a guideline company analysis) from those enterprise values implied by the capital raises to the respective valuation dates.

The trended enterprise value represents the estimated enterprise value as of a particular date based on the changes in value from a date on which an enterprise value was otherwise determined, which changes in value are estimated using a guideline company analysis. For this guideline company analysis the Company used publicly traded comparable companies (which are referred to as guideline companies) that were selected because they were in similar stages of product development within the pharmaceutical industry and therefore shared similar business and financial risks. This guideline company analysis involved an analysis of the percentage changes of the guideline companies’ enterprise values from valuation dates when there were capital raises for the

IASO PHARMA INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

Company to the valuation dates when there was not a capital raise. Based on the guideline companies’ percentage changes in enterprise value, together with company specific and various market factors (i.e., achievement of product milestones for guideline companies and the Company), a percentage change in enterprise value was estimated for the Company. This estimated percentage change was then applied to the Company’s enterprise value as of the most current valuation date on which there was a capital raise to estimate the fair value of the Company on the next valuation date when there was not a capital raise. Considering the limited passage of time between valuation dates and the nature of the Company’s operations, the Company believes that the trended enterprise value using the guideline company analysis, as described above, is the most reasonable and reliable indicator of changes in enterprise value for the Company, as it provides a market proxy for changes in investor expectations and perception.

The following table summarizes the derivation of the Company’s enterprise value as of each of the valuation dates set forth below.

Valuation Date	Method for Derivation of Enterprise Value	Transaction	Trended From
9/27/2007	Trended Using Guideline Company Analysis	—	12/14/07
12/14/2007	Transaction	2007 Notes	—
2/21/2008	Trended Using Guideline Company Analysis	—	12/14/07
1/15/2009	Transaction	PCP Notes & Warrants	—
6/24/2009	Trended Using Guideline Company Analysis	—	1/15/09

After arriving at an enterprise value using the valuation methodologies described above, the enterprise values were then allocated, adjusting for cash and debt, to our different equity securities using the binomial lattice model. The binomial lattice model provides a quantitative method to estimate the relative values of securities in a company’s capital structure, including its common stock, based on the implied enterprise value from a financing transaction undertaken by the Company.

The prices that were paid by the investors for the respective transactions identified in the above table were utilized in the binomial lattice model to imply the enterprise values of the Company as of those respective valuation dates. As described above, for those valuation dates that utilized a trended enterprise value from the issuance of debt (and in some cases warrants), the implied enterprise values from the capital raises were trended to the applicable valuation dates based on consideration of the changes in enterprise values of guideline companies between those same dates using the guideline company analysis described above.

Using the binomial lattice model, the concluded enterprise values were allocated among the securities given the capital structure of the Company to derive an estimate for the values of the common stock as of the respective valuation dates. An incremental lack of marketability discount of 20% –25% was then applied to the values of common stock to estimate the fair values of the common stock at the respective valuation dates.

The concluded enterprise values were then used to solve for the internal rates of return (“IRR”), or discount rates, based on the cash flow projections provided by management as of each of the respective valuation dates. The resulting implied IRRs of 32% –34% were then compared to certain market benchmarks, including venture capital rates of return, to assess the reasonableness thereof from a market based perspective.

As described above, the guideline transaction method was utilized as additional evidence for the reasonableness of the enterprise values implied by the Company’s capital raises. First, the guideline transactions were identified, using publicly traded guideline companies in similar stages of product development within the pharmaceutical industry. Then, the implied enterprise values of the guideline transactions were compared with the derived enterprise values of the Company as of the respective valuation dates to assess the reasonableness thereof from a market perspective.

IASO PHARMA INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

Note 7 — License Agreements:

In June 2007, the Company entered into an exclusive, multinational license agreement with Dong Wha for PB-101. Specifically, the Company in-licensed several quinolone compounds (including PB-101) for the treatment of various bacterial infections, and the corresponding United States and foreign patents and applications for all therapeutic uses. Under the terms of the license agreement, the Company is permitted to develop and commercialize PB-101 in all of the countries of the world other than Australia, New Zealand, India, Japan, Korea, China, Taiwan, Singapore, Indonesia, Thailand, Malaysia, Vietnam and Hong Kong. As consideration in part for the aforementioned rights to PB-101, the Company paid to Dong Wha an initial license fee of $1,500,000 and was required to pay Dong Wha a subsequent license fee of $1,500,000 by March 2008. A total of $3,000,000 was recorded in research and development expense during 2007 in connection with this agreement. An amendment, executed in April 2008, extended the deadline for the payment of the subsequent license fee and increased the amount of the subsequent license fee by $250,000 from $1,500,000 to $1,750,000, and required the Company to make a milestone payment of $500,000 by September 12, 2008. A total of $750,000 in license fees and milestone payments was recorded and expensed to research and development expense during 2008 in connection with this agreement. The Company did not incur any license fee or milestone payments under this agreement during 2009. In addition, the Company is required to make substantial payments to Dong Wha upon the achievement of certain clinical, regulatory-based and net sales-based milestones, up to $53,000,000 in the aggregate. In the event that PB-101 is commercialized, the Company is obligated to pay to Dong Wha annual royalties equal to 10% of net sales . In the event that the Company sublicenses PB-101 to a third party, the Company is obligated to pay to Dong Wha a portion of the royalties, sublicensing fees or other lump sum payments it receives from the sublicensee. In addition, pursuant to the license agreement, the Company is obligated to purchase 100% of its requirements for clinical supply of the licensed products and 75% of its requirements for commercial supply of the licensed products from Dong Wha, in each case at a cost not to exceed Dong Wha’s cost of goods sold, plus 25%. Pursuant to the terms of the license agreement, the Company was required to initiate a Phase 2 clinical trial for an oral formulation of PB-101 within nine months of execution of the license agreement. In accordance with the license agreement, the Company purchased certain “extension periods” from Dong Wha, which extended the deadline before which the Company needed to initiate the Phase 2 clinical trial, in return for certain cash payments. The Company has purchased extension periods for the extension of such deadline until March 2010. For the years ended December 31, 2009 and 2008, the Company paid $400,000 and $50,000, respectively, in extension payments under the terms of this agreement, which were expensed to research and development expense in those periods. We initiated a Phase 2 clinical trial in the United States for the CAP indication in March 2010. PBS has guaranteed the full and prompt payment to Dong Wha of all amounts due under the license agreement, until such time as the Company has net tangible assets of at least $10,000,000. The license agreement terminates on the expiration of the Company’s obligation to make payments to Dong Wha, unless earlier terminated in accordance with the terms of the license agreement. The license agreement may be terminated by the Company, in its sole discretion, upon 30 days’ prior written notice to Dong Wha. The license agreement may be terminated by Dong Wha upon or after the Company’s breach of any material provision of the agreement if the Company has not cured such breach within 90 days after receipt of express written notice thereof by Dong Wha. However, if any default is not capable of being cured within such 90 day period and the Company is diligently undertaking to cure such default as soon as commercially feasible thereafter under the circumstances, Dong Wha shall not have the right to terminate the license agreement. In addition Dong Wha may terminate the license agreement upon not less than 60 days’ prior written notice if the Company fails to meet a development milestone, subject to the Company’s right to extend such development milestone as set forth in the agreement.

In June 2007, the Company entered into an exclusive, worldwide license agreement with UCB Celltech (“UCB”) for a platform of aniline derivative compounds including PB-200a. Specifically, the Company in-licensed a series of compounds for the treatment of various fungal conditions, and the corresponding United States and foreign patents and applications for all therapeutic uses. As consideration in part for the aforementioned rights, the Company paid to UCB an initial license fee of $100,000, which was expensed to research and development expense during 2007. In addition, the Company is required to make substantial

IASO PHARMA INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

payments to UCB upon the achievement of certain clinical and regulatory-based milestones, up to $12,000,000 in the aggregate. In the event that PB-200a or another covered compound is commercialized, the Company and its sublicensees are obligated to pay to UCB annual royalties equal to a percentage of net sales in the single-digit range. In June 2008 and each successive year, the Company paid to UCB an annual license maintenance fee of $100,000, which is creditable against royalties otherwise due to the licensor. During the years ended December 31, 2008 and 2007, the Company expensed $100,000 in license fees under the terms of this agreement. The license agreement terminates on the expiration of the Company’s obligation to pay royalties to UCB, unless earlier terminated in accordance with the terms of the license agreement. The license agreement may be terminated by the Company, in its sole discretion, upon 30 days’ prior written notice to UCB. The license agreement may be terminated by UCB immediately upon any material breach and/or any breach capable of remedy by the Company if the Company has not cured such remediable breach within 90 days after notice thereof by UCB requiring its remedy or any breach of any representation or warranty given by the Company to UCB.

In November 2009, the Company granted a non-exclusive worldwide sublicense to Merck Sharp & Dohme Corp. (“Merck”) and in return Merck paid IASO an upfront sublicense fee of $480,000, which did not meet the criteria for revenue recognition upon receipt since the license agreement provides for rights to the use of a patent that extend through July 1, 2022. In addition, Merck paid the Company a milestone fee of $180,000 related to the initiation of a Phase II trial related to this product. Since the Company had performed substantially all of the research and development necessary to initiate the Phase II clinical trial prior to signing the agreement in November 2009, this milestone is without substance and the $180,000 has been treated in the same manner as the upfront license fee. See Note 2 — Summary of Significant Accounting Policies, for a discussion of the Company’s revenue recognition policy for upfront payments. Merck is also required to make additional payments, up to $540,000 in the aggregate, to the Company upon the achievement of certain clinical and regulatory-based milestones. Under the terms of the original license agreement, $132,000 became due to UCB in connection with the sublicense agreement with Merck. The Company has recorded deferred revenue for the cash received under the sublicense agreement in 2009 that is being recognized as revenue over the term of the sublicense agreement at approximately $38,000 per annum.

In July 2007, the Company entered into an exclusive sublicense agreement for North America and Europe with Santee Biosciences, Inc. (“Santee”) for use of PB-201, a formulation technology (“PB-201”), in the development of azole-based antifungal drug formulations and the corresponding United States and foreign patents and applications. Santee is a related party of the Company, in that significant stockholders of the Company, including Mr. Lobell, the Company’s sole director as of December 31, 2009, are also significant stockholders and/or directors of Santee. As consideration in part for the aforementioned rights, the Company paid to Santee an upfront license fee of $50,000. In addition, the Company is required to make substantial payments, up to an additional $10 million in total, to Santee upon the achievement of certain clinical and regulatory-based milestones. In the event that any drug the Company formulates using the PB-201 technology is commercialized, the Company and its sublicensees are obligated to pay to Santee annual royalties equal to a percentage of net sales in the single-digit range. In the event that the Company sublicenses PB-201 to a third party, the Company is obligated to pay Santee a portion of the royalties it receives from the sublicensee. The license agreement terminates on the date of expiration of the last to expire valid claim contained in the patent rights covering a licensed product in any country in North America and Europe, unless earlier terminated in accordance with the license agreement. The license agreement may be terminated by the Company, for any reason or no reason, by giving 30 days’ prior written notice to Santee. The license agreement will automatically terminate if the Company becomes insolvent. Santee has the right to terminate the license agreement (i) within 90 days after giving written notice of termination if the Company fails to make payment to Santee of royalties or other payments due in accordance with the terms of the agreement which are not the subject of a bona fide dispute between Santee and the Company unless the Company pays Santee, within the 90-day period, all such royalties and other payments due and payable and (ii) by giving 90 days’ prior written notice to the Company upon any material breach or default of the agreement by the Company, subject to the Company’s right to cure such breach or default during such 90-day period, unless the nature of the breach is such that additional time is reasonably

IASO PHARMA INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

needed to cure it, and the Company has commenced with good faith efforts to cure such breach, then Santee shall provide the Company with additional time to cure it.

Note 8 — Private Placements:

Senior convertible notes:

During 2007, the Company issued 8% senior convertible notes in connection with a private placement in the aggregate principal amount of $4,340,000 (the “Notes”). The Notes were originally scheduled to mature on December 14, 2008, but the Company exercised its option to extend the maturity date to December 14, 2009, at an increased interest rate of 10%. The Company subsequently solicited the consent of the Noteholders to an additional extension of the maturity date of the Notes to September 30, 2010. After giving effect to such consent, the Notes, plus all accrued interest thereon, will automatically convert into the same securities issued in the Company’s next Qualified Financing (as defined below), at a conversion price equal to 70% of the lowest per unit price paid for such securities in cash by investors in such Qualified Financing, and upon such other terms, conditions and agreements as may be applicable in such Qualified Financing. The Company valued the beneficial conversion feature of the 2007 Notes at $1,860,000, which will be recorded as interest expense only if a Qualified Financing is completed.

The amount of the value of the beneficial conversion feature is not dependent upon the IPO price. The number of shares to be issued upon conversion will be determined for the principal amount of the 2007 Notes and the accrued interest on such 2007 Notes if a Qualified Financing (as defined below) is completed. Accordingly, pursuant to ASC Topic 470-20-25, the conversion of the 2007 Notes and, therefore, the recording of the beneficial conversion feature, are contingent upon the completion of a Qualified Financing. The value of the beneficial conversion feature for the 2007 Notes was determined based on the amount of the 2007 Notes and the discount at which such 2007 Notes convert, contingent on the occurrence of certain events (including a Qualified Financing), into common stock. Upon conversion of the 2007 Notes, the Company will record as interest expense a beneficial conversion charge of $1,860,000 for the principal amount of the 2007 Notes plus an additional beneficial conversion charge for the accrued interest on the 2007 Notes through the date of conversion. Specifically, the beneficial conversion feature calculation is as follows:

Principal amount of 2007 Notes	$4,340,000
Divided by percentage of IPO Price at which 2007 Notes convert to common stock	70%
Aggregate value to investors	6,200,000
Less principal amount of 2007 Notes	4,340,000
Amount of beneficial conversion feature	$1,860,000

The Notes will also automatically convert into equity securities of the Company immediately prior to a sale or merger of the Company, as defined in the Notes. In the event that the Notes become due and payable (whether on the due date or earlier) prior to the consummation by the Company of a Qualified Financing, or a sale or merger of the Company which converts the Notes into equity securities of the Company, then in connection with the repayment of the Notes, in addition to the payment of the unpaid principal amount and all accrued but unpaid interest on the Notes, the Company will be obligated to pay to the Noteholders, as a repayment premium, an amount in cash equal to 42.8571% of the aggregate principal amount plus all accrued and unpaid interest on the Notes. For purposes of the Notes, “Qualified Financing” means the sale of the Company’s equity securities in an equity financing or series of related equity financings in which the Company receives (minus the amount of aggregate gross cash proceeds to the Company from our arm’s length sale of equity or debt securities, or incurrence of new loans, after December 14, 2009) aggregate gross proceeds of at least $10,000,000 (before brokers’ fees or other transaction related expenses, and excluding any such proceeds resulting from any conversion of the Notes).

IASO PHARMA INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

In connection with the offering of the Notes, PCI and the Company entered into a placement agency agreement dated September 18, 2007, pursuant to which the Company paid PCI cash commissions of $198,800 (of which $38,500 was further allocated to third party agents) for their services. The Company also has agreed to pay to PCI a commission on sales by the Company of securities during the 18-month period subsequent to December 14, 2007 to the purchasers of the Notes who were introduced to the Company by PCI. The Company also granted PCI the right of first refusal to act as exclusive finder, placement agent or other similar agent in relation to any securities offerings on its behalf during the 18-month period following December 14, 2007. This agreement has since expired. PCI is a related party to the Company since it is an affiliate of a significant investor in the Company.

In addition, PCI received warrants (the “Placement Warrants”) to purchase, at an exercise price of 110% of the lowest price paid for securities in a Qualified Financing, a number of shares of the Company’s common stock equal to 10% of the principal amount of the Notes purchased, less any amount used to repay the related party notes, or amounts due to PBS or their affiliates or employees as finder’s fees, payments under the services agreement or other similar payments, divided by the lowest price paid for securities in a Qualified Financing prior to December 14, 2009. If the Qualified Financing did not occur on or before December 14, 2009, the Placement Warrants will be exercisable for a number of shares of the Company’s common stock equal to 10% of the principal amount of the Notes purchased, less any amount used to repay the related party notes, or amounts due to PBS or their affiliates or employees as finder’s fees, payments under the services agreement or other similar payments, divided by $ 48 .00, at a per share exercise price of $ 48 .00 and are exercisable for seven years. Since the Qualified Financing did not occur by such date, the Placement Warrants are now exercisable into 9,042 shares of the Company’s common stock, at a per share exercise price of $ 48 .00. The Company estimated the value of the warrants using the Black-Scholes option pricing model at approximately $358,000 and recorded them as deferred financing costs, which were amortized to interest expense over the term of the Notes.

Note 9 — Restatement:

Subsequent to the issuance of the Company’s financial statements for the years ended December 31, 2008 and 2009, the Company’s management determined that certain operating expenses were incorrectly classified between general and administrative expenses and research and development expenses. As a result, the Company’s statements of operations for the years ended December 31, 2009 and 2008 and for the period from October 5, 2006 (Inception) to December 31, 2009 have been restated to reflect adjustments to correct the classification of these operating expenses between general and administrative expenses and research and development expenses. The restatement does not affect the Company’s total operating expenses, loss from operations or net loss or the Company’s balance sheet, statement of changes in stockholders’ deficiency or statement of cash flows for any period. The impact of these adjustments on the Company’s statements of operations for the above periods is as follows:

	Year Ended December 31, 2009			Year Ended December 31, 2008			Period from October 5, 2006 (Inception) to December 31, 2009
	As Previously Reported	Effect of Adjustments	As Restated	As Previously Reported	Effect of Adjustments	As Restated	As Previously Reported	Effect of Adjustments	As Restated
Operating expenses:
Research and development	$2,470,157	$209,166	$2,679,323	$2,715,377	$584,255	$3,299,632	$9,336,545	$1,239,287	$10,575,832
General and administrative	630,794	(209,166)	421,628	1,367,866	(584,255)	783,611	3,529,725	(1,239,287)	2,290,438
Total operating expenses	$ 3,100,951	$ —	$ 3,100,951	$ 4,083,243	$ —	$ 4,083,243	$ 12,866,270	$ —	$ 12,866,270
Loss from operations	$ (3,094,665)	$ —	$ (3,094,665)	$ (4,083,243)	$ —	$ (4,083,243)	$ (12,859,984)	$ —	$ (12,859,984)
Net loss	$(4,184,511)	$ —	$(4,184,511)	$(5,177,123)	$ —	$(5,177,123)	$(15,212,388)	$ —	$(15,212,388)

IASO PHARMA INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

Note 10 — Subsequent Events:

The Company has evaluated subsequent events through April 14, 2010, the date at which the financial statements were available to be issued, except for the matters discussed in Note 9 and Note 1 (Reverse Stock Split), which are as of December 22, 2010 and January 19, 2011, respectively.

In February and March 2010, the Company issued 8% senior convertible notes in connection with a private placement in the aggregate principal amount of $4,343,000 (the “2010 Notes”). The 2010 Notes mature on February 9, 2012. Upon the closing of a Qualified IPO (as defined below), the 2010 Notes plus any accrued but unpaid interest thereon will convert automatically into shares of the Company’s common stock at 70% of the price at which shares of common stock are sold in the Qualified IPO (the “IPO Price”), upon the terms and conditions on which such securities are issued in the Qualified IPO. The Company valued the beneficial conversion feature of the 2010 Notes at $1,861,000, which will be recorded as interest expense only if a Qualified IPO is completed.

The amount of the value of the beneficial conversion feature is not dependent upon the IPO Price. The number of shares to be issued upon conversion will be determined for (a) the principal amount of the 2010 Notes, (b) the accrued interest on such 2010 Notes and (c) the beneficial conversion amount when the IPO Price is established. However, pursuant to ASC Topic 470-20-25, the conversion of the 2010 Notes and, therefore, the recording of the beneficial conversion feature, are contingent upon the completion of a “Qualified IPO”. The value of the beneficial conversion feature for the 2010 Notes was determined based on the amount of the 2010 Notes and the discount at which such 2010 Notes convert, contingent on the occurrence of certain events (including an initial public offering), into common stock. Upon conversion of the 2010 Notes, the Company will record as interest expense a beneficial conversion charge of $1,861,000 for the principal amount of the 2010 Notes plus an additional beneficial conversion charge for the accrued interest on the 2010 Notes through the date of conversion. Specifically, the beneficial conversion feature calculation is as follows:

Principal amount of 2010 Notes	$4,343,000
Divided by percentage of IPO Price at which 2010 Notes convert to common stock	70%
Aggregate value to investors	6,204,000
Less principal amount of 2010 Notes	4,343,000
Amount of beneficial conversion feature	$1,861,000

For purposes hereof, “Qualified IPO” means the consummation of an initial public offering by the Company of equity securities resulting in aggregate gross cash proceeds (before commissions or other expenses) to the Company of at least $10,000,000. Each 2010 Noteholder also holds a warrant to purchase a number of shares of the Company’s common stock equal to 70% of the principal amount of the 2010 Notes purchased by it divided by the IPO Price at a per share exercise price equal to the exercise price of the warrants issued in the Qualified IPO, subject to adjustment. Each of these warrants will expire and no longer be exercisable on February 9, 2015. Notwithstanding the foregoing, if a Qualified IPO does not occur on or before February 9, 2012, then each warrant will be exercisable for that number of shares of the Company’s common stock equal to 70% of the principal amount of the 2010 Note purchased by the original holder divided by $ 48 .00, at a per share exercise price of $ 48 .00. In the event of a sale of the Company (whether my merger, consolidation, sale or transfer of the Company’s capital stock or assets or otherwise) prior to, but not in connection with, a Qualified IPO, each of these warrants will terminate 90 days following such sale and the warrants shall continue to be exercisable pursuant to its terms during such 90-day period.

Lindsay A. Rosenwald, M.D., a significant stockholder of the Company and a related party, purchased $500,000 in aggregate principal amount of 2010 Notes and related warrants in this offering. In addition, a 2010 Note and related warrant in the aggregate principal amount of $1,000,000 were issued to PBS for the cancellation of certain debt, discussed above. (See Note 3).

IASO PHARMA INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

In connection with the offering of the 2010 Notes and related warrants, Maxim Group LLC (“Maxim”) and the Company entered into a placement agency agreement dated October 13, 2009, as amended on February 8, 2010, pursuant to which the Company paid Maxim cash commissions of $351,730 for its services.

The Company also granted Maxim the right of first negotiation to co-manage any public underwriting or private placement of debt or equity securities, subject to customary exclusions, of the Company or any subsidiary or successor of the Company, receiving the right to underwrite or place a minimum of 50% of the securities to be sold therein, until eighteen months after completion of the offering of the 2010 Notes and related warrants.

4,000,000 Shares of Common Stock

PROSPECTUS

Ladenburg Thalmann & Co. Inc.                                                                       Maxim Group LLC

                        , 2011

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses (other than selling commissions and other fees to be paid to the underwriters) which will be paid by the Registrant in connection with the issuance and distribution of the securities being registered. With the exception of the SEC registration fee and the FINRA filing fee, all amounts shown are estimates.

SEC registration fee	$2,747
FINRA filing fee	2,500
NYSE Amex listing fee and expenses	60,000
Printing and engraving expenses	200,000
Legal fees and expenses	650,000
Accounting fees and expenses	200,000
Transfer Agent and Registrar fees and expenses	5,000
Miscellaneous	79,753
Total	$1,200,000

Item 14. Indemnification of Directors and Officers.

The amended and restated certificate of incorporation of the Registrant to be effective upon the completion of the offering described in the prospectus filed herewith will provide that the Registrant will indemnify, to the extent permitted by the DGCL, any person whom it may indemnify thereunder, including directors, officers, employees and agents of the Registrant. In addition, the Registrant’s amended and restated certificate of incorporation will eliminate, to the extent permitted by the DGCL, personal liability of directors to the Registrant and its stockholders for monetary damages for breach of fiduciary duty.

The Registrant’s authority to indemnify its directors and officers is governed by the provisions of Section 145 of the DGCL, as follows:

(a)    A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)    A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)    To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)    Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)    Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)    The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)    A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)    For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)    For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)    The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)    The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Pursuant to the Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement, the Registrant will agree to indemnify the Underwriters and the Underwriters will agree to indemnify the Registrant and its directors, officers and controlling persons against certain civil liabilities that may be incurred in connection with the offering, including certain liabilities under the Securities Act.

The Registrant will enter into indemnification agreements with each of its directors after the completion of the offering, whereby it will agree to indemnify each director and officer from and against any and all judgments, fines, penalties, excise taxes and amounts paid in settlement or incurred by such director or officer for or as a result of action taken or not taken while such director was acting in his capacity as a director or executive officer of the Registrant.

Item 15. Recent Sales of Unregistered Securities.

During the past three years, the following securities were sold by the Registrant without registration under the Securities Act of 1933, as amended (the “Securities Act”). All certificates representing the securities described herein and currently outstanding have been appropriately legended. The securities described below were deemed exempt from registration under the Securities Act in reliance upon Section 4(2), Regulation D or Regulation S of the Securities Act. There were no underwriters employed in connection with any of the transactions set forth in this Item 15. All of these securities, to the extent not included in this registration statement, are deemed restricted securities for purposes of the Securities Act. The terms of these securities are discussed in greater detail in the section of the prospectus entitled “Description of Capital Stock.”

1.	On December 1, 2006, we issued the PBS Note. Pursuant to the PBS Note, we borrowed an aggregate principal amount of $1,282,205 from December 1, 2006 through September 30, 2010.

2.	On December 1, 2006, we issued the Family Trusts Note. Pursuant to the Family Trusts Note, we borrowed an aggregate principal amount of $660,000 from December 1, 2006 through September 30, 2010.

3.	During March and April 2007, we issued 93,328 shares of common stock to our founders for $4,480, or $. 048 per share, including 6,445 shares to Matthew A. Wikler, MD, our President and Chief Executive Officer, 859 shares to James Rock, our Director of New Product Development, 2,083 shares to Lindsay A. Rosenwald, MD, 2,083 shares to the Family Trusts, and 44,356 shares to certain employees and affiliates of Paramount BioSciences, LLC.

4.	In September 2007, we issued to Robert Feldman, a former employee of Paramount, as compensation for certain services provided in connection with the in-licensing of certain of our product candidates, the Feldman Consultant Warrant, which is currently exercisable for 6,250 shares of common stock at a per share exercise price of $ 45.60 .

5.	In December 2007, we issued the 10% Notes, in the aggregate principal amount of $4,340,000, to 23 accredited investors.

6.	In December 2007, we issued to Paramount, in partial compensation for its services in connection with the offering of the 10% Notes, the Placement Agent Warrant, which is currently exercisable for 9,042 shares of common stock at a per share exercise price of $ 48.00 .

7.	On December 18, 2008, we issued the Capretti Note. Pursuant to the Capretti Note, we borrowed an aggregate principal amount of $50,000 from December 18, 2008 through September 30, 2010.

8.	On each of January 15, 2009 and June 24, 2009, respectively, we issued the PCP Notes, in the aggregate principal amount of $2,875,000, and the PCP Warrants, to PCP.

9.	In February and March 2010, we issued the 8% Notes, in the aggregate principal amount of $3,343,000, and the 8% Noteholder Warrants, to 45 accredited investors, including Lindsay A. Rosenwald, M.D., the Chairman, Chief Executive Officer and sole stockholder of Paramount BioCapital, Inc., a FINRA-registered broker-dealer. In addition, pursuant to the terms of the PBS Note, $1,000,000 of the principal amount outstanding under the PBS Note converted into an 8% Note in February 2010 in connection with the 8% Notes financing and PBS received a corresponding 8% Noteholder Warrant.

10.	In May 2010, we granted Timothy Hofer, our Corporate Secretary, as compensation for his services under his consulting agreement, a ten-year warrant to purchase 2,083 shares of our common stock, subject to adjustment.

Item 16. Exhibits and Financial Statements.

(a)	Exhibits:

Number	Description of Exhibit
1.1	Form of Underwriting Agreement. *
3.1	Certificate of Incorporation.**
3.2	Certificate of Amendment of Certificate of Incorporation.**
3.3	By-laws.**
3.4	Certificate of Amendment of Certificate of Incorporation, dated January 19, 2011.
3. 5	Form of Amended and Restated Certificate of Incorporation, to be effective upon the completion of the offering.
3. 6	Form of Amended and Restated By-laws, to be effective upon the completion of the offering.
4.1	Specimen common stock certificate.
4.2	Form of underwriter’s warrant. *
4.3	Form of Note Purchase Agreement for 10% Notes (filed as Exhibit 4.6 to the Registrant’s Registration Statement on Form S-1 filed on April 15, 2010) . **
4.4	Form of 10% Note (filed as Exhibit 4.7 to the Registrant’s Registration Statement on Form S-1 filed on April 15, 2010) . **
4.5
Note and Warrant Purchase Agreement, dated as of January 15, 2009, between the Registrant and Paramount Credit Partners, LLC (filed as Exhibit 4.8 to the Registrant’s Registration Statement on Form S-1 filed on April 15, 2010) . **

4.6	10% Senior Promissory Note, dated January 15, 2009, issued to Paramount Credit Partners, LLC (filed as Exhibit 4.9 to the Registrant’s Registration Statement on Form S-1 filed on April 15, 2010) . **
4.7	Common Stock Warrant, dated January 15, 2009, issued to Paramount Credit Partners, LLC (filed as Exhibit 4.10 to the Registrant’s Registration Statement on Form S-1 filed on April 15, 2010) . **

Number	Description of Exhibit
4.8
Note and Warrant Purchase Agreement, dated as of June 24, 2009, between the Registrant and Paramount Credit Partners, LLC (filed as Exhibit 4.11 to the Registrant’s Registration Statement on Form S-1 filed on April 15, 2010) . **

4.9	10% Senior Promissory Note, dated June 24, 2009, issued to Paramount Credit Partners, LLC (filed as Exhibit 4.12 to the Registrant’s Registration Statement on Form S-1 filed on April 15, 2010) . **
4.10	Common Stock Warrant, dated June 24, 2009, issued to Paramount Credit Partners, LLC (filed as Exhibit 4.13 to the Registrant’s Registration Statement on Form S-1 filed on April 15, 2010) . **
4.11
Amended and Restated Future Advance Promissory Note, dated September 30, 2009, issued to Paramount Biosciences, LLC (filed as Exhibit 4.14 to the Registrant’s Registration Statement on Form S-1 filed on April 15, 2010) . **

4.12
Amended and Restated Future Advance Promissory Note, dated September 30, 2009, issued to The Lindsay A. Rosenwald 2000 Family Trusts Dated December 15, 2000 (filed as Exhibit 4.15 to the Registrant’s Registration Statement on Form S-1 filed on April 15, 2010) . **

4.13
Amended and Restated Future Advance Promissory Note, dated September 30, 2009, issued to Capretti Grandi, LLC (filed as Exhibit 4.16 to the Registrant’s Registration Statement on Form S-1 filed on April 15, 2010) . **

4.14	Form of Note and Warrant Purchase Agreement for 8% Notes (filed as Exhibit 4.17 to the Registrant’s Registration Statement on Form S-1 filed on April 15, 2010) . **
4.15	Form of 8% Note (filed as Exhibit 4.18 to the Registrant’s Registration Statement on Form S-1 filed on April 15, 2010) . **
4.16	Form of 8% Warrant (filed as Exhibit 4.19 to the Registrant’s Registration Statement on Form S-1 filed on April 15, 2010) . **
4.17	Placement Agent Warrant (filed as Exhibit 4.20 to the Registrant’s Registration Statement on Form S-1 filed on April 15, 2010) . **
4.18	Feldman Consultant Warrant (filed as Exhibit 4.21 to the Registrant’s Registration Statement on Form S-1 filed on April 15, 2010) . **
4.19	Hofer Consultant Warrant (filed as Exhibit 4.22 to the Registrant’s Registration Statement on Form S-1 filed on April 15, 2010) . **
4.20	10% Note Extension Agreement, dated September 16, 2010, between the Registrant and the noteholders listed on the signature pages thereto. **
4.21	PBS Note Extension Agreement, dated as of September 16, 2010, between the Registrant and PBS. **
4.22	Family Trusts Note Extension Agreement, dated as of September 16, 2010, between the Registrant and the Family Trusts. **
4.23	Capretti Note Extension Agreement, dated as of September 16, 2010, between the Registrant and Capretti. **
4.24	Hofer Consultant Warrant Amendment Agreement, dated as of September 16, 2010, between the Registrant and Timothy Hofer. **
4.25	10% Notes Amendment Agreement, dated December 23, 2010, between the Registrant and the noteholders listed on the signature pages thereto. **
4.26	8% Notes Amendment Agreement, dated December 23, 2010, between the Registrant and the noteholders listed on the signature pages thereto. **
4.27	PBS Note Amendment Agreement, dated December 23, 2010, between the Registrant and PBS. **
4.28	Family Trusts Note Amendment Agreement, dated December 23, 2010, between the Registrant and the Family Trusts. **
4.29	Capretti Note Amendment Agreement, dated December 23, 2010, between the Registrant and Capretti. **
4.30	Hofer Consultant Warrant Amendment Agreement, dated as of December 23, 2010, between the Registrant and Timothy Hofer. **
4.31	PCP Notes Amendment Agreement, dated December 23, 2010, between the Registrant and PCP. **
5.1	Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP. *

Number	Description of Exhibit
10.1	License Agreement, dated as of June 12, 2007, between Dong Wha Pharm. Ind. Co. Ltd. and the Registrant.‡
10.2	Amendment No. 1, effective as of April 22, 2008, to License Agreement, dated as of June 12, 2007, between Dong Wha Pharm. Ind. Co. Ltd. and the Registrant.‡**
10.3	License Agreement, dated as of June 12, 2007, between UCB Celltech and the Registrant.‡ **
10.4	Non-Exclusive Patent License Agreement, effective as of November 4, 2009, by and between the Registrant and Merck Sharp & Dohme Corp.‡ **
10.5	Exclusive Sublicense Agreement, effective as of July 10, 2007, by and between Santee Biosciences, Inc. and the Registrant.‡ **
10.6	Amended and Restated 2007 Stock Incentive Plan.
10.7	Employment Agreement, effective as of February 28, 2010, by and between the Registrant and Matthew A. Wikler, M.D.**
10.8	Employment Agreement, dated as of January 19, 2007, by and between the Registrant and James Rock.**
10.9	Amendment, dated August 18, 2008, to Employment Agreement, dated as of January 19, 2007, by and between the Registrant and James Rock.**
10.10	Employment Agreement, dated May 17, 2007, by and between the Registrant and Mark Lotz.**
10.11	Employment Agreement, effective as of July 12, 2010, by and between the Registrant and James W. Klingler. **
10.12	Amendment No. 2, effective as of November 4, 2010, to License Agreement, dated as of June 12, 2007, between Dong Wha Pharm. Ind. Co. Ltd. and the Registrant. **
10.13	Demand TD Promissory Note, dated November 5, 2010, issued to Israel Discount Bank of New York. **
10.14	First Amendment, dated as of December 23, 2010, to Demand TD Promissory Note, dated November 5, 2010, issued to Israel Discount Bank of New York. **
10.15	Amendment No. 1, dated as of December 22, 2010, to Employment Agreement, effective as of February 28, 2010, by and between the Registrant and Matthew A. Wikler, M.D. **
10.16	Amendment No. 1, dated as of December 22, 2010, to Employment Agreement, effective as of July 12, 2010, by and between the Registrant and James W. Klingler. **
10.17	Form of Indemnification Agreement between the Company and each of its directors and executive officers.
23.1	Consent of J.H. Cohn LLP.
23.2	Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP (included in Exhibit 5.1). *
24.1	Powers of Attorney . **

*	To be filed by amendment.

**	Previously filed.

‡	Confidential treatment has been requested for portions of this document. The omitted portions of this document have been filed separately with the SEC.

Item 17. Undertakings.

(a)  The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)  The undersigned registrant hereby undertakes that:

(1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on the 21st day of January, 2011 .

IASO PHARMA INC.

By:	/s/ Matthew A. Wikler Name: Matthew A. Wikler Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Matthew A. Wikler Matthew A. Wikler	President, Chief Executive Officer and Director (Principal Executive Officer)	January 21, 2011

/s/ James W. Klingler James W. Klingler	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	January 21, 2011

* J. Jay Lobell	Director	January 21, 2011

* Jai Jun (Matthew) Choung	Director	January 21, 2011

* Michael L. Corrado	Director	January 21, 2011

* Gary G. Gemignani	Director	January 21, 2011

* Michael Rice	Director	January 21, 2011

*By: /s/ Matthew A. Wikler Matthew A. Wikler Attorney-in-Fact

EXHIBIT INDEX

Number	Description of Exhibit
1.1	Form of Underwriting Agreement. *
3.1	Certificate of Incorporation.**
3.2	Certificate of Amendment of Certificate of Incorporation.**
3.3	By-laws.**
3.4	Certificate of Amendment of Certificate of Incorporation, dated January 19, 2011.
3. 5	Form of Amended and Restated Certificate of Incorporation, to be effective upon the completion of the offering.
3. 6	Form of Amended and Restated By-laws, to be effective upon the completion of the offering.
4.1	Specimen common stock certificate.
4.2	Form of underwriter’s warrant. *
4.3	Form of Note Purchase Agreement for 10% Notes (filed as Exhibit 4.6 to the Registrant’s Registration Statement on Form S-1 filed on April 15, 2010) . **
4.4	Form of 10% Note (filed as Exhibit 4.7 to the Registrant’s Registration Statement on Form S-1 filed on April 15, 2010) . **
4.5
Note and Warrant Purchase Agreement, dated as of January 15, 2009, between the Registrant and Paramount Credit Partners, LLC (filed as Exhibit 4.8 to the Registrant’s Registration Statement on Form S-1 filed on April 15, 2010) . **

4.6	10% Senior Promissory Note, dated January 15, 2009, issued to Paramount Credit Partners, LLC (filed as Exhibit 4.9 to the Registrant’s Registration Statement on Form S-1 filed on April 15, 2010) . **
4.7	Common Stock Warrant, dated January 15, 2009, issued to Paramount Credit Partners, LLC (filed as Exhibit 4.10 to the Registrant’s Registration Statement on Form S-1 filed on April 15, 2010) . **
4.8
Note and Warrant Purchase Agreement, dated as of June 24, 2009, between the Registrant and Paramount Credit Partners, LLC (filed as Exhibit 4.11 to the Registrant’s Registration Statement on Form S-1 filed on April 15, 2010) . **

4.9	10% Senior Promissory Note, dated June 24, 2009, issued to Paramount Credit Partners, LLC (filed as Exhibit 4.12 to the Registrant’s Registration Statement on Form S-1 filed on April 15, 2010) . **
4.10	Common Stock Warrant, dated June 24, 2009, issued to Paramount Credit Partners, LLC (filed as Exhibit 4.13 to the Registrant’s Registration Statement on Form S-1 filed on April 15, 2010) . **
4.11
Amended and Restated Future Advance Promissory Note, dated September 30, 2009, issued to Paramount Biosciences, LLC (filed as Exhibit 4.14 to the Registrant’s Registration Statement on Form S-1 filed on April 15, 2010) . **

4.12
Amended and Restated Future Advance Promissory Note, dated September 30, 2009, issued to The Lindsay A. Rosenwald 2000 Family Trusts Dated December 15, 2000 (filed as Exhibit 4.15 to the Registrant’s Registration Statement on Form S-1 filed on April 15, 2010) . **

4.13
Amended and Restated Future Advance Promissory Note, dated September 30, 2009, issued to Capretti Grandi, LLC (filed as Exhibit 4.16 to the Registrant’s Registration Statement on Form S-1 filed on April 15, 2010) . **

4.14	Form of Note and Warrant Purchase Agreement for 8% Notes (filed as Exhibit 4.17 to the Registrant’s Registration Statement on Form S-1 filed on April 15, 2010) . **
4.15	Form of 8% Note (filed as Exhibit 4.18 to the Registrant’s Registration Statement on Form S-1 filed on April 15, 2010) . **
4.16	Form of 8% Warrant (filed as Exhibit 4.19 to the Registrant’s Registration Statement on Form S-1 filed on April 15, 2010) . **
4.17	Placement Agent Warrant (filed as Exhibit 4.20 to the Registrant’s Registration Statement on Form S-1 filed on April 15, 2010) . **

Number	Description of Exhibit
4.18	Feldman Consultant Warrant (filed as Exhibit 4.21 to the Registrant’s Registration Statement on Form S-1 filed on April 15, 2010) . **
4.19	Hofer Consultant Warrant (filed as Exhibit 4.22 to the Registrant’s Registration Statement on Form S-1 filed on April 15, 2010) . **
4.20	10% Note Extension Agreement, dated September 16, 2010, between the Registrant and the noteholders listed on the signature pages thereto. **
4.21	PBS Note Extension Agreement, dated as of September 16, 2010, between the Registrant and PBS. **
4.22	Family Trusts Note Extension Agreement, dated as of September 16, 2010, between the Registrant and the Family Trusts. **
4.23	Capretti Note Extension Agreement, dated as of September 16, 2010, between the Registrant and Capretti. **
4.24	Hofer Consultant Warrant Amendment Agreement, dated as of September 16, 2010, between the Registrant and Timothy Hofer. **
4.25	10% Notes Amendment Agreement, dated December 23, 2010, between the Registrant and the noteholders listed on the signature pages thereto. **
4.26	8% Notes Amendment Agreement, dated December 23, 2010, between the Registrant and the noteholders listed on the signature pages thereto. **
4.27	PBS Note Amendment Agreement, dated December 23, 2010, between the Registrant and PBS. **
4.28	Family Trusts Note Amendment Agreement, dated December 23, 2010, between the Registrant and the Family Trusts. **
4.29	Capretti Note Amendment Agreement, dated December 23, 2010, between the Registrant and Capretti. **
4.30	Hofer Consultant Warrant Amendment Agreement, dated as of December 23, 2010, between the Registrant and Timothy Hofer. **
4.31	PCP Notes Amendment Agreement, dated December 23, 2010, between the Registrant and PCP. **
5.1	Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP. *
10.1	License Agreement, dated as of June 12, 2007, between Dong Wha Pharm. Ind. Co. Ltd. and the Registrant.‡
10.2	Amendment No. 1, effective as of April 22, 2008, to License Agreement, dated as of June 12, 2007, between Dong Wha Pharm. Ind. Co. Ltd. and the Registrant.‡**
10.3	License Agreement, dated as of June 12, 2007, between UCB Celltech and the Registrant.‡ **
10.4	Non-Exclusive Patent License Agreement, effective as of November 4, 2009, by and between the Registrant and Merck Sharp & Dohme Corp.‡ **
10.5	Exclusive Sublicense Agreement, effective as of July 10, 2007, by and between Santee Biosciences, Inc. and the Registrant.‡ **
10.6	Amended and Restated 2007 Stock Incentive Plan.
10.7	Employment Agreement, effective as of February 28, 2010, by and between the Registrant and Matthew A. Wikler, M.D.**
10.8	Employment Agreement, dated as of January 19, 2007, by and between the Registrant and James Rock.**
10.9	Amendment, dated August 18, 2008, to Employment Agreement, dated as of January 19, 2007, by and between the Registrant and James Rock.**
10.10	Employment Agreement, dated May 17, 2007, by and between the Registrant and Mark Lotz.**
10.11	Employment Agreement, effective as of July 12, 2010, by and between the Registrant and James W. Klingler. **
10.12	Amendment No. 2, effective as of November 4, 2010, to License Agreement, dated as of June 12, 2007, between Dong Wha Pharm. Ind. Co. Ltd. and the Registrant. **

Number	Description of Exhibit
10.13	Demand TD Promissory Note, dated November 5, 2010, issued to Israel Discount Bank of New York. **
10.14	First Amendment, dated as of December 23, 2010, to Demand TD Promissory Note, dated November 5, 2010, issued to Israel Discount Bank of New York. **
10.15	Amendment No. 1, dated as of December 22, 2010, to Employment Agreement, effective as of February 28, 2010, by and between the Registrant and Matthew A. Wikler, M.D. **
10.16	Amendment No. 1, dated as of December 22, 2010, to Employment Agreement, effective as of July 12, 2010, by and between the Registrant and James W. Klingler. **
10.17	Form of Indemnification Agreement between the Company and each of its directors and executive officers.
23.1	Consent of J.H. Cohn LLP.
23.2	Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP (included in Exhibit 5.1). *
24.1	Powers of Attorney . **

*	To be filed by amendment.

**	Previously filed.

‡	Confidential treatment has been requested for portions of this document. The omitted portions of this document have been filed separately with the SEC.